As filed with the Securities and Exchange Commission on February 4, 2004
                           Registration No. 333-60574

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              ---------------------

                        PRE-EFFECTIVE AMENDMENT NO. 9 TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                                 NCT GROUP, INC.
                                 ---------------
               (Exact name of Registrant as specified in Charter)

    Delaware                                                      59-2501025
(State or Other Jurisdiction                                  (I.R.S. Employer
Of Incorporation or                                          Identification No.)
Organization)

                 20 Ketchum Street, Westport, Connecticut 06880
                                 (203) 226-4447
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                                  CY E. HAMMOND
                 SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                 20 KETCHUM STREET, WESTPORT, CONNECTICUT 06880
                                 (203) 226-4447
     (Name and Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



                                          PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF SHARES TO BE    AMOUNT TO BE      OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
    REGISTERED           REGISTERED(1)        PER UNIT              PRICE           REGISTRATION FEE
    ----------           ------------         --------              ------          ----------------

   COMMON STOCK         2,000,000 SHARES    $0.0535  (1)         $107,000  (1)           $9  (1)

   COMMON STOCK         8,803,532 SHARES    $0.049   (2)         $431,373  (2)           $55 (2)
                        ---------                                 -------                 --

                       10,803,532 SHARES                         $538,373                $64
                       ==========                                 =======                 ==


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the average of the high and low prices for the common stock on the NASD OTC Bulletin Board on September 8, 2003. NCT paid the fee noted above on various dates including on May 8, 2001, October 30, 2001 and June 6, 2003 in connection with the filing of this registration statement.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the average of the high and low prices for the common stock on the NASD OTC Bulletin Board on February 2, 2004. NCT paid the fee noted above on various dates including on May 8, 2001, October 30, 2001 and June 6, 2003 in connection with the filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

                                   PROSPECTUS

                                 NCT GROUP, INC.

      10,803,532 shares of common stock for resale by selling stockholders

                ------------------------------------------------

     Two stockholders of NCT Group, Inc. are offering 10,803,532 shares of our common stock for sale at prevailing market prices. Our common stock currently trades under the symbol "NCTI" on the NASD OTC Bulletin Board. The closing bid price for our common stock on February 2, 2004 was $0.049. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                ------------------------------------------------

  Investing in the common stock involves risks. See "Risk Factors" on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and neither NCT nor the selling stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is February 4, 2004.

                                TABLE OF CONTENTS

                                                                          PAGE

     Prospectus Summary                                                        1
     About NCT Group, Inc.                                                     1
     Risk Factors                                                              2
     Special Note Regarding Forward Looking Statements                        15
     Use of Proceeds                                                          16
     Selling Stockholders                                                     16
     Plan of Distribution                                                     17
     Description of Our Securities                                            18
     Interests of Named Experts and Counsel                                   20
     Business                                                                 21
     Properties                                                               46
     Legal Proceedings                                                        46
     Market Price of Common Equity                                            52
     Selected Financial Data                                                  58
     Management's Discussion and Analysis                                     61
     Changes in and Disagreements with Accountants                            78
     Directors and Executive Officers                                         79
     Executive Compensation                                                   82
     Security Ownership of Certain Beneficial Owners and Management           86
     Certain Relationships and Related Transactions                           90
     Consolidated Financial Statement Index                                  110


                                 ---------------

In deciding to buy our common stock, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                               PROSPECTUS SUMMARY

     This summary section briefly describes the key aspects of both NCT Group, Inc. and the offering covered by this prospectus. This section is a summary only and refers to more specific and comprehensive information found elsewhere in this prospectus. You should read the entire prospectus carefully.

     Whenever possible, we have provided explanations of our technologies so that they are understandable within the context. Also note that market data presented in this prospectus are based on management's estimates, primarily in reliance on third-party sources. Management believes these estimates are reasonable and that this market data is accurate and complete in all material respects.

ABOUT NCT GROUP, INC.

     NCT Group, Inc. designs products and develops and licenses technologies based upon its portfolio of patents and related rights and extensive know-how and non-patented technologies. As used in this prospectus, "we," "our," "us," "company" and "NCT" refer to NCT Group, Inc. and its subsidiaries, unless the context requires otherwise. Our technologies allow us to develop products, services and applications that we market to various industries. In addition, we market our technologies through licensing to third parties for fees and royalties.

     NCT operates in three segments: communications, media and technology. Please refer to the chart of our subsidiaries on page 20, organized by our operating segments. Each of the operating segments is targeted to the commercialization of its own products in specific markets. Product offerings of our communications segment include: our communications, consumer and industrial headsets; ClearSpeech(R) microphones, speakers, and a suite of noise and echo cancellation algorithms; an aircraft cabin quieting system; and Artera Turbo Internet speed enhancement service. Product offerings of our media segment include Sight & Sound(R) place-based audio and billboard media and Gekko(TM)
flat speakers, prints and subwoofers. Our technology segment provides Java(TM)-language based microprocessor cores.

     We sell ownership interests in NCT and our subsidiaries to acquire assets and funds needed to operate our ventures. As of the date hereof, no offerings are currently being undertaken for our subsidiaries other than pending offerings for our subsidiaries, Pro Tech Communications, Inc. and Artera Group, Inc. We have committed to issue more shares of NCT common stock than we have authorized. Our authorized number of shares of common stock is 645 million. As of February 2, 2004, we have approximately 642 million shares of common stock issued and outstanding. The number of additional shares that we have committed to issue is partly a function of the price of our common stock because the number of shares issuable under several of our agreements varies with the market price. Please refer to our "Risk Factors" for a description of the commitments we have made to issue additional shares of our common stock (including the risk factor "We may experience possible future dilution from the exercise of outstanding options, warrants, convertible securities and exchange rights"). We will seek stockholder approval of an increase in authorized shares at our next shareholder meeting which we anticipate will be held approximately three months after effectiveness of this registration statement.

     Our strategy is to leverage our existing base of proprietary technology by licensing it and developing new products, services and applications. We continue to establish distribution channels and strive to increase consumer awareness of our products, services, applications and technologies. At the same time, we continue to strive to lower the cost of our products and services and enhance their technological performance. Managing our key licensing and customer relationships is critical to our strategy.

     Please refer to "Selected Financial Data" for summary consolidated financial information that is derived from our historical financial statements. Our operating revenue consists of technology licensing fees and royalties, product sales, advertising, and engineering and development services. For the five years ended December 31, 2002, our revenue consisted of 59.3% in technology licensing fees and royalties, 33.0% in product sales, 2.9% in advertising and 4.8% in engineering and development services. For the year ended December 31, 2002, our operating revenue consisted of approximately 61.4% in technology licensing fees and royalties, 36.8% in product sales, 1.4% in advertising and 0.4% in engineering and development services. For the nine months ended September 30, 2003, our operating revenue consisted of approximately 59.1% in technology licensing fees and royalties, 38.6% in product sales, 1.6% in advertising and 0.7% in engineering and development services. Our technology licensing fees and royalties revenue for the five years ended December 31, 2002 includes approximately $2.1 million for licenses sold by our media segment that we subsequently agreed (or agreed in principle) to repurchase for an aggregate cost of approximately $28.5 million, net of $2.7 million reduction of deferred revenue ($19.3 million, net, recorded in 2001 and $9.2 million in 2002). Currently, we have no intention to reacquire any other licenses. Most of our licensing revenue is attributable to one-time events without substantial ongoing royalties, although, the possibility of subsequent royalties is generally provided for under our licenses. From time to time, we receive licensing fees and royalties as marketable securities rather than cash. In such cases, we may be unable to realize the stated value of the securities in cash, thus leading to substantial asset write-down losses, and to the extent the related licensing fee had been deferred, no additional cash would be realized upon the subsequent recognition of revenue.

     Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Since its inception, NCT has incurred substantial losses from operations; such losses cumulatively amounted to $276.6 million through September 30, 2003. We are in default on $10.6 million of existing obligations as of September 30, 2003. We have been substantially dependent upon loans from a shareholder and an accredited investor (Carole Salkind) in 2002 and 2003 to sustain our operations and have a history of defaulting on repayment of such loans. As of September 30, 2003, creditors have obtained court judgments in excess of $2.3 million against us. Consequently, it may be more difficult for NCT and its subsidiaries to continue in business and to continue conducting its business in the manner conducted historically.

     Our principal executive office is located at 20 Ketchum Street, Westport, Connecticut 06880. The telephone number is (203) 226-4447.

                                  RISK FACTORS

     The shares of common stock covered by this prospectus represent a speculative investment and entail elements of risk. Investors should carefully consider the following risk factors before making a decision to invest in our common stock. Investors also should examine all of the other information set forth in this prospectus or incorporated by reference into this prospectus.

We do not believe we have, and we are unsure whether we will be able to generate or raise, sufficient funds to sustain us through the next six months.

     As of September 30, 2003, NCT had $0.5 million in cash and cash equivalents compared to $0.8 million at December 31, 2002. We had a working capital deficiency of $57.1 million at September 30, 2003 compared to a working capital deficiency of $51.4 million at December 31, 2002. Management believes that currently available funds will not be sufficient to sustain us at present levels through June 2004, although management believes that we can operate at current levels for a period of time that may range from three months to one year and such period is impacted by factors such as the overall condition of the market as it relates to the liquidity of marketable securities held by NCT and the execution of licensing agreements and the receipt of any one of several, possible technology licensing fees.

     We have been primarily dependent upon funding from Carole Salkind to sustain our operations during 2002 and 2003, and as of October 31, 2003, owe her approximately $28.7 million. Please also refer to the section entitled "Certain Relationships and Related Transactions." Although we do not have a formal agreement requiring her to do so, we believe that Carole Salkind will continue to provide funds to NCT. Our belief that funding from her will continue is based primarily upon her continued funding of NCT during 2002 and 2003 despite NCT's failure to repay her notes as the notes matured. Commencing January 2001, upon the maturity of Ms. Salkind's initial note to NCT dated January 1999, NCT has established a history of defaulting on the repayment of obligations owed to Carole Salkind as such obligations become due. Ms. Salkind has allowed NCT to roll-over maturing notes, along with accrued interest and a default penalty (10% of the principal in default), into new notes that generally mature from six months to one year from the date of the rolled-over note. In addition to the financing provided by rolling over maturing notes, Ms. Salkind has continued to provide NCT with new funds. From time to time, NCT has obtained oral assurances that Ms. Salkind will continue funding NCT. However, NCT has no legally binding assurance that Ms. Salkind will continue funding NCT in the near-term or that the amount, timing and duration of funding from her will be adequate to sustain NCT. In the long-term, our ability to continue as a going concern is dependent on funding from our revenue sources:

     o    technology licensing fees and royalties;
     o    product sales;
     o    advertising/media; and
     o    engineering and development services.

     The ability of any or all of these revenue sources to generate cash inflows is presently uncertain. We cannot give any assurance that we will be able to generate sufficient cash from the revenue sources outlined above. Historically, our operations have not been successful in the internal generation of sufficient cash to cover our costs. In the event that our operating activities do not generate sufficient cash, management believes that we would have to cut back our level of operations or raise additional working capital. In the event that we cut back our operations, those reductions could affect our relationships with our licensees, customers and suppliers. There is no assurance, however, that such capital could be raised. Historically, our management has been successful in raising sufficient financing from external sources in adequate time to meet our critical needs.

Our independent auditors issued a report for the year ended December 31, 2002 that contained a "going concern" paragraph that may affect our ability to raise additional capital on favorable terms.

     Our independent auditors issued a report on their audit of our consolidated financial statements as of and for the year ended December 31, 2002. Their report stated that NCT's cash flows have been absorbed in operating activities and NCT has incurred net losses from inception, has a working capital deficiency and is in default of certain convertible notes payable. In the event that funding from internal sources or from public or private financing is insufficient to fund the business at current levels, we will have to substantially cut back our level of spending which could substantially curtail our operations. The auditors concluded that these factors raise substantial doubt about our ability to continue as a going concern. The auditors' conclusion may affect our ability to raise additional capital, and may also affect our relationships with suppliers and customers. Investors should carefully read the auditors' report and examine our financial statements.

We have been unable to repay our indebtedness as it becomes due.

     To date as our debt matures, we have been generally unable to repay principal and interest due the holders of our debt. Typically, the interest rates on our debt increase upon our failure to repay principal when due, with rate increases ranging from 5% greater than the stated rate on the debt to 18% per annum. In addition, some of our debt imposes a default penalty of 10% of the principal in default upon our failure to repay indebtedness when due. Most of our indebtedness is convertible into shares of our common stock at the election of the holder and may be satisfied upon conversion by the holder. To date, in general, holders have not made a demand for cash repayment of the debt that has not been repaid. Our inability to repay our debt in cash generally as it matures may make it more difficult to raise new debt financing.

We are in default on an aggregate of $10.6 million of our indebtedness as of September 30, 2003.

     Due to our inability to repay indebtedness upon maturity, court judgments entered against us in excess of the amount permitted under covenants in our convertible notes and cross-default provisions, we are in default on $7.6 million of our convertible notes and $3.0 million of our notes payable as of September 30, 2003. Please refer to the section "Management's Discussion and Analysis - Liquidity and Capital Resources" for more information about indebtedness in default. Because of the default, if the holders demand repayment, the repayment of the notes, along with applicable default interest and penalties, may be accelerated. In addition, some note holders may foreclose on our assets. Consequently, it may be difficult for us to continue in business if note holders demand payment or foreclose on substantially all of our assets. Further, interest accrues on the indebtedness in default at a default rate of interest ranging from 13% to 18% per annum. No actions for repayment or foreclosure have been initiated on our notes outstanding and in default as of September 30, 2003.

We have incurred operating losses since our inception and expect future losses for the foreseeable future.

     We have incurred substantial losses from operations since our inception. These losses have been recurring and amounted to $276.6 million on a cumulative basis through September 30, 2003. We have funded these losses primarily from the sale of our common stock, sale of securities convertible into our common stock and issuance of convertible debt.

     We incurred net losses of $77.7 million and $40.1 million for the years ended December 31, 2001 and 2002, respectively. Our loss for the nine months ended September 30, 2003 was approximately $17.0 million compared to approximately $31.1 million for the nine months ended September 30, 2002 (please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations"). Our operating losses are due to operating expenses that exceed our revenue recognized. The fiscal 2001 loss was attributable, in part, to various unusual charges, such as recording impairment of goodwill charges of $14.1 million (net of $2.1 million reduction in deferred revenue); costs to acquire shares of DMC New York, Inc. (representing repurchased licenses; please see discussion of acquisition of DMC NY below) and repurchase licenses from two licensees of $19.3 million (net of $2.7 million reduction in deferred revenue); $7.0 million other-than-temporary declines in value of available-for-sale securities; $2.3 million realized loss on sale of NXT plc stock; $2.3 million finance costs due to non-registration of shares; $1.5 million write down of investment in Top Source Automotive; $1.0 million reserve for notes receivable; $1.4 million warrant fair value adjustment; $6.1 million in interest expense; and $19.0 million in selling, general and administrative expenses. The 2001 selling, general and administrative expenses were approximately $7.6 million, or 66.4%, higher than the year ended December 31, 2000 due to higher compensation expenses, depreciation, amortization and other costs attributable to companies we acquired in the second half of 2000. The fiscal 2002 loss was attributable to a $9.2 million charge for the cost of purchasing the remaining 12,000 common shares of DMC New York, Inc.; $6.1 million finance costs due to non-registration of shares; $0.4 million in default penalties on debt; $7.7 million in interest expense; $0.9 million for losses on marketable securities and derivatives; $2.4 million for impairment of goodwill and other intangibles and $14.9 million in selling, general and administrative expenses which includes $4.7 million
consulting   expense   attributable   to  vested  options   granted  to  outside
consultants.

     To make a profit, NCT must independently and with its licensees successfully develop, manufacture and sell a sufficiently large volume of our products and services at positive contribution margins, as well as collect fees and royalties from licensing our proprietary technology. We can give no assurance, however, that future operations will be profitable enough to generate sufficient cash to fund such development, manufacture and sales or that we can generate or rely upon sufficient funding sources to meet our obligations.

We have limited revenue from the sale of our products and an unpredictable revenue stream from our technology licensing arrangements.

     Although we have actively marketed the sale of our products and licensing of our technologies, operating revenue since our inception in April 1986 has been limited and sporadic. For example, in the five years ended December 31, 2002, we have generated aggregate revenue of $41.2 million comprised of the following:

     o    $24.4 million from technology licensing fees and royalties;
     o    $13.6 million from the sale of products;
     o    $ 2.0 million from engineering and development services; and
     o    $ 1.2 million from advertising.

     Included in the technology licensing fees and royalties revenue that we have recognized, is an aggregate of approximately $2.1 million for Distributed Media Corporation licenses that we subsequently agreed to repurchase for an aggregate cost of approximately $28.5 million, net of $2.7 million reduction of deferred revenue ($19.3 million, net, recorded in 2001 and $9.2 million in 2002). We expect the scale of overhead expenses needed to support our sales levels will remain disproportionately high so that we will continue to incur operating losses and generate insufficient cash from operating activities.

     Despite the sale of products in a limited number of applications, significant further development will be necessary before many of our potential products will achieve expected commercial end-use applications and acceptance.

Our acquisition of shares of DMC New York, Inc. (representing repurchase of New York area licenses sold by our subsidiary, Distributed Media Corporation) and purchase of other Distributed Media Corporation licenses that we previously sold resulted in significant charges to our statements of operations in 2001 and 2002.

     In 2001, we incurred an aggregate charge of $19.3 million (net of $2.7 million reduction of deferred revenue) on our statement of operations due to our decision to acquire shares of DMC New York, Inc. ("DMC NY") and repurchase Distributed Media Corporation licenses from Brookepark Limited and Eagle Assets Limited. Prior to our decision to reacquire these licenses, we had recognized revenue for these Distributed Media Corporation licenses in the amounts of $850,000 in 1999; $1,055,545 in 2000; and $222,220 in 2001. At December 31,
2001, we had an aggregate $18.0 million liability for the purchase of 12,000 shares of DMC NY (representing 12 Distributed Media Corporation licenses) and repurchase of other Distributed Media Corporation licenses from two licensees (Brookepark and Eagle Assets). During 2001, we completed the purchase of 4,000 shares of DMC NY and accrued $14.0 million for the acquisition of the remaining 12,000 shares of DMC NY. We had planned to acquire the 12,000 remaining shares of DMC NY by putting shares of our common stock pursuant to our April 2001 private equity credit agreement. However, in 2002, we implemented and executed a new plan. Pursuant to a June 21, 2002 exchange agreement with Crammer Road LLC, we received 12,000 shares of DMC NY (and $120,000 in cash) in exchange for 1,800 shares of our series H convertible preferred stock which resulted in a charge, based upon the then fair market value of the underlying common stock, to our 2002 second quarter statement of operations in an amount of approximately $9.2 million. The 2002 charge was due to the discount (25%) available to Crammer Road upon conversion of the series H preferred stock for shares of our common stock and due to our exchange of $18 million stated value of series H preferred stock to Crammer Road compared to the $14 million purchase price we had committed to under the April 2001 private equity credit agreement. Other than the licenses outlined above, NCT has no current plan or intention to reacquire DMC licenses. As of February 2, 2004, we have not completed the purchase of DMC licenses held by Brookepark and Eagle Assets because the form of the consideration (debt or equity securities) to pay the purchase price has not been agreed upon by the parties.

We have substantial legal actions pending against us. A Connecticut court judgment of approximately $2.2 million has been entered against NCT and its subsidiary, Distributed Media Corporation and not yet settled. In addition, in a related Delaware case, the plaintiff seeks, among other things, the appointment of a receiver over the business and assets of NCT and DMC to facilitate collection of amounts due under the Connecticut judgment. Payment of the judgment would have a material adverse impact on our financial position.

     On January 17, 2002, a judgment in favor of Production Resource Group in a Connecticut legal action for $2 million plus related fees of approximately $200,000 (an aggregate of approximately $2.2 million) was entered against NCT and our subsidiary, Distributed Media Corporation. The legal action arose out of a series of agreements relating to equipment financing transactions among NCT, DMC and PRG, which agreements PRG alleged NCT and DMC had breached. (Because we have other suppliers to provide the services that PRG had provided to us, the loss of PRG as a supplier has had no impact on our ability to continue operations.) As of December 10, 2003, PRG had collected approximately $130,000 in NCT's and DMC's cash or cash equivalent assets, by attaching certain of the company's bank accounts and other collection efforts, which are continuing. PRG is also conducting post-judgment discovery regarding enforcement of the judgment and there is a PRG motion pending with the Connecticut court for an Order requiring NCT and DMC to turn over, for collection sales, debt and equity securities they hold (including equity in their subsidiaries) sufficient in amount to satisfy the Connecticut judgment. In addition, PRG has brought a legal action in Delaware seeking the appointment of a receiver for NCT and DMC. The receiver would have the power to facilitate collection and payment of amounts due to PRG from NCT and DMC under the Connecticut judgment, as well to administer the business and assets of NCT and DMC generally and, if appropriate, liquidate and wind up their affairs. In the Delaware action, PRG also seeks money damages from the Board of Directors and Chief Financial Officer of NCT in an aggregate amount at least equal to the amount of unpaid Connecticut judgment. NCT has agreed to indemnify its Board of Directors and Chief Financial Officer for this claim but has not yet confirmed insurance coverage for such indemnification. Payment of the outstanding Connecticut judgment amount would have a material adverse impact on our financial position. For additional information about this matter, see the section "Legal Proceedings."

The issuance of our common stock in settlement of legal claims against us has had an immediate dilutive effect on our existing common stockholders. Additional settlements of this nature would cause additional dilution and may depress our stock price.

     From time to time, we have used shares of our common stock to settle legal claims against us. Between January 1, 2000 and February 2, 2004, we issued an aggregate of 139.5 million shares for this purpose. In many instances, the settlement shares are freely tradable because they are exempt from registration under Section 3(a)(10) of the Securities Act of 1933. All issuances of settlement shares have an immediate dilutive effect on our existing common stockholders. Legal claims settled to date with our common stock (or common stock derivatives) include:

o In June 2002, we issued 200,000 shares of our common stock to Steven Esrick in settlement of claims against Theater Radio Network (later known as DMC Cinema, Inc.) for breach of an August 18, 2000 stock purchase agreement, and agreements ancillary thereto, among Esrick, Theater Radio Network and others.
o In October 2002, we issued 5.9 million shares of our common stock in settlement of claims by Linford Group Limited against NCT and Artera Group International Limited (formerly known as Web Factory) relating to office refurbishment services alleged to have been rendered in the United Kingdom.
o In December 2002, we issued 40 million shares of our common stock, and in May 2003 we issued an additional 28 million shares of our common stock, in settlement of an action against NCT by Crammer Road LLC for claims arising out of a series of agreements entered into between the parties on April 12, 2001, namely, a private equity credit agreement, a registration rights agreement relating thereto, an exchange agreement, a registration rights agreement relating thereto, two promissory notes and an additional side letter agreement. Crammer Road's claims in the action had aggregated $6.9 million. The value of the 68 million settlement shares was approximately $5.4 million calculated at the last sale price on October 30, 2002. These 68 million shares were in addition to approximately 22.2 million shares we had previously issued to Crammer Road. (For information about the shares previously issued to Crammer Road, see the section "Certain Relationships and Related Transactions.")
o In December 2002, we issued a warrant to KEQ Partners III to acquire 1,250,000 shares of our common stock exercisable at $0.063 per share in settlement of disputes regarding consulting agreements entered into by Distributed Media Corporation and DMC HealthMedia Inc. with Kalkines, Arky, Zall & Bernstein, HealthNet Connections LLC and HNC New York Representatives LLC. (KEQ Partners III was the designee of those three parties.)
o In April 2003, we issued 1.2 million shares of our common stock in settlement of claims made by West Nursery Land Holding L.P. against NCT relating to NCT's shutdown of its offices in Linthicum, Maryland.
o    In April  2003,  we  issued  2.3  million  shares  of our  common  stock in settlement of claims made by Mesa Partners, Inc. against NCT and Distributed Media Corporation relating to an alleged breach of a contract for financial consulting services.

o In September 2003, we issued an aggregate of 61.8 million shares of our common stock in settlement of claims made by Alpha Capital Aktiengesellschaft, Austost Anstalt Schaan, Balmore S.A. and Libra Finance S.A. against NCT and Artera Group, Inc. for interest on notes issued by NCT and Artera in 2001 and 2002, and for liquidated damages arising out of breaches by NCT of registration obligations regarding the shares of NCT common stock underlying those notes and underlying certain shares of preferred stock of Artera and Pro Tech Communications, Inc. The claims settled in the action had aggregated $8.9 million. (The claims settled represented some, but not all, of the claims against us.) The value of the
     61.8 million settlement shares was $4.0 million calculated at the average of the last sale prices on the ten trading days immediately preceding a May 15, 2003 hearing in the case.

     Legal actions and claims settled in the future through share issuance by NCT would have additional immediate dilutive effect on our existing common stockholders. For additional information about legal actions against NCT, see the section "Legal Proceedings."

The issuance of our common stock to our creditors has had an immediate dilutive effect on our existing common stockholders. Additional issuances to creditors would cause additional dilution and may depress our stock price.

     From time to time, we have issued shares of common stock to settle obligations to our creditors. During 1999, we issued 13,154,820 restricted shares of our common stock to settle some of our obligations to suppliers and consultants for goods and services in the nature of advertising, legal, temporary help, rent, investor relations and inventory. As a general rule, the company does not receive any of the cash proceeds from the resales of our common stock. Our suppliers and consultants apply the common stock issued in lieu of cash payments to the outstanding obligations owed them or for payment of future services to be rendered. In June 2000, a consultant surrendered 776,316 of its shares of common stock for failure to fulfill its performance obligations. During 2000 and 2001, we issued an additional 4,171,098 restricted shares of common stock to consultants and suppliers to settle past due and current amounts owed of approximately $654,000 at December 31, 2000 and prepay future amounts of approximately $801,000 as of December 31, 2000 due to them. Such 4,171,098 shares were registered under Registration Statement No. 333-47084, effective February 12, 2001. The issuance of these shares of common stock has an immediate, dilutive effect on existing holders of our common stock. From time to time, we may in the future issue additional shares of our common stock in lieu of cash payments to satisfy our obligations or to purchase various products and services from vendors, until our cash flow from operations is sufficient to meet our operating costs, if ever. Such additional issuances of common stock would cause further immediate dilution to current shareholders. (There is also no assurance our creditors or vendors will accept our common stock in full or partial discharge of our obligations or in exchange for providing products and services to us in the future.)

We intend to finance our cash needs from a private equity credit line that will have an immediate dilutive effect on our common stock, which provides for penalties under certain circumstances and that may not be a reliable source of new cash capital.

     On April 12, 2001, we entered into a private equity credit agreement with Crammer Road LLC that replaced a September 2000 private equity credit agreement with Crammer Road. The 2001 agreement required us to put a minimum of $17 million of our common stock to Crammer Road in exchange for 12,000 shares of DMC NY and cash in the amount of approximately $3 million pursuant to monthly put notices which were to commence no later than October 1, 2001. Please refer to
Note 14 - notes to the consolidated financial statements for a description of the April 12, 2001 private equity credit agreement. Please also refer to
"Certain Relationships and Related Transactions" for a discussion of transactions with Crammer Road (including the exchange of some of our preferred stock series C, E and F to holders for DMC licenses and contribution by those holders to Crammer Road). Under the 2001 agreement, no such monthly put notices occurred, because a registration statement covering the shares to which the puts would relate had not been filed and declared effective by the Securities and Exchange Commission. Crammer Road asserted that this $17 million commitment nonetheless existed. We disagreed with Crammer Road, and believed that no $17 million penalty was owed where no puts had yet been issued. On June 21, 2002, we entered into an exchange agreement with Crammer Road pursuant to which NCT acquired 12,000 shares of DMC New York and $120,000 in cash in consideration of 1,800 shares of our series H convertible preferred stock. As noted, the acquisition of these DMC NY shares had been contemplated by the April 2001 private equity credit agreement. However, the June 2002 exchange agreement did not replace the April 2001 private equity credit agreement.

     On July 25, 2002, we entered into a new private equity credit agreement with Crammer Road that provides that shares of up to $50 million (the maximum commitment amount) of our common stock may be sold to Crammer Road pursuant to put notices delivered by the company. The July 2002 private equity credit agreement did not replace the April 2001 private equity credit agreement, and Crammer Road did not release NCT from its obligations under the April 2001 agreement. Crammer Road and NCT continued to disagree about the interpretation of a penalty clause in the April 2001 agreement triggered in the event of untimely registration of NCT shares for issuance pursuant to that private equity credit agreement. Crammer Road subsequently brought a legal action against NCT and entered into the settlement described above which released NCT from its obligations under the April 2001 agreement. As a result, neither Crammer Road nor NCT is still obligated under the April 2001 private equity credit agreement. The July 2002 credit agreement requires us to put at least $5 million (the minimum commitment amount) of our common stock, in exchange for cash, at a discount to market of 10%. Upon our puts of shares of our common stock under this equity credit line, the existing holders of our common stock will suffer immediate dilution of their shares. We are obligated to register for resale shares of our common stock for the warrant and the July 2002 credit agreement in an amount no less than 112% of the maximum commitment amount. Moreover, if we fail to issue shares for the minimum commitment amount during the commitment period (which terminates 24 months after effectiveness of a resale registration statement relating to the shares or earlier as described in the agreement), we must pay Crammer Road an amount equal to the product of (i) the minimum commitment amount, less the aggregate shares of our common stock actually delivered to Crammer Road under the equity credit line and (ii) the 10% discount (in other words, a maximum "penalty" of $500,000 calculated as the $5.0 million minimum commitment times 10%, the discount used for calculating share price upon puts). This penalty provision was as negotiated and agreed to by the parties.

     The 2002 equity credit line may not be a reliable source of new cash capital for NCT. In order for us to have the right to make puts of our common stock to draw capital, those shares of our common stock must be available for issuance and registered for resale with the Securities and Exchange Commission. The issuance of our common stock at a price discounted 10% from the market price may depress our stock price and dilute the investment of holders of our common stock. For additional information about our need for additional authorized shares of common stock, please see the Risk Factor, "We have committed to issue more shares than we are authorized to issue." Completion of the registration process may require an extensive amount of time. The speed at which a registration statement is declared effective by the Securities and Exchange Commission is not completely within NCT's control. If the registration statement covering the shares underlying the private equity credit agreement is not declared effective within 120 days from the date it is filed, or if any blackout period, as defined, exceeds 30 days, Crammer Road may terminate its investment obligation under the 2002 private equity credit agreement. Further, NCT must maintain an active trading market able to absorb large quantities of traded shares of our common stock. If the market for our common stock has an insufficient volume of shares traded, large quantities of shares of our common stock sold by Crammer Road to satisfy our puts may drive down the price of our common stock due to lack of demand for those shares.

The issuance of our common stock at prices discounted from the market price may depress our stock price and dilute your investment.

     We have asked our shareholders to increase the authorized number of shares of common stock each year from December 1995 to 2001 (no annual shareholder meeting was held in 2002). At December 31, 1995 and December 31, 2003, we had 100 million and 645 million authorized shares of common stock, respectively. Our issued and outstanding shares of common stock have increased in recent years as follows:

             Issued and Outstanding      Annual Increase     Cumulative Increase
             ----------------------      ---------------     -------------------
12/31/94           86,088,644
12/31/95           92,828,407                  7.8%                  7.8%
12/31/96          111,614,405                 20.2%                 29.7%
12/31/97          133,160,212                 19.3%                 54.7%
12/31/98          156,337,316                 17.4%                 81.6%
12/31/99          262,692,674                 68.0%                205.1%
12/31/00          328,071,604                 24.9%                281.1%
12/31/01          422,752,735                 28.9%                391.1%
12/31/02          483,474,345                 14.4%                461.6%
12/31/03          641,970,392                 32.8%                645.7%

     To the extent NCT issues common stock at less than the market price, holders of NCT common stock suffer an immediate, dilutive effect.

We have committed to issue more shares than we are authorized to issue.

     Commitments we have made to issue shares of our common stock exceed the number of shares we are currently authorized to issue under our Certificate of Incorporation. Management believes that not all of the shares reserved for the purposes outlined above, particularly conversion and exchange rights, will need to be issued as the investors may elect to exercise conversion or exchange rights into securities of our subsidiaries. Further, in some cases, our reserve requirements include premiums in excess of the calculated number of shares that would actually need to be issued upon conversion or exchange. However, this deficiency may make it more difficult for us to raise funds to continue our operations. To cure this deficiency, additional authorized shares will need to be approved by our shareholders at our next shareholder meeting which we anticipate holding approximately three months after the effectiveness of the registration statement of which this prospectus is a part. We did not hold a shareholder meeting in 2002 or 2003 and our next meeting date is contingent upon effectiveness of this registration statement because we are not in a financial position to incur duplicate printing and mailing costs of our annual report to our shareholders in the event that changes are required. As of October 31, 2003, our executive officers, directors and persons who beneficially own 5% or more of the common stock of NCT collectively hold approximately 41.8 million shares of NCT common stock representing approximately 7.1% of the voting power.

We may experience possible future dilution from the exercise of outstanding options, warrants, convertible securities and exchange rights.

     We sought and obtained approval for an increase in our authorized common shares from our shareholders at our 2001 Annual Meeting, held July 10, 2001, from 450,000,000 shares to 645,000,000 shares. As of October 31, 2003,
641,970,392 shares of NCT common stock are issued and outstanding.

     Our reserve requirements, to a certain extent, are a function of the price of our common stock because the number of shares issuable under several of our agreements varies with the market price. To illustrate, the table below outlines the shares of our common stock required to be reserved at market prices of $0.027 and $0.077 (less the discount therefrom as provided under the applicable conversion or exchange agreements) based upon balances at October 31, 2003 and accrued interest and dividends, as applicable, for the period then ended. These market prices reflect the low and high closing bid prices for our common stock from January 1, 2003 through October 31, 2003.


                                                                                     At $0.027            At $0.077
                                                                                  -----------------    -----------------
NCT Secured Convertible Notes issued to Carole Salkind                              721,830,251          721,830,251
NCT 8% Convertibles Notes dated March 14, 2001 and April 12, 2001                     1,588,018              556,838
6% Convertible Notes issued in 2001 by Artera Group, Inc.                           138,278,810           48,487,374
Convertible Note dated January 10, 2002                                              34,603,678           12,133,757
Convertible Note dated March 11, 2002                                                 8,403,360            8,403,360
Convertible Note dated April 22, 2003                                                 7,958,903            7,958,903

                                       9


Artera Preferred Stock Exchange                                                     227,902,339           79,913,807
Outstanding Stock Options and Warrants                                              649,694,619          649,694,619
Series H Preferred Stock (a)                                                      1,346,952,816          472,308,130
ConnectClearly.com, Inc. Common Stock Exchange                                        3,354,167            1,176,136
Pro Tech Preferred Stock Exchange                                                    33,273,922           11,667,479
July 25, 2002 Private Equity Credit Agreement (b)                                   257,201,646           90,187,590
Theater Radio Network Earnout Shares                                                  7,091,200            7,091,200
Midcore Look Back and Unpaid Royalty Shares                                          60,359,577           60,359,577
NCT Convertible Notes dated September 4, 2003                                        26,812,319            9,401,723
                                                                                  -----------------    -----------------
   Total (a)(b)                                                                   3,525,305,625        2,181,170,744
                                                                                  =================    =================

Footnotes:
----------
     (a) Only 100 million shares are required to be reserved upon conversion of the series H preferred stock until our shareholders approve an increase in the number of authorized common shares at the next annual shareholder meeting (that meeting was expected to be held by October 31, 2002; we anticipate that meeting will be held approximately three months after the effectiveness of this registration statement). Thereafter, we are required to reserve 150% of the calculated number of shares to convert the outstanding 1,800 shares of our series H preferred stock plus accrued accretion thereon. We have included the entire calculated reserve requirement for the outstanding preferred stock in the table above.

     (b) Reflects the reserve requirements of 125% of the shares needed for the $5 million minimum commitment under the July 25, 2002 private equity credit agreement. We are required to register 112% of the shares needed for the $50 million maximum commitment under the private equity credit agreement. In other words, our reserve and registration requirements differ. Our registration requirement at the prices indicated above would be 2,304,526,749 and 808,080,808, respectively. If we had included the full amount we are obligated to register for the private equity credit agreement in the total at the prices noted above, the total shares needed would be 5,572,630,728 and 2,899,063,962, respectively.

     Included in the caption, "Outstanding Stock Options and Warrants," in the table above, are warrants issued to Carole Salkind to acquire approximately
216.0 million shares of our common stock at prices ranging from $0.029 to $0.097. Such warrants have been issued primarily in connection with issuance of debt to Carole Salkind. As noted above, the funding provided by her has been NCT's primary source for sustaining its operations in 2002 and 2003. In addition, options to acquire approximately 260.0 million shares of our common stock at exercise prices ranging from $0.029 to $0.13 per share have been granted to affiliates of Carole Salkind who perform consulting services for the company. Please refer to the section "Certain Relationships and Related Transactions" for more information.

     If all of the reserved shares in the table above were issued, the dilutive impact on existing shareholders at the market prices noted above would range from approximately 28% to approximately 79%. Management believes that not all of the reserves outlined above, particularly conversion and exchange rights, will need to be satisfied with shares of NCT common stock.

We may experience future dilution from the issuance of securities of our subsidiaries.

     Some of our reserves noted in the table above are attributable to notes or securities of our subsidiaries, including:

     o    Artera preferred stock;
     o    Convertible notes issued by Artera;
     o    ConnectClearly.com, Inc. common stock; and
     o    Pro Tech preferred stock.

     In the aggregate, based upon October 31, 2003 balances, our subsidiaries' security and note holders had rights, assuming a range of NCT per share prices from $0.027 to $0.077, to reserves against NCT common shares in amounts ranging from approximately 172.1 million shares to approximately 490.7 million shares. The potential dilution impact to our current shareholders ranges from approximately 31% to approximately 90%.

     We may, from time to time, issue additional debt and securities of our subsidiaries that may be convertible into or exchangeable for shares of NCT common stock. These issuances would cause additional dilution of our current shareholders.

We will not be able to pay dividends on our common stock for the foreseeable future.

     We have never declared or paid dividends on our common stock. We have no present intention to pay dividends on our common stock. We have, from time to time, fulfilled our dividend obligation on our preferred stock through the payment of cash or common stock at our election.

     We may have a contingent  liability arising out of a possible  violation of
Section 5 of the Securities Act of 1933, as amended, in connection with the issuance of shares of common stock to some of our service providers, vendors and other third parties to satisfy our payment obligations to them.

     We may have a contingent  liability arising out of a possible  violation of
Section 5 of the Securities Act of 1933, as amended, in connection with the issuance of shares of our common stock to satisfy payment obligations to some of our service providers, vendors and other third parties (each, a vendor).

     From 1999 to August 2001, we satisfied payment obligations to 43 of our vendors by issuing 23,991,151 shares of our common stock in lieu of paying cash. Each of the agreements for these transactions provided for the following, with non-material differences: we would issue shares of our common stock to the vendor as payment or pre-payment for the services or goods provided by the vendor. We would register these shares for resale by the vendor by including the shares in a registration statement we would file with the Securities and Exchange Commission, and the vendor would sell the registered shares in the open market and credit the net proceeds against the payment obligations incurred by NCT. If the vendor realized net proceeds from the sale in excess of all amounts due to the vendor, the vendor would be obligated to pay the amount of any such excess to NCT in cash. If, after realizing the full value of all amounts due, the vendor continued to hold shares of NCT common stock, such shares would either be liquidated in a manner acceptable to and as instructed by NCT or returned to NCT, at NCT's election. If the vendor realized net proceeds from the sale in an amount that was insufficient to satisfy all amounts due to the vendor, NCT, as negotiated, would pay the vendor the shortfall in cash.

     These issuances may have violated Section 5 of the Securities Act of 1933. In the future, should a court determine that a violation of Section 5 has occurred, each vendor may have a right for a period of one year from the date it acquired the shares of our common stock to obtain recovery of the consideration given in connection with its purchase of those shares offered in violation of the Securities Act or, if it has already sold the stock, to sue us for damages resulting from its purchase of our shares to the extent the net proceeds it received were insufficient to cover our obligations to it. In addition, we may have a liability to the purchasers of our common stock from the vendors. If such suits or liabilities arise, our results of operations and financial condition could be adversely affected. Because we ceased this practice in 2001, this risk may be mitigated by the passage of time.

We could issue more shares of preferred stock that could make it difficult to acquire our company.

     The Board of Directors has total discretion in the issuance and determination of the rights and privileges of any shares of preferred stock that we may issue in the future. Such rights and privileges may be detrimental to the holders of common stock. We are authorized to issue 10 million shares of preferred stock. Presently, only 1,725 series H shares of NCT preferred stock are issued and outstanding. If we were to issue additional preferred stock in the future, it could discourage or impede a tender offer, proxy contest or other similar transaction involving a change in control. Other shareholders may favor such a transaction. Management is not aware of any effort at present, however, to acquire or take control of the company.

We have a history of issuing multiple series of preferred stock and revising the terms of the preferred stock to the detriment of existing common stockholders.

     We have a history of designating and issuing multiple classes of preferred stock that are convertible into shares of our common stock at a discount from the market price at which our common stock trades at the date of conversion. Between 1986 and 2000, we designated seven series of preferred stock, including series A, B, C, D, E, F and G preferred stock. Series A and B were cancelled in 1992 without ever having been issued. From 1997 through 2000, we issued preferred stock under our series C, D, E, F and G designations, none of which are currently outstanding. In addition, from time to time to the detriment of our existing common shareholders, we had revised the terms of the preferred stock to ensure that the holders of our preferred stock could convert into our common stock. For example, we revised the terms of the series F and G preferred stock to increase the number of underlying shares of common stock into which such series of preferred stock could be converted. These revisions caused additional dilution to our then current shareholders. On November 1, 2001, series C, D, E and F of our preferred stock were canceled. Our series G preferred stock is authorized but not outstanding, and we have no current plans to issue it.

     In June 2002, we designated and issued 1,800 shares of a new series H preferred stock. In March 2003, we augmented the designation to 2,100 shares, each with a par value of $0.10, a stated value of ten thousand dollars ($10,000) and a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. The holders of series H preferred stock have no voting rights. Each share of series H preferred stock is convertible into fully paid and nonassessable shares of the company's common stock at a conversion price of 75% of the average closing bid price of the common stock for the five-day trading period immediately preceding conversion. The series H preferred stock is redeemable by us in cash at any time at a redemption price that is a function of the time between the date the series H was originally issued and the redemption election date. The redemption price ranges from 85% of the series H stated value (within three months of issuance) to 120% of the series H stated value (after nine months from issuance). To date, 75 shares of our series H preferred stock have been converted. As of February 2, 2004, there are 1,725 shares of our series H preferred stock issued and outstanding. We may issue additional shares of our series H preferred stock.

Holders of our common stock are exposed to risks from the series H preferred stock including market price risks from potential low-risk short selling strategies.

     All shares of our common stock are of junior rank to all series H preferred shares in respect to the preference as to dividends and distributions and payment upon the liquidation, dissolution or winding up of NCT. NCT may not declare, pay or make any dividends or other distributions upon any common stock unless NCT gives the series H preferred shareholders 30 days' prior notice thereof and pays all accrued dividends on the series H preferred shares. The series H preferred stock carries a cumulative 4% per annum dividend payable in cash or common stock, at NCT's election, on the date of conversion of the series H preferred stock into common stock.

     Our common stockholders will suffer dilution upon conversion of our series H preferred shares which are convertible into our common stock at 75% of the five-day average closing bid price of our common stock immediately prior to conversion. Further, the terms of our series H preferred stock do not prohibit selling short. A short sale is the sale of securities that are not owned by the seller (typically borrowed from a broker-dealer or institutional investor) but are promised to be delivered by the seller to the lender (selling first and buying later). The seller plans to buy the securities, which he will then turn around and sell, at a price that he hopes will be declining so that the price he pays will be less than the price for which he sells them. Our common stockholders may be exposed to market price risks from potential low-risk short selling strategies by the holder of our series H preferred stock. Since the conversion price at which the series H preferred stock is converted into our common stock is 75% of the average five-day closing bid price immediately before the conversion, our common stock could be sold short in an effort to drive down the price of the common stock by creating an imbalance of sell-side interest. Such a strategy is low risk to the holder of the preferred stock due to the deep discount represented by the conversion price that provides a hedge against price increases.

Our stock price is volatile and could drop unexpectedly.

     Historically, the market prices for the securities of emerging and high-technology companies have been highly volatile. The high and low closing bid prices for our common stock in 2002 were $0.153 and $0.042, respectively, in 2001 were $0.295 and $0.071, respectively, and in 2000 were $1.70 and $0.16, respectively. The fluctuation from the high to the low closing bid prices was 72.5%, 75.9% and 90.6%, respectively, in 2002, 2001 and 2000, respectively.

     Factors that could cause fluctuation in our stock price include:

     o    future announcements concerning NCT or its competitors;
     o our reliance on licensing revenue which is not predictable and is non-recurring;
     o    our historical lack of consistency with revenue
     o    concerns about our liquidity and viability; and
     o    general trends of Bulletin Board-listed companies.

We were delisted from NASDAQ National Market System and may be designated as a "Penny Stock."

     We were delisted from NASDAQ/NMS (National Market System) and listed on the Over the Counter Market (OTC) in January 1999. NASDAQ provides brokers and others with immediate access to the best bid and asked prices, as well as other information, about our common stock. With the loss of the designation, stockholders may find it more difficult to buy, sell and obtain pricing information about our common stock.

     A failure to have either net tangible assets in excess of $2.0 million or average revenue of at least $6.0 million for the last three years, could cause our common stock to become subject to the Securities and Exchange Commission's "penny stock" rules. NCT had negative net tangible assets as of December 31, 2002 of approximately $(53.7) million. Our average annual revenue recognized during the three-year period ended December 31, 2002 amounted to approximately $10.3 million. The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must give written consent before the sale. The rules also require that the broker-dealer:

     o send buyers a Securities and Exchange Commission-prepared disclosure schedule before completing the sale;
     o    disclose his commissions and current quotations for the security;
     o disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, his control over the market; and
     o send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.

     These additional burdens may discourage broker-dealers from effecting transactions in our common stock. Thus, our liquidity could be reduced. In turn, there could be an adverse effect on the trading market for our common stock.

     In addition, because our securities do not trade on a national securities exchange and are not qualified for trading in the National Market System, they no longer qualify as a "margin security" as defined by the Federal Reserve Board, and no credit may be extended to you by broker dealers in order to purchase our common stock. Credit extended to investors by banks and other lenders need only conform to the good faith lending limitations contained in Regulations G and U of the Securities Exchange Act of 1934.

We are dependent on our patent and trademark rights, and we may be subject to infringement claims by third parties.

     As of February 2, 2004, NCT and its subsidiaries held 577 patents and related rights and an extensive library of know-how and unpatented technology. We have patent coverage in the U.S., Canada, Japan, Europe, Korea, Australia, Hong Kong and Taiwan. We cannot give any assurances as to:

     o the range or degree of protection provided by any of its patents or trademarks;
     o that such patents, trademarks or licenses will provide protection that has any commercial significance or any competitive advantage;
     o that such patents, trademarks or licenses will provide protection against competitors with similar technology or trademarks;
     o that others will not obtain patents claiming aspects similar to those covered by our owned or licensed patents or patent applications;
     o that third parties will not challenge our owned or licensed patents or patent applications; or
     o that regulatory authorities will grant any pending patent or trademark application.

     We also believe that increased competition could result should our present, commercially significant patents or trademarks be invalidated or expire. This increased competition could have a material adverse effect on our business prospects. The material patents upon which we rely expire in 2011 and beyond.

     We have conducted only limited patent and trademark searches. Thus, patents or trademarks superior to those held by us could already exist or be issued in the future to our competitors. This, too, could have a material adverse impact on our business prospects. Further, we would have to expend substantial resources in obtaining and defending our patent and trademark rights to protect the present and future technology of NCT.

     A third party has filed notices of opposition with respect to two of NCT Audio's applications for trademark registration of the names Gekko and ArtGekko. NCT is defending against those oppositions and a settlement in principle of the oppositions is pending. A third party has filed notices of opposition with respect to applications of Artera Group, Inc. for trademark registration of the names Artera and Artera Turbo. NCT intends to vigorously defend the names Artera and Artera Turbo against those oppositions. We expect to protect our products, services and applications by asserting our intellectual property rights where appropriate and prudent (where the perceived benefit would exceed the cost). Protection of our trademark registration applications or obtaining licenses explicitly authorizing our use of the trademarks could involve significant expenditures.

     Annuities and maintenance fees for our extensive patent portfolio are a significant portion of our annual expenses, which typically range from $320,000 to $600,000 annually. Maintenance fees are charged to maintain granted U.S. patents in force; foreign patents and applications are subject to an annuity fee in order to maintain the patents and the pendency of applications. If it becomes necessary to reduce our level of operations, we may not be able to continue to meet the extensive monetary outlay for annuities and maintenance fees to keep all the patents and applications from becoming abandoned.

We must adapt to rapid technological change and increased competition, or our technologies, products and services will become obsolete, which would adversely effect our business.

     NCT is using its existing technologies to enter into new business areas that are evolving and characterized by rapid technological change. We intend to engage continually in research and development activities. This includes improving our current technologies, products and services and developing new technologies, products and services. Because of this rapid pace of change, we cannot guarantee that our technologies, products and services will not become unmarketable or obsolete by a competitor's more rapid introduction of its product and services to the marketplace.

     We are aware of a number of direct competitors and know that indirect competition also exists. To our knowledge, some of the direct competitors are pursuing their own technology in fields similar to ours.

     NCT believes that a number of companies, such as the major domestic and international communications, computer, automobile and appliance manufacturers, and aircraft parts suppliers and manufacturers, have research and development efforts underway. Many of these companies are both well established and have substantially greater financial, management, technical, marketing and product development resources than NCT.

We rely upon key relationships and commercial acceptance as part of our business model.

     From time to time, NCT and its subsidiaries have entered into agreements related to the design, manufacture, marketing and distribution of its products. These agreements may provide that in exchange for money needed to fund NCT's continuing operations, NCT will license its technology and contribute a nominal amount of initial capital.

     We market our products by identifying potential markets and arranging major domestic and international businesses to support product development, manufacturing and distribution. Our ability to enter into and succeed in new markets is dependent on these companies' assessment of NCT and our products' profitability. Success also depends on end-users' acceptance of our products. We cannot, however, make assurances that these other businesses will be able to meet the demands of the company and our customers in the future.

Our business depends upon executive officers and other key personnel and the loss of any one of them could have a material, adverse effect on our business.

     Our operations are dependent, in part, upon the efforts of our executive officers and other key personnel. Our growth and expansion into new products could require additional expertise in areas like manufacturing and marketing. This could put an additional strain on our human resources and may require hiring additional personnel or training existing personnel.

     Some of our employees and consultants have been approached by competitors, and we cannot give any assurances that these people will remain with NCT. The loss of key personnel or the failure to recruit new employees could impede the achievement of our corporate mission.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This registration statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "will," "plan," "project," "predict" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

     Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to our ability to:

     o    achieve profitability;
     o achieve a competitive position in design, development, licensing, production and distribution of technologies, products and services;
     o produce a cost-effective product that will gain acceptance in relevant consumer and other product markets;

     o realize funding and revenue from technology licensing fees, royalties, product sales, advertising and engineering and development services to sustain our current level of operation;
     o    timely introduce new products, services and applications;
     o continue our current level of operations to support our patent portfolio;
     o    maintain satisfactory relations with our customers;
     o    attract and retain key personnel;
     o prevent invalidation, abandonment or expiration of patents owned or licensed by NCT and expand our patent holdings to diminish reliance on core patents;
     o    maintain and expand our key licensee and customer relationships; and
     o protect company know-how, inventions and other secret unprotected intellectual property.

     We undertake no obligation to revise the forward-looking statements included in this registration statement to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in this registration statement under the section entitled "Risk Factors" included in this prospectus.

                                 USE OF PROCEEDS

     All of the shares of common stock offered hereby are being offered by the selling stockholder. We do not anticipate receiving any of the proceeds from their sale. We estimate that expenses payable in connection with this registration statement will be approximately $455,000. There are no other material incremental expenses of NCT attributable solely to the issuance and distribution of the above-described shares.

                              SELLING STOCKHOLDERS

     The following table sets forth information with respect to the selling stockholders. The shares of common stock set forth therein have been included in the registration statement of which this prospectus forms a part pursuant to registration commitments afforded to the selling stockholders by contractual obligations. We will not receive any proceeds from the sale of the shares by the selling stockholders. No selling stockholder is a broker dealer or affiliated with a broker dealer.

     The 2,000,000 shares of NCT common stock registered for resale by NXT plc are the remaining shares still held by NXT plc from 3,850,000 shares that were issued to NXT plc on March 30, 2001 pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. NXT plc is a public company registered in England and Wales and is listed on the London Stock Exchange. We issued 3,850,000 shares of our common stock to NXT pursuant to a March 30, 2001 Framework Agreement with NXT. Under that agreement, NXT transferred its 4.8% equity holding in our subsidiary, NCT Audio Products, Inc., to us in payment of the exercise price for an option granted to NXT in 1997 to purchase 3,850,000 shares of our common stock. The Framework Agreement also provided for the reorganizing of cross-licensing agreements between NCT, NCT Audio, NXT and NXT's subsidiary, New Transducers Limited, the issuance of 2,000,000 ordinary shares of NXT to NCT Audio, the termination of a 1997 license agreement among NCT, NCT Audio, NXT and New Transducers, and the termination of NCT Audio's rights to receive royalties thereunder.

     We are including in this prospectus 8,803,532 shares of NCT common stock registered for resale by Crammer Road LLC. The shares of NCT common stock were issued upon conversion of shares of our series H preferred stock issued under the June 21, 2002 exchange agreement with Crammer Road (pursuant to that exchange agreement, NCT acquired 12,000 shares of DMC New York, Inc. and $120,000 from Crammer Road in consideration of 1,800 shares of our series H convertible preferred stock). The shares registered for resale are the remaining shares of NCT common stock still held by Crammer Road from 23,057,761 shares that were issued to Crammer Road in 2003 upon conversion of 75 shares of our series H convertible preferred stock (5,142,297 shares issued on July 3, 2003 upon conversion of 14 shares of series

H preferred stock, 15,080,938 shares issued on August 29, 2003 upon conversion of 51 shares of series H preferred stock and 2,834,526 shares issued on September 22, 2003 upon conversion of 10 shares of series H preferred stock). As of the date hereof, Crammer Road holds 1,725 shares of our series H preferred stock, and we are not including shares into which that outstanding series H preferred stock is convertible. Further, we are not including in this prospectus any shares that we are required to issue under the July 25, 2002 private equity credit agreement with Crammer Road or any shares that we may elect to put to Crammer Road under that private equity credit agreement.

     There were no other material relationships with the selling security holders within the past three years other than those described below. Each of the following entities are investors in Crammer Road LLC and are prior investors in NCT: Advantage Bermuda Fund, Ltd.; Atlantis Capital Fund, Ltd.; Canadian Advantage Limited Partnership; Dominion Capital Fund, Ltd.; and Sovereign Partners, LP. In addition, an affiliate of prior investors in NCT has advisory roles with respect to two of the investors in Crammer Road LLC: VMH Management Ltd. (an affiliate of Thomson Kernaghan & Co., Ltd.) is an advisor to Advantage Bermuda Fund, Ltd. and Canadian Advantage Limited Partnership (these latter two funds have merged into Canadian Advantage Limited Partnership II). Southridge Capital Management is a subadvisor to Dominion Capital Fund, Ltd. and serves as a consultant to Atlantis Capital Fund, Ltd. and Canadian Advantage Limited Partnership II.


                           SELLING STOCKHOLDERS' TABLE

                                                                                   Beneficial
                                                                                    Ownership
                                               Beneficial       Number of           of Shares
                                               Ownership        Shares of           of Common
                                               of Shares         Common            Stock After
                            Relationship       of Common         Stock               Giving
                                With           Stock at         Offered             Effect to
Name of Selling Stockholder     NCT         October 31, 2003    For Sale          Proposed Sale
--------------------------- -------------   ----------------   -----------      ----------------

NXT plc (a)                                     2,000,000       2,000,000                      -

Crammer Road LLC (b)                          712,205,144  (c)  8,803,532            703,401,612 (c)
                                            ----------------   -----------      ----------------
     Total                                    714,205,144      10,803,532            703,401,612
                                            ================   ===========      ================



(a) The NXT plc Board of Directors, including Peter Thoms as Financial Director, has voting and dispositive control of NCT's shares on behalf of NXT plc.
(b) David Sims of Navigator Management Ltd. has voting and dispositive control of NCT's shares on behalf of Crammer Road LLC.
(c) Represents 53.3% beneficial ownership of NCT at October 31, 2003 (please refer to the section "Security Ownership of Certain Beneficial Owners and Management") and 53.0% after giving effect to proposed sale.


                              PLAN OF DISTRIBUTION

     The shares offered by this prospectus may be sold from time to time by the selling stockholders and those persons' pledgees, donees, transferees or other successors in interest. The selling stockholders may sell the shares on the NASD OTC Bulletin Board or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

     o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchase by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
     o ordinary brokerage transactions and transactions in which a broker solicits purchasers;
     o    privately negotiated transactions;
     o if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act of 1933 rather than pursuant to this prospectus; and
     o    any other method permitted pursuant to applicable law.

     In making sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated prior to the sale.

     With regard to the shares offered hereby, the selling stockholders and any broker dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

     If any selling stockholder notifies us that a material arrangement has been entered into with a broker dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

     o    the name of each of the participating broker dealers;
     o    the number of shares involved;
     o    the price at which the shares were sold;
     o the commission paid or discounts or concessions allowed to the broker dealers, where applicable;
     o a statement to the effect that the broker dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     o    any other facts material to the transaction.

     We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions. To the extent, if any, that the selling stockholders may be considered "underwriters" within the meaning of the Securities Act of 1933, the sale of the shares by them shall be covered by this prospectus.

     We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

                          DESCRIPTION OF OUR SECURITIES

     This offering consists of 10,803,532 shares of common stock of NCT, par value $0.01 per share, that may be offered for sale by the selling stockholders.

Common Stock

     As of February 2, 2004, our issued and outstanding common stock consisted of 641,970,392 shares held by approximately 4,000 stockholders of record representing approximately 38,000 beneficial holders. Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote, and do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive as, when and if declared by the Board of Directors from time to time such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to our outstanding preferred stock. We have never paid dividends on our common stock.

     No preemptive, conversion, redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and non-assessable. Holders of the common stock will be subordinate to holders of NCT's preferred stock with respect to the payment of dividends, if any, and in dissolution, liquidation or winding up of NCT.

Preferred Stock

     Our Board of Directors, without further action by our stockholders, is authorized to issue 10,000,000 shares of preferred stock. NCT has a designated series G preferred stock, of which no shares are presently outstanding, and a designated series H preferred stock, of which 1,800 shares are presently outstanding. The series G preferred stock consists of 5,000 designated shares with par value of $0.10 per share, a stated value of $1,000 per share and a cumulative dividend of 4% per annum on the stated value payable upon conversion in either cash or common stock. Each share of series G preferred stock is convertible into fully paid and nonassessable shares of the company's common stock at the lesser of (i) 20% below the five-day average closing bid price of common stock immediately prior to conversion or (ii) $0.71925. We have no current plans to issue series G preferred stock.

     In June 2002, NCT designated series H preferred stock consisting of 2,100 designated shares, as amended, with a par value $0.10 per share, a stated value of $10,000 per share and a cumulative dividend of 4% per annum on the stated value payable upon conversion in either cash or common stock, at NCT's election. The series H preferred stock is senior in rank to our common stock and has preferences with respect to dividends and as to the liquidation, dissolution or winding up of NCT. The holders of our series H preferred stock have no voting rights (except as may be required by law). Each share of series H preferred stock is convertible into shares of the company's common stock at 75% of the average closing bid price of common stock for the five-day trading period immediately preceding conversion. The series H preferred stock is redeemable by us in cash at any time at a redemption price that is a function of the time between the date the series H was originally issued and the redemption date. The redemption price ranges from 85% of stated value (within three months of issuance) to 120% of stated value (after nine months from issuance). On June 24, 2002, we issued 1,800 shares ($18 million stated value) of our series H preferred stock to Crammer Road LLC for $120,000 cash and 12,000 shares of DMC New York, Inc. As of the date hereof, 1,725 shares of series H preferred stock are issued and outstanding and 75 shares of series H preferred have been converted. We may issue additional shares of our series H preferred stock from time to time. We are presently discussing issuance of series H preferred stock with a prospective investor.

Provisions of our Certificate of Incorporation and By-laws Which May Have an Anti-takeover Effect

     NCT's certificate of incorporation allows our Board of Directors, without further shareholder action, to issue shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock. This ability may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our Board of Directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. The ability of our Board of Directors to issue preferred stock without further stockholder action also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our shareholders. It also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, we have not opted out of Section 203 of the Delaware General Corporation Law, which prevents us, except in limited circumstances, from engaging in any business combination with an interested stockholder. Our Board of Directors has never adopted a shareholder rights plan and all of our directors are elected each year at our annual meeting. Our Board of Directors has no present plans to adopt any measures or devices which may be deemed to have an "anti-takeover effect."

Trading on the NASD OTC Bulletin Board

     Our common stock is traded on the NASD OTC Bulletin Board under the symbol "NCTI."

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Matters relating to the legality of 10,803,532 shares of common stock being offered by this prospectus have been reviewed for us by our Vice President, General Counsel and Secretary, Mark Melnick, Esquire.

     The consolidated financial statements at each of December 31, 2002 and 2001 and for the years then ended and the related financial statement schedules included in this prospectus and as exhibits have been audited by Eisner LLP, independent auditors, as set forth in their reports included herein (which contain an explanatory paragraph relating to the existence of substantial doubt about the company's ability to continue as a going concern). The consolidated financial statements at December 31, 2000 and for the year then ended and the related financial statement schedule included in this prospectus and as exhibits have been audited by Goldstein Golub Kessler LLP, independent auditors, as set forth in their reports included therein (which contain an explanatory paragraph relating to the existence of substantial doubt about the company's ability to continue as a going concern). The financial statements and schedule referred to above are included in reliance upon such reports given upon the authority of such firms as experts in auditing and accounting.

                   INFORMATION WITH RESPECT TO THE REGISTRANT

BUSINESS

A.   General Development of Business
     -------------------------------

     Overview

     NCT Group, Inc. (OTCBB: NCTI) is a high-tech, intellectual property development company. As used in this registration statement on Form S-1, "we," "our," "us," "company" and "NCT" refer to NCT Group, Inc. and its subsidiaries, unless the context requires otherwise. As of February 2, 2004, NCT held approximately 577 patents and related rights and an extensive library of know-how and non-patented technology. Our patents allow us and our subsidiaries and licensees to develop product lines that include those listed below by our three operating segments:

Communications Segment
----------------------

     o    Pro Tech communications headsets and other products
     o    NoiseBuster(R)consumer headsets; ProActive(R)industrial headsets
     o    ClearSpeech(R)   microphones,   speakers,  suite  of  noise  and  echo
          cancellation algorithms and other products
     o    An aircraft cabin quieting system
     o    Artera Turbo(TM) Internet speed enhancement service

Media Segment
-------------
     o    Sight & Sound(R)place-based audio and billboard media
     o    Gekko(TM)flat speakers, frames, prints and subwoofers

Technology Segment
------------------
     o    Java(TM) - language based microprocessor cores.

     For the nine months ended September 30, 2003, our operating revenue consisted of approximately 59.1% in technology licensing fees and royalties, 38.6% in product sales, 1.6% in advertising and 0.7% in engineering and development services. Our total revenue for 2002 consisted of approximately 61.4% in technology licensing fees and royalties, 36.8% in product sales, 1.4% in advertising/media and 0.4% in engineering and development services. Our recognized technology licensing fee revenue for the year ended December 31, 2002 and the interim period in 2003 was primarily due to recognition of deferred revenue and generally did not represent cash realized by the company. No additional cash will be realized upon recognition of revenue from our remaining deferred revenue balance. Please refer to detailed discussion below in I. - Revenue. Presently, we do not have material revenue-generating licensing contracts. The revenue contribution by our operating segments for 2000, 2001 and 2002 is outlined below in I. - Revenue and in Note 22 - notes to our consolidated financial statements.

     In 2002 and 2003, we have been primarily dependent upon funding from Carole Salkind. Although we do not have a formal agreement requiring her to do so, we believe that Carole Salkind will continue to provide funds to NCT. Our belief that funding from her will continue is based primarily upon her continued funding of NCT during 2002 and 2003 despite NCT's failure to repay her notes as the notes matured. Carole Salkind has allowed matured notes to be rolled into new notes along with accrued interest and default penalties. See further information about this in the section "Certain Relationships and Related Transactions."

     Operating segments

     We operate our business ventures out of separate subsidiaries, organized into three operating segments: communications, media and technology. Each of our operating segments is targeted to the commercialization of products in specific markets. The following table summarizes our ownership of entities within our operating segments as of February 2, 2004.


                                              NCT Group, Inc.
                                         50% or Greater Ownership
                                         ------------------------

                                                                                             % Ownership
                                                                                             -----------
  Operating Segment                                                                  Actual              Fully Diluted (a)
  -----------------                                                                  ------              --------------
  Communications Segment
     NCT Hearing Products, Inc. ("NCT Hearing")                                       100                       100
        Pro Tech Communications, Inc. ("Pro Tech")                                     82                        24
        NCT Medical Systems, Inc.                                                      90                        90
     Noise Cancellation Technologies (Europe) Ltd. ("NCT Europe") (b)                 100                       100
     Artera Group, Inc. ("Artera")                                                    100                        69(c)
        Artera Group International Limited ("Artera International") (b)               100                       100(d)
     Midcore Software, Inc. ("Midcore")                                               100                       100
        Midcore Software Limited (b)                                                  100                       100
     ConnectClearly.com, Inc. ("ConnectClearly")                                       99                        94

  Media Segment
  -------------
     Distributed Media Corporation ("DMC")                                             99                        99
        DMC Cinema, Inc.                                                               84                        84(e)
        DMC HealthMedia Inc. ("DMC HealthMedia")                                      100                       100
        Distributed Media Corporation International
            Limited ("DMCI") (b)                                                      100                       100
     DMC New York, Inc. ("DMC NY")                                                    100                       100
     NCT Audio Products, Inc. ("NCT Audio")                                           100                       100
     NCT Video Displays, Inc. ("NCT Video")                                           100                       100

  Technology Segment/Other
  ------------------------
     Advancel Logic Corporation ("Advancel")                                           99                        99
     NCT Muffler, Inc.                                                                100                       100
     Chaplin Patents Holding Company, Inc.                                            100                       100
     NCT Far East, Inc.                                                               100                       100
     2020 Science Limited (b)                                                         100                       100


     Footnotes:
     ----------
     (a) In addition to all of the potential dilutions described in this table, under convertible notes of NCT Group, Inc. issued to Carole Salkind if any subsidiary of NCT (other than Pro Tech Communications, Inc.) makes a public offering of its common stock, Carole Salkind has the right to exchange all or any part of the principal amount of the notes into that publicly offered common stock, at the initial public offering price thereof. No provision has been made for this exchange right in any of the subsidiaries listed.

     (b)  Denotes foreign subsidiaries.

     (c) Assumes a $1.00 per share price for the Artera Group, Inc. common stock into which certain of the outstanding Artera Group, Inc. series A preferred stock is convertible. An assumption is necessary because the conversion formula for the Artera preferred stock is based primarily on the price of Artera common stock on a public trading market, and no such market yet exists. For more about the Artera preferred stock, see Note 2 - notes to the consolidated financial statements.

     (d) On April 5, 2002, Artera International ceased its Internet service provider operations and entered into liquidation proceedings that have not yet been concluded.

     (e) On February 28, 2002, DMC Cinema ceased business operations and the corporation is now dormant.

         Business Operations

     Business operations for NCT's material business units during fiscal 2002 include those outlined below. During 2002, we exited certain businesses and markets that were not central to our strategy. From time to time, we may rationalize our operating model to emphasize one business unit over others as we align our limited resources to seek to maximize key opportunities.

     NCT Hearing Products, Inc.:

     o Designs, develops and markets active noise reduction headphone and headset products for consumer, industrial and communications markets
     o Product lines include the NoiseBuster(R) line of consumer audio headphones and the ProActive(R) line of industrial communications headsets and active noise reduction earmuffs
     o Majority of NCT Hearing's sales are in North America; principal customers consist of end-users, retail stores, original equipment manufacturers and the airline industry

     Pro Tech Communications, Inc.:

     o An 82%-owned subsidiary of NCT Hearing Products, Inc. acquired in September 2000 (see Note 2 - notes to the consolidated financial statements)
     o Designs, develops and manufactures lightweight telecommunications headsets and new audio technologies for applications in fast-food, telephone and other commercial settings
     o Currently has marketing agreements with major companies in the fast-food industry and with catalog and Internet site distributors of telephone equipment, primarily in North America
     o Granted a license from NCT Hearing for active noise reduction technology as well as noise and echo cancellation technologies for use in lightweight cellular, multimedia and telephony headsets. This technology will provide differentiation for Pro Tech products
     o Three business divisions are headset products, which develops, manufactures and distributes headsets and other communications products to the call center market and fast-food markets; telecommunication system integration, which sells and installs analog, digital and Internet protocol phone systems to call centers as well as to small and medium-sized businesses; and call center operation, which runs a full service call center utilizing the latest customer relationship management technology

     Noise Cancellation Technologies (Europe) Ltd.:

     o Provides research and engineering services to the company in the field of active sound control technology and to all NCT business units as needed
     o    Development center for all ClearSpeech algorithm technology
     o    Provides marketing and sales support to the company for European sales

     Artera Group, Inc.:

     o Develops and markets Artera Turbo(TM)web acceleration service to residential users as well as small and medium businesses
     o Foundation for Artera Turbo provided by NCT subsidiary Midcore Software, Inc.'s product called MidPoint Software
     o Markets Artera Turbo through a network of resellers including Internet service providers, incumbent local exchange carriers and others
     o U.K.-based information technology subsidiary, Artera Group International Limited, offering voice and data services to the business community was closed. On December 18, 2001, the Board of Directors of Artera Group International Limited decided to suspend under-performing operations and reduce the number of employees. On March 21, 2002, the Board decided to cease all operations. Cessation was formalized on April 5, 2002 when Artera

          Group International Limited entered liquidation proceedings which proceedings are still underway

     ConnectClearly.com, Inc.:

     o Established to focus on the development of Internet telephony-based voice applications targeted to the e-commerce and e-CRM (electronic customer relationship management) markets
     o NCT's proprietary Internet telephony software is the basis for developing a user-friendly "click to talk" application for improving the completion rate of Internet transactions by allowing for real-time customer service access by a user

     Distributed Media Corporation:

     o Media company that uses proprietary digital technology to deliver audio and visual advertising messages integrated with CD-quality music to a variety of out-of-home and professional venues such as retail stores and hospitals
     o Develops and distributes Sight & Sound(R), a microbroadcasting system that delivers place-based broadcast and billboard advertising
     o    Generates revenue from advertising sales and licensing activities
     o Subsidiary DMC HealthMedia Inc. was formed in May 2000 to develop Sight & Sound(R) networks in hospitals and other health care venues. To date, DMC HealthMedia has completed installations in four New York City hospitals.
     o Subsidiary DMC Cinema, Inc., formerly known as Theater Radio Network, was acquired in August 2000 (see Note 2 - notes to the consolidated financial statements). DMC Cinema provided audio programming in cinemas, producing and distributing a content mix of music, trivia, public service announcements and advertisements. On February 28, 2002, DMC Cinema ceased business operations because of under-performance and the corporation is now dormant.

     NCT Audio Products, Inc.:

     o Designs, develops and markets products which utilize innovative flat panel transducer technology including the Gekko(TM) flat speaker and ArtGekko(TM) printed grille collection

     o Gekko(TM) flat speakers are distributed to consumers through a network of audio resellers o Provides speakers to our subsidiary Distributed Media Corporation for use in its Sight & Sound(R) microbroadcasting system

     Advancel Logic Corporation:

     o Participant in the native Java(TM) (Java(TM) is a trademark of Sun Microsystems, Inc.) embedded microprocessor market whose purpose is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices

     o Develops a family of processor cores, which will execute instructions written in both Java(TM) bytecode and the C/C++ computer language, significantly enhancing the rate of instruction execution, which opens up many new applications including the next generation home appliances and automotive applications, smartcards for a variety of applications, hearing aids and mobile communications devices

     o    In  1998,  certain  Advancel-developed   technology  was  licensed  to
          STMicroelectronics SA for smartcard applications

     o In 2000, Advancel entered into a license agreement with Infinite Technology Corporation under which Infinite Technology Corporation was granted exclusive rights to create, make, market, sell and license products and intellectual property based upon Advancel's Java(TM) Turbo-J(TM) technology and granted non-exclusive rights to Advancel's Java(TM) smartcard core

     Historical Developments

     From January 1, 2003 through October 31, 2003, Carole Salkind, a NCT shareholder, has provided us approximately $8.0 million cash to sustain our operations, for which we issued secured convertible notes. As of October 31, 2003, our indebtedness to Carole Salkind totaled approximately $28.7 million. For further information, please refer to the section below entitled "Certain Relationships and Related Transactions."

     In 2003, the company is focusing its efforts on continued development and improvement of its Artera Turbo(TM) subscription service and establishment of a reseller network for Artera Turbo.

     During 2002, our business operations were sustained by loans made to NCT by Carole Salkind. Carole Salkind provided us approximately $9.6 million cash in 2002 for which we issued secured convertible notes. Please refer to the section below entitled "Certain Relationships and Related Transactions."

     In 2002, the company's efforts were focused on developing, introducing and launching the single line, single user version of its Artera Turbo(TM) subscription service; growing the DMC HealthMedia network and closing non-performing subsidiaries. Highlights in 2002 include the following:

o We completed our acquisition of DMC New York, Inc. which resulted in a charge of $9.2 million.
o Artera Group launched its new Artera Turbo service on October 9, 2002 and began development of a distribution channel for the product.
o Artera Group further developed its relationship with GTSI Corporation, a leading government reseller with annual sales of over $650 million and a sales force of over 300.
o Artera entered into an agreement with FairPoint Communications, Inc., a U.S. telephone company. FairPoint Communications will sell Artera Turbo subscription services through its 29 owned and operated rural local exchange carriers across 18 states, serving approximately 245,000 access lines.
o FairPoint relationship was expanded; now FairPoint Broadband, Inc. serves as the exclusive master distributor of Artera Turbo(TM) to virtually all of the 1,100 rural local exchange carriers and incumbent local exchange carriers and FairPoint Broadband is also a non-exclusive master distributor of Artera TurboTM to approximately 7,600 Internet service providers across the U.S. and Canada.
o DMC HealthMedia installed Sight & Sound(R) networks in four hospitals in the New York metropolitan area this year and initiated advertising sales efforts to organizations promoting healthcare enrollment programs.
o Two algorithms in NCT's ClearSpeech suite became certified in 2002 as eXpressDSP Compliant. This is a program that certifies third-party developers who meet standards for porting algorithms to Texas Instruments' platforms, thereby accelerating their time to market.
o ClearSpeech(R) Adaptive Speech Filter algorithm has been incorporated into a new line of Third Generation cell phones from Sharp Corporation (Japan).
o In an effort to improve our financial performance, we closed DMC Cinema, Inc. (acquired in 2000 as Theater Radio Network), a subsidiary of Distributed Media Corporation, Artera Group International Limited (acquired in 2001 as the Web Factory), a subsidiary of Artera Group, Inc. and the Linthicum, Maryland corporate research and development operation.

     During 2001, our activities were focused toward assimilating the operations of acquired companies, including Artera International (acquired in 2001), DMC Cinema (acquired in 2000), Midcore Software (acquired in 2000) and Pro Tech Communications (acquired in 2000), and further development of related technologies. In addition, we continued our efforts to develop Distributed Media Corporation. The following were significant events in 2001:

o In January 2001, Artera Group, Inc. secured initial net financing of $2.5 million, based upon convertible notes issued to outside investors with a face value of $5 million, convertible to Artera common stock if the subsidiary goes public. As founder investors, the investors in Artera received a

     50% discount to face value on the convertible notes. Additional 6% convertible notes were issued by Artera in 2001 for an aggregate face value of $2.6 million.
o We reacquired (or agreed to reacquire) DMC licenses that had previously been sold in 1999 and early 2000, including all DMC licenses for the right to operate in the New York area and the license for the right to operate in Israel. These repurchases resulted in aggregate charges in 2001 of $19.3 million, net of $2.7 million reduction of deferred revenue in 2001 (the 2002 charge was $9.2 million as noted above). Our purchase of DMC licenses previously sold was to preserve the value of DMC in the respective market areas where licenses had been sold by repurchasing the licenses from licensees who were not exploiting them and gaining control of the licenses so that they would be available for future sale at prices that would better reflect anticipated operational revenue. To that point in time, we had not been able to develop a sufficient capital core to exploit the technology and to execute the DMC business plan. Please refer to the section below entitled "Certain Relationships and Related Transactions."
o NCT and NXT plc reached an agreement to reorganize their 1997 cross-license arrangements related to flat panel speaker technology. Under the new agreements, NCT received 2 million ordinary NXT shares in consideration for the cancellation of the 6% royalty payable by NXT to NCT Audio Products. The NXT shares at issuance held a value of approximately $9.2 million. We sold all the NXT shares in 2001 for an aggregate of $6.9 million in cash, net of fees and expenses.

     During 2000, our efforts were devoted to consummating several acquisitions including Midcore Software, Inc., Theater Radio Network, Inc. (which we renamed DMC Cinema), and Pro Tech Communications, Inc. and continuing efforts on the development of Distributed Media Corporation. The following were significant events in 2000:

o Distributed Media Corporation licensed to Eagle Assets Limited the right to develop a portion of the New York microbroadcasting region for $2 million. We agreed to reacquire this license in 2001 (see above).
o Distributed Media Corporation licensed to Brookepark Limited the right to develop Israel as a microbroadcasting media market for $2 million. We agreed to reacquire this license in 2001 (see above).
o NCT licensed to Delphi Automotive Systems the rights to ClearSpeech(R) noise, acoustic echo and live echo cancellation algorithms for use in its mobile multimedia computing platform for hands-free cellular communications.
o Our subsidiary, Advancel Logic Corporation, licensed to Infinite Technology Corporation exclusive rights to create, make, market, sell and license products and intellectual property based upon Advancel's Java(TM) Turbo-J(TM) technology, subject to rights previously licensed to ST Microelectronics and granted non-exclusive rights to Advancel's Java(TM) smartcard core.

     During 1999, NCT Audio's marketing accelerated. Headset marketing continued, as did technology licensing of the ClearSpeech technology. During 1999, NCT's media subsidiary Distributed Media Corporation (formed in 1998) was launched. During 1999, NCT introduced home theater in a box and home theater speaker bundles; Lernout & Hauspie licensed ClearSpeech noise and echo cancellation for speech applications; Distributed Media Corporation executed contracts with Barnes & Noble College Bookstores and Wherehouse Entertainment stores; and Distributed Media Corporation entered into a $1 million financing agreement with Production Resource Group.

     During  1998,  our  focus  was the  creation  of a  subsidiary,  NCT  Audio
Products, Inc., a marketing and development company for NCT's flat panel transducer-based speaker products, and the active sales and marketing of the Gekko(TM) flat speaker and ArtGekko(TM) product lines. There was an acquisition strategy in place for NCT Audio to roll up other audio companies and incorporate flat speaker products into each acquired company's product lines. While we executed letters of intent to acquire four audio companies, this strategy was eventually abandoned as a result of our inability to attract the appropriate financing. (For more about this, see the NCT Audio arbitration discussion in the section "Legal Proceedings.") At the end of 1998, NCT's media subsidiary Distributed Media Corporation was established. Other highlights of 1998 include: the introduction of Gekko(TM) flat speakers, ArtGekko(TM) printed grille and ClearSpeech-

Handsfree(TM) speakerphone; the license to VLSI Technology Inc. of ClearSpeech noise and echo cancellation algorithms for use in integrated circuits for the cellular market; and the acquisition of Advancel Logic Corporation.

B.   Business Strategy
     -----------------

     Our objective is to leverage our existing base of proprietary technology by licensing it and developing new products and services. To achieve this objective, we license our technologies to subsidiary companies that are focused in particular markets so that the subsidiaries, in turn, may offer our technologies for licensing and developing products and services to be offered to customers. Employing this strategy, the subsidiary is responsible for developing the specific knowledge and intimacy with its market and industry. NCT's technologies are applicable to a wide variety of markets, and therefore, this market knowledge would be difficult to cultivate without specialized subsidiaries. For example, Artera Group, Inc. is licensed with Artera Turbo technology and is now commercializing a subscription-based service for residential Internet users. Pro Tech Communications, Inc. is licensed with NCT's active noise reduction and ClearSpeech(R) algorithms for use in headset products. Distributed Media Corporation is commercializing a microbroadcasting system utilizing NCT's flat speaker technology and proprietary system management algorithms. From time to time, we sell ownership interests in NCT and our subsidiaries to acquire assets and funds needed to operate and finance our ventures.

     We anticipate that as we establish distribution channels and as consumer awareness of our products and communication and media services increases, so, too, will product sales and revenue from licensing fees and royalties. At the same time, we continue to strive to lower the cost of our products and services and enhance their technological performance.

C.   Technology
     ----------

     Active Noise Reduction. Active noise reduction systems are particularly effective at minimizing low frequency acoustical noise, or rumbling sounds. Active noise reduction creates sound waves that are equal in frequency but opposite in phase to the noise, which is any unwanted acoustical signal. The effect of the anti-noise signal on the noise signal is the cancellation of the unwanted noise signal. Products incorporating this technology include NCT's NoiseBuster(R) and ProActive(R) headset lines.

     Signal Enhancement. Our technology can be used to reduce unwanted signals that enter into a communications network, as when background noise enters telecommunications or radio systems from a telephone receiver or microphone. We have developed a line of patented algorithms called ClearSpeech(R) that perform various signal enhancement functions. The ClearSpeech Adaptive Speech Filter algorithm removes noise from voice transmissions. The filter is effective against a variety of stationary noises whose amplitude and pitch change slowly compared to the spectral variations characteristic of human speech. ClearSpeech Acoustic Echo Cancellation removes acoustic echoes in hands-free full duplex communication systems. Acoustic echo cancellation is an adaptive, frequency-based algorithm that continuously tracks and updates the changes in the acoustic path between the loudspeaker and the microphone to eliminate the acoustic echo. The ClearSpeech Reference Noise Filter isolates and removes interfering signals, such as background radio, television, machine and siren noise, so communications can be heard more clearly. The reference noise filter algorithm was designed to remove interference from a desired signal in applications where a reference signal for the interference is available.

     Silicon Micromachined Microphone. The silicon micromachined microphone has potential applications not only in the audible range of frequencies, but in the ultrasonic range as well. The silicon micromachined microphone's low noise floor and adjustable sensitivity improve voice recognition in high ambient noise environments.

     Digital Broadcasting Station System Software. Digital broadcasting station system software is being utilized by DMC in its Sight & Sound(R)
microbroadcasting system to deliver customized music programming to each broadcasting site. Advertising is scheduled and updated via a communications link

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


such as the Internet. The software also performs status checking, play log functions and other diagnostic functions made available to the central control network.

     Telephone Amplifier Technology. Pro Tech has been awarded a patent entitled "Linearization of FET Channel Impedance for Small Signal Applications" which covers the semiconductor technology used in Pro Tech's two-prong and tabletop telephone amplifiers for call centers. This technology facilitates a higher level of signal processing quality at a significantly lower price than conventional semiconductor solutions.

     Information and Traffic Optimization Management Software. NCT's subsidiary, Artera Group, Inc.'s patent-pending technology, Artera Turbo(TM), is a subscription-based service that allows users with a single 56K dial-up connection to browse the Internet at effective speeds faster than with a 325kbs digital subscriber line connection for a fraction of the cost of broadband. Effective speeds of faster connections such as cable, digital subscriber line
(DSL) and integrated services digital network (ISDN) are improved as well. Artera Turbo enhances the effective speed of Internet activities, including web browsing, e-mail and file transfers, for any residence or small to medium sized office, educational institution or governmental facility. Artera Turbo works via a series of proprietary data management techniques. These involve optimization processes Artera Turbo performs on an information stream to reduce the number of bytes transferred over the network (reduction of the size of data transferred). Those techniques that have been developed by us are the subjects of three pending patents of NCT, licensed to Artera. We believe that those aspects of the Artera Turbo technology that are patent pending are unique to NCT and Artera. While it is not possible to patent all of Artera Turbo's data optimization technology, our pending patents cover the unique implementation techniques we have developed. To use Artera Turbo, the user installs the Artera Turbo software on his or her computer via download or CD. No additional hardware is required for the user, nor for the user's Internet service provider. The Artera Turbo software causes the user's computer to connect to the Internet through one of Artera Turbo's data centers. These data centers are integrated systems of server hardware and proprietary and non-proprietary software operated by Artera (or outside providers on Artera's behalf) at commercial facilities. The data centers perform most of the data management functions of Artera Turbo and communicate with users' computers to cause them to perform related functions. Record keeping, access control and billing are accomplished through a customer relations management system connected to the data centers. In forthcoming versions of Artera Turbo, we expect large enterprises to be able to house their own, separate data centers, resulting in bandwidth usage reductions in their private networks. The Artera Turbo product not only increases effective data transfer speeds, but also manages Internet access with features such as usage control and accounting, routing, firewall, e-mail server, caching, parental controls and more.

D.   NCT Proprietary Rights and Protection
     -------------------------------------

     As of February 2, 2004, NCT and its subsidiaries held approximately 577 patents and related rights and an extensive library of know-how and unpatented technology. We have patent coverage in the U.S., Canada, Japan, Europe, Korea, Australia, Hong Kong and Taiwan. We hold or have rights to 317 inventions as of February 2, 2004, including 114 United States patents and over 482 corresponding foreign patents. We have pending 93 U.S. and foreign patent applications. Our engineers have made 160 invention disclosures for which we are in the process of preparing patent applications.

     NCT has continued to make substantial investments in its technology and intellectual property and has incurred development costs for engineering prototypes, pre-production models and field testing of several products and applications. Management believes that our investment in our technology has resulted in the expansion of the value of our intellectual property portfolio and improvement in the functionality, speed, costs of components, products and applications. Our intellectual property strategy has been to build upon our base of core technology that we have developed, acquired or exclusively licensed with newer advanced technology patents developed by, purchased by, or exclusively licensed to, us. In many instances, we have incorporated the technology embodied in our core patents into patents covering specific product applications, including the products' design and packaging. We believe this building-block approach provides greater protection to us than relying solely on the core patents. As our patent holdings increase, we believe the importance of our core patents will diminish from a competitive viewpoint.

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


     DMC received a U.S. patent for Network of Digital Broadcast Systems in January 2003. In 2002, three U.S. patent applications plus their corresponding foreign applications were filed to cover Artera technology. In addition, one U.S. and one European headset patent were issued in 2002 covering cushioned earphones and headsets for aircraft.

     Our core patents and advanced patents and patent applications include the following technologies:

o        active noise control for headsets;
o        adaptive feed forward approach to active noise control;
o        cabin quieting and vibration isolation;
o        multi-channel noise control;
o        combined feedforward and feedback control;
o        control using harmonic filters;
o        filters for signal enhancement and speech filtering;
o        control systems for noise shaping;
o        ClearSpeech technology;
o Sight & Sound(R)'s method and apparatus for delivering audiovisual information; and
o        Artera Turbo information and traffic optimization management.

     The patents described above include patents of all ages ranging from pending applications, which will have a duration of 20 years from their filing dates, through patents soon to expire. Our patents have expiration dates ranging from 2003 through 2019, with the majority of the material patents upon which we rely expiring in 2011 and beyond.

     NCT has been granted the following trademark registrations:

            Mark                               Field of Use
            ----                               ------------
         NCT logo                              Company logo
         NoiseBuster(R)                        Headsets
         ClearSpeech(R)                        Adaptive speech filter products
         ProActive(R)                          Headsets
         Sight & Sound(R)                      Microbroadcasting
         Fastest Ride on the Net!(R)           Web browsing acceleration

     We have also applied for registration of a number of trademarks including:

            Mark                               Field of Use
            ----                               ------------
         SweetSpace(TM)                        Flat audio speakers
         Artera(TM)                            Web browsing acceleration (a)
         Artera Turbo(TM)                      Web browsing acceleration (a)
         Broadband for Everyone(TM)            Web browsing acceleration

         Footnote:
         ---------
          (a) In December 2002, oppositions were filed before the U.S. Patent and Trademark Office to NCT's trademark registration applications for Artera and Artera Turbo. The alleged basis for the oppositions is a confusing similarity to another trademark already registered (Altera). NCT intends to defend the Artera and Artera Turbo trademark registration applications against these oppositions. For more information, see the section "Legal Proceedings."

     We also filed trademark registration applications for the names Gekko(TM) and ArtGekko(TM). These applications were challenged by the holder of a registered trademark for the name Gecko on the grounds of similarity and confusion in a proceeding before the U.S. Patent and Trademark Office. A settlement of these challenges has been reached in principle, and a final settlement agreement is expected soon. The

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


settlement is not expected to require payments by either party and is expected to permit NCT to continue to use the Gekko and ArtGekko names.

     No assurance can be given as to the range or degree of protection any patent or trademark issued to, or licensed by, NCT will afford or that such patents, trademarks or licenses will provide protection that has commercial significance or will provide competitive advantages for our products. No assurance can be given that NCT's owned or licensed patents or trademarks will afford protection against competitors with similar patents, products or trademarks. No assurance exists that NCT's owned or licensed patents or trademarks will not be challenged by third parties, invalidated, or rendered unenforceable. Furthermore, there can be no assurance that any pending patent or trademark registration applications or applications filed in the future will result in the issuance of a patent or registered trademark. The invalidation, abandonment or expiration of patents or trademarks owned or licensed by us which we believe to be commercially significant could permit increased competition, with potential adverse effects on NCT and its business prospects.

     We have conducted only limited patent and trademark searches and no assurances can be given that patents or trademarks do not exist or will not be issued or registered in the future that would have an adverse effect on our ability to market our technologies or products or maintain our competitive position with respect to our technologies and products. Substantial resources may be required to obtain and defend patent and trademark rights of NCT.

     Our policy is to enter into confidentiality agreements with all of our executive officers, key technical personnel and advisors, but no assurances can be made that NCT's know-how, inventions and other secret or unprotected intellectual property will not be disclosed to third parties by such persons.

     Finally, annuities and maintenance fees for our extensive patent portfolio are a significant portion of our expenses; such costs typically range from $300,000 to $600,000 annually. Maintenance fees are charged to maintain granted U.S. patents in force; foreign patents and applications are subject to annuity fees in order to maintain the patents and the pendancy of the applications. If, due to financial constraints, it becomes necessary for NCT to reduce its level of operations, we will not be able to continue to meet the extensive monetary outlay for annuities and maintenance fees to keep all the patents and applications from becoming abandoned. If this occurs, we will have to prioritize our portfolio accordingly.

E.   Research and Development
     ------------------------

     Our research and development personnel focus on product, software and algorithm development, which provides the technological basis for our technology licensing and commercial products, and on basic research, which helps provide the scientific advances that ultimately lead to new products and technology. As of December 31, 2003, our product and development team was comprised of approximately 23 development engineers and scientists.

     In addition to our internal research and development team, we have entered into joint research and development initiatives with other companies.

     NCT-sponsored research and development expenses aggregated $4.4 million, $6.0 million and $4.7 million for the years ended December 31, 2000, 2001 and 2002, respectively, and was $2.7 million for the nine months ended September 30, 2003. We anticipate that we will continue to make significant research and development expenditures to maintain our competitive position. This includes improving our current technologies and products and developing newer technologies and products.

     Our key research and development activities over the last three fiscal years include:

     o    Development  of  Artera  Turbo  subscription   service  and  web-based
          customer relationship management system for Artera;
     o Improvement to echo cancellation and noise filtering algorithms including porting to specific hardware platforms and processor cores;

     o Development of two new noise filtering algorithms, speech in noise detector and intelligent squelch filter;
     o    Development of various versions of our ClearSpeech technology;
     o Improvements to the active noise cancellation technologies used in our headset products;
     o    Development of new algorithms and systems;
     o    Development of advertisement play verification software; and
     o Development of echo cancellation/noise filtering software module appropriate for integration into an Internet telephony program.

F.   Existing Products and Services
     ------------------------------

     Introduction

     NCT's manufacturing and assembly operations are primarily outsourced and handled through contracts with key suppliers and partners. Typically, we purchase complete products from these sub-contractors built to our specifications. Products are then shipped either directly to our customers, to our warehouse or to our third-party warehousing provider. Our employees are responsible for the receiving, stocking, cycle counting, shipping and handling of most of our products. On occasion we may require that some modifications or value-added service be performed in-house or at a third-party contractor.

     Each of the existing products and services we discuss below is produced by NCT and its subsidiaries rather than our licensees. Revenue recognized for our product lines based upon our technologies are classified in our statements of operations as technology licensing fees and royalties, product sales, advertising media and engineering and development services. Our product lines that comprised more than 15% of our consolidated revenue in any one of the last three years are as follows:

     o ClearSpeech(R)microphones, speakers and related products comprised approximately 27.7%, 5.2% and 6.1% of our consolidated revenue in 2000, 2001 and 2002, respectively.
     o JavaTM microprocessor cores comprised approximately 27.6%, 9.7% and zero of our consolidated revenue in 2000, 2001 and 2002, respectively.
     o Pro Tech Communications' product revenue was 4.5%, 20.5% and 22.1% of our consolidated revenue in 2000, 2001 and 2002, respectively.

          NCT Hearing Products

     o NoiseBuster(R). Line of personal active noise reduction headphones and communications headsets that has been marketed since 1997. The
          NoiseBuster reduces low frequency background noise electronically using active noise reduction technology, while leaving speech and music clearly audible. The NoiseBuster headset is sold directly by NCT as well as through a network of resellers.
     o ProActive(R). Line of active noise reduction industrial hearing protection and closed back communications headsets that has been marketed since 1996. The ProActive is ideal for use in higher-noise environments consisting largely of low-frequency noise that cannot easily be reduced with passive methods. Low frequency noise masks the intelligibility of speech and warning signals, which can be hazardous. ProActive is sold directly by NCT as well as through a network of resellers.
     o NB-PCU. Integration of NCT's active noise control technology into in-flight passenger entertainment systems. As a component of the system, NCT also has developed a low-cost headset specifically for in-flight use to be used in conjunction with the integrated active noise reduction electronics. The system is currently being installed in first and business-class cabins on new United Airlines' aircraft.

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


     Pro Tech Communication Products

     Pro Tech currently sells high-quality, lightweight headsets to call centers and the fast food industry. The following are products manufactured or assembled by Pro Tech and sold through a network of resellers:

     o    The ProCom. Lightweight fast-food headset
     o The Apollo. Advanced, lightweight headset design sold for use with telephone users in the call center and small office market
     o The Apollo Freedom Series Headset. A headset made to plug directly into phone systems that already have amplification built into their existing handset
     o The Gemini Amplifier. A full feature amplifier designed to be used in nearly all phone or PC phone configurations in the call center and small office market
     o The USB Adapter. An adapter that allows the use of an amplifier and headset in PC phone installations.
     o The DSP Intelligent Microphone. Designed to serve those markets where the use of a headset is not wanted but headset functionality is required such as speech recognition and speech enabling input/output PC gaming applications
     o The Manager's Headset. A lightweight over-the-ear fast-food headset which provides improved comfort to the fast-food store manager monitoring drive-through activity
     o The A-10 Amplifier. Multi-line amplifier being offered with each of Pro Tech's headsets, designed for the small office and home office markets and has been engineered to work with over 90% of all existing phone systems in the world
     o The A-27 Amplifier. Designed for automatic control distributors or phone systems which use the standard PJ-237 2-prong plug as their interface
     o    The Active Series Headset. Designed for the mobile headset user
     o    The Trinity. Designed for users in noisy environments

          NCT Communications Products

     ClearSpeech algorithms are developed by NCT and licensed directly from NCT to manufacturers for use in a wide variety of communications applications.

     o ClearSpeech(R)Adaptive Speech Filter. Removes noise from voice transmissions
     o ClearSpeech(R)-Acoustic Echo Cancellation. Removes acoustic echoes in hands-free full duplex communication systems
     o ClearSpeech(R)-Reference Noise Filter. Isolates and removes interfering signals, such as background radio, television, machine and siren noise, so communications can be heard more clearly
     o ClearSpeech(R)-Speech in Noise Detector. A noise-robust voice activity detector that produces a binary value, depending on whether or not speech is detected, and an audio output for which non-speech segments have been muted
     o ClearSpeech(R)-Intelligent Squelch Filter. Reduces unwanted signals such as pops and pre-speech noise experienced in some radio communications
     o ClearSpeech(R)-Line Echo Cancellation. Reduces electrical echo caused by 2-4 wire hybrids in telephone networks
     o ClearSpeech(R)-Mic. The first digital noise reduction microphone system for use with hands-free communication systems, substantially reduces background road, tire, wind, engine and traffic noise from hands-free calls, allowing the person receiving the call to hear voices more clearly and with less frustration
     o ClearSpeech(R)-Speaker. A loudspeaker that cleans background noise from the incoming speech signal over a two-way or mobile radio for better intelligibility, suitable for use with mobile radios, fleet communication systems, marine radios and many other communication systems

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


     o ClearSpeech(R)-PCB Board. Currently being sold for incorporation into communication systems at drive-through fast-food restaurants, allows the system to filter background car noise so that only the voice comes through, cutting down on errors in the order process

          NCT Audio Products

     o Gekko(TM)flat speaker and ArtGekko(TM)speaker grille. Flat audio speakers utilizing NCT's patented flat panel transducer technology. With this technology, Gekko(TM)speakers deliver Sweet Space(TM)sound that floods the room with sound as opposed to conventional speakers which deliver sound like a spotlight. Available in two sizes, the Gekko(TM)flat speakers are thin wall hanging speakers that are designed to accept high quality reproductions of the world's most popular artwork, which is the ArtGekko(TM)line of replacement prints and decorative frames. The art is printed on acoustically transparent material, which allows all sound from the flat speaker to pass freely. Gekko(TM)flat speakers have been sold since 1998 through a network of audio retailers. NCT Audio also provides flat speakers for Distributed Media Corporation's Sight & Sound(R)microbroadcasting system.

          Distributed Media Corporation Advertising

     o Sight & Sound(R)system. Sight & Sound(R)provides advertisers with a place-based medium in out-of-home commercial and professional establishments. The Sight & Sound(R)unit is comprised of a stationary billboard format and broadcast music and advertisements. The source of the sound of the system is our digital broadcast system that contains a computer with a hard drive, an amplifier, sound compression unit and other electronic devices. The music is downloaded from the DMC home office to the hard drive through the Internet and then played through flat panel speakers installed in the store. The system is controlled and monitored remotely from a central site and the system is scalable to any number of sites. The audio portion of the advertising is downloaded electronically while the print aspect of our advertisements is sent to independent agents who place the advertisements in the establishments.

     The viability of this business is dependent on advertising placements (see discussion of advertising revenue in I. - Revenue below). Because of this and because advertisers, especially national advertisers, require significant reach into a market when purchasing media, an important objective of DMC is to develop a substantial network of establishments as quickly as possible. There are two different strategies DMC has employed for building the Sight & Sound(R) network. One strategy is for DMC to contract directly with large national retailers (such as Barnes & Noble College Bookstores) and with healthcare facilities for the deployment of the Sight & Sound(R) music system and media service in their establishments. Under this contract strategy, DMC (or its designee) provides, installs and operates the Sight & Sound(R) system at its directly contracted locations and pays the contracted person (such as Barnes & Noble College Bookstores or the healthcare facility) a percentage of the advertising revenue generated by its installed locations. As contracted, we maintain the system by providing the music genre selected along with the audio advertisements to be aired and the billboard advertisements to be displayed on the flat panel speakers at the respective locations. DMC pays a portion of the advertising revenue generated (a royalty) as compensation for our use of the facilities where the Sight & Sound(R) system is located (including the establishments secured by DMC's licensees). We believe the payment serves several purposes including: an inducement for the establishment owner to house the Sight & Sound(R) unit and an incentive for the establishment owner to seek and promote advertisers to air/display advertisements at the location.

     DMC has executed the contract with Barnes & Noble College Bookstores, which allows for the placement of our Sight & Sound(R) system in up to its approximately 406 retail store locations throughout the U.S. (as our cash resources will allow). As of October 31, 2003, 33 Barnes & Noble College Bookstores locations are currently operating DMC digital broadcasting systems primarily installed in 2000. Our installed base of operating Barnes & Noble College Bookstores locations declined by three locations in 2002 due to lost leases and new construction by the retailer. Our installation process is contingent on

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


having adequate cash resources and has progressed slowly due to our financial constraints. The operating systems are geographically dispersed throughout the U.S.

     A second strategy developed to accelerate the expansion of the Sight & Sound network is the licensing of market areas (by geographic territories or lines of business). As a way of accelerating the growth of DMC and delivering expanded reach to its advertisers, through 2000, DMC had actively pursued a licensing strategy of forming national and international affiliate networks
(generally within a defined geographical or market area such as health, education, hospitality or fitness). Since 2000, DMC has de-emphasized its licensing efforts due to insufficient capital to market to prospective licensees, inadequate financing to provide equipment to the licensees, as needed, and weakness in the advertising sector. In the licensing strategy, DMC (as licensor) provides the Sight & Sound unit to the licensee, as the licensee may request. The licensee secures locations to house the Sight & Sound unit, is responsible for the installation, maintenance and operation of the Sight & Sound unit and is responsible for selling local and regional advertising in its licensed area. Upon request from the licensee and for a fee, DMC maintains the system by providing music of the selected genre along with the audio and visual advertising scheduled to be aired and displayed on the behalf of the paying advertiser. DMC installs and operates the system on behalf of the licensee only as requested by the licensee and for a fee. Both DMC and the licensee are responsible for selling advertising, although DMC's emphasis is to attract national advertisers (see discussion of DMC licensing activities in I. - Revenue below). As noted above, DMC pays a portion of the advertising revenue generated to the licensee as compensation for our use of the facilities where the Sight & Sound(R) system is located. We believe the payment serves as an inducement for the licensee to secure locations to house the Sight & Sound(R) unit and provides an incentive for the licensee to seek and promote advertisers to air/display advertisements at its locations.

     Artera Group Products

     Artera Turbo is a software-based service that improves the effective performance of communication lines for Internet-based applications such as web browsing, e-mail and file transfers. It accomplishes these improvements by employing a number of patent-pending, performance enhancement techniques that decrease the size and increase efficiencies in the movement, storage and delivery of electronic data. The core of the Artera Turbo service is the
MidPoint technology, which we combined with other performance enhancing technologies we invented to create Artera Turbo. The following releases have been made:

o With Artera Turbo version 1 (released January 2002), local area network-based PC users (typically, businesses) utilizing multiple dial-up lines are able to achieve effective speeds of up to four times the normal speed of dial-up lines. The effective speeds of faster connections such as cable, digital subscriber line and integrated services digital network are improved as well.
o With Artera Turbo version 2 (released October 2002), residential, single PC users with a single dial-up line are able to achieve effective speeds averaging five times as fast as those achieved when Artera Turbo is not used. The effective speeds of faster connections such as cable, digital subscriber line and integrated services digital network are improved as well.
o With Artera Turbo version 2.5 (released January 2003), the single dial-up line, single PC user is able to achieve effective speeds averaging 5.6 times as fast as those achieved when Artera Turbo is not used. The effective speeds of faster connections such as cable, digital subscriber line and integrated services digital network are improved as well.
o With Artera Turbo 3.0 (released April 2003), we introduced an intuitive user interface that makes accessing features, adding options and changing settings easier for the user and that includes visual feedback to the user to indicate some of Artera Turbo's most important features.
o With Artera Turbo Version 3.1 (released December 2003), we added the ability to increase effective speeds of e-mails that are not web-based (e.g., Microsoft Outlook e-mails), including compressible attachments sent with them, and of compressible files uploaded or downloaded via file transfer protocol (FTP). We also added an automatic software update feature and enhanced parental controls.

     For each application of Artera Turbo, the level of its performance depends on the nature of the data being transmitted. The general rule is that the more compressible, cacheable and inefficiently designed the data, the higher Artera Turbo's performance. Artera Turbo is most effective with web browsing, e-mail, e-mails with compressible attachments and file transfer of compressible files. Artera Turbo is less effective with streaming media, secure web pages such as those used for credit card forms, e-mail with non-compressible attachments and FTP transfers of non-compressible files. While Internet connections are generally faster with multiple lines (requiring multiple modems and, typically, multiple Internet service provider accounts), Artera Turbo achieves effective speed improvements with only one line, modem, Internet service provider account and personal computer. All of the performance enhancements described above have been verified in tests conducted in our laboratories, although we have not contracted independent laboratories to conduct the tests on the product.

     Although there are other products being marketed by Internet service providers and other vendors that perform services similar to Artera Turbo, we differentiate our product from the competition by offering high performance with more features and greater adaptability. For example:

o Artera Turbo works with any type of Internet connection including dial-up, ISDN, wireless, satellite, DSL, cable and T-1 lines. Many Internet speed enhancers deliver speed improvements only for narrowband dial-up.
o Artera Turbo includes an integrated, ultra-secure firewall to protect computers from viruses, hackers and other unwanted attacks. To our knowledge, no other Internet speed enhancer contains this feature.
o Artera Turbo includes integrated web site parental controls to allow parents to determine which web pages their children may or may not visit. To our knowledge, no other Internet speed enhancer contains this feature.
o All current Internet speed enhancers trade off, to some extent, on-screen graphics resolution for effective speed increases, but with Artera Turbo, our tests indicated the rate of effective speed increase for a given level of graphics resolution reduction is higher than with other Internet speed enhancers;
o Artera Turbo comes in a single user residential version and a small office/home office (SoHo) version that can support up to 249 concurrent users on a Local Area Network (LAN). We are currently developing an enterprise version which will support 250 or more concurrent users on a LAN, and we intend to offer that version through a strategic partner or distributor in 2004.

     We continue to work to improve Artera Turbo to allow even faster effective Internet speeds and to permit the use of the product under additional personal computer and network configurations. Artera Turbo will remain a valuable product even if the use of narrowband dial-up Internet access declines in the United States over time, because (i) Artera Turbo increases effective speeds of faster, broadband connections as well as dial-up; (ii) any decline in dial-up in the United States will be gradual; Artera Turbo will still be able to service large numbers of dial-up customers in other countries; and (iv) with forthcoming versions, Artera Turbo will be able to improve effective data transfer speeds within internal LANs not connected to the Internet.

     Artera Turbo is delivered to end users as a subscription service, generally on a month-to-month basis but sometimes under annual or other arrangements. Distribution is via Artera's network of exclusive and non-exclusive distributors and their resellers in the United States and around the world. Distributors include Internet Service Providers (ISPs) and others that offer Internet access services such as Incumbent Local Exchange Carriers (ILECs) and Competitive Local Exchange Carriers (CLECs). Artera Turbo is generally offered to end users in one of the following ways:

o As a bundled offering, in which a reseller has a single offering of Internet access service and Artera Turbo is an included part of that offering for all of the reseller's customers.
o As a premium offering, in which a reseller offers a standard Internet access service that does not include Artera Turbo and a premium Internet access service that does, with the customer selecting between the two.
o As a separate offering, in which a reseller offers Artera Turbo as a distinct product that can be purchased and used to enhance the existing Internet access offerings of the reseller.

     Artera Turbo pricing to distributors varies depending on the version being distributed, the geographical territory, the volume of distribution, the support services performed by the distributor, the nature and extent of the distribution and marketing commitments and, of course, the competitive environment. Artera Turbo pricing to end users is determined by the resellers. Some resellers do not specifically charge for Artera Turbo, choosing instead to include it in their offerings to improve performance, reduce end user turnover (churn) and garner new customers. Of the distributors who do charge for Artera Turbo, monthly per user charges at this time generally range from $3.00 to $5.00. Other Internet access speed enhancers are generally priced in the same range. Our experience with retaining Artera Turbo subscribers is at or above the norm for similar paid Internet-related services. The majority of distributors signed by Artera continue to offer Artera Turbo to their customers.

G.   Strategic Relationships
     -----------------------

     NCT's establishment and maintenance of strategic relationships with major domestic and international business concerns has facilitated the licensing and sale of its technologies and applications. In exchange for the benefits to these companies' own products offered by our technology, these relationships, under the terms of license agreements, provide marketing, distribution and manufacturing capabilities for our products and enable us to limit the expense of our own research and development activities. In order to ensure dependable sources of supply and to maintain quality control and cost effectiveness for components incorporated in our applications and products, an important element of our strategy has been to identify and enter into relationships with manufacturers that will develop and produce custom-made items for NCT product applications, and with manufacturers of components that will supply and integrate components for NCT technologies. Please refer to Note 4 - notes to the consolidated financial statements for further information about our strategic relationships. The following summarizes NCT's key licensing relationships:


----------------------------------------------------------------------------------------
                                     Date Initial
                                     Relationship
     Key Licensees                    Established             Applications
     -------------                    -----------             ------------
Ultra Electronics Ltd.                 June 1991         Aircraft Cabin Quieting Systems

New Transducers Ltd.                   March 1997        Flat Panel Transducers

Oki Electric Industry Co., Ltd.      October 1997        Communications

STMicroelectronics SA &              November 1998       Java(TM) platform
 STMicroelectronics Srl

Delphi Automotive Systems              May 2000          Communications

Sharp Corporation                     August 2001        Communications

FairPoint Broadband, Inc.            October 2002        Artera Turbo
   -------------------------------------------------------------------------------------


         Ultra Electronics Ltd. (U.K.)

         Since 1991, NCT and Ultra (and Ultra's predecessor, part of the Dowty Group), have been designing and developing systems to enhance passenger comfort by quieting aircraft passenger compartments in specified propeller-driven aircraft, which Ultra sells to the worldwide turbo-prop aircraft market. In May 1993, Ultra and NCT signed a teaming agreement to produce and install the NCT cabin quieting system on the SAAB 340 aircraft. Deliveries under this agreement began in 1994. In March 1995, NCT and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million. The arrangement with Ultra terminates upon the expiration of the last applicable patent or rights. Under this agreement beginning in 1998 and continuing through 2013, Ultra has or will pay NCT a royalty of 1.5% of sales of products incorporating NCT technology (see Note 4 - notes to the consolidated financial statements for further details). Each quarter on a timely basis, Ultra provides us with an accounting of its sales of products incorporating NCT technology; however, Ultra tends to not pay us the royalties due on a timely basis.

     New Transducers Ltd. (U.K.)

     New Transducers Ltd. (NXT), its parent, NXT plc, a United Kingdom company listed on the London Stock Exchange, and NCT executed a cross-licensing agreement on March 28, 1997. The term of our license to NXT was five years. Under the terms of the cross-license, we licensed patents and patents pending which relate to flat panel transducer technology to NXT, and NXT licensed to us, patents and patents pending which relate to similar technology. We received the use of NXT's patents and patents pending and the benefit of NXT's technology, which also involves the shaking of a flat panel to produce sound. In consideration of the license, during the first quarter of 1997, NCT recorded a $3.0 million license fee from NXT, and expected to receive royalties on future NXT licensing and product revenue. On April 15, 1997, NXT plc, NXT and NCT executed several agreements and other documents, which terminated the cross-license, and various related agreements and replaced them with a new cross-license and new related agreements. The material changes effected by the new agreements included the inclusion of NXT plc as a party along with NXT and provided that the license fee payable to NCT could be paid in ordinary shares of NXT plc stock. This license fee was paid to NCT in ordinary shares of NXT plc stock, which were subsequently sold by NCT. On September 27, 1997, NXT plc, NXT, NCT Audio and NCT executed several agreements and other documents terminating the new cross-license and a related security deed and replacing them with new agreements. The material changes effected by these agreements included an expansion of the fields of use applicable to the exclusive licenses granted to NXT plc and NXT and an increase in the royalties payable on future licensing and product revenue. On February 9, 1999, NCT Audio and NXT amended the cross-license agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems. The amendment also increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting these expanded licensing rights, each party received a license fee.

     As of March 30, 2001, NCT and NXT entered into an arrangement to reorganize the existing cross-license agreements between the companies. Under the new agreements, we received two million ordinary NXT plc shares in consideration of the cancellation of the royalty payable by NXT to NCT Audio under the 1997 cross-license agreement. The NXT plc shares, upon issuance, had a market value of approximately $9.2 million; these shares were sold for $6.9 million after commissions, resulting in a loss of $2.3 million. We used the cash proceeds in accordance with the revised agreements. In addition, ownership of specified intellectual property, the rights to which were previously licensed to NXT, was transferred to NXT. NXT has licensed to NCT and its applicable subsidiaries the specified NXT intellectual property and all of the NCT-developed intellectual property. NXT agreed to design a low-cost flat panel speaker for use by Distributed Media Corporation. Also under the new agreements, we acquired 533 shares of NCT Audio that were held by NXT and allowed NXT a cashless exercise of an option granted in 1997 to purchase 3,850,000 shares of our common stock. NXT is required to assist DMC in developing a new flat speaker, and we will pay royalties on products developed by NXT and sold by us at the greater of 2% of net sales revenue or ten cents per product developed by NXT (see Notes 4, 14 and 15 - notes to the consolidated financial statements for further details).

     Oki Electric Industry Co., Ltd. (Japan)

     In October 1997, NCT and Oki executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Oki licensed NCT's ClearSpeech(R) noise cancellation algorithm for integration into large-scale integrated circuits for communications applications. NCT has granted Oki the right to manufacture, use and sell products incorporating the algorithm. The algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications. NCT is currently receiving royalties from OKI relating to the license agreement (see Note 4 - notes to the consolidated financial statements). This agreement terminates upon the expiration of the last applicable licensed patent, unless earlier terminated by written agreement of the parties.

     STMicroelectronics SA & STMicroelectronics Srl (France and Italy)

     In November 1998, our subsidiary, Advancel, and STMicroelectronics SA executed a license agreement. Under the terms of the agreement, which included the payment of a license fee, a minimum royalty within two years and future per unit royalties which continue for an unspecified term, STMicroelectronics SA licensed Advancel's tiny2J(TM) for Java(TM) (the T2J-processor core) to combine it with its proven secure architecture and advanced nonvolatile memory technology, to offer a new generation of secure microcontrollers for smartcard applications. The T2J-processor core is designed to accelerate the execution of Javacard(TM)-based smartcard applications such as electronic purse credit/debit card functions, identification cards that provide authorized access to networks and subscriber identification modules that secure various cellular phones against fraud. This agreement resulted in revenue of $0.2 million in 1998 and $2.2 million in 1999. We anticipate royalty revenue from this source may be significant in the future. Royalty payments (based on an amount per T2J microprocessor core unit) from STMicroelectronics commenced during 2003. In accordance with the 1998 agreement, as amended, 50% of the earned royalty payments will not be paid until ST exhausts the $900,000 minimum royalty it prepaid in 1999; the other 50% will be paid to us and recognized as royalty revenue when billed by us (our billings are based upon royalty reports provided to us quarterly by ST).

     Delphi Automotive Systems (U.S.)

     On May 3, 2000, Delphi Automotive Systems licensed NCT's ClearSpeech(R) noise, acoustic echo and live echo cancellation algorithms for use in their mobile multimedia computing platform for hands-free cellular communications. NCT's patented ClearSpeech algorithm cancels approximately 95% of background road, tire, wind, engine and traffic noise from hands-free communications, allowing the party receiving the communication to hear speech more clearly. Although NCT has not recognized any royalty revenue from Delphi to date, we anticipate receipt of royalties in the future.

     Sharp Corporation (Japan)

     In August 2001, NCT and Sharp executed a license agreement for an initial term of three years. Under the agreement, which included an up-front development fee of $75,000 and future per unit royalties to NCT (due upon sale of licensed products), Sharp licensed our ClearSpeech(R) adaptive speech filter algorithm for use with Sharp's current and future wireless communication products. In 2002, Sharp Japan's Communication Division incorporated NCT's ClearSpeech(R) adaptive speech filter algorithm into its new line of Third Generation Cell Phones (3G Phones). The adaptive speech filter cleans background noise from transmitted speech for improved voice quality, listening comfort and intelligibility. We are currently receiving royalties from Sharp. Sharp pays NCT a royalty for each licensed product sold, leased, distributed or otherwise transferred by Sharp. Each licensed product is a "unit" for purposes of the royalty calculation, each unit has one or more "channels" defined as each simultaneous or concurrent channel of signal processing embodying or employing all or part of the licensed patents or technology. The per unit royalty is as follows: $0.50 per channel for the first 500,000 channels; $0.45 per channel in excess of 500,000 channels to and including 1,000,000; and $0.30 per channel in excess of 1,000,000.

     FairPoint (U.S. and Canada)

     On August 15, 2002, FairPoint Communications, Inc. and Artera executed a license agreement whereby FairPoint was granted a non-exclusive right to distribute Artera Turbo(TM) to end users in the United States via FairPoint's owned or controlled incumbent local exchange carriers on a per unit royalty basis.

     On October 11, 2002, FairPoint Broadband, Inc., a wholly owned subsidiary of FairPoint Communications, Inc., and Artera executed a license agreement whereby FairPoint served, with some exceptions, as the exclusive master distributor of Artera Turbo to incumbent local exchange carriers (ILECs), rural local exchange carriers (RLECs) and certain Internet service providers (ISPs) in the United States and Canada and have other non-exclusive rights with respect to Artera Turbo in that territory. The terms of the agreement included a license fee (the fee was approximately $2.0 million to be paid in cash in

24 monthly installments) and per unit royalties (for residential end users, with some exceptions the rate was 50% of the suggested retail price). This agreement had a ten-year term, although FairPoint had the right to terminate the agreement at any time upon 30 days' notice and either party had the right to terminate the agreement in the event of a material breach or the insolvency of the other party. If FairPoint terminated the agreement during the first 24 months of the term, FairPoint would not be required to pay any remaining license fee that would otherwise accrue after the date of termination. In conjunction with this agreement, FairPoint Communications was issued a five-year warrant to purchase
2.0 million shares of NCT common stock at an exercise price of $0.15 per share.

     On May 23, 2003, FairPoint Broadband and Artera entered into a memorandum of understanding in which they noted their mutual intent to execute a new agreement to replace the October 11, 2002 license agreement, altered the royalty formula of the October 11, 2002 agreement and provided that if Artera and FairPoint do not execute a new agreement by June 30, 2003, then until July 15, 2003, either party may terminate the October 11, 2002 license agreement via notice to the other. Were such termination to occur, Artera would be deemed to have waived its right to license fees (but not royalties) from FairPoint for the period after April 30, 2003. The parties did not execute a new agreement by June 30, 2003, but neither party gave notice of termination of the October 11, 2002 agreement by July 15, 2003. Therefore, the royalty formula in the memorandum of understanding continued. That formula, per residential end user, was $1.50 base rate; plus $0.60 if Artera operates the data center for the end user; plus $0.60 if Artera performs billing and collections; plus $0.80 if Artera provides basic support services. The purpose of this royalty adjustment was to enable FairPoint to be more price competitive with Artera Turbo given the downward pricing pressure experienced in the market.

     On November 1, 2003, the parties executed a new agreement that replaced not only the October 11, 2002 agreement with FairPoint Broadband, but the August 15, 2002 agreement with FairPoint Communications as well. In the new agreement, residential per unit royalties are $0.75 base rate; plus $0.60 if Artera operates the data center for the end user; plus $0.60 if Artera performs billing and collections (FairPoint provides its own basic support services). This decrease was designed to permit FairPoint's pricing for Artera Turbo to be even more competitive and to encourage FairPoint to increase its marketing efforts for the product. FairPoint's rights of exclusivity and license fee obligations under the October 11, 2002 agreement are terminated under the new agreement, and Artera waives any claim it may have had for unpaid license fees under the October 11, 2002 agreement. With the execution of the new agreement, FairPoint has begun to reinitiate the active distribution of Artera Turbo to its affiliated ILECs and to outside ILECs, RLECs, ISPs and others in the United States and Canada. FairPoint has told us that it intends to improve its marketing communications program and expand its web presence for Artera Turbo. Although under the prior agreements FairPoint conducted its Artera Turbo sales efforts only through outside contract consultants, FairPoint has told us that under the new agreement it intends to use its internal sales staff and resources.

     FairPoint and Artera are also negotiating for a finder agreement under which FairPoint would, for a commission based on subscriber fee revenues generated, bring other potential distributors of Artera Turbo to the attention of Artera which would handle their accounts itself.

     As of September 30, 2003, FairPoint has paid us $546,000 in non-refundable license fees but has not paid us royalties. FairPoint has told us that it has not sought alternative vendors for services like Artera's, but rather has worked with Artera to make the relationship more beneficial for both parties. We too have not sought a replacement for FairPoint and have worked to improve the relationship for mutual benefit. Although we continue to sign up and seek other distributors for Artera Turbo in North America and beyond, those are additions to, not replacements of, FairPoint. Our experience with retaining Artera Turbo subscribers through FairPoint is comparable to our experience through other distributors, which is at or above the norm for similar paid Internet-related services.

H.   Marketing and Sales
     -------------------

     NCT markets its products and services through its subsidiaries in a variety of ways. Generally, the subsidiaries take a distribution channel approach, as opposed to direct selling. NCT assists each subsidiary with executing marketing communications programs that maximize the reach into the target audience while minimizing the expense. We employ public relations in addition to other targeted direct efforts such as direct mail and e-mail marketing. Where appropriate, we advertise in industry trade magazines as well as attend and exhibit at trade shows. As of December 31, 2003, NCT and its subsidiaries had an internal sales and marketing force of 14 employees.

     Financial information relating to domestic and foreign sales and sales for the years ended December 31, 2000, 2001 and 2002 is set forth in Note 23 - notes to the consolidated financial statements. NCT does not have a significant foreign exchange transaction risk because the majority of its non-U.S. revenue is denominated and settled in U.S. dollars. The remaining intercompany revenue, eliminated in consolidation, is in British pounds sterling and our underlying cost is also in pounds sterling, creating a natural foreign exchange protection.

I.   Revenue
     -------

     The following table sets forth the percentage contribution of each of our operating segments in relation to total revenue for the years ended December 31, 2000, 2001 and 2002. Such revenue and percentage contribution include technology licensing fee revenue we recognized ($1,056,000 in 2000 and $222,000 in 2001) on licenses (in the media business segment) that we subsequently determined to reacquire (see below). Please note that in the following table, "other" represents amounts to reconcile the reportable segment data to the consolidated financial statements, primarily items eliminated in consolidation (see further explanation at Note 22 - notes to the consolidated financial statements).



    (In thousands of dollars)

                                                        Years Ended December 31,
                    -------------------------------------------------------------------------------------------
                               2000                           2001                           2002
                    -----------------------------   ----------------------------   ----------------------------
                      Amount        % of Total        Amount       % of Total        Amount       % of Total
                    -----------    --------------   -----------    -------------   -----------    -------------
Communications      $   5,911           46.0%        $   8,019          75.6%        $  5,963          81.5%

Media                   3,541           27.6%            2,612          24.6%           2,270          31.0%

Technology              3,550           27.6%            1,028           9.7%               -             -

Other                    (162)          (1.2%)          (1,047)         (9.9%)           (914)        (12.5%)
                    -----------    --------------    -----------   -------------   -----------    -------------
         Total      $  12,840          100.0%        $  10,612         100.0%        $  7,319         100.0%
                    ===========    ==============    ===========   =============   ===========    =============


     For the nine months ended September 30, 2003, our communications and media segments contributed 50.2% and 49.9%, respectively, of total revenue, offset by consolidating adjustments.

     Product Revenue

     The following table sets forth the percentage contribution of our separate operating segments in relation to NCT's product revenue for the years ended December 31, 2000, 2001 and 2002.


    (In thousands of dollars)
                                                              Years Ended December 31,
                             --------------------------------------------------------------------------------------------
                                        2000                             2001                           2002
                             ----------------------------    -----------------------------   ----------------------------
                                Amount         % of Total        Amount         % of Total        Amount       % of Total
Communications                 $  1,683            84.1%       $  4,510             98.7%       $  2,631           97.6%
Media                               318            15.9%             58              1.3%             66            2.4%
Technology                            -                -              -                 -              -               -
                             -----------   --------------    -----------     -------------   ------------   -------------
         Total                 $  2,001           100.0%       $  4,568            100.0%       $  2,697          100.0%
                             ===========   ==============    ===========     =============   ============   =============

     Product revenue was approximately 15.6%, 43.1% and 36.8% of total revenue for the years ended December 31, 2000, 2001 and 2002, respectively. Product revenue was approximately 38.6% of total revenue for the nine months ended September 30, 2003.

     Technology Licensing Fees and Royalty Revenue

     The following table sets forth the percentage contribution of the separate operating segments in relation to NCT's technology licensing and royalty revenue for the years ended December 31, 2000, 2001 and 2002.


    (In thousands of dollars)

                                                              Years Ended December 31,
                             --------------------------------------------------------------------------------------------
                                        2000                             2001                           2002
                             ----------------------------    -----------------------------   ----------------------------
                               Amount          % of Total       Amount          % of Total      Amount        % of Total
Communications                 $  3,257            32.8%       $  2,639             46.8%       $  2,334           52.0%
Media                             2,065            20.8%          1,834             32.6%          2,140           47.6%
Technology                        3,550            35.8%          1,028             18.3%              -               -
Other                             1,056            10.6%            132              2.3%             19            0.4%
                             -----------   --------------    -----------     -------------   ------------   -------------
         Total                 $  9,928           100.0%       $  5,633            100.0%       $  4,493          100.0%
                             ===========   ==============    ===========     =============   ============   =============

     Technology licensing fees and royalties were approximately 77.3%, 53.1% and 61.4% of total revenue for the years ended December 31, 2000, 2001 and 2002, respectively, and approximately 59.1% of total revenue for the nine months ended September 30, 2003 (attributable to recognition of deferred revenue from license agreements entered into prior to 2002). We do not expect to receive cash or other consideration from our deferred revenue. In some cases, the consideration we received for licenses was for an amount less than we recorded as deferred revenue. In addition, our revenue includes DMC licenses we subsequently reacquired; the amounts of such revenue recognized are approximately $1,056,000 in 2000 and $222,000 in 2001. Our repurchased license cost was $19.3 million, net of reduction of deferred revenue in 2001 and $9.2 million in 2002. Our 2002 technology licensing fees and royalties of $4.5 million were primarily attributable to recognition of deferred revenue of $2.1 million from the New Transducers Ltd. license and $1.9 million from Teltran International Group, Inc. license and did not represent cash. Our 2001 technology licensing fees and revenue were primarily attributable to recognition of deferred revenue of $1.6 million from the New Transducers Ltd. license, $2.3 million from Teltran International Group, Inc. license, $1.0 million from Infinite Technology Corporation license and approximately $0.2 million from DMC licenses and did not represent cash. Our 2000 revenue was predominantly due to the revenue recognized from the license to Infinite Technology Corporation of $3.6 million, license to Pro Tech of $2.4 million, license to Vidikron of America, Inc. of $2.0 million, license to Teltran International Group, Inc. of $0.4 million and DMC license revenue of approximately $1.1 million.

     Aggregate DMC license fees recognized were $2,056,000 in 2000 ($1 million up-front fee from Vidikron, approximately $500,000 and $556,000, respectively, from Brookepark Limited and Eagle Assets Limited each of whom acquired DMC licenses for $2 million and such license fee had been deferred and was recognized as license fee revenue over the life of the respective license), $222,000 in 2001 (approximately $111,000 for each of Brookepark and Eagle Assets) and zero in 2002. DMC had licensed the New York designated market area to Eagle Assets Limited in March 2000 and in 1999 to investors who transferred their licenses to DMC New York, Inc. ("DMC NY"). Please refer to "Certain Relationships and Related Transactions" for a description of our reacquisition of licenses from DMC NY for which we incurred charges of $18.0 million and approximately $9.2 million, respectively, in 2001 and 2002.

     In 2001, we agreed to reacquire the license issued to Eagle Assets to develop a portion of the New York microbroadcasting region and have accrued $2.0 million for such reacquisition currently being negotiated. Also in 2001, we agreed to reacquire the license issued to Brookepark Limited for $2 million that we have accrued in our consolidated financial statements. The reacquisition was to be 50% from Brookepark Limited and 25% from each of two transferees from
Brookepark: Austost Anstalt Schaan and Balmore S.A. This Israel license has not yet been reacquired but terms are in negotiation. Upon our decision to reacquire DMC licenses previously sold to Brookepark and Eagle Assets, we reduced the remaining deferred revenue to zero (we recorded $1.3 million expense representing our $4.0 million reacquisition price for the Eagle Assets and Brookepark licenses, less $2.7 million reduction of deferred revenue; these were part of the aggregate $19.3 million, net, repurchased license charge in 2001). For the

DMC licenses held by each of Eagle Assets and Brookepark, we negotiated and agreed in principle that the reacquisition cost would be $2.0 million for each; thus, the amount we accrued is one we expect will not be subject to further negotiation. The ongoing negotiation is with respect to the form of that $2.0 million to be paid to each of Eagle Assets and Brookepark. We have agreed that the reacquisition price will be paid with debt or equity securities of NCT or its subsidiaries (not cash). Due to poor performance of NCT and its subsidiaries over the last two years, the entity from which the debt or equity securities will be issued and the form of that consideration have not been agreed upon by the parties. Our DMC licensees have not generated any revenue with the technology DMC licensed to them nor have they used the DMC licenses to distribute the Sight & Sound(R) systems.

     Advertising Revenue

     Advertising revenue for the years ended December 31, 2000, 2001 and 2002 was $828,000, $279,000 and $105,000, respectively, and represented 6.5%, 2.6%
and 1.4% of total revenue for the years ended December 31, 2000, 2001 and 2002, respectively, and approximately $53,000 (1.5% of total revenue) for the nine months ended September 30, 2003. The advertising revenue is due to amounts recognized from in-theater audio advertising supplied to multiplex cinemas ($0.7 million, $0.2 million and zero in 2000, 2001 and 2002, respectively) and amounts generated from broadcast and billboard advertising through DMC's network of Sight & Sound(R) systems ($0.1 million in each of 2000, 2001 and 2002, respectively). Effective February 28, 2002, we ceased the business operations of DMC Cinema (due to under-performance); consequently, advertising revenue are expected to decline in the short-term. Our advertising placements have been limited because of limited financial resources to outfit establishments, which, in turn, results in limited reach available to advertisers. Advertising gross profit for the years ended December 31, 2000, 2001 and 2002 was $14,000, $(53,000) and $90,000, respectively, and approximately $44,000 for the nine months ended September 30, 2003.

J.   Concentrations of Credit Risk
     -----------------------------

     NCT sells its products and services to original equipment manufacturers, distributors and end users in various industries worldwide. As outlined below, our three largest product customers accounted for approximately 31.3% of product revenue during 2002 and 3.4% of aggregate gross accounts receivable at December 31, 2002. Although our policy is to collect receivables in cash, from time to time, our revenue and accounts receivable may be settled in securities of the customer's company or in securities of NCT or its subsidiaries held by the customer rather than cash, and we may not realize cash in the amount recorded for the transaction.

    (In thousands of dollars)

                                                   As of December 31, 2002
                                                 and For the Year then Ended
                                             ---------------------------------
                  Customer                    Receivable          Revenue
     ------------------------------------    -------------    ----------------
     Muzak                                        $     7           $     484
     AM-COM                                             -                 222
     McDonalds                                         13                 137
     Clever Devices                                     1                 123
     HM Electronics                                     9                  57
     AVSHOP                                             5                  42
     All Others                                       248               1,632
                                             -------------    ----------------
         Total product                            $   283           $   2,697
                                             =============    ================

     As outlined below, our three largest technology licensing fees and royalty customers accounted for approximately 99.3% of technology licensing and royalty revenue during 2002.

    (In thousands of dollars)

                                                   As of December 31, 2002
                                                 and For the Year then Ended
                                             ---------------------------------
                  Customer                    Receivable          Revenue
     ------------------------------------    -------------     ---------------
     Teltran International Inc.                   $     -         $     1,921
     New Transducers Ltd. (NXT)                         -               2,140
     OKI Electronic Industry Co., Ltd.                  -                 402
     Ultra Electronics, Ltd.                           19                  19
     Sharp Corporation                                  -                   3
     All Others                                       283                   8
                                             -------------     ---------------
         Total licensing fees and royalties       $   302         $     4,493
                                             =============     ===============

     Our payment terms are dependent on the type of revenue. Generally, trade receivables are due 30 to 60 days after the invoice date; royalty receivables are due 30 to 90 days after they are earned; and license fee receivables are due normally upon execution of the agreement.

     NCT does not require collateral or other security to support customer receivables. NCT regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable. When quantifying the realizability of accounts receivable, NCT takes into consideration the value of past due receivables and the collectibility of such receivables, based on the creditworthiness of the customer.

     Financial instruments, which potentially subject NCT to concentration of credit risk, consist principally of cash and cash equivalents maintained primarily in banks and in trade receivables. NCT's cash equivalents consist of commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less.

K.   Competition
     -----------

     We have a number  of  direct  competitors.  To our  knowledge,  each of our competitors is pursuing its own technology, either on its own or in collaboration with others, and has commenced attempts to commercially exploit such technology. NCT believes that a number of other large companies, such as the major domestic and foreign communications, computer, automobile and appliance manufacturers, as well as aircraft parts suppliers and manufacturers, have research and development efforts underway that could be potentially competitive to NCT. These companies are well established and have substantially greater management, technical, financial, marketing and product development resources than NCT.

     Competition faced by our products and services includes:


                                                                                       Competitive
                                                           -------------------------------------------------------------------------
   Product/Service                Competition                 Advantages                                    Disadvantages
   ---------------                -----------                 ----------                                    -------------
NoiseBuster headphone        Sony, Bose                    High performing active noise reduction;     Limited name recognition;
                                                           low cost product                            limited marketing and
                                                                                                       distribution; long lead times
                                                                                                       for production

Gekko(TM)flat speakers       Sony, Aiwa, and any other     Flat wall-mounting design; greater sound    Limited name recognition;
                             speaker manufacturer          dispersion; wide choice of decorator        limited marketing; long lead
                                                           facades                                     times for production

ClearSpeech noise and        Lucent, Texas Instruments,    High-quality noise and echo cancellation;   Limited name recognition;
echo cancellation            other large communications    minimal voice quality degradation           limited marketing
                             companies

Sight & Sound(R)             In-store music providers      Ongoing cash incentives to site owners;     Limited name recognition;
system                       such as Muzak; other          demographically targeted opportunity for    limited marketing; limited
                             advertising media             advertisers                                 operating history

Artera Turbo service         Internet access enhancement   Better Internet access speed                Limited name recognition;
                             services from Propel,         improvements than other access              limited distribution
                             Proxyconn, Venturi Wireless,  enhancement services; lower cost than       compared to broadband
                             Inktomi and QuickCat          broadband Internet access service           Internet access providers;
                             Technologies; DSL, cable      providers                                   slightly higher cost than
                             modem, ISDN and other                                                     some Internet access
                             broadband Internet access                                                 enhancement services
                             service providers


L.   Government Contracts
     --------------------

     Prior to 1998, NCT acted as a government subcontractor in connection with the performance of various engineering and development services. Government contracts generally provide for cancellation at the government's sole discretion, in which event the contractor or subcontractor may recover its actual costs up to the date of cancellation, plus a specified profit percentage. Governmental expenditures for defense are subject to the political process and to rapidly changing world events, either or both of which may result in significant reductions in such expenditures in the proximate future. Government contracts are not viewed as a significant part of our business. No such contracts were in effect during 2000, 2001 or 2002.

M.   Environmental Regulation Compliance
     -----------------------------------

     Compliance with federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, does not have any material effect upon our capital expenditures, earnings or competitive position.

N.   Employees
     ---------

     NCT and its subsidiaries had 75 employees as of December 31, 2003. The employees include 14 in sales and marketing; 15 in executive and administrative roles; 14 in the areas of finance, accounting, human resources, legal, information technology and intellectual property; 23 in engineering and development; and 9 in operations and production. None of our employees is represented by a labor union. NCT considers its relationships with employees to be satisfactory.

O.   Acquisitions
     ------------

     Please refer to Note 2 - notes to our consolidated financial statements for further information about our acquisitions. In 2000, we acquired Theater Radio Network, Inc. (renamed DMC Cinema, Inc.), Midcore Software, Inc. and Pro Tech Communications, Inc. In 2001, we acquired Artera Group International Limited (formerly known as Teltran Web Factory Limited) and 25% of DMC New York, Inc. In June 2002, pursuant to an exchange agreement, we acquired the remaining 75% of DMC New York, Inc. and $120,000 cash from Crammer Road in exchange for 1,800 shares of our series H preferred stock.

P.   Recent Financing Transactions
     -----------------------------

     Our financing transactions during the year ended December 31, 2002 are discussed in our consolidated financial statements. Those transactions and the footnote reference to notes to our consolidated financial statements are highlighted below:

  NCT Convertible Notes Issued to Carole Salkind                 Note 10
  8% Convertible Notes issued by Artera Group, Inc.              Note 10
  Private Equity Credit Agreement of July 25, 2002               Notes 14 and 21
  Other NCT Group, Inc. Convertible Notes and Notes Payable      Note 10
  NCT Series H Preferred Stock                                   Note 14

     From January 1, 2003 through October 31, 2003, we issued an aggregate of $24.5 million debt to Carole Salkind that included $13.8 million of matured debt that we did not repay but rolled over into new debt, along with $1.4 million in default penalties (10% of the principal in default) and $1.3 million in accrued interest. See "Certain Relationships and Related Transactions."

     On April 22, 2003, NCT issued a convertible note to Alpha Capital Aktiengesellschaft for $235,000. The note matures on April 25, 2005 and bears interest at 8% per annum, payable January 1, 2004 and annually thereafter, and at maturity. From the issuance date until the note is paid in full, Alpha has the right to convert any outstanding principal of the note, and at Alpha's election, the interest accrued on the note into shares of NCT common stock at a conversion price per share of $0.04. NCT is obligated to register the underlying common shares for resale.

     On  September  4, 2003,  NCT  issued a  convertible  note to Alpha  Capital
Aktiengesellschaft in the principal amount of $400,000 and to Libra Finance S.A., as finder, in the principal amount of $40,000. These notes mature on September 4, 2005. Interest accrues at the rate of 8% per annum and is payable January 1, 2004 and annually thereafter, and at maturity. From the issuance date until the notes are paid, the holders have the right to convert any outstanding principal of the notes, and at the election of the holder, the interest accrued on the notes into shares of NCT common stock at a conversion price of 80% of the five-day average closing bid price for the five days immediately preceding conversion. NCT has an obligation to register for resale the underlying common stock.

Q.   Operating segments
     ------------------

     For a full discussion of operating segments and geographic areas, see Notes 22 and 23 - notes to the consolidated financial statements.

R.   Available Information
     ---------------------

     For further information about our business, you may visit our website at www.nctgroupinc.com. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may review and copy these reports at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at http://www.sec.gov.

PROPERTIES

     Our principal executive office and corporate headquarters are located in Westport, Connecticut where we lease approximately 18,700 square feet of space that is adequate for our purposes. The lease expires in March 2010 and provides for monthly rental of approximately $28,000 for the first five years and $31,000 for the next five years. This facility also houses the corporate headquarters for several of our subsidiaries including DMC, Advancel, Artera and DMC HealthMedia and our sales and marketing offices. The facility also housed DMC Cinema until that subsidiary ceased operations on February 28, 2002.

     Until January 15, 2002, NCT maintained a research and technical support laboratory in Linthicum, Maryland, where we leased approximately 40,000 square feet of space. The leases provided for monthly rentals of approximately $36,000, subject to annual inflationary adjustments. The Linthicum, Maryland facility has been closed. Substantially all of its operations have been consolidated at our Cambridge, England facility. Please refer to "Legal Proceedings" for further information on the termination of this lease.

     Effective March 21, 2002, NCT entered into a lease agreement for 2,400 square feet of space located at 7525 Connelley Drive, Suite C, Hanover, Maryland for a term of three years, which expires March 2005, at a monthly rental of $2,400. This facility is used for NCT Hearing engineering.

     Since April 1, 2001, Pro Tech's executive, sales and manufacturing facilities occupy approximately 13,000 square feet of space located at 4492
Okeechobee Road, Fort Pierce, Florida, pursuant to a lease agreement which expires in February 2006 and provides for monthly rental of approximately $5,000 increasing to approximately $8,000 over the five-year term.

     Since April 1, 2001, Midcore's sales offices along with Artera's sales and product development operations have occupied approximately 6,400 square feet of space located at 900 Straits Turnpike, 2nd Floor, Middlebury, Connecticut pursuant to a five-year lease agreement, which expires March 2004, for an average monthly rental of approximately $10,600.

     Our European operations are conducted in Cambridge, England where we lease 4,000 square feet of space under a lease, which expires in April 2007 and provides for a current monthly rental of approximately $5,000, subject to annual inflationary adjustments. Effective January 15, 2002, we consolidated substantially all our former Linthicum, Maryland research and technical support operations with the activities of this facility. Until it ceased operations in 2002, Artera Group International Limited conducted its operations in a 10,400 square foot rented facility in Newcastle-under-Lyme, Staffordshire, England that required a monthly rental of approximately $10,000.

     We believe our facilities provide us with adequate space for the near term consistent with our current business plans. We do not intend to lease additional space during 2003.

LEGAL PROCEEDINGS

     NCT Audio Arbitration and TST/TSA/GTI Bankruptcy
     ------------------------------------------------

     On September 16, 1999, NCT Audio filed a demand for arbitration before the American Arbitration Association in Wilmington, Delaware, against Top Source Technologies, Inc. ("TST") and its subsidiary, Top Source Automotive, Inc., ("TSA") alleging breach of agreement, breach of good faith and fair dealing, fraudulent conduct, negligent misrepresentation and breach of fiduciary duties to a shareholder (NCT Audio holds 15% of the outstanding stock of TSA) in connection with an August 14, 1998 agreement by which NCT Audio was granted an exclusive option to purchase substantially all of the assets of TSA, and other agreements among such parties related thereto. NCT Audio sought rescission of the asset purchase agreement, recovery of monies paid to TST for TSA's assets and recovery of a pro rata portion of the sales proceeds ultimately paid by a third party, Onkyo America, for TSA's assets. On December 8, 1999, TST and TSA filed an answer and counterclaim in the arbitration proceeding, seeking to recover (1) the $1 million differential between the $9 million purchase price paid by Onkyo America for TSA's assets and the $10 million purchase price that NCT Audio had been obligated to pay; (2) expenses associated with extending NCT Audio's time to close its transaction;
(3) the monies and stock owed under the extension agreements; and (4) legal expenses. NCT maintained that the promissory note and stock were procured by fraud perpetrated by TST and/or TSA and otherwise denied the allegations of the counterclaims. On July 17, 2000, NCT Audio filed a revised demand for arbitration, which elaborated on the claims, arguments and requests for relief of the original demand for arbitration. On November 27, 2001, NCT Audio filed an amended arbitration claim, which further expanded on the claims, arguments and requests for relief of the original and revised demands for arbitration and which added a claim for breach by TST and TSA of a confidentiality agreement entered into with NCT Audio in connection with their August 14, 1998 asset purchase agreement.

     On or about December 18, 2001, while the parties were completing discovery with an arbitration hearing scheduled to begin on January 21, 2002, TST (under its new name Global Technovations, Inc. ("GTI")), TSA and their corporate affiliates filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware. Under federal law, those filings stayed NCT Audio's arbitration proceedings with TSA and TST. Shortly after the initial filings, the bankruptcy case was transferred to the U.S. Bankruptcy Court for the Eastern District of Michigan. NCT Audio was appointed to the creditors' committee in the bankruptcy case. On July 1, 2002, NCT Audio filed proofs of claim against TST (GTI) and TSA for amounts believed to be owed to NCT Audio by them. On December 18, 2002, GTI and TSA filed a Plan of Reorganization and Proposed Disclosure Statement relating thereto. On January 17, 2003, NCT Audio objected to the GTI/TSA Plan of Reorganization and Disclosure Statement on the ground that the Plan was detrimental to NCT Audio in ways that are unlawful. On January 21, 2003, NCT Audio and GTI/TSA reached a settlement of NCT Audio's objection motion and all other matters in dispute between them. Pursuant to the settlement, NCT Audio (i) withdrew its objection to the Plan and Disclosure Statement; (ii) reduced its claim in the bankruptcy to $1,500,000; and (iii) released the debtors and their officers and directors from all claims other than this claim against the debtors in the bankruptcy. In consideration thereof, the Plan was amended to (w) release NCT Audio and its officers and directors from all claims of GTI and TSA (including NCT Audio's alleged obligations under a $204,315 principal amount note due April 16, 1999 and its alleged obligation to issue $100,000 of its preferred stock under an agreement with TST); (x) provide that NCT Audio will be paid $125,000 from the assets of the bankruptcy estate upon confirmation of the Plan; (y) elevate NCT Audio's (now $1,500,000) claim in the bankruptcy from a "contested" claim to an "allowed" (i.e., uncontested) claim; and (z) provide that NCT Audio will be entitled to payments, if any, on its $1,500,000 bankruptcy claim in the course of administration of the estate under a formula set forth in the Plan. The Plan as amended also provides for a $1,000,000 litigation fund for the estate's efforts to enforce a number of claims it believes it has against third parties, the proceeds of which efforts would, under the formula in the Plan, be used to pay the claims of NCT Audio and the other creditors of the bankruptcy estate. On February 18, 2003, the bankruptcy court confirmed the Plan as so amended.

     Theater Radio Network - InsiderStreet (Neometrix) Litigation
     ------------------------------------------------------------

     On December 6, 2000, our subsidiary DMC Cinema (formerly known as Theater Radio Network) filed suit against InsiderStreet.com, Inc. in the Circuit Court of the Thirteenth Judicial Circuit for Hillsborough County, Florida. The complaint alleges that InsiderStreet breached a May 5, 2000 advertising agreement with Theater Radio Network and seeks a declaratory judgment and specific performance of the agreement. The agreement provided that, in exchange for advertising services performed by Theater Radio Network, InsiderStreet would deliver to Theater Radio Network $3 million in common stock of InsiderStreet, with an adjustment in the number of shares to ensure that the total stock delivered was worth at least $2,000,000 on May 10, 2001 and with registration of all stock delivered. InsiderStreet has to date made only a partial delivery of shares and has not registered any of the shares delivered. Discovery in this litigation has begun. On October 23, 2001, Theater Radio Network terminated its representation by outside counsel in this action due to a possible conflict of interest. On February 28, 2002, Theater Radio Network (DMC Cinema) ceased operations, although that does not preclude it (or an assignee) from further prosecuting the Theater Radio Network claims. On March 26, 2002, Theater Radio Network retained new counsel in this action. On or about October 9, 2002, InsiderStreet.com, Inc. changed its name to Neometrix Corp. On or about April 14, 2003, Neometrix Corp. changed its name to Neometrix Technology Group, Inc.

     Production Resource Group Litigation
     ------------------------------------

     On June 6, 2001, Production Resource Group (PRG) began legal proceedings against NCT and our subsidiary, Distributed Media Corporation, in the Superior Court for the Judicial District of Fairfield County, Connecticut. PRG's complaint alleged that NCT and DMC breached the terms of a July 19, 1999 lease, promissory note and warrant entered into in connection with the lease of some DMC Sight & Sound(R) equipment. The complaint also alleged that NCT and DMC breached a January 11, 2001 resolution agreement designed to settle disputes between the parties concerning the July 19, 1999 transactions, that we breached a May 11, 2001 agreement designed to settle disputes between the parties concerning the July 19, 1999 transactions and the January 11, 2001 resolution agreement, and that we engaged in misrepresentations and fraud in connection with these matters. On July 26, 2001, the court granted a pre-judgment remedy giving PRG the right to attach or garnish up to $2.1 million of specified assets of NCT and DMC. On October 4, 2001, we filed an answer to the plaintiff's complaint, denying PRG's material allegations, seeking dismissal of the complaint and counterclaiming for breach of PRG's obligation to deliver equipment.

     On December 20, 2001, NCT and DMC accepted an Offer of Judgment requiring NCT and DMC to pay PRG $2.0 million. That judgment was entered on January 17, 2002 along with costs of $0.2 million. In December 2001, we recorded all anticipated liability related to payment of this judgment. PRG is conducting post-judgment discovery regarding enforcement of the judgment. On or about February 14, 2003, PRG served papers on NCT seeking to enforce the judgment against the shares of stock of NCT Audio owned by NCT. On or about June 6, 2003, in furtherance of its efforts to collect on the judgment, PRG filed the judgment in the Circuit Court for Anne Arundel County, Maryland; the Superior Court of New Jersey, Hudson County; and the Circuit Court of St. Lucie County, Florida. Between August 8, 2003 and August 14, 2003, PRG also served property executions relating to the judgment on NCT Audio Products, Inc., Advancel Logic Corporation and Midcore Software, Inc. as third parties to the litigation. As of December 10, 2003, PRG had collected approximately $130,000 in NCT's and DMC's cash or cash equivalent assets as a result of the judgment (including the pre-judgment remedy referred to above). On or about December 10, 2003, PRG filed a motion for an Order in Aid of Execution which would require NCT and DMC to turn over to the court equity and debt securities they hold (including equity in their subsidiaries) sufficient to satisfy the approximately $2.1 million remaining on the judgment. To the extent that further payment of the judgment is in cash or securities turned over and sold for the benefit of PRG, such payment could be material to our financial position.

     On January 2, 2002, outside the scope of the judgment entered into with NCT and DMC, PRG amended its Connecticut complaint to allege that NCT's Chairman and Chief Executive Officer Michael Parrella, in dealing with PRG on behalf of NCT, committed breaches of good faith and fair dealing, unfair trade practices and fraud. NCT has agreed to indemnify Mr. Parrella for any liabilities (including legal fees) he may incur as a result of the PRG claims against him in this action. On July 15, 2002, Mr. Parrella moved to strike the portions of PRG's amended complaint that pertain to him personally. On February 25, 2003, the court granted Mr. Parrella's motion in part, striking those portions of the amended complaint against him that allege a breach of an obligation of good faith and fair dealing, but declining to strike those portions of the amended complaint against him that allege unfair trade practices and fraud. On August 8, 2003, Mr. Parrella filed a motion for summary judgment on all remaining allegations. The court has not yet ruled on that motion. Mr. Parrella has told NCT that if any allegations in the amended complaint remain after the court's decision on the summary judgment motion, he intends to deny such allegations. To the extent that NCT may ultimately indemnify Mr. Parrella for liabilities arising out of these allegations and for related legal fees, we believe that our directors and officers indemnification insurance (subject to certain exceptions under the insurance policy and after payment of a $100,000 deductible) will cover such payments. Discovery as to Mr. Parrella has begun.

     On or about December 15, 2003, PRG filed a complaint in the Delaware Chancery Court in and for New Castle County against NCT, DMC, Michael J. Parrella (Chairman and Chief Executive Officer of NCT), Irene Lebovics (President and a Director of NCT), John J. McCloy II (a Director of NCT) and Sam Oolie (a Director of NCT). On or about January 6, 2004, PRG amended its complaint to add Cy E. Hammond (Chief Financial Officer of NCT) as a defendant. PRG's complaint (as amended) alleges that NCT and DMC are insolvent, that during the insolvency the individual named defendants owe a fiduciary duty to PRG as a judgment creditor in the Connecticut litigation described above, and that the individual defendants breached that duty. The complaint (as amended) seeks the appointment of a receiver over the business and assets of NCT and DMC and money damages against the individual defendants in an amount at least equal to the amount of the Connecticut judgment remaining unsatisfied. NCT has agreed to indemnify the individual defendants for any liabilities (including legal fees) they may incur as a result of the PRG claims against them in this Delaware action. NCT has submitted those claims for director and officer indemnification insurance coverage but has not yet received confirmation of coverage. NCT and DMC intend, and the individual defendants have told NCT that they intend, to deny the allegations in the complaint (as amended).

     Maryland Lease Litigation
     -------------------------

     On or about January 31, 2002, West Nursery Land Holding Limited Partnership brought an action against NCT in the District Court of Maryland for Anne Arundel County. This action sought repossession of premises at 1025 West Nursery Road, Linthicum, Maryland and an award of approximately $89,000 in connection with NCT's shutdown of its offices at, and abandonment of, such premises. On or about February 7, 2002, judgment as requested in the complaint was entered by the court. On or about July 11, 2002, West Nursery brought an action against NCT in the Superior Court for the Judicial District of Fairfield County, Connecticut seeking to enforce the Maryland judgment in Connecticut. On August 5, 2002, the Connecticut court issued a pre-judgment remedy prohibiting NCT from disposing of its assets other than in the ordinary course of business. On September 23, 2002, West Nursery moved for a default judgment on its Connecticut complaint. On October 29, 2002, NCT filed an objection to the motion for default judgment and filed an answer to the complaint in which it denied the material allegations of the complaint. Through December 31, 2002, West Nursery had collected approximately $27,000 on this judgment. On December 31, 2002, NCT and West Nursery executed a settlement agreement under which all claims of West Nursery against NCT are being discharged in consideration of the issuance by NCT of 1,248,170 shares of its common stock (approximately $56,000 in stock priced at $.0448 per share). On March 3, 2003, the Connecticut court approved the settlement agreement. On or about April 1, 2003, NCT issued the 1,248,170 shares of common stock to West Nursery. Dismissal of the Connecticut action with prejudice occurred on August 18, 2003. Dismissal of the Maryland action with prejudice is expected shortly.

     Mesa Partners Matter
     --------------------

     On February 21, 2002, an action was brought by Mesa Partners, Inc. against NCT and DMC in Supreme Court of the State of New York, County of Suffolk for breach of an alleged contract for financial consulting services. NCT and DMC had contracted with Mesa Partners for Mesa to develop general, marketing and financial strategies for NCT, advise management in presentations and negotiations, make introductions to Mesa's clientele and advise on new sales opportunities and possible joint ventures and strategic partnerships. Mesa's complaint sought approximately $430,000 plus interest, attorneys' fees and costs. On April 22, 2002, NCT and DMC filed an answer to the complaint in which they denied any liability. On December 3, 2002, NCT, DMC and Mesa executed a settlement agreement, under which all claims against NCT and DMC are being dismissed in consideration of the issuance by NCT to Mesa of 2,321,263 shares of NCT's common stock ($125,000 in stock priced at $.05385 per share). On March 8, 2003, the court approved the settlement agreement. On or about April 11, 2003, NCT issued the 2,321,263 shares of common stock to Mesa. On May 7, 2003, the action was dismissed with prejudice.

     Linford Group Litigation
     ------------------------

     On or about May 9, 2002, an action was brought by Linford Group Limited against NCT in the U.S. District Court for the District of Connecticut. In its complaint, Linford alleges that NCT guaranteed an obligation of NCT's indirect subsidiary Artera Group International Limited, said to be in the amount of $425,000 (plus interest and late charges), for office refurbishment services claimed to have been rendered in the United Kingdom. On July 12, 2002, NCT filed an answer to the complaint in which it denied any liability. On October 17, 2002, Linford and NCT entered into a settlement agreement under which all claims of Linford against NCT and Artera International were discharged in consideration of the issuance by NCT of 5,938,081 shares of its common stock (approximately $480,000 in stock priced at $.08075 per share). On October 17, 2002, the court approved the settlement agreement. On or about October 17, 2002, the settlement shares were issued by NCT to Linford. On November 4, 2002, the action was dismissed with prejudice.

     Crammer Road v. NCT
     -------------------

     On or about September 6, 2002, an action was brought by Crammer Road LLC against NCT in the U.S. District Court for the District of Connecticut. In its complaint, Crammer Road alleges that NCT breached a series of agreements entered into by Crammer Road and NCT on April 12, 2001, namely, a Private Equity Credit Agreement, a Registration Rights Agreement relating thereto, an Exchange Agreement, a Registration Rights Agreement relating thereto, two promissory notes and an additional side letter agreement. The aggregate amount sought under the complaint was $6.9 million plus interest and costs. On October 30, 2002, Crammer Road and NCT executed a settlement agreement pursuant to which all claims in the lawsuit are being dismissed in consideration of the issuance by NCT to Crammer Road of 68 million shares of NCT common stock ($5.44 million priced at $.08 per share). On December 11, 2002, the court approved the settlement agreement and dismissed the action with prejudice (subject to continued jurisdiction until issuance of the 68 million settlement shares). On December 17, 2002, pursuant to the settlement agreement, NCT issued 40 million of the 68 million shares to Crammer Road. On May 8, 2003, NCT issued the remaining 28 million shares to Crammer Road.

     Alpha, Austost, Balmore and Libra v. NCT and Artera
     ---------------------------------------------------

     On or about December 17, 2002, an action was brought by Alpha Capital Aktiengesellschaft, Austost Anstalt Schaan, Balmore S.A. and Libra Finance S.A. against NCT Group, Inc. and Artera Group, Inc. in Supreme Court of the State of New York, County of New York. In their complaint, plaintiffs alleged that NCT and Artera breached a number of payment and stock registration obligations in connection with the January 9, 2001 convertible notes of Artera, the March 2, 2001 series A convertible preferred stock of Artera, the March 14, 2001 convertible notes of NCT, the April 4, 2001 convertible notes of Artera, the April 12, 2001 convertible notes of NCT, the June 29, 2001 convertible notes of Artera, the July 30, 2002 series B convertible preferred stock of Pro Tech Communications, Inc., the January 10, 2002 convertible note of Artera and the March 11, 2002 convertible note of NCT. Registration rights claims were alleged against NCT in connection with notes and preferred stock of Artera and Pro Tech because such notes and preferred stock are exchangeable into common stock of NCT. Plaintiffs sought damages in the aggregate amount of $12.2 million plus interest, attorneys' fees and costs.

     On or about April 7, 2003, before an answer was filed in the case, NCT, Artera and the plaintiffs executed a settlement agreement. After hearings on May 15, 2003 and September 16, 2003, the court on September 16, 2003 approved the settlement agreement, thereby causing it to become effective. Pursuant to the settlement agreement, the plaintiffs granted releases from the monetary claims in the complaint (i) against NCT and Artera and pertaining to interest allegedly accrued through April 7, 2003 on all notes described in the complaint and (ii) against NCT for NCT's non-payment of liquidated damages allegedly due as a result of a failure by NCT to register the shares of its common stock for which the notes and preferred stock described in the complaint are convertible or exchangeable. In consideration of these releases and as required by the settlement agreement, on September 18, 2003, NCT issued to the plaintiffs an aggregate of 61,776,062 new shares of its common stock, representing $4.0 million in stock priced at

$.06475 per share (the average of the ten closing prices of the common stock immediately preceding the initial hearing for court approval of the settlement agreement). The settlement shares were allocated as follows: 14,109,883 shares ($913,614.92 worth) to Alpha, 20,868,729 shares ($1,351,250.16 worth) to
Austost, 21,076,266 shares ($1,364,687.95 worth) to Balmore and 5,721,189 shares ($370,446.97 worth) to Libra. Also included in the settlement agreement was the release of claims, not originally asserted in the complaint, (x) against Artera and pertaining to interest allegedly accrued through April 7, 2003 on a May 25, 2001 note of Artera and (y) against NCT for NCT's non-payment of liquidated damages allegedly due as a result of a failure by NCT to register the shares of its common stock for which such May 25, 2001 note of Artera is exchangeable. On November 12, 2003, pursuant to the settlement agreement, the action was dismissed, with prejudice as to the claims released by the settlement agreement and without prejudice as to the claims not so released (primarily, approximately $4.1 million in principal allegedly due and payable on the notes described in the complaint). Upon court approval of the settlement agreement, NCT recorded a reversal of previously accrued liquidated damages for non-registration of common shares underlying convertible and exchangeable notes and preferred stock ranging from approximately $3.0 million to $4.0 million.

     Virginia Tech Intellectual Properties v. NCT
     --------------------------------------------

     On or about  December  19,  2002,  an action was brought by  Virginia  Tech
Intellectual Properties, Inc. ("Va. Tech") in the Circuit Court of Fairfax County, Virginia against NCT Group, Inc. In its complaint, Va. Tech alleged that NCT breached a September 27, 1994 agreement under which the Center of Innovative Technology ("CIT") licensed certain patent and related technology rights to NCT. This agreement was assigned by CIT to Va. Tech on September 3, 1997. Va. Tech claimed to have terminated the agreement as of September 12, 2002, and its complaint sought $105,000 allegedly owed by NCT as royalty payments for the period from January 1, 2001 to September 12, 2002, plus interest, attorneys' fees and costs. On January 28, 2003, Va. Tech and NCT executed a settlement agreement in which Va. Tech released NCT from all claims in the action in consideration of a promissory note issued by NCT to Va. Tech on that date, in the principal amount of $101,000. The note is payable $20,000 by February 1, 2003 and $3,000 per month from March 1, 2003 to May 1, 2005. On February 5, 2003, the action was dismissed without prejudice, pending completion of the note payments.

     Artera International U.K. Section 214 Indemnification
     -----------------------------------------------------

     On or about December 5, 2002, Michael Parrella (Chairman and Chief Executive Officer and a Director of NCT), Irene Lebovics (President and a Director of NCT) and Cy Hammond (Treasurer and Chief Financial Officer of NCT) received letters from the Liquidator of NCT's indirect subsidiary, Artera International located in the United Kingdom, informing them that the Liquidator is considering asserting claims against them under Section 214 of the U.K. Insolvency Act. Under that provision of the Insolvency Act, individuals who were Directors of a U.K. corporation prior to its liquidation can be held personally liable to the liquidation estate, under certain circumstances, for up to the amount by which the net liabilities of the corporation increased between (i) the time the Directors knew or ought to have concluded that there was no reasonable prospect that the corporation would avoid liquidation and (ii) the commencement of liquidation proceedings. The Liquidator asserted that such amount in this instance is approximately $6.3 million. Each of the recipients of the letter was a Director of Artera International prior to its liquidation. NCT agreed to indemnify Messrs. Parrella and Hammond and Ms. Lebovics for any liabilities that may arise against them from these U.K. Section 214 claims and to provide them with legal representation with respect to the claims. NCT does not have directors and officers' indemnification insurance coverage for the claims. On March 25, 2003, Messrs. Parrella and Hammond and Ms. Lebovics filed a joint response to the Liquidator's claims in which they denied any liability or wrongdoing. On November 26, 2003, the Liquidator issued letters to Messrs. Parrella and Hammond and Ms. Lebovics stating that he would not be asserting any
Section 214 claims against them.

     Artera Trademark Oppositions
     ----------------------------

     On December 17, 2002 and December 23, 2002, in connection with NCT's pending U.S. trademark registration applications for "Artera Turbo" and "Artera," respectively, Altera Corporation filed oppositions to the granting of such registrations. The alleged basis for the oppositions is, in essence, that the Artera marks are confusingly similar to Altera Corporation's mark of "Altera" which was registered in a number of product and service categories prior to the initial filing of NCT's "Artera Turbo" and "Artera" applications. NCT intends to defend against these oppositions vigorously.

     NCT believes there are no other patent infringement claims, litigation, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on our financial position or results of operations. In the circumstances, based upon the information presently available, management believes that adequate provisions have been estimated and included in the consolidated financial statements for these matters.

MARKET PRICE OF THE REGISTRANT'S COMMON EQUITY AND RECENT SALES OF UNREGISTERED SECURITIES IN PRIVATE PLACEMENTS

     Our common stock currently trades on the NASD OTC Bulletin Board under the symbol "NCTI." Prior to the January 6, 1999 delisting of NCT common stock from NASDAQ's National Market System, our common stock was listed on the NASDAQ/NMS under the symbol "NCTI." High and low closing bid price information for NCT's common stock for specified quarterly periods is set forth below:


                              2001                      2002                       2003
                     -----------------------    ----------------------     ----------------------
                       High          Low          High          Low          High         Low
                     ---------    ----------    ---------     --------     ---------    ---------
1st Quarter          $0.265       $0.145        $0.153        $0.078       $0.060       $0.030
2nd Quarter          $0.295       $0.1255       $0.135        $0.079       $0.077       $0.027
3rd Quarter          $0.162       $0.093        $0.102        $0.059       $0.071       $0.031
4th Quarter          $0.114       $0.071        $0.094        $0.042       $0.052       $0.041


     On February 2, 2004, the closing bid price of NCT's common stock as reported by the NASD OTC Bulletin Board was $0.049. As of February 2, 2004, there were approximately 4,000 shareholders of record representing approximately 38,000 beneficial owners of NCT's common stock.

     The company has neither declared nor paid any dividends on its shares of common stock since inception. Any decision as to the future payment of dividends will depend on the earnings and financial position of the company and such other factors as the Board of Directors deems relevant. The company anticipates that it will retain earnings, if any, in order to finance expansion of its operations, and has no intention of declaring dividends for the foreseeable future.

     See Note 14 - notes to the consolidated financial statements for a description of our sales of unregistered securities during three years ended December 31, 2002 and Liquidity and Capital Resources within Management's Discussion and Analysis for discussion of sales of our unregistered securities in 2003.

POSSIBLE DILUTIVE EFFECTS FROM OUTSTANDING OPTIONS, WARRANTS AND OTHER CONVERTIBLE OR EXCHANGEABLE SECURITIES

     Please refer to Note 15 - notes to the consolidated financial statements for a discussion of outstanding options and warrants as of December 31, 2002 and activity for the three years then ended. In October 2002, the Board of Directors accelerated the vesting schedules to 100% vested of all options granted before October 25, 2002 to acknowledge its gratitude for ongoing employee dedication during the 2002 restructuring and cost-saving measures, including suspension of employee salary increases. In September 2003, the Board of Directors accelerated the vesting schedules to 100% vested for the options granted on October 25, 2002 in gratitude for continuing employee dedication and the suspension of salary increases. Please also see Note 14 - notes to the consolidated financial statements for a discussion of issuance of our common stock upon conversions or exchanges of other securities for the three years ended December 31, 2002. The table that follows summarizes information as of October 31, 2003 about our equity compensation plans and information about options and warrants that have been issued outside of plans (non plan):


                            Number of securities                                 Number of securities
                              to be issued upon                                   remaining available for
                                exercise of             Weighted-average         future issuance under
                            outstanding options,       exercise price of        equity plans (excluding
                           warrants and rights as     outstanding options,        securities reflected in
     Category                of October 31, 2003      warrants and rights              column (a))
     --------                -------------------      -------------------             -----------
                                     (a)                      (b)                         (c)

Equity compensation plans
approved by security
holders                             111,564,282*            $0.2108                            821,000

Options and warrants
issued other than under
programs not approved by
security holders                     538,130,337            $0.0439                            Not limited
                                     -----------

    Total                            649,694,619            $0.0725
                                     ===========


     *Approximately 49.8 million of the options granted are subject to approval by the company's stockholders of a sufficient increase in (1) the number of shares of common stock authorized and (2) the number of shares covered by the 2001 Plan.

     The 1987 Stock Option Plan

     In 1987, we adopted the 1987 Stock Option Plan, which provided for the grant of up to 4,000,000 shares of common stock as either incentive or non-statutory stock options. The 1987 Plan allowed for the grant of incentive stock options to full-time employees, including directors and officers. It further allowed for the grant of non-statutory stock options to our employees and non-employee directors. As of the date hereof, there were outstanding options to purchase 1,350,000 shares of our common stock under the 1987 Plan at exercise prices ranging from $0.50 to $0.625 per share. All of such options are exercisable. No options are available for grant under the 1987 Plan.

     The 1992 Stock Option Plan

     At the 1993 annual stockholders meeting, our shareholders approved a stock option plan previously adopted in October 1992 by the Board of Directors covering 6.0 million shares of our common stock. The 1992 Plan provides for the grant of options to purchase common stock and awards of restricted common stock to our employees, officers and directors. At the 1996 annual stockholders meeting, shareholders approved an amendment to the 1992 Plan, increasing the number of shares covered to 10.0 million. The shareholders also approved the addition of active consultants as persons eligible to participate. At the 1998 annual stockholders meeting, shareholders again approved an amendment to the 1992 Plan, increasing the number of shares covered to 30.0 million and permitting outside directors to participate. The 1998 amendment also (a) deleted the formula for grants of awards of restricted common stock and options to purchase common stock to outside directors, and (b) directed that the Board of Directors, or a committee appointed by the Board consisting of at least two outside directors, administer the 1992 Plan. On January 19, 2000, the Board of Directors further amended the 1992 Plan, subject to shareholder approval, to increase the aggregate number of shares covered thereunder to 50.0 million. Our shareholders approved this amendment at the annual meeting held on July 13, 2000.

     We are required to reserve 50.0 million shares of common stock for issuance in the event that option holders exercise their options to purchase shares or that we grant restricted stock under the 1992 Plan. All of these 50.0 million shares have been registered under the Securities Act. As of October 31, 2003, we had outstanding options to purchase 42,459,337 shares of common stock under the 1992 Plan at exercise prices ranging from $0.103 to $1.00 per share. As of October 31, 2003, we also had granted

597,927 shares of restricted stock under the 1992 Plan. All of the outstanding options under the 1992 Plan are exercisable. No options are available for grant under the 1992 Plan.

     The Directors Stock Option Plan

     In 1994, we adopted an option plan for directors, called the Directors Plan. At the 1995 annual stockholders meeting, shareholders approved this plan and the grant to two directors of the option to purchase a total of 725,000 shares of NCT common stock. The shareholders, at the 1996 annual meeting, approved an increase in the number of shares to 821,000 and made minor changes concerning the Directors Plan's administration. We have reserved 821,000 shares of common stock for issuance upon the directors' exercise of their options. All of the reserved shares are registered under the Securities Act. Presently, there were no outstanding options under the Directors Plan.

     The 2001 Stock Option Plan

     On April 25, 2001, our Board of Directors adopted the 2001 Stock and Incentive Plan, subject to shareholder approval. At our annual meeting of shareholders held on July 10, 2001, our shareholders approved the adoption of the 2001 Plan. The 2001 Plan permits NCT to grant options and awards of up to 18,000,000 shares of common stock. As of October 31, 2003, we had outstanding options to acquire 67,754,945 shares (of which 53,176,945 are exercisable) of our common stock at exercise prices ranging from $0.054 to $0.13 per share. The options granted and exercisable in excess of the number of authorized shares under the 2001 Plan are subject to shareholder approval of a sufficient increase in (1) the number of authorized shares of common stock and (2) the number of shares covered by the 2001 Plan.

     Other Investors' Warrants and Non-plan Options

     As of October 31, 2003, we had reserved 278,005,337 shares of common stock for issuance upon the exercise of outstanding warrants and 260,125,000 shares for exercise of options not included in the above plans. All of these options and warrants are exercisable at prices ranging from $0.01 to $0.75 per share. These reserves include shares for issuance upon the exercise of warrants granted to:

     o Carole Salkind, primarily in conjunction with her provision of debt financing to NCT;
     o    an investor in an early 1997 private placement  pursuant to Regulation
          S;
     o three placement agents in partial consideration for services rendered in connection with the 1997 and 1998 preferred stock placements described below;
     o Production Resource Group, a provider of a promissory note, lease financing, installation and maintenance services to DMC;
     o    a financing source for DMC equipment and installation services;
     o the placement agent for several of NCT's financing transactions completed in 2000, 2001 and 2002;
     o Crammer Road, in connection with the execution of private equity credit agreements; and
     o other consultants to NCT, primarily for investor relations and financial consulting services.

     In 2003 through October 31, 2003, NCT issued approximately 112.2 million warrants (109.2 million of these to Carole Salkind) and 175.3 million non-plan options (all to affiliates of Carole Salkind for consulting services) at exercise prices ranging from $0.029 to $0.052 per share. In 2002, we granted
126.6 million warrants and 84.7, net, million non-plan options at exercise prices ranging from $0.01 to $0.13 per share.

     From January 1, 2003 through October 31, 2003, in conjunction with issuance of debt to Carole Salkind, we issued five-year warrants to her to acquire approximately 109.2 million shares of our common stock at exercise prices ranging from $0.029 to $0.055 per share. As of October 31, 2003, five-year warrants have been issued to Ms. Salkind to acquire an aggregate of 216.0 million shares of NCT common stock at prices ranging from $0.029 to $0.097 per share. On December 20, 2001, we reduced the exercise prices of all of Ms. Salkind's NCT warrants issued between February 13, 2001 and September 28, 2001 to

$0.071 per share (covering four warrant agreements to acquire an aggregate of 9.2 million shares). These warrant issuances to Ms. Salkind were in conjunction with loans to NCT by her and as consideration for her irrevocable waiver of her right to exchange NCT notes into, and exercise a warrant for, shares of Pro Tech common stock. For more information on these transactions, please refer to "Certain Relationships and Related Transactions."

     To date, we have issued warrants to Libra Finance S.A. to acquire an aggregate of 35 million shares of our common stock. Libra exercised warrants to purchase 10 million shares of our common stock in 2001. As of October 31, 2003, Libra holds warrants to acquire 25 million shares of NCT common stock. Our warrant transactions with Libra are as follows: On October 26, 2000, we issued a warrant to Libra to purchase 10 million shares of NCT common stock at $0.32 per share for services in connection with equity placements completed in 2000. In October 2001, Libra exercised 5 million shares under that October 2000 warrant at a price of $0.08 per share, a price we amended from $0.32 per share to encourage exercise. In November 2001, we reduced the exercise price as to the remaining 5 million shares under that October 2000 warrant to $0.08 per share from $0.32 per share and those remaining 5 million shares under the October 2000 warrant were exercised in December 2001. In October 2001, we issued a warrant to Libra to purchase 20 million shares of NCT common stock at $0.09 per share for services in connection with equity placements. In January 2002, we reduced the exercise price of the October 2001 warrant from $0.09 per share to an exercise price, as amended as of June 28, 2002, of the lesser of $0.07 or the lowest closing bid price between January 10, 2002 and June 28, 2003 (the resulting exercise price is $0.027). Also in January 2002, in connection with $550,000 financing then completed, we issued Libra a five-year warrant to acquire 5 million shares of NCT common stock at an exercise price, as amended as of June 28, 2002, of the lesser of $0.07 or the lowest closing bid price between January 10, 2002 and June 28, 2003 (the resulting exercise price is $0.027). The January 2002 warrant is callable by NCT at certain levels of average trading volume and closing bid price for 15 consecutive trading days. In addition, if a closing bid price of NCT common stock had been greater than $0.25 between January 10, and June 28, 2002, the right to acquire 3 million shares under this warrant would have expired; as this condition was not met, all 5 million shares under the January 2002 warrant remain outstanding.

     Pro Tech Options and Warrants

     At February 2, 2004, Pro Tech had approximately 1.2 million options and 1.0 million warrants outstanding that are exercisable for shares of Pro Tech common stock. The Pro Tech options and warrants are not convertible into or exchangeable for shares of NCT common stock (the Pro Tech preferred stock is exchangeable for NCT common stock as noted below). Options are granted from time to time to employees of Pro Tech at the then fair value of the common stock and generally with a term of seven years. The outstanding Pro Tech warrants were issued in connection with issuance of Pro Tech series B preferred stock and expire in July 2004.

     The NCT Audio Initial Financing

     Between October 10, 1997 and December 4, 1997, NCT Audio sold 2,145 common shares for approximately $4.0 million in a private placement under Regulation D of the Securities Act. The terms of the sale allowed the purchasers of NCT Audio's common stock to exchange their shares for an equally valued amount of our common stock at a predetermined exchange ratio. As of February 2, 2004, we have issued 31,246,016 shares of our common stock in exchange for these 2,145 shares of NCT Audio common stock. Of such shares, 2,000,000 are included in this prospectus, 272,023 were registered under Registration Statement No. 333-47084, 404,612 were registered under Registration Statement No. 333-35210, 17,333,334 were registered under Registration Statement No. 333-87757 and 1,000,000 shares were registered under Registration Statement No. 333-64967.

     NCT Secured Convertible Notes Issued to Carole Salkind

     Total debt due Carole Salkind as of October 31, 2003 is approximately $28.7 million which would require approximately 721.8 million shares to convert the principal and accrued interest thereon at the respective conversion prices of the notes. We registered 23,529,412 shares, together with 4,682,941 shares of common stock to pay accrued interest on the secured convertible notes, and 1,034,972 shares to provide for default provisions on a defaulted note, under Registration Statement No. 333-47084 effective February 12, 2001. Substantially all the assets of NCT Group, Inc. and certain assets of NCT Video Displays, Inc. secure these notes. During 2001, 2002 and 2003, NCT defaulted on each of the secured convertible notes upon the respective maturity dates, and such notes, along with the default amounts and accrued interest, were rolled into new notes (except for a $250,000 note that was repaid and a $500,000 note that was converted into shares of our common stock) as more fully described at "Certain Relationships and Related Transactions." In addition, we issued Ms. Salkind additional secured convertible notes for cash proceeds during 2001, 2002 and 2003 as described in "Certain Relationships and Related Transactions."

     In connection with the issuance of notes to Carole Salkind, we have issued her warrants to acquire shares of our common stock. Please refer to "Other Investors' Warrants and Non-plan Options" above.

     Preferred Stock

     To raise working capital, from time to time, NCT and its subsidiaries have issued shares of preferred stock generally convertible into or exchangeable for shares of NCT common stock. Such preferred stock includes NCT's series C, D, E, F, G and H convertible preferred stock, NCT Audio's series A preferred stock, Pro Tech's series A and series B preferred stock, and Artera Group, Inc.'s series A preferred stock. Presently, only the NCT series H convertible preferred stock, Pro Tech series A and B preferred stock and the Artera Group, Inc. series A preferred stock are issued and outstanding. NCT's series A, B, C, D, E and F preferred stock have been cancelled. NCT is obligated to register shares for the exchange of $4,276,000 in aggregate stated value of Artera Group, Inc. series A preferred stock and register for resale shares of NCT common stock for the exchange of Pro Tech series B preferred stock into shares of NCT common stock (see Note 14 - notes to the consolidated financial statements). We are obligated to register for resale shares of our common stock for the conversion of our series H preferred stock. The series H preferred stock along with accrued dividends may be converted into shares of NCT common stock at a 25% discount to the average closing bid price for the five-day trading period immediately preceding conversion. We are required to reserve 100 million shares of our common stock for the conversion of series H preferred stock until additional authorized shares of common stock are approved by shareholders at the next shareholder meeting. That shareholder meeting was required to be held by October 31, 2002, but we have not satisfied that requirement. After our shareholder meeting, we are required to reserve 150% of the number of shares calculated for conversion plus accrued dividends thereon. We have not satisfied the reserve requirement for either before or after the shareholder meeting.

     ConnectClearly Initial Financing

     In connection with the initial funding of our subsidiary, ConnectClearly.com, Inc., we issued 1,000 shares of ConnectClearly common stock to three accredited investors in consideration for $1.0 million cash. These investors had agreed to acquire 1,000 additional shares of ConnectClearly common stock for another $1.0 million in August 2001. NCT relieved these investors of this commitment. We registered for resale 6,250,000 shares of NCT common stock that were issued upon the exchange of issued and outstanding ConnectClearly common shares under Registration Statement No. 333-47084, effective February 12, 2001. As of February 2, 2004, 937 shares of the ConnectClearly common stock had been exchanged for 7,831,908 shares of NCT common stock. As of February 2, 2004, we are required to reserve approximately 2.1 million shares of our common stock, based upon an exchange price of $0.0344 (representing 80% of an assumed five-day closing bid price), for the exchange of the remaining 63 shares of ConnectClearly common stock.

     Artera Group Debt Financing

     During 2001, Artera Group, Inc. issued to investors an aggregate of approximately $7.5 million stated value convertible notes that are exchangeable for shares of NCT's common stock (see Note 14 - notes to the consolidated financial statements). In January 2002, Artera issued $550,000 in notes. The aggregate principal balance of such notes outstanding at October 31, 2003 was approximately $3.0 million. As of October 31, 2003, we are required to reserve an aggregate of approximately 103.5 million shares of our common stock for the exchange along with accrued interest based upon an exchange price of $0.043 per share (or 80% thereof for the January 2002 debt exchange). We registered for resale 20 million shares of common stock that we may issue upon the exchange of the Artera convertible notes under Registration Statement 333-47084, effective February 12, 2001. We are obligated to register for resale additional shares of our common stock for exchange of these notes.

     NCT Convertible Notes

     During 2001, NCT issued convertible notes aggregating $1,401,250. Of such notes, $401,250 and $1,000,000, respectively, were convertible into shares of our common stock at 80% and 93.75%, respectively, of the five-day average closing bid price of our common stock immediately before conversion. In March 2002, $375,000 of the $401,250 notes was converted into 5,611,682 shares of our common stock. Also in March 2002, we issued another convertible note for $400,000 (convertible at $0.0647). In April 2003, we issued a note for $235,000 convertible into shares of NCT common stock at $0.04. On September 4, 2003, NCT issued convertible notes aggregating $440,000 which are convertible at 80% of the five-day average closing bid price immediately preceding conversion. As of October 31, 2003, we are required to reserve an aggregate of approximately 35.7 million shares of our common stock for the conversion along with accrued interest for these other NCT convertible notes aggregating $1.1 million based upon an assumed five-day average closing bid price of $0.043. We were released from our obligation to register shares for conversion of or to repay the $1,000,000 convertible note that was due to Crammer Road (see Notes 14 and 20 - notes to the consolidated financial statement).

     Private Equity Agreement

     On July 25, 2002, we entered into a new private equity credit agreement with Crammer Road LLC that provides that shares of up to $50 million (the maximum commitment amount) of our common stock may be sold to Crammer Road pursuant to put notices delivered by the company to Crammer Road. The July 2002 credit agreement requires us to put at least $5 million (the minimum commitment amount) of our common stock, in exchange for cash, at a discount to market of 10%. Upon our puts of shares of our common stock under this equity credit line, the existing holders of our common stock will suffer immediate dilution of their shares. In conjunction with the execution of the July 2002 credit agreement, we issued a five-year warrant to Crammer Road for 1,000,000 shares of our common stock exercisable at $0.07375 per share. We are obligated to register for resale shares of our common stock for the warrant and the July 2002 credit agreement in an amount no less than 112% of the maximum commitment amount. Moreover, if we fail to issue shares for the minimum commitment amount during the commitment period (which terminates 24 months after effectiveness of a resale registration statement relating to the shares or earlier as described in the agreement), we must pay Crammer Road an amount equal to the product of (i) the minimum commitment amount, less the aggregate shares of our common stock actually delivered to Crammer Road under the equity credit line and (ii) the 10% discount (in other words, a maximum "penalty" of $500,000 calculated by multiplying the $5.0 minimum commitment times 10%).

POSSIBLE FUTURE DILUTION FROM CONTINGENT EARNOUTS AND OTHER OBLIGATIONS ARISING FROM RECENT ACQUISITIONS

     NCT and its subsidiaries had pursued an acquisition strategy and completed several acquisitions in 2000, 2001 and 2002 (see Note 2 - notes to the financial statement) including:

     Theater Radio Network
     Midcore Software
     Pro Tech Communications
     Web Factory (Artera Group International Limited)
     DMC New York, Inc.

     Under various circumstances, NCT may be obligated to issue additional shares of its common stock to or for the benefit of selling shareholders. Specifically, we are obligated to issue 26.2 million additional shares (look back shares) of our common stock to the founding stockholders of Midcore because the value of $1.5 million in shares issued upon the acquisition of Midcore was less than $1.5 million on the third anniversary of the acquisition (August 29, 2003, the look back date). In addition, on September 23, 2003, the founding stockholders elected to receive the unpaid balance of guaranteed royalty payments in the form of NCT's common stock. Approximately 34.2 million shares of our common stock are required to fulfill this royalty obligation. The calculation of the number of shares, in accordance with the acquisition agreement, was based upon the volume-weighted average closing bid price for the ten days immediately preceding August 29, 2003, or $0.04914 per share.

     SELECTED FINANCIAL DATA

     The selected consolidated financial data set forth below is derived from our historical financial statements. The data set forth below is qualified in its entirety by and should be read in conjunction with our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this prospectus. Operating results for the periods ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.



    (in thousands, except per share amounts)

                                                                           For the Years Ended December 31,
                                                 -----------------------------------------------------------------------------------
                                                     1998             1999              2000             2001              2002
                                                 -------------    --------------    -------------    --------------    -------------

RESULTS OF OPERATIONS AND
LOSS PER SHARE:
REVENUE:
 Technology licensing fees and royalties         $       802      $      3,552  (b)  $    9,928  (b)  $     5,633  (b)  $  4,493
 Product sales, net                                    2,097             2,208            2,001             4,568          2,697
 Advertising/media                                         -                 -              828               279            105
 Engineering and development services                    425             1,303               83               132             24
                                                 -------------    --------------    -------------    --------------    -------------
   Total revenue                                 $     3,324      $      7,063       $   12,840       $    10,612       $  7,319
                                                 -------------    --------------    -------------    --------------    -------------
COSTS, EXPENSES AND OTHER INCOME:
 Cost of product sales                           $     2,235      $      2,767       $    2,127       $     3,340       $  1,279
 Cost of advertising/media                                 -                 -              814               332             15
 Cost of engineering and development services            275             2,216               55                 2              8
 Selling, general and administrative                  11,470            11,878           11,408            18,983 (f)     14,850
 Research and development                              7,220             6,223            4,412             5,966          4,711
 Other operating (income) expense, net                (3,264)            7,032  (c)       2,661  (d)       35,841 (g)     11,439 (k)
                                                 -------------    --------------    -------------    --------------    -------------
   Operating costs, expenses and other income    $    17,936      $     30,116       $   21,477       $    64,464       $ 32,302
                                                 -------------    --------------    -------------    --------------    -------------
Non-operating items:
 Other (income) expense, net                               -               166             (162)           16,099 (h)      7,411 (l)
 Interest (income) expense, net                         (429)              552            1,849             6,127 (i)      7,711
                                                 -------------    --------------    -------------    --------------    -------------
   Total costs and expenses                      $    17,507      $     30,834       $   23,164       $    86,690       $ 47,424
                                                 -------------    --------------    -------------    --------------    -------------
Net loss before cumulative effect
 of change in accounting principle                   (14,183)          (23,771)         (10,324)          (76,078)       (40,105)
 Cumulative effect of change in accounting                 -                 -                -            (1,582)(j)          -
   principle                                     -------------    --------------    -------------    --------------    -------------

NET LOSS                                             (14,183)     $    (23,771)      $  (10,324)      $   (77,660)      $(40,105)
Less:
Beneficial conversion features                         3,200            10,567            5,667 (e)           392             46
Preferred stock dividends                                485               494              113               969          2,817
                                                 -------------    --------------    -------------    --------------    -------------

Loss attributable to common stockholders         $   (17,868)     $    (34,832)      $  (16,104)      $   (79,021)      $(42,968)
                                                 =============    ==============    =============    ==============    =============

Loss per share                                   $     (0.12)     $      (0.18)      $    (0.06)      $     (0.20)      $  (0.10)
 Loss before cumulative effect
   of change in accounting principle                       -                 -                -             (0.01)             -
                                                 -------------    --------------    -------------    --------------    -------------
 Basic and diluted net loss per share            $     (0.12)     $      (0.18)      $    (0.06)      $     (0.21)      $  (0.10)
                                                 =============    ==============    =============    ==============    =============
Weighted average common shares outstanding -
   basic and diluted (a)                             143,855           190,384          292,758           377,084        446,423
                                                 =============    ==============    =============    ==============    =============

(in thousands, except per share amounts)
(Unaudited)


                                                                Three months ended September 30,     Nine months ended September 30,
                                                                ---------------------------------    -------------------------------
                                                                     2002              2003               2002              2003
                                                                ---------------    --------------    --------------   --------------
REVENUE:
  Technology licensing fees and royalties                         $   1,118          $     711         $   3,571         $   2,022
  Product sales, net                                                    552                446             2,132             1,322
  Advertising/media                                                      43                 33                55                53
  Engineering and development services                                    -                  -                24                25
                                                                ---------------    --------------    --------------   --------------
         Total revenue                                                1,713              1,190             5,782             3,422
                                                                ---------------    --------------    --------------   --------------

COSTS AND EXPENSES:
  Cost of product sales                                                 285                215             1,189               603
  Cost of advertising/media                                               5                  5                13                 9
  Cost of engineering and development services                            4                 25                 8                25
  Selling, general and administrative (includes $2,375,
   $941, $3,462,  and $3,755, respectively, related party                                                      -
   consulting expenses)                                               4,495              3,070            11,774            10,112
  Research and development                                            1,224                845             3,284             2,677
  Impairment of goodwill                                                  -                  -               300                 -
  Repurchased licenses, net (related party)                               -                  -             9,199                 -
  Other operating income                                               (341)               (80)             (609)             (102)
                                                                ---------------    --------------    --------------   --------------
         Total operating costs and expenses                           5,672              4,080            25,158            13,324
Non-operating items:
  Other (income) expense, net (includes related party
     expenses of $3,214, $618, $3,735 and $1,090, respectively)       4,682             (3,636)            6,613             2,205
  Interest expense, net (includes related party expenses
     of $2,247, $2,862, $4,046 and $7,638, respectively)              2,520              3,058             5,148             9,307
                                                                ---------------    --------------    --------------   --------------
         Total costs and expenses                                    12,874              3,502            36,919            20,426
                                                                ---------------    --------------    --------------   --------------

NET LOSS                                                          $ (11,161)         $  (2,312)        $ (31,137)        $ (17,004)

Less:  Beneficial conversion features                                     5                  -                46                 -
       Preferred stock dividends                                        795                756            2,022              2,544
                                                                ---------------    --------------    --------------   --------------

LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                          $ (11,961)         $  (3,068)        $ (33,205)        $ (19,548)
                                                                ===============    ==============    ==============   ==============

Loss per share -
  Loss before cumulative effect of change
    in accounting principle                                       $   (0.03)         $   (0.01)        $   (0.08)        $   (0.04)
  Cumulative effect of change in accounting principle                     -                  -                 -                 -
                                                                ---------------    --------------    --------------   --------------
Basic and diluted loss per share attributable to
  common shareholders                                             $   (0.03)         $   (0.01)        $   (0.08)        $   (0.04)
                                                                ===============    ==============    ==============   ==============
Weighted average common shares outstanding -
  basic and diluted                                                 436,256            570,030           432,364            536,092
                                                                ===============    ==============    ==============   ==============



(in thousands)

                                                                                 As of December 31,
                                                 -----------------------------------------------------------------------------------
                                                      1998             1999              2000             2001              2002
                                                 -------------    --------------    -------------    --------------    -------------
BALANCE SHEET DATA:
 Total assets                                    $    15,465      $     13,377       $   39,382       $    20,009       $   13,569
 Total current liabilities                             5,937             7,728           23,386            56,959           53,542
 Total long term liabilities                               -             4,107            3,761             7,765            5,011
 Accumulated deficit                                (107,704)         (131,475)        (141,799)         (219,459)        (259,564)
 Stockholders' equity (capital deficit) (m)            3,426              (367)           9,858           (53,463)         (53,673)
 Working capital deficit                              (1,187)           (3,281)          (9,727)          (52,636)         (51,409)


 (in thousands)
(Unaudited)

BALANCE SHEET DATA:                                    September 30, 2003
                                                       ------------------

Total assets                                                     $12,713
Total current liabilities                                         58,956
Total long term liabilities                                        3,298
Accumulated deficit                                             (276,568)
Stockholders' capital deficit (m)                                (57,770)
Working capital deficit                                          (57,105)


Footnotes:
     (a) Excludes shares issuable upon the exercise of outstanding stock options, warrants, convertible preferred stock and convertible debt since their effect would be antidilutive.

     (b) Includes revenue recognized upon DMC licensing activities for DMC licenses that we subsequently reacquired, or plan to reacquire, as follows: 1999 - $850,000; 2000 - $1,055,545; and 2001 - $222,220.

     (c) Includes a $2.4 million charge in connection with NCT's write down of its investment in Top Source Automotive, Inc. to its estimated net realizable value; a $1.8 million reserve for an uncollectible promissory note and pre-acquisition costs related to Precision Power, Inc.; and a $3.1 million charge for the impairment of goodwill.

     (d)  Includes $3.1 million charge for the impairment of goodwill.

     (e)  Includes  $1.0 million  adjustment to  beneficial  conversion  feature
          previously   reported   by  our  82%   owned   subsidiary,   Pro  Tech
          Communications, Inc.

     (f) Increase compared to 2000 is primarily due to higher compensation costs, litigation and patent expenses, depreciation and amortization and costs attributable to acquired companies.

     (g) Primarily consists of $1.9 million charge for costs of exiting activities attributable to closing facilities and certain operations; $14.1 million charge for the impairment of goodwill (net of $2.1 million reduction of deferred revenue); $19.3 million, net, for repurchased licenses (composed of $18.0 million write down for the acquisition of shares of DMC New York, Inc. representing repurchased licenses and accrual for obligation to acquire remaining licenses); $1.3 million (net of $2.7 million reduction of deferred revenue) for reacquisition of other DMC licenses from two licensees); and $1.5 million write down of investment in Top Source Automotive.

     (h) Other non-operating (income) expense primarily consists of $7.0 million for other-than-temporary declines in value of available-for-sale securities; $2.3 million for finance costs associated with non-registration of shares; $2.3 million realized loss on sale of trading securities (NXT); $1.4 million decline in the fair value of a warrant; $1.2 million default penalties on debt; and $1.0 million reserve for notes receivable.

     (i) Interest (income) expense includes $3.3 million amortization of debt discounts; $0.9 million relating to the beneficial conversion feature on convertible debt; $0.7 million from debt issuance costs; and $1.2 million interest charges on indebtedness.

     (j) Upon adoption of SFAS No. 138 effective January 1, 2001, the reduction in the fair value of derivatives, which consists of a warrant to purchase common stock of a licensee, was reported as a cumulative effect of change in accounting principle.

     (k) Primarily consists of $9.2 million charge for repurchased licenses due to additional costs incurred to acquire 12,000 shares of DMC New York, Inc. in exchange for our series H preferred stock, $2.1 million impairment of other intangibles and $0.3 million for the impairment of goodwill.

     (l) Primarily consists of $6.1 million for finance costs associated with non-registration of shares; $0.8 million for other-than-temporary declines in value of available-for-sale securities; and $0.4 million default penalties on debt.

     (m)  NCT has never declared nor paid cash dividends on its common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto included in this prospectus. In addition, we caution readers that our actual results in fiscal 2003 and beyond may differ materially from those expressed in any forward-looking statements made by, or on behalf of, us. Please see "Special Note Regarding Forward-Looking Statements" above immediately following the Risk Factors. All references to years, unless otherwise noted, refer to our fiscal year, which ends on December 31. All references to quarters, unless otherwise noted, refer to the quarters of our fiscal year.

     Overview
     --------

     NCT's operating revenue is comprised of technology licensing fees and royalties, product sales, advertising/media and engineering and development services. For the five years ended December 31, 2002, our revenue consisted of 59.3% in technology licensing fees and royalties, 33.0% in product sales, 2.9% in advertising and 4.8% in engineering and development services. Such five-year revenue included approximately $2.1 million for DMC license fees for licenses that we subsequently reacquired and that resulted in charges to our statements of operations ($19.3 million, net, in 2001 and $9.2 million in 2002). Excluding the revenue recognized from the sale of DMC licenses that we subsequently determined to reacquire, our revenue for the five years ended December 31, 2002 consisted of approximately 57.1% in technology licensing fees and royalties, 34.8% in product sales, 3.1% in advertising/media and 5.0% in engineering and development services. Operating revenue in 2002 consisted of approximately 61.4% in technology licensing fees and royalties, 36.8% in product sales, 1.4% in advertising/media and 0.4% in engineering and development services. For the nine months ended September 30, 2003, our operating revenue consisted of approximately 59.1% in technology licensing fees and royalties, 38.6% in product sales, 1.6% in advertising/media and 0.7% in engineering and development services. Our revenue recognition policies are described in "Critical Accounting Policies" below. The mix of our revenue sources during any reporting period may have a material impact on our results. In particular, our execution of technology licensing agreements and the timing of the revenue recognized therefrom has not been predictable.

     We had actively pursued an acquisition strategy through 2001. Our statements of operations include the results of acquired companies from the respective dates of acquisition. In 2000, we acquired Theater Radio Network, Inc. (renamed DMC Cinema, Inc.), Midcore Software, Inc. and Pro Tech Communications, Inc. In 2001, we acquired Artera Group International Limited (formerly known as Teltran Web Factory Limited) and 25% of DMC New York, Inc. In June 2002, pursuant to an exchange agreement, we acquired the remaining 75% of DMC New York, Inc. and $120,000 cash from Crammer Road in exchange for 1,800 shares of our series H preferred stock. Please refer to Note 2 - notes to our consolidated financial statements for further information about our acquisitions.

     During 2002, due to under-performance, we ceased the business operations of DMC Cinema and Artera Group International Limited. In December 2001, management decided to close the company's Maryland research facility. In connection with these actions, the company reduced the number of its employees from 135 at December 31, 2001 to 74 at December 31, 2002, a 45.2% decrease.

     NCT continued its practice of marketing its technology through licensing to third parties for fees, generally by obtaining technology license fees when initiating strategic relationships with new partners, and subsequent royalties. We have entered into a number of licensing agreements with established firms for the integration of our technology into products. The speed with which we can achieve the commercialization of our technology depends, in part, upon the time taken by these firms for product testing and their assessment of how best to integrate our technology into their products and manufacturing operations. While we work with these firms on product testing and integration, we are not always able to influence how quickly this process can be completed.

     Presently, we are selling products through several of our licensees, including: Ultra is installing production model aircraft cabin quieting systems in the SAAB 340 turboprop aircraft; Oki is integrating ClearSpeech(R) algorithm into large scale integrated circuits for communications applications; and Thales Avionics In-flight Systems (formerly known as BE Aerospace) and Long Prosper are providing NoiseBuster(R) components for United Airlines' in-flight entertainment and information systems.

     Going Concern Risks
     -------------------

     Since its inception, NCT has experienced substantial losses from operations, which have been recurring and amounted to $276.6 million on a cumulative basis through September 30, 2003. NCT's internally generated funds from its revenue sources have not been sufficient to cover its operating costs. The ability of our revenue sources, especially technology license fees, royalties, product sales and advertising/media, to generate significant cash for our operations is critical to our long-term success. We cannot predict whether we will be successful in obtaining market acceptance of our new products or technologies or in completing our current licensing agreement negotiations. To the extent our internally generated funds are not adequate, management believes additional working capital financing must be obtained through the private placement or public offering of additional equity of NCT or its subsidiaries in the form of common stock, convertible preferred stock and/or convertible debt. There is no assurance any such financing is or would become available. There can be no assurance that sufficient funding will be provided by our revenue sources or additional capital.

     Management believes that currently available funds will not be sufficient to sustain NCT through the next six months. Such funds consist of available cash and the funding derived from our revenue sources. Cash and cash equivalents amounted to $0.5 million as of September 30, 2003 and the working capital deficit was $57.1 million. NCT has been able to continue its operations by raising additional capital to fund its operations. NCT has been primarily dependent upon funding from Carole Salkind in 2002 and 2003. At September 30, 2003, NCT is in default on $10.6 million of its indebtedness and has not received a demand for payment, except for $0.2 million of its notes payable (repaid during the first quarter of 2003). Refer to "Liquidity and Capital Resources" below. In the event that external financing is not available or timely, NCT would have to substantially reduce its level of operations in order to conserve cash. These reductions could have an adverse effect on NCT's relationships with its customers and suppliers (see Note 1 - notes to the consolidated financial statements). Reducing operating expenses and capital expenditures alone may not be adequate, and continuation as a going concern is dependent upon the level of funding realized from our internal and external funding sources, all of which are presently uncertain. Uncertainty exists with respect to the adequacy of current funds to support NCT's activities until positive cash flow from operations can be achieved and with respect to the availability of financing from other sources to fund any cash deficiencies.

     NCT's consolidated financial statements have been prepared assuming that NCT will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at September 30, 2003 about NCT's ability to continue as a going concern. NCT's accompanying consolidated financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

     Critical Accounting Policies
     ----------------------------

Revenue Recognition

     Revenue is recognized when earned. Technology licensing fees are generally recognized upon execution of the agreement but are deferred if subject to completion of any performance criteria then recognized once the performance criteria have been met. Revenue from royalties is recognized ratably over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements. Revenue from product sales is recognized when the product is shipped. Revenue from advertising sales is recognized when the advertisements are aired or displayed. Revenue from engineering and development services is generally recognized and billed as the services are performed. Our preference is to collect amounts due from the sale of our technologies, services and products in cash. However, from time to time, receivables may be settled by securities transferred to us by the customer in lieu of cash payment and such other consideration may or may not be realized by us in cash.

     At September 30, 2003, our deferred revenue aggregated $4.3 million. We do not expect to realize any cash in connection with recognizing revenue from our deferred revenue.

Marketable Securities

     Marketable securities that are bought and held principally for the purpose of selling them in the near-term are classified as trading securities. Trading securities are recorded at fair value, with the change in market value during the period included in the statements of operations. Marketable debt securities that NCT has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost. Securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale securities are generally recorded at market value, with the change in market value during the period excluded from the statements of operations unless it is occasioned by an other-than-temporary decline in value and recorded net of income taxes as a separate component of stockholders' equity (capital deficit). NCT reviews declines in value of its investments when general market conditions change or specific information pertaining to an industry or individual company becomes available. The factors considered in assessing whether a decline is other-than-temporary include: our evaluation of the length of the time and the extent to which the market value of the industry has been depressed or the market value of the security has been less than cost; evaluation of financial condition and near-term prospects of the business, including cash sufficiency and new product developments; assessment of observable marketplace-determined values and trends; and our intent and ability to retain our investment in the business for a sufficient period of time to allow for any anticipated recovery in market value.

     At September 30, 2003, all of NCT's marketable securities have been deemed available-for-sale securities. Based upon the above factors, in 2002, we concluded that the decline in value of our marketable securities is other-than-temporary and recorded approximately $0.8 million charge included in other income (expense), net (see Note 5 - notes to the consolidated financial statements). At September 30, 2003, our marketable securities aggregated $0.1 million.

Goodwill, Patent Rights and Other Intangible Assets

     The excess of the consideration paid over the fair value of net assets acquired in business combinations is recorded as goodwill. Goodwill is also recorded by NCT upon the acquisition of some or all of the stock held by minority  shareholders  of a  subsidiary,  except where such  accounting  is, in substance, the purchase of licenses previously sold to such minority shareholders or their affiliates. Effective January 1, 2002, goodwill and intangibles with indefinite lives are no longer amortized. Prior to January 1, 2002, goodwill was amortized using the straight-line method over the estimated period of benefit (generally ranging from five to twenty years). Goodwill amortization expense for the years ended December 31, 2000 and 2001 was $1.0 million and $1.7 million, respectively.

     Annually, or if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, the company tests its goodwill for impairment.

     Our annual evaluation is conducted in December. At December 31, 2002, the company evaluated the goodwill allocated to its Advancel reporting unit, NCT Hearing reporting unit and Midcore/Artera reporting unit and determined no impairment existed. The fair value of the reporting units was determined using the income approach by discounting future benefits. Our key assumptions underlying the projections for our reporting units included the following:

Advancel Reporting Unit
-----------------------
o Revenue projections were based upon the royalties due Advancel from STMicroelectronics; we estimated product sales would start in 2003. In one of our projections of possible outcomes, our revenue is projected to increase annually at rates ranging from 1,511% to 50%, averaging 99%, then reduced by our probability weighting.
o Based upon our projected revenue, we calculated our market penetration would be less than 1% in 2003; we estimated significant growth in years 2004 to 2007 and our projected market penetration increases to approximately 2.8% of the smartcard market. We believe such an increase is feasible since Advancel's technology introduces multiple functionality to smartcards and ST is a market-leading supplier of smartcard chips.
o We believe expenses will be nominal (we assumed these would be approximately 10% of royalty revenue) since no further significant costs are expected to be incurred by us.
o Although we have not historically achieved profitability or significant revenue growth in any of our operations, our projections include profitable operations from 2004 through 2007 (our projection covered a five-year period).
o Discount rate of 10% was used (considered consistent with the risks involved as implementation will be performed by ST resulting in an annuity stream to us and no further investment is required by us).
o We used a probability-weighted approach to assess the likelihood of five possible outcomes.

NCT Hearing Reporting Unit
--------------------------
o Fair value testing was based on NCT Hearing's operations and only our controlling interest in ProTech (a 81.6%-owned subsidiary of NCT Hearing Products, Inc.); our valuation estimate included reliance upon knowledgeable officers and employees with extensive experience in the headset and communications industry;
o    Our projections covered a six-year period;
o Material revenue was projected from products for which there are no historical sales; however, our projections also represent current product lines that have existing, established distribution channels; as well as revenue projected for products incorporating the ANR/ClearSpeech technology. We estimated the projected sales by identifying the products to be improved, the timing to achieve the results and expected sales based on our experience with current products. We estimated different sales levels and selling prices, applied an estimated probability of achieving the projected levels to arrive at our final projected amounts. Our revenue projections reflected annual increases ranging from 80% to 14%, averaging 57%. New products comprise approximately from 7% to 58% of revenue during the projected period.
o Profitability is projected for 2004 through 2008 although this reporting unit has not been profitable since 1995. From 2004 through 2008, projected net profit increases from 12.8% of revenue to 28.6% of revenue.
o 20% discount rate was used (considered consistent with the risks involved; approximates recent cost of equity capital).
o Additional, third-party financing for working capital was projected in the range of approximately $0.5 to $0.75 million.

Artera/Midcore Reporting Unit
-----------------------------
o Our subscribers are projected to comprise a mix of approximately 80% residential and 20% small business users; revenues projected reflect our share of revenues under arrangements with third parties. We projected significant annual increases in number of subscribers although we have no historical basis for generating revenue (or profit) in this business operation. Artera Turbo 2.0 was released in October 2002 and Artera Turbo
     3.0 became available in April 2003.

o In one of our projections of possible outcomes, our revenue is projected to increase annually at rates ranging from approximately 32% to approximately 5%, averaging approximately 20%, then reduced by our probability weighting.
o    Our projections covered a six-year period.
o We estimated that our market penetration would be less than 1% of worldwide Internet users throughout the projection period;
o We have projected profitability beginning in 2004 although this operation has not historically achieved profitability;
o We anticipated that additional working capital financing of up to $5.0 million would be required in 2003;
o We used a probability-weighted approach to assess the likelihood of six possible outcomes.
o 35% discount rate was used which was considered consistent with the risks involved and Artera's expected future cost of borrowing.

     These evaluations required informed, but subjective judgment in forecasting revenues and expenses especially given that these reporting units are either in a start-up phase or have no recent historical record for generating revenues or positive cash flows. In all cases, we considered objective evidence where available. Although we have not historically been profitable, we believe that profitability may be achieved in the future if the necessary sales levels are reached.

     If the financing noted above is not received, changes to our assumptions will be required in connection with further testing for impairment. In addition, future events such as market conditions or operational performance of our reporting units could cause us to modify our assumptions. The test for goodwill was performed after the impairment of other intangibles was reflected (in other words, in 2002, the goodwill testing was conducted for the NCT Hearing reporting unit after the impairment of Pro Tech's intangible asset had been recorded on ProTech's records in the amount of $11.5 million; the impact of this on NCT's consolidated statement of operations was $2.1 million - see Note 3 - notes to the consolidated financial statements under "Patent Rights and Other Intangible Assets with Finite Useful Lives."). No further impairment was indicated as a result of NCT's evaluation.

     The company also recognizes an impairment loss on goodwill acquired upon the acquisition of stock held by minority shareholders of subsidiaries if the subsidiary's minority interest has no carrying value, the subsidiary has a capital deficit and the projected future operating results of the subsidiary are not positive. Impairment of goodwill, net for the years ended December 31, 2000, 2001 and 2002 was $3.1 million, $14.1 million and $0.3 million, respectively. Impairment of goodwill for the nine months ended September 30, 2002 and 2003 was $0.3 million and zero, respectively. At September 30, 2003, our goodwill, net was $7.2 million.

     Patent rights and other intangible assets with finite useful lives, which includes the cost to acquire rights to patents and other rights under licenses, are stated at cost and are amortized using the straight-line method over the remaining useful lives, ranging from one to seventeen years. Amortization expense for the years ended December 31, 2000, 2001 and 2002 was $0.7 million, $0.4 million and $0.5 million, respectively. Amortization expense for the nine months ended September 30, 2002 and 2003 was $0.3 million and $0.2 million, respectively.

     The company evaluates the remaining useful life of intangible assets with finite useful lives each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the evaluation determines that the intangible asset's remaining useful life has changed, the remaining carrying amount of the intangible asset is amortized prospectively over that revised remaining useful life. The company evaluates its intangible assets with finite useful lives for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The testing for impairment includes evaluating the undiscounted cash flows of the asset and the remaining period of amortization or useful life. The factors used in evaluating the undiscounted cash flows include: current operating results, projected future operating results and cash flows and any other material factors that may effect the continuity or the usefulness of the asset. If impairment exists, the intangible asset is written down to its fair value based upon discounted cash flows. There were no events or changes in circumstances to require an evaluation through September 30, 2003. At September 30, 2003, our patent rights and other intangibles, net were $1.3 million.

     Results of Operations
     ---------------------

Three months ended September 30, 2003 compared to three months ended September 30, 2002.

     Total revenue for the three months ended September 30, 2003 was $1.2 million compared to $1.7 million for the same period in 2002, a decrease of $0.5 million, or 29.4%, reflecting decreases in all of our revenue sources as described below.

     Technology licensing fees and royalties were $0.7 million for the three months ended September 30, 2003 as compared to $1.1 million for the same period in 2002, a decrease of $0.4 million or 36.4%. The decrease was primarily due to a $0.6 million decrease in license fee revenue related to Teltran, partially offset by a $0.2 million increase in royalties related to Oki. Our recognition of license fee revenue for the three months ended September 30, 2003 was due to recognition of deferred revenue from the NXT license, which did not represent cash. We expect no cash will be realized upon recognition of the remaining deferred revenue.

     For the three months ended September 30, 2003, product sales were $0.4 million compared to $0.6 million for three months ended September 30, 2002, a decrease of $0.2 million, or 33.3%. The decrease was primarily due to lower sales of hearing products and due to decreased demand in the fast food market. We expect sales to remain sluggish for the remainder of the year as a result of the announced closure of fast-food franchises worldwide and increased competition. For the three months ended September 30, 2003, hearing products comprised approximately $0.3 million, or 73% of our product sales and communication products comprised approximately $0.1 million, or 27% of our product sales.

     Advertising/media revenue was $33,000 for the three months ended September 30, 2003 compared to $43,000 for the same period in 2002. Advertising/media revenue is derived from the sale of audio and visual advertising in the Sight & Sound(R) locations. For the three months ended September 30, 2003 and 2002, revenue from health venues comprised 100% of total advertising/media revenue.

     Gross profit on product sales, as a percentage of product sales, improved to 51.8% for the three months ended September 30, 2003 from 48.4% for the three months ended September 30, 2002. The improvement is primarily related to hearing products and is a result of reduced warranty costs (a component of cost of sales). This improvement was partially offset by an increase in Artera's costs of sales with the growth of the Artera Turbo data centers that has not been accompanied by a parallel increase in sales.

     For the three months ended September 30, 2003, selling, general and administrative expenses totaled $3.1 million as compared to $4.5 million for the three months ended September 30, 2002, a decrease of $1.4 million, or 31.1%. The decrease was due primarily to a decrease in consulting expense from the issuance of options.

     For the three months ended September 30, 2003, research and development expenditures totaled $0.8 million as compared to $1.2 million for the three months ended September 30, 2002, a decrease of $0.4 million, or 33.3%. This decrease was due primarily to a $0.1 million decrease in Artera Turbo
subscription   service   development   cost  and  a  $0.1  million  decrease  in
depreciation.

     Total costs and expenses for the three months ended September 30, 2003 were $3.5 million compared to $12.9 million for the same period in 2002, a decrease of 72.9%, or $9.4 million, primarily due to a $4.9 million gain on litigation settlement, a $1.5 million reduction in consulting expenses related to the issuance of options and a $3.1 million reduction in finance costs associated with non-registration of common shares. Total costs and expenses include non-cash expenditures of $5.3 million for the three months ended September 30, 2003 and $9.2 million for the three months ended September 30, 2002. These

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expenditures included: (i) interest expense of $3.1 million for the three months ended September 30, 2003 (due primarily to amortization of original issue discounts of $1.1 million; amortization of beneficial conversion features in convertible debt of $1.3 million, and interest on convertible debt issued by the company of $0.6 million) and $2.5 million during the same period in 2002 (due to amortization of original issue discounts of $0.4 million; amortization of beneficial conversion features in convertible debt of $0.7 million, amortization of additional debt issuance costs of $0.8 million, and interest on convertible debt issued by the company of $0.6 million); (ii) finance costs of $0.6 million associated with non-registration of common shares for the three months ended September 30, 2003 and $3.7 million during the same period in 2002; (iii) consulting expenses due to the issuance of $0.9 million of options for the three months ended September 30, 2003 and $2.4 million for the same period in 2002;
(iv) default penalties on debt of $0.6 million for the three months ended September 30, 2003 and $0.3 million for the same period in 2002, and (v) depreciation and amortization of $0.1 million for the three months ended September 30, 2003, and $0.3 million in the same period in 2002.

Nine months ended September 30, 2003 compared to nine months ended September 30, 2002.

     For the nine months ended September 30, 2003, total revenue amounted to $3.4 million, compared to $5.8 million for nine months ended September 30, 2002, a decrease of $2.4 million, or 41.4%, reflecting decreases in most of our revenue sources as described below.

     Technology licensing fees and royalties were $2.0 million for the nine months ended September 30, 2003 as compared to $3.6 million for the same period in 2002, a decrease of $1.6 million, or 44.4%. The decrease was primarily due to a $1.7 million decrease in technology license fee revenue related to Teltran (our revenue recognition was completed in October 2002). The technology licensing fees for the nine months ended September 2003 were due to the recognition of deferred revenue from the NXT license, which generally did not represent cash. As of September 30, 2003, our deferred revenue for NXT and Fairpoint was $3.2 million and $0.5 million, respectively. We expect no cash will be realized upon recognition of the remaining deferred revenue.

     The company continues to realize royalties from other existing licensees including Ultra, Oki and Sharp. Royalties from these and other licensees are expected to account for a greater share of the company's revenue in future periods. The company began to recognize royalties from the STMicroelectronics agreement during the third quarter and although the amount recognized is less than $0.1 million, we expect future growth.

     For the nine months ended September 30, 2003, product sales were $1.3 million compared to $2.1 million for the nine months ended September 30, 2002, a decrease of $0.8 million or 38.1%. The decrease was primarily due to $0.5 million of lower sales of hearing products primarily due to reduced fast-food headset purchases by major distributors and a $0.2 million decrease as a result of the cessation of operations of Artera Group International Limited in March 2002. Hearing products comprise approximately $1.0 million, or 72% of our product sales for the nine months ended September 30, 2003; communication products comprise approximately $0.3 million, or 22%.

     Advertising/media revenue remained steady for the nine months ended September 30, 2003 compared to the same period in 2002. Advertising/media revenue is derived from the sale of audio and visual advertising in the Sight and Sound(R) locations. We experienced an increase in revenue from health venues, which was offset by a decrease in revenue from non-health venues. Although our limited cash resources have reduced our expectations, we anticipate increasing revenue from the Sight & Sound(R) locations in health venues because
(i) our network of installed sites is growing and, as a result, our reach into the market and number of impressions delivered is increasing which makes the network more compelling to advertisers; (ii) each site is supported by at least one paying advertiser, in most cases health insurance plans, and generally their commitments are for one to two years; and (iii) additional site and advertiser opportunities are in negotiation. Presently, nineteen sites in hospitals and neighborhood family care centers are operational. All advertising sales represent cash receipts. Cost of advertising/media revenue was $9,000 for the nine months ended September 30, 2003 compared to $13,000 for the same period in 2002. These costs include the commissions paid to advertising representative companies and

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agencies and communication expenses related to the Sight and Sound(R) locations.

     Gross profit on product sales, as a percentage of product revenue, improved to 54.4% for the nine months ended September 30, 2003, from 44.2% for the nine months ended September 30, 2002. The improvement is primarily related to hearing products and is a result of reduced warranty costs (a component of cost of sales). This improvement was partially offset by an increase in Artera's costs of sales with the growth of the Artera Turbo data centers that has not been accompanied by a parallel increase in sales.

     For the nine months ended September 30, 2003, selling, general and administrative expenses totaled $10.1 million as compared to $11.8 million for the nine months ended September 30, 2002, a decrease of $1.7 million, or 14.4%. This decrease was due primarily to: (i) a $0.8 million decrease in salary and related benefit costs as a result of the reduction in workforce; (ii) a $0.5 million decrease in legal and patent expenses as a result of finalizing legal matters; (iii) a $0.3 million decrease in consulting expenses; and (iv) a $0.1 million decrease in each of sales related, office related, and depreciation and amortization expenses. These decreases were partially offset by a $0.3 million accrual for asserted minimum royalties due to a licensor.

     For the nine months ended September 30, 2003, research and development expenditures totaled $2.7 million as compared to $3.3 million for the nine months ended September 30, 2002, a decrease of $0.6 million, or 18.2%. Research and development costs consist primarily of compensation and benefit costs (ranging from 70% to 75% of total), depreciation (approximately 11% of total) and development costs and services of outside firms. Our principal projects during 2003 include development of other components of our Artera Turbo subscription service, ClearSpeech algorithm development, development of safety earmuff (next generation Active Noise Reduction, or ANR, ProActive) and development of in-the-ear (ear bud) ANR technology. During 2002, activity on these projects had commenced. This decrease was due primarily to a $0.3 million decrease in salary and related benefits costs attributed to a reduced workforce and a $0.2 million decrease in product development costs.

     Total costs and expenses for the nine months ended September 30, 2003 were $20.4 million compared to $36.9 million for the same period in 2002, a decrease of 44.7%, or $16.5 million, primarily due to a $9.2 million reduction in repurchased licenses, net, a $5.3 million gain on litigation settlements and a $3.5 million reduction in finance costs associated with non-registration of common shares. Total costs and expenses include non-cash expenditures of $16.6 million for the nine months ended September 30, 2003 and $24.8 million for the nine months ended September 30, 2002. These expenditures included: (i) repurchased licenses cost of zero for the nine months ended September 30, 2003 and $9.2 million during the same period in 2002; (ii) impairment of goodwill of zero in the nine months ended September 30, 2003 and $0.3 million during the same period in 2002; (iii) interest expense of $9.3 million in the nine months ended September 30, 2003 (due primarily to amortization of original issue discounts of $2.8 million, amortization of beneficial conversion features of $3.1 million, amortization of additional debt discounts of $1.1 million, and interest on debt issued by the company of $2.2 million) and $5.2 million during the same period in 2002 (due primarily to amortization of original issue discounts of $1.1 million, amortization of beneficial conversion features of $1.6 million, amortization of debt issuance costs of $1.0 million and interest on debt issued by the company of $1.5 million); (iv) finance costs associated with non-registration of common shares of $2.0 million for the nine months ended September 30, 2003 and $5.5 million for the same period in 2002; (v) consulting expenses due to the issuance of $3.6 million of options for the nine months ended September 30, 2003 and $3.4 million for the same period in 2002; (vi) default penalties on debt of $1.1 million for the nine months ended September 30, 2003 and $0.3 million for the same period in 2002 and (vii) depreciation and amortization of $0.6 million in the nine months ended September 30, 2003 and $0.9 million in the same period in 2002.

Year ended December 31, 2002 compared to year ended December 31, 2001.

     Total revenue in 2002 decreased by $3.3 million, or 31.1%, from $10.6 million in 2001 to $7.3 million in 2002 reflecting decreases in each of our revenue sources. Total costs and expenses during the same period decreased by 45.3%, or $39.3 million, primarily due to: (a) $13.8 million reduction in goodwill

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impairment;  (b) $11.6  million  reduction in  write-downs  on  investments  and repurchased licenses; and (c) $6.2 million reduction in other-than-temporary loss in value of available-for-sale securities.

     Technology licensing fees and royalties decreased $1.1 million, or 19.6%, from $5.6 million in 2001 to $4.5 million in 2002. The decrease is primarily attributable to the absence of licensing fees related to Infinite Technology Corporation (ITC) for 2002. Despite repeated attempts to obtain invoices on the development work performed and an accounting of NCT shares sold by ITC, all of which had been sold by the end of March 2002, no such accounting was provided. As such, we recognized no revenue and expense under the ITC arrangement in 2002. However, we believe ITC performed work in 2002 pursuant to the research and development contract (see Note 4 - notes to the consolidated financial statements). Our basis for belief that ITC performed development work in 2002 was attributable to the sales by ITC of shares of NCT common stock that we had issued to ITC for the express purpose of funding its development work. Our belief was based upon a phone conversation and no documentation was provided to us, as required by the agreement, to support the assertion that the remaining shares had been sold; consequently, no adjustment has been made to the liability. The nature of the work performed was software engineering to add functionality to the microprocessor chip. Based upon invoices that ITC had provided in 2001, that work was performed in both the United States and Armenia. Our recognition of technology licensing fee revenue for both periods was primarily due to recognition of deferred revenue from NXT and Teltran. During the fourth quarter of 2002, FairPoint agreed to distribute Artera Turbo, which is expected to generate future revenue. Artera Turbo 2.0 became available in October 2002. At December 31, 2002, our deferred revenue related to NXT was $4.8 million. No additional cash will be realized from our NXT deferred revenue.

     Product sales decreased $1.9 million, or 41.3%, from $4.6 million in 2001 to $2.7 million in 2002. The decrease was primarily due to $0.5 million of lower product sales recognized by Pro Tech due to reduced fast-food headset purchases by major distributors and a $1.0 million decrease as a result of the cessation of operations of Artera International in March 2002. Product revenue recognized by Artera International was $0.2 million for the year ended December 31, 2002 and $1.2 million for the same period in 2001. We anticipate revenue of Artera Group, Inc. to increase during 2003. Our principal product customers, Muzak, AM-COM and McDonalds, accounted for $0.8 million of 2002 product sales compared to $0.9 million in 2001. Sales to Muzak and McDonalds consisted of Pro Tech headsets and accessories. Sales to AM-COM consisted of ClearSpeech microphones and accessories used by ham radio operators. In each case, our sales to these customers were less in 2002 compared to 2001 due to a weaker economy. There can be no assurance that our product customers will continue to place orders with us at the same levels as in the prior years. The loss of one or more of these customers, the reduction in orders or increased product returns could adversely affect our operating results.

     Gross profit on product sales, as a percentage of product sales, improved to 52.6% in 2002 from 26.9% for the same period in 2001. Excluding Artera
International's contribution to gross profit, gross profit improved to 55.0% from 26.9%.

     Revenue from advertising/media decreased $0.2 million, or 66.7%, from $0.3 million in 2001 to $0.1 million in 2002. Advertising/media revenue is derived from the sale of audio and visual advertising in the Sight & Sound(R) locations. Cost of advertising/media revenue decreased $0.3 million, or approximately 100%, from $0.3 million in 2001 to less than $0.1 million in 2002. These costs include the amounts due to the installed locations (as compensation for our use of the facilities where the Sight and Sound(R) system is located) and communication expenses for the Sight & Sound(R) locations. These decreases are primarily due to the termination of operations of DMC Cinema in February 2002. Although constrained by our limited cash resources, we anticipate increasing revenue from the Sight & Sound(R) locations in health venues. At December 31, 2002, revenue from health venues was 66% of total advertising/media revenue as compared to zero for the same period in 2001.

     Selling, general and administrative expenses in 2002 decreased $3.9 million, or 20.9%, to $14.8 million from $18.7 million in 2001, primarily due to: (i) a $1.7 million decrease in amortization expense related to the adoption of SFAS No. 142 effective January 1, 2002; (ii) a $1.1 million decrease in legal and patent expenses; (iii) a $1.9 million decrease in salary and related benefit costs as a result of a reduction in

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workforce;  and  (iv) an $0.9  million  decrease  which  represents  an  overall reduction in sales related costs, such as travel, trade shows and commissions. These decreases were partially offset with a $3.0 million increase in consulting expenses due primarily to non-cash charges from the issuance of warrants and options.

     Research and development expenditures in 2002 decreased $1.3 million, or 21.7%, to $4.7 million from $6.0 million in 2001. This decrease was due primarily to: (i) a $1.0 million decrease in product development costs related to Infinite Technology Corporation; (ii) a $1.1 million decrease in salary and related benefit costs related to a reduced workforce; and (iii) a $0.3 million decrease in rent related to the closing of our Maryland facility offset by increases in depreciation and amortization ($0.4 million), parts for prototypes ($0.3 million), support for our UK office ($0.2 million) and reduction in costs reclassified as cost of sales ($0.2 million). Research and development costs consist primarily of compensation and benefit costs (ranging from 70% - 75% of total), depreciation (approximately 11% of total), parts, and development costs and services of outside firms. Our principal projects during 2002 include development of other components of our Artera Turbo subscription service, ClearSpeech algorithm development, development of safety earmuff (next generation active noise reduction, or ANR, ProActive) and development of in-the-ear (ear bud) ANR technology. The company expects research and development expenditures to continue at similar levels as those experienced during 2002.

     Included in NCT's total costs and expenses were non-cash expenditures including depreciation and amortization of $1.3 million and $3.0 million in 2002 and 2001, respectively, impairment of other intangibles of $2.1 million and zero in 2002 and 2001, respectively, impairment of goodwill of $0.3 million and $14.1 million (net of reduction in deferred revenue) in 2002 and 2001, respectively, realized loss in value of marketable securities deemed other-than-temporary of $0.8 million and $7.0 in 2002 and 2001, respectively, and interest expense of $7.7 million in 2002 and $6.2 million in 2001 due to an increase in debt financing.

     Interest expense increased by 24.2%, or $1.5 million, to $7.7 million in 2002 from $6.2 million in 2001. The 2002 increase was primarily due to the increase in debt financing during 2002 and our issuance of warrants in conjunction with the debt. Interest includes $2.9 million of amortization related to discounts, $2.3 million of interest expense on debt, $2.3 million of amortization of beneficial conversion features, and $0.1 million of amortization of debt issuance costs.

     NCT had estimated net operating loss carryforwards of $121.0 million, estimated capital loss carryforwards of $2.3 million and research and development credit carryforwards of approximately $2.5 million for federal income tax purposes at December 31, 2002. No tax benefit for these operating losses has been recorded in NCT's financial statements. Our ability to utilize our net operating loss and capital loss carryforwards may be subject to an annual limitation. The limitation of these carryforwards may be triggered by ownership changes, specifically any tax-free reorganization or a change involving a 5% shareholder. Under contractual restrictions, many of the beneficial owners of 5% of NCT common stock are prohibited from holding in excess of 9.99% of our common stock at any given time. Carole Salkind has no such contractual restriction. At her election at any time, she may convert notes issued by NCT and accrued interest thereon into shares of NCT common stock thereby triggering an ownership change which would result in a limitation of our ability to utilize net operating loss carryforwards.

Year ended December 31, 2001 compared to year ended December 31, 2000.

     Total revenue in 2001 decreased by $2.2 million, or 17.2%, from $12.8 million in 2000 to $10.6 million in 2001 reflecting decreases in our technology licensing fees and royalties and our advertising/media revenue sources. Total costs and expenses during the same period increased by 274.2%, or $63.5 million, primarily due to items recorded in 2001 for: (a) the impairment of goodwill related to Artera International ($9.8 million), DMC Cinema ($1.3 million net of $2.1 million reduction in deferred revenue), NCT Audio ($2.1 million) and ConnectClearly ($0.9 million) as outlined in Notes 3 and 14 to the consolidated financial statements; (b) costs to reacquire DMC New York and two DMC licenses ($19.3 million) and Top Source Automotive, Inc. ($1.5 million) included in write downs of investment and repurchased licenses in our consolidated statement of operations; (c) other-than-temporary losses on

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InsiderStreet ($2.5 million) and Infinite Technology  Corporation ($3.9 million)
marketable securities; and (d) costs of exiting activities of $1.9 million.

     Technology licensing fees and royalties decreased $4.3 million, or 43.4%, from $9.9 million in 2000 to $5.6 million in 2001. The technology licensing fees and royalties for 2001 were primarily due to recognition of deferred revenue of $1.6 million license fee from NXT entered into in 2001 (license fee initially deferred was $8.6 million), $2.3 million from Teltran (license fee initially deferred was $4.2 million) $1.0 million from Infinite Technology Corporation ($2.4 million additional revenue to be recognized as ITC performs work) and $0.2 million from two DMC licensees (initially deferred $2 million for each). No additional cash is expected to result from our deferred revenue. Please refer to Notes 4, 9 and 11 of notes to the consolidated financial statements. The decrease compared to fiscal 2000 is attributable to fewer technology license opportunities closed during 2001 and an increase in the time period over which these licenses are recognized.

     Product sales increased $2.6 million, or 130.0%, from $2.0 million in 2000 to $4.6 million in 2001 primarily due to the impact of acquisitions. Pro Tech has been included for a full year (for the year ended December 31, 2001) as compared to approximately three months in 2000 and Artera International has been included for approximately ten months in 2001. Excluding the effect of acquisitions, product sales decreased approximately $0.3 million, or 19.6%, due to declines in sales of communication products, particularly the ClearSpeech(R) product line, and sales of NCT Audio products, particularly Gekko(TM) flat speakers. The decline in sales of communications products is attributable to an economic downturn in that sector. The decrease in speakers sold by NCT Audio was due to a lack of promotional effort and a change in focus during the fourth quarter from product sales toward technology licensing. Cost of product sales increased $1.2 million, or 57.1%, from $2.1 million in 2000 to $3.3 million in 2001, due to the impact of acquisitions. Excluding the effect of acquisitions, cost of product sales decreased approximately $0.3 million or 16.7%. The product gross profit margin improved to 26.9% in 2001 from (6.3)% in 2000.

     Revenue from advertising/media decreased $0.5 million, or 62.5%, from $0.8 million in 2000 to $0.3 million in 2001. We expect this trend of declining advertising sales to continue until we have a sufficient installed base of Sight & Sound(R) venues. The rollout of Sight & Sound(R) is capital intensive and has been limited. Further, due to the current economic climate and limited reach available to advertisers, it has been difficult to obtain advertising contracts. Advertising/media revenue is derived from the sale of audio and visual advertising in the Sight & Sound(R) locations. Cost of advertising/media revenue decreased $0.5 million, or 62.5% from $0.8 million in 2000 to $0.3 million in 2001. These costs include the commissions paid to advertising representatives and agencies and the communications to the Sight & Sound(R) locations.

     Revenue from engineering and development services was $0.1 million in 2001 and 2000, due to a continuation of our reduced emphasis on providing engineering and development services as a primary revenue source. Cost of engineering and development services was minimal.

     Selling, general and administrative expenses in 2001 increased $7.3 million, or 64.0%, to $18.7 million from $11.4 million in 2000, primarily due to higher compensation expenses, litigation and patent expenses, and depreciation, amortization and costs attributable to acquired companies. Our selling, general and administrative expenses include: compensation, which generally comprises from 36% to 50% of the total; professional fees and expenses, including legal services; non-cash depreciation and amortization; marketing and promotional costs; and travel, among other costs.

     Research and development expenditures in 2001 increased $1.6 million, or 36.4%, to $6.0 million from $4.4 million in 2000, primarily due to research and development expenses of $1.0 million under the Infinite Technology Corporation agreement.

     Included in NCT's total costs and expenses were non-cash expenditures including depreciation and amortization of $3.0 million and $2.0 million in 2001 and 2000, respectively, impairment of goodwill of $14.1 million (net of reduction in deferred revenue) and $3.1 million in 2001 and 2000, respectively, realized loss on marketable securities deemed other-than-temporary of $7.0 million and zero in 2001 and

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


2000, respectively, and interest expense of $6.2 million in 2001 and $1.9 million in 2000 due to an increase in debt financing.

     Interest expense increased by 226.3%, or $4.3 million, to $6.2 million in 2001 from $1.9 million in 2000. The 2001 interest expense was primarily due to the increase in debt financing during 2001. Interest includes $3.3 million amortization of original issue discount, $1.2 million of interest expense on debt, $0.9 million of amortization of beneficial conversion feature, and $0.7 million amortization of debt issuance costs.

     NCT had estimated net operating loss carryforwards of $119.3 million and research and development credit carryforwards of approximately $2.4 million for federal income tax purposes at December 31, 2001. No tax benefit for these operating losses has been recorded in NCT's consolidated financial statements. Our ability to utilize our net operating loss carryforwards may be subject to an annual limitation.

     Liquidity and Capital Resources
     -------------------------------

     Please refer to "Going Concern Risks" above for a description of uncertainties that raise substantial doubt at September 30, 2003 about NCT's ability to continue as a going concern. NCT has experienced substantial losses from operations since its inception, which have been recurring and amounted to $276.6 million on a cumulative basis through September 30, 2003. These losses, which include the costs for development of technologies and products for commercial use, have been funded primarily from:

o    the sale of our and our subsidiaries' common stock;
o the sale of our and our subsidiaries' preferred stock convertible into common stock;
o    issuance of our and our subsidiaries' convertible debt;
o    technology licensing fees and royalties;
o    product sales;
o    advertising/media revenue; and
o    engineering and development services.

     We  recently  entered  into  financing   transactions   because  internally
generated   funding  sources  were  insufficient  to  maintain  our  operations, including:

o    NCT Convertible Notes Issued to Carole Salkind
o    Private Equity Credit Agreement
o    Other Debt Financings
o    Series H Preferred Stock

     In 2002 and 2003, we have been primarily dependent upon funding from Carole Salkind. Although we do not have a formal agreement requiring her to do so, we believe that Carole Salkind will continue to provide funds to NCT. Our belief that funding from her will continue is based primarily upon her continued funding of NCT during 2002 and 2003 despite NCT's failure to repay her notes as the notes matured. Commencing January 2001, upon the maturity of Ms. Salkind's initial note to NCT dated January 1999, NCT has established a history of defaulting on the repayment of obligations owed to Carole Salkind as such obligations become due. Ms. Salkind has allowed NCT to roll over maturing note principal, along with accrued interest (including interest at the default rate of 13% for the period after maturity until settlement) and a default penalty (10% of the principal amount in default), into new notes that generally mature from six months to one year from the date of the rolled-over note. In addition to the financing provided by rolling over maturing notes, Ms. Salkind has continued to provide NCT with new funds. However, NCT has no legally binding assurance that Ms. Salkind will continue funding NCT in the near-term or that the amount, timing and duration of funding from her will be adequate to sustain our business operations.

     At September 30, 2003, NCT's cash and cash equivalents aggregated $0.5 million. NCT's

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


working capital deficit was $57.1 million at September 30, 2003, compared to a deficit of $51.4 million at December 31, 2002, a $5.7 million increase in working capital deficit. Current liabilities increased primarily due to the net increase of convertible notes of approximately $9.6 million (net of discounts) partially offset by the decrease in accrued non-registration fees of $4.2 million.

     At September 30, 2003, the aggregate face value of NCT's debt was $34.5 million, presented on the balance sheet net of discounts of approximately $2.6 million ($31.9 million net of discounts). Of the total debt, $31.3 million, net of discounts, is short-term. We anticipate that we will not repay this indebtedness as it matures because we have been borrowing from Carole Salkind to fund our operations (see above), and we do not presently have the internally generated funds to provide for debt service. On a long-term basis, NCT may have significant debt service costs that could impact its liquidity requirements (although some holders may choose to convert debt instruments into shares of our common stock).

     NCT is in default of an aggregate of $10.6 million of its indebtedness at September 30, 2003 comprised of $2.9 million of notes payable and $4.7 million of convertible notes (see Note 10 - notes to the condensed consolidated financial statements). Of such defaults, $9.6 million is attributable to our failure to repay indebtedness upon maturity and $1.0 million is attributable to a cross-default provision. The following table summarizes our indebtedness in default at September 30, 2003.



(in millions)                                         New           Defaults
                               Indebtedness        Defaults           Cured        Indebtedness
                                In Default          during           during         In Default
Notes Payable:                   12/31/02         the period       the period        09/30/03
                              --------------     -------------    -------------   ---------------
Obligation to prior owner
  of Web Factory                     $   2.4 (a)       $   0.1 (d)      $     -           $   2.5 (a)
Top Source Automotive                    0.2 (a)             -             (0.2)                -
Former Employees / Other                 0.3 (a)           0.4             (0.2)              0.5 (a)
                              --------------     -------------    -------------   ---------------
  Subtotal                           $   2.9           $   0.5          $  (0.4)          $   3.0
                              --------------     -------------    -------------   ---------------

Convertible Notes:
Carole Salkind Notes                 $   2.9 (b)       $  10.9          $  (9.7)          $   4.1
6% Notes                                 4.2 (a)             -             (1.7)              2.5 (a)
8% Notes                                 1.0 (c)             -                -               1.0 (c)
                              --------------     -------------    -------------   ---------------
  Subtotal                           $   8.1           $  10.9          $ (11.4)          $   7.6
                              --------------     -------------    -------------   ---------------
Grand Total                          $  11.0           $  11.4          $ (11.8)          $  10.6
                              ==============     =============    =============   ===============

     Footnotes:
     ----------
     (a)  Default due to nonpayment.
     (b) Default due to judgment against us in excess of amounts permitted under the notes.
     (c)  Default due to  cross-default  provision  (default on other debt).
     (d)  Foreign exchange rate fluctuations.

     Net cash used in operating activities for the nine months ended September 30, 2003 was $7.7 million primarily due to funding the 2003 net loss, as adjusted to reconcile to net cash. The operating cash flow characteristics of our technology licensing efforts include the following:

o Our technology licensing activities have resulted in unpredictable streams of revenue recognition, in part, due to the unpredictable timing of executing new license agreements;
o Significant new license agreements usually result only after the prospective licensee has made a lengthy review of our technologies;
o Receipt of licensing compensation and the related revenue recognition often occur in different operating periods;
o From time to time, we accept licensing compensation in forms other than cash, typically equity securities;

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


o Assets acquired in the past, as compensation for license agreements, have lost value rapidly resulting in material write-offs;
o Most of our licensing agreements provide for one-time license fees and for long-term royalty streams; and
o To date, most of our licensing activities have resulted in one-time licensing fees and insignificant long-term royalty streams.

     Our net accounts receivable increased to $0.4 million at September 30, 2003 from $0.2 million at December 31, 2002. The increase in net accounts receivable was primarily due to an increase in royalties receivable from Oki.

     Our deferred revenue balance at September 30, 2003 was $4.3 million, $3.2 million of which was attributed to NXT and $0.5 million of which was attributed to FairPoint. We do not expect to realize any cash from our deferred revenue balance. Our NXT deferred revenue balance originated at the value of the securities received from our licensee, not all of which was not realized in cash because the value of the securities declined before we sold them. We recorded $8.6 million of net deferred revenue upon the receipt of shares of NXT in connection with the March 2001 NXT agreements. We sold all of the NXT shares in 2001 for approximately $6.9 million resulting in a loss of $2.3 million. The net proceeds were used in accordance with our NXT agreements. As such, no additional cash is expected from our NXT deferred revenue balance. From time to time, our deferred revenue balances originate at the value of securities received from our licensees, which would not be realized in cash if the value of the underlying securities declines before we sell such securities.

     Net cash used in investing activities was $0.1 million for the nine months ended September 30, 2003 due to purchases of capital equipment primarily by Artera Group as it expands the Artera Turbo data centers in anticipation of future growth.

     In addition to available cash and cash equivalents, the company views its available-for-sale securities as additional sources of liquidity. At each of September 30, 2003 and December 31, 2002, the company's available-for-sale securities had approximate fair market values of $0.1 million. The securities represent investments in technology companies and, accordingly, the fair market values of these securities are subject to substantial price volatility. In addition, the realizable value of these securities is subject to market and other conditions.

     Net cash provided by financing activities was $7.5 million for the nine months ended September 30, 2003 and was primarily due to the issuance and sale of convertible notes.

     At September 30, 2003, the company's short-term debt was $31.3 million, (principally comprised of $28.1 million of face value of outstanding convertible notes, net and $3.2 million of outstanding notes payable), shown net of discounts of approximately $2.6 million on the condensed consolidated balance sheet, compared to $22.0 million of short-term debt (presented net of $4.1 million of discounts) at December 31, 2002. The cash proceeds from debt issued in 2003 were primarily used for general corporate purposes.

     The increase in short-term debt at September 30, 2003 compared to December 31, 2002 was primarily attributable to issuance of debt to Carole Salkind. During the nine months ended September 30, 2003, NCT issued an aggregate of $18.8 million of convertible notes to Carole Salkind as consideration for $7.2 million of cash and the rollover of $9.7 million in principal of matured convertible notes, $0.9 million of interest, and $1.0 million of default penalties (10% of the principal amount in default).

     As described above, as of September 30, 2003, we are in default (primarily from non-payment) on $10.6 million of our indebtedness, including $3.0 million of notes payable and $7.6 million of convertible notes (refer to Notes 5 and 6 - notes to the condensed consolidated financial statements for disclosure of material defaults).

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


     NCT believes that the level of financial resources available to it is critical to its ability to continue as a going concern. From time to time, NCT may need to raise additional capital through equity or debt financing in order to sustain its operations or capitalize upon business opportunities and market conditions. NCT expects that from time to time its outstanding short-term debt may be replaced with new short or long-term borrowings. Although we believe that we can continue to access the capital markets in 2003 on acceptable terms and conditions, our flexibility with regard to long-term financing activity could be limited by:

o    the liquidity of our common stock on the open market;
o    our current level of short-term debt; and
o    our credit ratings.

     In addition, many of the factors that affect NCT's ability to access the capital markets, such as the liquidity of the overall capital markets and the current state of the economy, are outside of NCT's control. There can be no assurance that NCT will continue to have access to the capital markets on favorable terms. In addition, the company's subsidiaries are not at a stage where they may separately be able to obtain financing or other funding based upon their lack of or limited performance history and borrowing base assets. We intend to use the July 2002 private equity credit agreement for cash as soon as the contractual conditions for doing so are satisfied. However, the 2002 equity credit line may not be a reliable source of new cash capital for NCT. In order for us to have the right to make puts of our common stock to draw capital, those shares of our common stock must be authorized and available for issuance and registered for resale with the SEC. Completion of the registration process may require an extensive amount of time and the speed at which a registration statement is declared effective by the SEC is not completely within NCT's control. If the registration statement covering the shares underlying the private equity credit agreement is not declared effective within 120 days from the date it is filed, or if any blackout period, as defined, exceeds 30 days, Crammer Road may terminate its investment obligation under the 2002 private equity credit agreement. Further, NCT must maintain an active trading market able to absorb large quantities of traded shares of our common stock. If the market for our common stock has an insufficient volume of shares traded, large quantities of shares of our common stock sold by Crammer Road to satisfy our puts may drive down the price of our common stock due to lack of demand for those shares.

     From time to time, we may change the terms of options, warrants or other securities. In some instances, this has been to generate cash.

     NCT has no lines of credit with banks or other lending institutions and, therefore, has no unused borrowing capacity.

Capital Expenditures

     NCT intends to continue  its  business  strategy  of working  with  supply,
manufacturing,   distribution  and  marketing   partners  to  commercialize  its
technology. The benefits of this strategy include:

o dependable sources of electronic and other components, which leverages on their purchasing power, provides important cost savings and accesses the most advanced technologies;
o utilization of the manufacturing capacity of our business partners, enabling us to integrate our technology into products with limited capital investment; and
o access to well-established channels of distribution and marketing capability of leaders in several market segments.

     At September 30, 2003, we have 35 of the 406 Barnes & Noble College Bookstores operating our Sight & Sound(R) system, and as negotiated and as our capital resources allow, may install the Sight & Sound(R) system in additional stores. Our average cost for outfitting a store is approximately $18,000. We have not identified the source of funding to proceed with such installations. We have no assurance that sufficient capital will become available. Other than this, there were no material commitments for capital expenditures as of September 30, 2003 and no material commitments are anticipated in the near future.

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


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     NCT's primary market risk exposures include fluctuations in interest rates and foreign exchange rates. NCT is exposed to interest rate risk on some of its obligations. We do not use derivative financial instruments to hedge cash flows for such obligations. In the normal course of business, NCT employs established policies and procedures to manage these risks.

     Based upon a hypothetical 10% proportionate increase in interest rates from the average level of interest rates during the last twelve months, and taking into consideration commissions paid to selling agents, growth of new business and the expected borrowing level of variable-rate debt, the expected effect on net income related to our financial instruments would be immaterial.

RECENT AUTHORITATIVE ACCOUNTING GUIDANCE

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for all business combinations subsequent to June 30, 2001 and specifies criteria for recognizing intangible assets acquired in a business combination. Under SFAS 142, we are required to reassess the goodwill and other intangible assets recorded in connection with acquisitions, as well as their useful lives. SFAS 142 required that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually and whenever there is an impairment indicator. All acquired goodwill must be assigned to reporting units (an operating segment or a component of an operating segment that constitutes a business for which discrete financial information is available; our reporting units with goodwill consist of Advancel Logic Corporation within the technology operating segment, Pro Tech within the communications operating segment and Midcore Software, Inc./Artera Group, Inc. within the communications operating segment) for purposes of impairment testing and segment reporting. Intangible assets with definite useful lives are amortized over their respective estimated useful lives. We adopted SFAS 142 effective January 1, 2002. Adoption of SFAS 142 required us to evaluate the future cash flows related to goodwill and other intangible assets. Using the guidelines in SFAS 142 for intangible assets with finite lives, the estimated future cash flows were determined in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" by projecting future estimated revenues and costs and comparing the resultant cash flows to the carrying amount of the intangible asset. The adoption of SFAS 142 resulted in the elimination of the amortization of goodwill and had no other impact on our financial statements.

     Also in June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which was effective for fiscal years beginning after June 15, 2002. SFAS No. 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. We adopted SFAS 143 on January 1, 2003. Application of the new rules did not have a significant impact on our financial position and results of operations, as we do not currently have any legal obligations associated with the retirement of long-lived assets or leased facilities.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged.

     In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 eliminates Statement 4 (and Statement 64, as it amends Statement
4), which requires gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item. Also, the exception to applying Opinion 30 is eliminated. This statement is effective for years beginning after May 2002 for the provisions

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


related to the rescission of Statements 4 and 64, and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13.

     In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. Adoption of this Statement was required with the beginning of fiscal year 2003. We adopted this statement on January 1, 2003. The adoption of SFAS No. 146 did not have a material impact on our operations or financial position.

     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123." This Statement amends SFAS 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, "Interim Financial Reporting" to require disclosure about those effects in interim financial information. We intend to continue to account for stock-based compensation based on the provisions of APB Opinion No. 25. SFAS No. 148's amendment of the transition and annual disclosure provisions of SFAS No. 123 are effective for fiscal years ending after December 15, 2002, and the disclosure requirements for interim financial statements are effective for interim periods beginning after December 15, 2002. We adopted disclosure provisions of SFAS No. 148 effective December 31, 2002.

     In November 2002, the FASB issued FASB Interpretation No. ("FIN") 45, "Disclosure in Management's Discussion and Analysis about Off-Balance Sheet Arrangements and Aggregate Contractual Obligations." FIN 45 requires a registrant to provide an explanation of its off-balance sheet arrangements in a separately captioned subsection of the "Management's Discussion and Analysis" section of a registrant's disclosure documents. It also requires registrants to provide an overview of certain known contractual obligations in a tabular format. We must adopt the disclosure provisions of FIN 45 in our registration statements, annual reports, proxy statements or information statements that are required to include our financial statements for the year ended December 31, 2003.

     On January 17, 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 is effective immediately for VIEs created after January 31, 2003. A company with a variable interest in a VIE created before February 1, 2003, must apply the provisions of FIN 46 no later than the beginning of the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN 46 did not have an impact on our financial position of results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period commencing after June 15, 2003. Effective July 1, 2003, we adopted SFAS No. 150 and the effect on our condensed consolidated balance sheet was as follows: a $0.6 million decrease in minority interest in consolidated subsidiaries, a $0.1 million decrease in additional paid-in capital and a $0.7 million increase in current liabilities.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

     On February 12, 2002, NCT notified its principal independent accountant, Goldstein Golub Kessler LLP ("GGK"), that the auditing services of GGK would no longer be required. GGK's dismissal was approved by NCT's Board of Directors. GGK originally was selected as NCT's independent accountant in July 2000 to audit NCT's consolidated financial statements as of and for the year ended December 31, 2000.

     During NCT's fiscal year ended December 31, 2001, and during the interim period preceding its dismissal as NCT's independent accountant, there were no disagreements with GGK on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of GGK, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. The report of GGK, dated April 9, 2001, on NCT's consolidated financial statements as of and for the year ended December 31, 2000 did not contain an adverse opinion and was not qualified or modified as to audit scope or accounting principles.

     On  February  12,  2002,  NCT  engaged  the  accounting  firm of Eisner LLP
(formerly Richard A. Eisner & Company, LLP) ("Eisner") as its principal independent accountant to audit the consolidated financial statements of NCT for the fiscal year ending December 31, 2001. The engagement was authorized by NCT's Board of Directors. During the fiscal year ended December 31, 2001, and the subsequent period to February 12, 2002, neither NCT nor any person on NCT's behalf consulted Eisner regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on NCT's consolidated financial statements, except for consultations regarding NCT's responses to comments from the Securities and Exchange Commission with respect to the December 31, 1999 financial statements audited by Eisner included in prior filings with the Securities and Exchange Commission.

DIRECTORS AND EXECUTIVE OFFICERS OF NCT

     The following table sets forth the names, ages, positions and the offices held by each of the executive officers and directors of NCT as of October 31, 2003.

Name                       Age     Positions and Offices
----                       ---     ---------------------


Michael J. Parrella        56      Chairman of the Board of Directors and
                                   Chief Executive Officer
John J. McCloy II          65      Director
Samuel A. Oolie            67      Director
Irene Lebovics             50      Director, President
Cy E. Hammond              49      Senior Vice President, Chief Financial
                                   Officer, Treasurer and Assistant Secretary
Jonathan M. Charry, Ph.D.  55      Senior Vice President, Corporate Development
Mark Melnick               45      Vice President, General Counsel and Secretary
Irving M. Lebovics         52      Senior Vice President, Global Sales

     Michael J. Parrella currently serves as Chief Executive Officer and Chairman of the Board of Directors of NCT. Mr. Parrella was elected Chairman of the Board of Directors of NCT on April 21, 2000, on which date he relinquished the position of President. From August 1995 to April 21, 2000, Mr. Parrella served as NCT's President and Chief Executive Officer. From November 1994 to July 1995, Mr. Parrella served as Executive Vice President of NCT. Prior to that, from February 1988 until November 1994, he served as President and Chief Operating Officer of NCT. He initially became a director in 1986 after evaluating the application potential of NCT's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board of Directors and to raise new capital to restructure NCT and its research and development efforts. Mr. Parrella also serves as Chief Executive Officer and Chairman of the Board of Directors of Artera Group, Inc., a subsidiary of NCT, positions he has held since the formation of Artera. Mr. Parrella serves as Chief Executive Officer and Acting President of NCT Audio Products, Inc., a subsidiary of NCT, a position to which he was elected on September 4, 1997. He became a director of NCT Audio Products, Inc. on August 25, 1998. On January 5, 2001, Mr. Parrella was elected Acting Chief Executive Officer of Advancel Logic Corporation, a subsidiary of NCT. Mr. Parrella is a director of Advancel Logic Corporation, serves as Chairman of the Board of Distributed Media Corporation, a subsidiary of NCT, and serves as Chairman of the Board of NCT Hearing Products, Inc., a subsidiary of NCT. Mr. Parrella became a director of NCT subsidiaries acquired in 2000, including Midcore Software, Inc. and Pro Tech Communications, Inc. In 2000 and 2001, he became a director of NCT subsidiaries formed in 2000 and 2001, including DMC Cinema, Inc., NCT Video Displays, Inc., DMC New York, Inc., ConnectClearly.com, Inc., DMC HealthMedia Inc., Artera Group, Inc., Distributed Media Corporation International Limited and Artera Group International Limited.

     John J. McCloy II currently serves as a director of NCT. He served as Chief Executive Officer of NCT from September 1987 to November 1994 and as Chairman of the Board of Directors of NCT from September 1986 to November 1994. In addition, he served as NCT's Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Mr. McCloy was appointed a director of NCT Audio on November 14, 1997. Since 1981, he has been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is the Chairman of Gravitas Technology, Inc. He is a director of the Sound Shore Fund, Inc., Ashland Management and the American Council on Germany.

     Sam Oolie currently serves as a director of NCT. Since his appointment on September 4, 1997, Mr. Oolie has also served as a director of NCT Audio. He is Chairman of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held that position since August 1995. Since July 1985, he has also served as Chairman of Oolie Enterprises, an investment company. Mr. Oolie currently serves as a director of Comverse Technology, Inc.

     Irene Lebovics currently serves as a director and President of NCT and President of NCT Hearing Products, Inc. She served as Secretary of NCT from February 1999 until September 2001. On April 25,

2001, Ms. Lebovics became a director of NCT. On January 5, 2000, Ms. Lebovics was elected Acting Chief Marketing Officer and Secretary of Advancel Logic Corporation. In July 1989, she joined NCT as a Vice President and as President of NCT Medical Systems, Inc., a subsidiary of NCT. In January 1993, she was appointed Senior Vice President of NCT. In November 1994, Ms. Lebovics became President of NCT Hearing Products, Inc. In 1999, Ms. Lebovics was appointed as Executive Vice President, and in April 2000, she became President of NCT. She has held various positions in product marketing with Bristol-Myers, a consumer products company, and in advertising with McCaffrey and McCall. Ms. Lebovics is the spouse of Irving Lebovics, NCT's Senior Vice President of Global Sales. Ms. Lebovics also serves as director of various NCT subsidiaries, as follows:
Distributed Media Corporation, ConnectClearly.com, Inc., NCT Hearing Products, Inc., NCT Video Displays, Inc., DMC New York, Inc., Artera Group, Inc., Artera Group International Limited, Midcore Software, Inc., Advancel Logic Corporation, Pro Tech Communications, Inc., Distributed Media Corporation International Limited, DMC HealthMedia Inc. and DMC Cinema, Inc.

     Cy E. Hammond currently serves as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of NCT. He joined NCT as Controller in January 1990 and was appointed a Vice President in February 1994. On September 4, 1997, Mr. Hammond was elected to serve as Acting Chief Financial Officer and Treasurer of NCT Audio Products, Inc. On January 5, 2000, he was elected to serve as Acting Chief Financial Officer, Treasurer and Assistant Secretary for Advancel Logic Corporation. On August 20, 2002, Mr. Hammond was elected to serve as President and Treasurer of DMC New York, Inc. He also serves as Treasurer for the following NCT subsidiaries: Artera Group, Inc., Chaplin Patents Holding Company, Inc., Distributed Media Corporation, DMC HealthMedia Inc., Midcore Software, Inc., NCT Far East, Inc., NCT Hearing Products, Inc., NCT Muffler, Inc. and NCT Video Displays, Inc. During 1989, he was Treasurer and Director of Finance for Alcolac, Inc., a multinational specialty chemical producer. Prior to 1989 and from 1973, Mr. Hammond served in several senior finance positions at the Research Division of W.R. Grace & Co., the last of which included management of the division's worldwide financial operations. Mr. Hammond also serves as director of various NCT subsidiaries, as follows: Artera Group, Inc., ConnectClearly.com, Inc., DMC Cinema, Inc., DMC New York, Inc., NCT Video Displays, Inc., Pro Tech Communications, Inc., Artera Group International Limited and Noise Cancellation Technologies (Europe) Ltd.

     Jonathan M. Charry, Ph.D. currently serves as Senior Vice President of Corporate Development, a position he has held since January 2000. Dr. Charry was Chairman and Chief Executive Officer of Digital Power Networks, Inc. from 1992 to 1999 and Chairman and Chief Executive Officer of Environmental Research Information, Inc. from 1984 to 1992. He has held appointments as a Rockefeller Foundation Fellow and Assistant Professor at the Rockefeller University, Adjunct Professor in Applied Social Psychology at New York University, and Senior Research Scientist at the New York Institute of Basic Research. He is a member of the American Psychological Association, The Rockefeller University Chapter of Sigma Xi, the American Association for the Advancement of Science, and the New York Academy of Sciences. Dr. Charry currently serves as a director of ConnectClearly.com, Inc.

     Mark Melnick currently serves as Vice President, General Counsel and Secretary of NCT Group, Inc., positions he has held since September 2001. He also serves as Secretary of Distributed Media Corporation, DMC Cinema, Inc., DMC HealthMedia Inc., NCT Audio Products, Inc., NCT Hearing Products, Inc., NCT Medical Systems, Inc., ConnectClearly.com, Inc., Midcore Software, Inc., Artera Group, Inc., Advancel Logic Corporation, NCT Muffler, Inc., Chaplin Patents Holding Company, Inc., NCT Far East, Inc. and NCT Video Displays, Inc. Effective January 1, 2002, Mr. Melnick was elected Secretary of Pro Tech Communications, Inc. From 1989 to 2000, Mr. Melnick was Counsel, Senior Counsel and then Assistant General Counsel of CBS Cable and its predecessor-in-interest Group W Satellite Communications (a division of Westinghouse Broadcasting Co.), in the cable television field. From 1984 to 1988, he was an associate at the law firm of Stults & Marshall (now known as Balber Pickard Battistoni Maldonado & Van Der
Tuin) in New York, NY. From 1982 to 1984, he was an associate at the law firm of Seyfarth, Shaw, Fairweather & Geraldson in New York, NY.

     Irving M. Lebovics currently serves as Senior Vice President, Global Sales, of NCT. He joined NCT in February 1998 as Vice President, Worldwide Sales. From January 1996 to February 1998, Mr.

Lebovics was a principal of Enhanced Signal Processing, which exclusively sold NCT's technologies to large original equipment manufacturers. From 1993 to 1996, Mr. Lebovics served as Vice President of Sales for Kasten Chase Applied Research, a wide area network hardware and software provider to companies such as Dow Jones and the Paris and Madrid stock exchanges. From 1985 to 1993, Mr. Lebovics served as Vice President of Sales for Relay Communications, a provider of PC-to-mainframe communications software and Microcom, Inc. (which acquired Relay Communications), a leading provider of modems and local area network equipment including bridges and routers. Irving M. Lebovics is the spouse of Irene Lebovics, President of NCT.

Committees of the Board of Directors

     Our Board of Directors has established a Compensation Committee and an Audit Committee.

     The Compensation Committee, which was appointed by the Board of Directors on July 10, 2001, reviews and determines the compensation policies, programs and procedures of the company as they relate to NCT's senior management. The Compensation Committee is presently comprised of Messrs. McCloy and Oolie and held three meetings during the fiscal year ended December 31, 2002. The Compensation Committee provides for the administration of stock option plans and addresses matters relating to the grant of warrants or options to acquire shares of the company's common stock and other securities.

     The Audit Committee is responsible for the review of the activities of the company's independent accountants and for other aspects of the company's financial reporting. The Audit Committee is composed of Messrs. McCloy and Oolie and held five meetings during the fiscal year ended December 31, 2002. Effective April 25, 2001, the Board of Directors adopted a written charter for the Audit Committee. In addition, the Board of Directors determined that all of the Audit Committee members are independent.

Resignation of Director

     Mr. Jay Haft, who served on the company's Board of Directors from 1990 and as Chairman of the Board of Directors from July 17, 1996 until April 21, 2000, resigned effective May 29, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, NCT's securities with the Securities and Exchange Commission. Such directors, executive officers and shareholders are also required to furnish the company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, and written representations from certain reporting persons, NCT believes that all filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during the fiscal year ended December 31, 2002, except for: (a) grants of options made in June and October 2002 under the 2001 Plan to the following directors and executive officers: Messrs. Parrella, McCloy, Oolie, Hammond, Charry and Melnick and Ms. Lebovics were not timely reported on Form 4 (fourteen Form 4s) as required, but were subsequently reported on Form 5s that were timely filed; (b) the sale by Mr. McCloy of 279,498 shares of NCT common stock on May 2, 2002 was not timely reported on Form 4 as required, but was subsequently reported on Form 5, timely filed; (c) Acme Associates, Inc. did not timely file a Form 3 upon the September 2002 grant of an option to acquire 50 million shares of NCT common stock (resulting in beneficial ownership of greater than 10% of NCT), but subsequently reported this option on a Form 5 that was not timely filed; and (d) Carole Salkind did not timely file twelve Form 4 reports during 2002 for convertible note and warrant transactions, but subsequently timely filed all 2002 transactions on Form 5 which Form 5 was later amended to clarify her indirect beneficial ownership of NCT common stock.

EXECUTIVE COMPENSATION

Executive Compensation and Summary Compensation Table

     Set forth below is information for the three fiscal years ended December 31, 2002, 2001 and 2000 relating to compensation received by: (1) NCT's Chief Executive Officer; and (2) the other four most highly compensated executive officers of NCT whose total annual salary and bonus for the fiscal year ended December 31, 2002 exceeded $100,000 (collectively the "Named Executive Officers").


                                                                                            Securities
                                                                                             Underlying              All
      Name and Principal                                                 Other Annual     Options/Warrants          Other
           Position               Year   Salary ($)       Bonus ($)   Compensation ($)(a)     SARs (#)           Compensation ($)
------------------------------- ------- -----------     ------------- -------------------  --------------       -----------------

Michael J. Parrella              2002     $320,016        $136,473 (b)         $20,688      14,000,000 (e)            $       -
       Chief Executive           2001      320,016         299,142 (c)          20,688       5,324,505 (f)                    -
       Officer and Chairman      2000      136,667         381,434 (d)          20,688      20,664,634 (g)(i)             7,198 (h)
       of the Board

Irene Lebovics                   2002      200,000          45,036 (b)          12,000       2,350,000 (e)                    -
       President and             2001      200,000          98,717 (c)          12,000         800,000 (j)                    -
       Director                  2000      112,917               -              12,000       2,808,373 (i)(k)                 -


Cy E. Hammond                    2002      180,000          68,237 (b)          12,000       1,950,000 (e)                    -
       Senior Vice President,    2001      180,000         149,571 (c)          12,000         760,000 (l)                    -
       Chief Financial Officer,  2000      101,167         136,615 (d)          12,000       1,248,742 (i)(m)                 -
       Treasurer

Jonathan M. Charry (n)           2002      200,000               -                   -       1,175,000 (e)                    -
       Senior Vice President,    2001      200,000          56,170 (c)               -         400,000                        -
       Corporate Development     2000      200,000          34,539                   -       1,378,049                        -


Mark Melnick (o)                 2002      166,525          13,475                   -       1,100,000 (e)                    -
       Vice President,           2001       52,206           6,525                   -         300,000                        -
       General Counsel,
       Secretary



Footnotes:
---------
(a) Other annual compensation is comprised of automotive lease payments or automotive allowances paid to the Named Executive Officers.

(b) Bonus amounts accrued and unpaid as of December 31, 2002 and the years in which the amounts were earned are as follows:

                                          Amounts Accrued And Unpaid
                                      At December 31, 2002 Relating To:
                                     ---------------------------------
                              2001               2002                Total
                         --------------   -----------------    -----------------
  Michael J. Parrella      $  61,597         $   136,473        $   198,070
  Irene Lebovics                   -              38,908             38,908
  Cy E. Hammond                5,298              68,237             73,535
  Jonathan M. Charry          24,000                   -             24,000
                         --------------   -----------------    -----------------
                           $  90,895         $   243,618        $   334,513
                         ==============   =================    =================

(c) Bonus amounts accrued and unpaid as of December 31, 2001 were attributable to amounts earned in 2001, as follows:

     Michael J. Parrella         $     61,597
     Irene Lebovics                    20,327
     Cy E. Hammond                     30,798
     Jonathan M. Charry                24,000
                                --------------
                                 $    136,722
                                ==============

(d) Bonus amounts accrued and unpaid as of December 31, 2000 were attributable to the amounts earned in 2000, as follows: Mr. Parrella - $18,434 and Mr. Hammond - $2,956

(e) Current year options are comprised of two grants for each of the Named Executive Officers. Please refer to the table "Options and Warrants Granted in 2002." The options granted to the Named Executive Officers were granted subject to approval by NCT shareholders of a sufficient increase in (1) the authorized shares of common stock and (2) the authorized number of shares under the 2001 Plan. At the time of such shareholder approval, if the market value of the company's common stock exceeds the exercise price of the subject options, the company will incur a non-cash charge to earnings equal to the spread between the exercise price of the option and the market price, times the number of options involved. If the increase is not approved, granted options would be reduced pro rata for the excess unauthorized shares.

(f) Includes 2,824,505 shares that remained an obligation of NCT from a grant in 2000 as outlined in Note (g) below.

(g) Includes grants subsequently cancelled by the Board of Directors as outlined in Note (i) below. In addition, due to an insufficient number of shares available under the 1992 Plan in 2000, the Board of Directors reduced the grant made in December 2000 to Mr. Parrella to acquire 6,000,000 shares of common stock by 2,824,505 shares but remained obligated to provide such grant.

(h) Consists of annual premiums for a $2.0 million personal life insurance policy paid by NCT on behalf of Mr. Parrella.

(i) Includes grants from January 2000 that were forfeited by the grantees on July 13, 2000 as follows: Mr. Parrella, 6,500,000 shares; Ms. Lebovics, 750,000 shares; and Mr. Hammond, 250,000 shares. These options had been granted in January 2000 at an exercise price of $0.41 per share, subject to shareholder approval of an increase in the number of shares available under the 1992 Plan. On July 13, 2000, NCT shareholders approved the necessary increase in shares available under the 1992 Plan. On that day, the price of NCT common stock was $0.515. The Board of Directors accepted the forfeitures of the January grants and issued new grants on July 13, 2000 at an exercise price of $0.515 per share with the number of new options granted increased to an amount equal to the number of shares under the January 2000 grant times a factor of 1.2561.

(j) Includes 50,000 shares under a replacement grant of an option that expired in 2001. The expiration date of the new grant is February 11, 2004, and the exercise price is $0.75, the exercise price of the expired option.

(k) In addition to a grant subsequently forfeited as outlined in Note (i) above, includes 116,300 shares under replacement grants of options that would have otherwise expired in 2000. The expiration dates of the replacement grants are October 6, 2002 and July 15, 2003. These grants have an exercise price of $0.75, the exercise price of the options that would have expired in 2000.

(l) Includes 10,000 shares under a replacement grant of an option that expired in 2001. The expiration date of the new grant is February 11, 2004, and the exercise price is $0.75, the exercise of the expired option.

(m) In addition to a grant subsequently forfeited as outlined in Note (i) above, includes 184,718 shares under replacement grants of options that would have otherwise expired in 2000. The expiration dates of the replacement grants are October 6, 2002 and July 15, 2003. These grants have an exercise price of $0.75, the exercise price of the options that would have expired in 2000.

(n) Dr. Charry, Senior Vice President, Corporate Development, was hired effective January 3, 2000. In accordance with his letter of employment and incentive bonus arrangement, Dr. Charry was granted an initial stock option to acquire 500,000 shares at $0.16 per share. His salary is paid at the rate of $150,000 per annum and a guaranteed draw against future commissions of $50,000 per annum. In addition, Dr. Charry is eligible for an incentive bonus based upon specified performance milestones and cash overrides on various financings and licensing or strategic alliance agreements.

(o) Mr. Melnick was hired as Vice President, General Counsel effective September 4, 2001. He became Secretary of NCT on September 20, 2001. The 2001 salary amount reflects his compensation from his date of hire. In accordance with his letter of employment, Mr. Melnick, in his first year with NCT, received salary at the rate of $160,000 per annum and a guaranteed bonus of $20,000. Upon his hire, Mr. Melnick was granted an initial stock option to acquire 300,000 shares at $0.103 per share. Since September 4, 2002, Mr. Melnick has received a salary of $180,000 per annum.

                           Stock Options and Warrants

     The following table summarizes the Named Executive Officers' stock option and warrant activity during 2002:

Options and Warrants Granted in 2002
------------------------------------


                                                                                                 Potential Realized Value
                         Shares            Percent of                                               at Assumed Annual
                       Underlying        Total Options                                             Rates of Stock Price
                        Options           And Warrants                                           Appreciation for Option
                          And              Granted to         Exercise                             and Warrant Term (b)
                        Warrants           Employees           Price         Expiration       -------------------------------
       Name             Granted           in 2002 (a)        Per Share          Date                5%               10%
-------------------   ------------       ---------------     -----------     -----------      --------------   --------------

Michael J. Parrella    4,000,000 (c)          14.5%          $  0.081          06/13/09         $  131,901        $ 307,384
                      10,000,000 (d)          36.1%             0.083          10/25/09            337,893          787,435

Irene Lebovics           850,000 (e)           3.1%             0.081          06/13/09             28,029           65,319
                       1,500,000 (f)           5.4%             0.083          10/25/09             50,684          118,115

Cy E. Hammond            700,000 (e)           2.5%             0.081          06/13/09             23,083           53,792
                       1,250,000 (f)           4.5%             0.083          10/25/09             42,237           98,429

Jonathan M. Charry       425,000 (e)           1.5%             0.081          06/13/09             14,014           32,660
                         750,000 (f)           2.7%             0.083          10/25/09             25,342           59,058

Mark Melnick             350,000 (e)           1.3%             0.081          06/13/09             11,541           26,896
                         750,000 (f)           2.7%             0.083          10/25/09             25,342           59,058


Footnotes:
----------
(a) Percentages for the grants listed above are based upon the aggregate total granted in 2002 under the 2001 Plan less amounts granted to consultants and non-employee directors (i.e., Messrs. McCloy and Oolie).

(b) The dollar amounts in these columns are the result of calculations of the respective exercise prices at the assumed 5% and 10% rates of appreciation compounded annually through the applicable expiration dates. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance of NCT's common stock and overall market conditions.

(c) Options to acquire these shares were granted pursuant to the 2001 Plan. These options are subject to shareholder approval of a sufficient increase in (1) the authorized shares of common stock and (2) the authorized number of shares under the 2001 Plan. The options vest as follows:
     o    1,000,000 on date of grant;
     o    1,000,000 on successful fund raising or 18 months from date of grant;
     o    1,000,000 on annual profitability or 18 months from date of grant; and
     o 1,000,000 on signing first regional bell operating company for Artera Group, Inc. or 18 months from date of grant.
     The vesting requirement under all options granted prior to October 25, 2002 was accelerated to 100% vested as of October 25, 2002.

(d) These options were granted under the 2001 Plan and vest as follows: as to 50%, date of grant; balance prior to the closing of any one of the following: (1) third party acquires the right to a 10% equity interest in NCT Group, Inc.; (2) third party acquires the right to a 10% equity interest in NCT's subsidiary, Artera Group, Inc.; (3) third party licenses NCT or subsidiary's intellectual property or commits to distribute products for $15 million in aggregate license fee or minimum royalties. In any event, all options vest three years from date of grant. These options are subject to shareholder approval of a sufficient increase in (1) the authorized shares of common stock and (2) the authorized number of shares under the 2001 Plan.

(e) Options to acquire these shares were granted pursuant to the 2001 Plan with an exercise price of $0.081 per share, a value that was equal to the fair market value of NCT's common stock on the date of grant. These options vest as follows: 40% on the date of grant (June 13, 2002) and 30% on each of the first and second anniversaries of the date of grant. The vesting requirement was accelerated to 100% vested on October 25, 2002. These options are subject to shareholder approval of a sufficient increase in (1) the authorized shares of common stock and (2) the authorized number of shares under the 2001 Plan.

(f) Options to acquire these shares were granted pursuant to the 2001 Plan with an exercise price of $0.083 per share, a value that was equal to the fair market value of NCT's common stock on the date of grant. These options vest as follows: 40% on the date of grant (October 25, 2002) and 30% on each of the first and second anniversaries of the date of grant. The options were granted subject to approval by NCT shareholders of a sufficient increase in
     (1) the authorized shares of common stock and (2) the authorized number of shares under the 2001 Plan.

                2002 Aggregated Option and Warrant Exercises and
                   December 31, 2002 Option and Warrant Values

     The following table sets forth information with respect to the exercise of options and warrants to purchase common stock during the fiscal year ended December 31, 2002, and the unexercised options and warrants held and the value thereof at that date, by each of the Named Executive Officers.




                                                                   Underlying                          Value of Unexercised
                        Number of                              Unexercised Options                     In-the-Money Options
                         Shares                                  and Warrants at                          And Warrants at
                        Acquired                                December 31, 2002                        December 31, 2002
                           On              Value      -------------------------------------      -------------------------------
      Name              Exercise (#)      Realized     Exercisable (#)      Unexercisable (#)     Exercisable     Unexercisable
--------------------   -------------   -------------  ----------------     ----------------      --------------   --------------

Michael J. Parrella            -         $       -       37,901,634 (a)        5,000,000           $        -       $       -

Irene Lebovics                 -                 -        5,933,323              900,000                    -               -

Cy E. Hammond                  -                 -        3,289,024              750,000                    -               -

Jonathan M. Charry             -                 -        2,503,049              450,000                    -               -

Mark Melnick                   -                 -          950,000              450,000                    -               -


Footnote:
---------
(a) In November 2002, Mr. Parrella assigned to his children the right to acquire 3,000,000 shares of NCT common stock under options that had been granted to him in 2001.

Compensation Arrangements with Certain Officers and Directors

     Mr. Haft, NCT's former Chairman of the Board of Directors, who continued as a director until his resignation on May 29, 2002, received compensation from the company in 2002, 2001 and 2000 aggregating $15,750, $63,000 and $64,500, respectively.

     Certain of NCT's executive officers are eligible for an incentive bonus consisting of a cash override on the value derived by NCT and its subsidiaries, in cash or otherwise, upon the execution of transactions with unaffiliated parties. Cash override refers to NCT's payment in cash to certain participants of amounts that represent a percentage of the value of the transactions consummated by NCT and its subsidiaries. The participants included in this arrangement, the effective date participation began and the percentage cash overrides are as follows:


                             Date Participation
 Participant                      Commenced                       Percent
-------------------    --------------------------------    --------------------
Michael J. Parrella            February 1, 1996                   1.00%
Irene Lebovics                 January 1, 2001                    0.33%
Cy E. Hammond                  September 4, 1997                  0.50%


     Effective January 3, 2000, NCT hired Jonathan Charry, Ph.D. as its Senior Vice President, Corporate Development. In connection therewith, NCT entered into a letter of employment that provides for an annual base salary of $150,000 and a $50,000 per annum guaranteed draw against future commissions. Dr. Charry also has an incentive bonus arrangement based on performance milestones and cash overrides on specified financings and licensing or strategic alliance agreements.

     Effective September 4, 2001, NCT hired Mark Melnick as its Vice President, General Counsel. In connection therewith, NCT agreed to pay Mr. Melnick an annual base salary of $160,000 and a guaranteed first-year bonus of $20,000.

Compensation of Directors

     None of our directors received fees, as such, for his or her services as a director during 2002. Mr. Parrella and Ms. Lebovics were paid salaries in 2002 by NCT. Mr. Haft also received a salary in 2002 for the period prior to his resignation. See above at "Executive Compensation and Summary Compensation Table" and "Compensation Arrangements with Certain Officers and Directors."

     During 2002, each director was granted options to acquire shares of NCT's common stock under the 2001 Plan. The shares of common stock underlying options granted in 2002 under the 2001 Plan aggregated 2,000,000 for each of Messrs. McCloy and Oolie; 14,000,000 for Mr. Parrella and 2,350,000 for Ms. Lebovics. The vesting schedules for the directors, other than Mr. Parrella, are as follows: 40% vest on the dates of grant (June 13, 2002 and October 25, 2002) and 30% upon the first and second anniversaries of the dates of grant. The options were granted subject to approval by NCT shareholders of a sufficient increase in
(1) the authorized shares of common stock and (2) the authorized number of shares under the 2001 Plan. The options expire seven years from the dates of grant. The exercise prices were $0.081 and $0.083 per share, in each case, a value equal to the fair market value of NCT's common stock on the dates of grant. Effective October 25, 2002, the Board of Directors accelerated the vesting under all options granted prior to October 25, 2002 so that those options are now 100% vested. The vesting terms of Mr. Parrella's 2002 grants are outlined above in footnotes to the table, "Options and Warrants Granted in 2002."

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended December 31, 2002, John McCloy and Sam Oolie served as members of the Compensation Committee of NCT's Board of Directors. Each of Messrs. McCloy and Oolie also served as members of the Board of Directors of NCT Audio Products, Inc. since their respective appointments in 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of October 31, 2003, information concerning the shares of common stock beneficially owned by:

o each person who, to the knowledge of NCT, is the holder of 5% or more of the common stock of NCT;
o    each person who presently serves as a director of NCT;
o the five most highly compensated executive officers of NCT (including NCT's Chief Executive Officer) in the fiscal year ended December 31, 2002; and
o    all executive officers and directors of NCT as a group.

     Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.



                                                  Amount and
                                                   Nature of                        Approximate
                                                  Beneficial                       Percentage of
      Name of Beneficial Owner                    Ownership (a)                      Class (a)
------------------------------------------    --------------------              ----------------------

Michael J. Parrella                                 51,141,260         (b)              7.4%
John J. McCloy                                       5,649,512         (c)                 *
Sam Oolie                                            4,471,825         (d)                 *
Irene Lebovics                                      11,863,597         (e)              1.8%
Cy E. Hammond                                        5,654,789         (f)                 *
Jonathan M. Charry                                   3,273,049         (g)                 *
Mark Melnick                                         1,800,000         (h)                 *
All Executive Officers and Directors
   as a Group (8 persons)                           83,854,032         (i)             11.8%
Carole Salkind                                   1,216,499,822         (j)             66.0%
Crammer Road LLC                                   712,205,144         (k)             53.3%
Alpha Capital Aktiengesellschaft                   110,858,304         (l)             15.1%
Acme Associates, Inc.                              132,250,000         (m)             17.1%
Libra Finance S.A.                                  71,457,222         (n)             10.3%
Austost Anstalt Schaan                              57,985,559         (o)              8.6%
Balmore S.A.                                        46,662,718         (p)              7.0%

  *    Less than one percent.



Footnotes:
----------
(a) Assumes the exercise of currently exercisable options (including options subject to a sufficient increase in (i) authorized shares of common stock and (ii) shares under the 2001 Stock Incentive Plan) or warrants to purchase shares of common stock. The percentage of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants currently exercisable by that person, but that no other holder of options or warrants has exercised such options or warrants.

(b) Mr. Parrella's business address is 20 Ketchum Street, Westport, Connecticut 06880. Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 46,194,134 shares issuable upon the exercise of his currently exercisable options, 13,333 shares held by or in custody for Mr. Parrella's children, 3,000,000 shares issuable upon the exercise of currently exercisable options transferred in 2002 by Mr. Parrella to his children (Mr. Parrella disclaims beneficial ownership of the shares held by his children) and 458,400 shares issuable upon the exercise of currently exercisable options held by his son, Michael J. Parrella, Jr., an employee of the company (Mr. Parrella disclaims beneficial ownership of these shares). Also includes 612,893 shares of common stock held by Mr. Parrella's spouse, shares as to which Mr. Parrella disclaims beneficial ownership.

(c) Mr. McCloy's business address is 475 Park Avenue South, 33rd Floor, New York, New York 10016. Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 5,000 shares from a stock award granted by NCT, 4,482,012 shares issuable upon the exercise of currently exercisable options and 300,000 shares held by the John J. McCloy II Family Trust for which the named person's spouse serves as trustee, shares as to which Mr. McCloy has no voting or investment power.

(d) Mr. Oolie's business address is 21 Industrial Avenue, Upper Saddle River, New Jersey 07458. Includes 20,000 shares from stock awards granted by NCT, 4,132,012 shares issuable upon the exercise of currently exercisable options, 75,000 shares owned by the named person's spouse, shares as to which Mr. Oolie has no voting or investment power, 20,000 shares owned by Oolie Enterprises, and 44,313 shares held by the Oolie Family Support Foundation, shares as to which Mr. Oolie has no voting or investment power.

(e) Ms. Lebovics' business address is 20 Ketchum Street, Westport, Connecticut 06880. Includes 201,250 shares issuable upon the exercise of currently exercisable warrants, 8,042,073 shares issuable upon the exercise of currently exercisable options and 590,517 shares owned jointly with her spouse. Irene Lebovics is married to Irving Lebovics who is also employed by NCT and serves as its Senior Vice President, Global Sales. Mr. Lebovics holds various options to acquire an aggregate of 3,338,415 shares of NCT common stock. Also includes 2,858,415 shares issuable upon the exercise of currently exercisable options held by Mr. Lebovics, shares as to which Ms. Lebovics disclaims beneficial ownership.

(f) Mr. Hammond's business address is 20 Ketchum Street, Westport, Connecticut 06880. Includes 25,000 shares issuable upon the exercise of currently exercisable warrants and 5,414,024 shares issuable upon the exercise of currently exercisable options.

(g) Dr. Charry's business address is 20 Ketchum Street, Westport, Connecticut 06880. Consists of 3,273,049 shares issuable upon the exercise of currently exercisable options.

(h) Mr. Melnick's business address is 20 Ketchum Street, Westport, Connecticut 06880. Consists of 1,800,000 shares issuable upon the exercise of currently exercisable options.

(i) Includes 1,951,250 shares issuable to 4 individuals (3 directors and 3 executive officers of NCT) upon the exercise of currently exercisable warrants, 76,195,719 shares issuable to 8 persons upon the exercise of currently exercisable options, and 25,000 shares from stock awards issued by NCT to 2 directors. Excludes options to acquire 12,100,000 shares from NCT that are not presently exercisable but become exercisable over time by the 8 executive officers and directors of NCT as a group. Also includes 3,458,400 shares issuable to children of Michael Parrella upon their exercise of currently exercisable options, shares as to which Mr. Parrella disclaims beneficial ownership.

(j) Ms. Salkind's address is c/o Sills, Cummis, Radin, Tischman, Epstein & Gross, One Riverfront Plaza, Newark, New Jersey 07102. Includes 695,610,156 shares issuable upon the conversion of convertible notes in aggregate principal amount of $28,731,818 and 26,220,095 shares for interest thereon through October 31, 2003, calculated at the respective conversion prices under the convertible notes ranging from $0.029 to $0.072. Also includes 215,965,753 shares issuable to Ms. Salkind upon the exercise of currently vested warrants. Also includes 5,000 shares owned by Morton Salkind, Ms. Salkind's husband and a former director of NCT, and currently exercisable options held by Morton Salkind to acquire 2,175,000 shares of NCT common stock, shares as to which she has no voting or investment power and disclaims beneficial ownership. Also includes currently exercisable options held by Acme Associates, Inc. to acquire 132,250,000 shares of NCT common stock; currently exercisable options held by Motorworld, Incorporated to acquire 23,000,000 shares of NCT common stock; currently exercisable options held by Inframe, Inc. to acquire 23,000,000 shares of NCT common stock; currently exercisable options held by Avant Interactive, Inc. to acquire 24,500,000 shares of NCT common stock; currently exercisable options held by Turbo Networks, Inc. to acquire 22,550,000 shares of NCT common stock; and currently exercisable options held by Maple Industries, Inc. to acquire 23,000,000 shares of NCT common stock. Carole Salkind is the sole shareholder of Acme Associates (see footnote (m) below), Motorworld, Inframe, Avant, Turbo Networks and Maple. Also includes currently exercisable options held by Leben Care, Inc. (whose sole shareholder is Carole Salkind's son, Steven Salkind) to acquire 8,350,000 shares of NCT common stock and currently exercisable options held by Stop Noise, Inc. (whose sole shareholder is Steven Salkind) to acquire 3,375,000 shares of NCT common stock, shares as to which Carole Salkind disclaims beneficial ownership.

(k) Crammer Road LLC's business address is P.O. Box 866, George Town, Anderson Square Building, Shedden Road, Grand Cayman, Cayman Islands, British West Indies. David Sims of Navigator Management Ltd. has voting and dispositive control of NCT's shares on behalf of Crammer Road. Includes 563,840,714 shares issuable upon conversion of the series H preferred stock, along with accretion, calculated at $0.0323 (NCT's closing bid price on October 31, 2003 less the 25% discount per the agreement). Includes 129,198,966 shares issuable pursuant to the private equity credit agreement minimum commitment amount of $5.0 million calculated at $0.043 less a 10% discount. Also includes 1,250,000 shares issuable under currently exercisable warrants. Pursuant to a contractual restriction between NCT and Crammer Road, Crammer Road is prohibited from holding in excess of 9.99% of our common stock at any given time.

(l) Alpha Capital Aktiengesellschaft's business address is Pradafant 7, 9490 Furstentums, Vaduz, Liechtenstein. Konrad Ackermann, Director, has voting and dispositive control of NCT's shares on behalf of Alpha Capital. Includes currently exercisable warrants to acquire 13,900,000 shares of NCT common stock, 40,439,281 shares issuable upon exchange of various convertible notes issued by Artera Group, Inc. along with accrued interest, 15,845,811 shares issuable upon exchange of series B preferred stock of Pro Tech Communications, Inc. and accretion thereon, and 24,359,532 shares issuable upon conversion of two NCT notes along with accrued interest, all calculated at $0.043 (NCT's closing bid price on October 31, 2003) less applicable discounts. Pursuant to contractual restrictions between NCT and Alpha Capital Aktiengesellschaft, Alpha Capital is prohibited from holding in excess of 9.99% of our common stock at any given time.

(m) Acme Associates, Inc.'s business address is 431 Route 10, Randolph, New Jersey 07102. As noted in footnote (j) above, Carole Salkind is the sole shareholder of Acme Associates. Consists of currently exercisable options to acquire 132,250,000 shares of NCT's common stock at a weighted average exercise price of $0.0518 per share.

(n) Libra Finance S.A.'s business address is c/o Trident Trust Company (BVI) Limited, Trident Chambers, Box 146, Road Town, Tortola, British Virgin Islands. Seymour Braun has voting and dispositive control of NCT's shares on behalf of Libra Finance. Includes currently exercisable warrants to acquire 25,000,000 shares of NCT common stock at an exercise price of $0.027 per share, 25,743,230 shares issuable upon exchange of series A preferred stock of Artera Group, Inc. and accretion thereon, 797,702 shares issuable upon conversion of NCT convertible notes dated March 14, 2001 and April 12, 2001 and interest thereon, and 11,773,176 shares issuable upon conversion of a NCT convertible note dated September 4, 2003 and interest thereon, all calculated at $0.043 (NCT's closing bid price on October 31, 2003) less applicable discounts.

(o) Austost Anstalt Schaan's business address is 744 Fuerstentum, Landstrasse 163, Liechtenstein. Thomas Hackl has voting and dispositive control of NCT's shares on behalf of Austost. Includes 27,725,459 shares issuable upon exchange of series A preferred stock of Artera Group, Inc. and accretion thereon and 7,331,206 shares issuable upon exchange of a convertible note issued by Artera Group, Inc. and interest thereon, calculated at $0.043 (NCT's closing bid price on October 31, 2003).

(p) Balmore S.A.'s business address is c/o Trident Chambers, P.O. Box 146, Roadstown Tortola, British Virgin Islands. Gissela Kindle has voting and dispositive control of NCT's shares on behalf of Balmore. Includes 27,725,459 shares issuable upon exchange of series A preferred stock of Artera Group, Inc. and accretion thereon and 949,045 shares issuable upon exchange of a convertible note issued by Artera Group, Inc. and interest thereon, calculated at $0.043 (NCT's closing bid price on October 31, 2003).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Secured Convertible Notes and Warrants Issued to Carole Salkind

     Beginning in 1999, NCT has issued convertible notes to Carole Salkind, a stockholder and spouse of a former director of NCT. As of October 31, 2003, the aggregate principal balance outstanding of these notes was approximately $28.7 million. Substantially all the assets of NCT Group, Inc. and certain assets of NCT Video Displays, Inc. secure the notes. We have sustained our operations in 2002 and 2003 primarily from the funding received from Carole Salkind and are dependent upon such funding to continue operations. Although we do not have a formal agreement requiring her to do so, we believe that Carole Salkind will continue to provide funds to NCT. Our belief that funding from her will continue is based primarily upon her continued funding of NCT during 2002 and 2003 despite NCT's failure to repay her notes as the notes matured. Commencing
January  2001,  upon the  maturity of Ms.  Salkind's  initial  note to NCT dated
January 1999, NCT has established a history of defaulting on the repayment of obligations owed to Carole Salkind as such obligations become due. Ms. Salkind has allowed NCT to roll-over maturing notes, along with accrued interest and a default penalty (10% of the principal in default), into new notes that generally mature from six months to one year from the date of the rolled-over note. In addition to the financing provided by rolling-over maturing notes, Ms. Salkind has continued to provide NCT with new funds. From time to time, NCT has obtained oral assurances that Ms. Salkind will continue funding NCT. However, NCT has no legally binding assurance that Ms. Salkind will continue funding NCT in the near-term or that the amount, timing and duration of funding from her will be adequate to sustain NCT.

     At Ms. Salkind's election, the notes are convertible into shares of our common stock and are exchangeable for shares of common stock of any of our subsidiaries that makes a public offering of its common stock (except Pro Tech). The notes contain various events of default, the occurrence of any one of which provides, at Ms. Salkind's election, that the outstanding principal, unpaid interest and a penalty (10% of the principal in default) become immediately due and payable. An event of default occurred on February 6, 2002 when a judgment in the amount of $2 million plus costs (in excess of the permitted maximum of $250,000) was entered against NCT and its subsidiary, Distributed Media Corporation and was not vacated, bonded or stayed in the action of Production Resource Group, LLC v. NCT, Distributed Media Corporation and Michael Parrella (see "Legal Proceedings"). Consequently, the convertible notes that were outstanding on February 6, 2002 and unpaid interest, along with the 10% default penalty, became payable immediately upon demand. To date, no such demands for payment under these notes have been made (other than demands for payment at maturity).

     The following outlines our convertible note transactions with Carole Salkind through October 31, 2003:

     On January 26, 1999, Carole Salkind agreed to purchase convertible notes of NCT in an aggregate principal amount of $4.0 million. The initial convertible note for $1.0 million was issued to Ms. Salkind on January 26, 1999. The note matured on January 25, 2001. The note bore interest at the prime rate as published from time to time in The Wall Street Journal from the issue date until the note was paid. Ms. Salkind had the right to convert the outstanding amount of the note into shares of common stock of NCT at a conversion price (as amended on September 19, 1999) equal to the lesser of (1) the lowest closing price for the common stock during September 1999 ($0.172); (2) the average of the closing bid price for the common stock for five consecutive trading days prior to conversion; or (3) $0.17. In no event, however, could the conversion price be less than $0.12 per share. Prior to the amendment, the fixed conversion price was $0.237 per share, and in no event could the conversion price be less than $0.15 per share. The amendment was entered into for the purpose of maintaining good investor relations in a market in which NCT's stock price was declining. Ms. Salkind purchased the remaining $3.0 million principal amount of convertible notes on various dates through March 27, 2000, and NCT issued notes with the same terms and conditions as the note described above.

     On January 25, 2001, NCT defaulted on the repayment of the $1.0 million convertible note issued to Ms. Salkind on January 26, 1999. The default provisions in the note imposed a default penalty of $100,000 (10% of the principal in default). Default interest from the date of default accrued on the

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


principal in default at the rate of prime plus 5%. On May 14, 2001, NCT cured this default by canceling the $1.0 million note and issuing a new four-month convertible note to Ms. Salkind for $1,361,615. Also on May 14, 2001, we granted Ms. Salkind a five-year warrant for the purchase of 500,000 shares of NCT common stock at $0.13 per share, the fair market value of NCT's common stock on the date of grant. On December 20, 2001, we reduced the exercise price on that warrant to $0.071 per share. The May 14, 2001 note was convertible into shares of our common stock at $0.13 per share, shares of Pro Tech common stock at $0.22 per share or shares of common stock of any other public subsidiary of NCT at the respective initial public offering prices, at the election of Ms. Salkind. NCT defaulted on repayment of the May 14, 2001 note. The default provision in the note imposed a penalty of $136,161 (10% of the principal in default). Default interest from the date of default was due on the principal in default at the rate of prime plus 5%. Ms. Salkind agreed to fund another $1,000,000 and to roll the amounts due under the note in default into a new note, dated September 28, 2001, for an aggregate of $2,535,469. This note matured on September 28, 2002 and bore interest at the prime rate. In connection with this new note, we issued Ms. Salkind a five-year warrant to acquire 1,000,000 shares of NCT common stock at an exercise price of $0.115 per share. On December 20, 2001, we reduced the exercise price on that warrant to $0.071 per share. On July 12, 2002, Ms. Salkind waived her right to exchange the new note for shares of common stock of Pro Tech. On September 28, 2002, we defaulted on repayment of the $2,535,469 note dated September 28, 2001. On September 30, 2002, we issued a new note in the principal amount of $3,770,098 to settle the September 28, 2001 note, default penalty and accrued interest thereon and include $800,000 additional cash received from Ms. Salkind. This note bears interest at 8% per annum and matures on September 30, 2003. This note may be converted into common stock of NCT (at $0.070) and may be exchanged for shares of common stock of any subsidiary of NCT (other than Pro Tech) that makes a public offering of its common tock (at the public offering price thereof). In conjunction with the issuance of this September 30, 2002 note, we issued Carole Salkind a five-year warrant to acquire 16,157,565 shares of NCT common stock at an exercise price of $0.070 per share. We defaulted on repayment of this note on September 30, 2003. As outlined below, the note was rolled into a new note dated October 14, 2003.

     On February 13, 2001, NCT issued Ms. Salkind a promissory note in the amount of $500,000 payable with accrued interest at 7% on April 14, 2001. The principal and interest were convertible, at Ms. Salkind's election, into NCT's common stock at a conversion price of $0.21 or exchangeable for Pro Tech's common stock at an exchange price of $0.44. NCT defaulted on the repayment of this note. In connection with this transaction, NCT issued Ms. Salkind a five-year warrant to purchase $500,000 worth of either, at her election, NCT's common stock at $0.21 per share or Pro Tech's common stock at $0.44 per share. We reduced the exercise prices on this warrant on December 20, 2001 to $0.071 per share for NCT common stock (representing the right to acquire 7,042,254 shares of NCT common stock) and $0.06 per share for Pro Tech common stock. On July 12, 2002, Ms. Salkind waived her right to purchase shares of Pro Tech upon exercise of this warrant. The default provision in the note imposed a penalty of 10% of the principal in default, or $50,000. On May 18, 2001, Ms. Salkind converted this $500,000 note into 4,303,425 shares of our common stock at an agreed upon conversion price of $0.13 per share, which approximated the market price of our common stock on the conversion date.

     NCT defaulted on repayment to Ms. Salkind of each of its convertible notes dated June 4, 1999, June 11, 1999, July 2, 1999 and July 23, 1999, representing an aggregate principal balance of $1,250,000. The default provisions in the notes imposed an aggregate penalty of $125,000 (10% of principal in default). Default interest from the dates of default was due on the principal in default at the rate of prime plus 5%. On August 22, 2001, we cured these defaults by canceling these notes aggregating $1,250,000 and issuing a new convertible note to Ms. Salkind for $1,673,393. The August 22, 2001 note bore interest at the prime rate and was due December 22, 2001. On August 22, 2001, we also granted Ms. Salkind a five-year warrant to purchase 625,000 shares of NCT's common stock at an exercise price of $0.093 per share. On December 20, 2001, we reduced the exercise price on that warrant to $0.071 per share. We defaulted on the repayment of the August 22, 2001 note and incurred a penalty (10% of the principal in default) and accrued interest at the default rate (prime plus 5%). We settled the amounts due along with an additional $350,000 received from Ms. Salkind by issuing an 8% note on January 11, 2002 in the principal amount of $2,231,265 due January 11, 2003 (such note was rolled into another note dated January 23, 2003 as outlined below). This note was convertible into shares of NCT common stock (at $0.079) or exchangeable for shares of common stock of any of NCT's subsidiaries that goes public (at the initial public offering

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price).  Prior to a waiver agreement dated July 12, 2002, the note had also been exchangeable for shares of Pro Tech (at $0.06). In conjunction with the issuance of the January 11, 2002 note, we granted Ms. Salkind a five-year warrant to acquire 2,789,082 shares of NCT common stock at $0.079 per share and a five-year option to acquire a 10% equity interest in our subsidiary, Artera Group, Inc. at an exercise price of 10% of the pre-money enterprise value attributed to Artera Group, Inc. in the first transaction following January 11, 2002 in which an unrelated investor purchases or commits to purchase an equity interest in Artera Group, Inc. for payment of at least $5 million. In other words, Ms. Salkind may acquire a 10% equity interest in Artera Group based upon the value attributed to Artera Group by an unrelated investor who pays at least $5 million for an equity interest in Artera Group. For example, if an unrelated investor pays $20 million to purchase a 20% equity interest, Ms. Salkind may acquire 10% equity of Artera Group for $10 million.

     On December 20, 2001, we issued Ms. Salkind an 8% per annum $2,014,270 convertible note due December 20, 2002 and a five-year warrant to purchase 1,250,000 shares of our common stock at $0.071 per share. The December 20, 2001 note included $1,000,000 new funding from Ms. Salkind and the settlement of two previous notes to Ms. Salkind, dated August 25, 1999 and September 19, 1999, representing an aggregate principal balance of $750,000, which were in default. The default provisions in these notes imposed a default penalty aggregating $75,000 (10% of the principal in default). Default interest from the dates of default was due on the principal in default at the rate of prime plus 5%. On December 26, 2002, the December 20, 2001 note (along with accrued interest and default penalty thereon) was rolled into a new note in the amount of $2,381,487. This note matures December 26, 2003 and is convertible into shares of NCT common stock at a conversion price of $0.042. The note is also exchangeable for shares of common stock of any of NCT's subsidiaries that goes public (at the initial public offering price). In connection with this rollover, on December 26, 2002, we issued a five-year warrant to Ms. Salkind to acquire 10,206,373 shares of NCT common stock at an exercise price per share of $0.042.

     Also on December 20, 2001 as indicated above, we amended the respective exercise prices of Ms. Salkind's previously granted warrants to $0.071 per share for the purchase of approximately 9.2 million shares of NCT common stock. Further, under her February 14, 2001 warrant, we reduced the exercise price for her purchase of shares of Pro Tech common stock from $0.44 to $0.06.

     On January 25, 2002, NCT issued Ms. Salkind two 8% per annum convertible notes in the principal amounts of $650,000 (due January 25, 2003) and $250,000 (due February 8, 2002). On January 25, 2002, Ms. Salkind paid $250,000, for the benefit of NCT, into an escrow account and NCT issued a convertible note in the principal amount of $250,000. The escrow account was a part of another transaction in which NCT engaged with an unrelated third party. The note matured on February 8, 2002 and was settled on February 27, 2002 (see below). Ms. Salkind paid NCT $650,000 on January 25, 2002. The $650,000 note may be converted into shares of NCT common stock (at $0.09) and may be exchanged for shares of common stock of any subsidiary of NCT that makes a public offering of its common stock (at the initial public offering price thereof). Prior to a waiver agreement dated July 12, 2002, the note had also been exchangeable for shares of Pro Tech (at $0.06). On January 25, 2002, in conjunction with the issuance of the notes, we granted Ms. Salkind two five-year warrants to acquire an aggregate of 1,125,000 shares of NCT common stock at $0.09 per share. We rolled the January 25, 2002 note for $650,000 into a new note dated February 11, 2003.

     The January 25, 2002 note for $250,000 (see above) was satisfied as to principal by the release of $250,000 from escrow to Ms. Salkind. On February 27, 2002, a new note was issued by NCT to Ms. Salkind in the principal amount of $827,412 for the default amount ($25,000) and accrued interest (less interest credited on the escrow account) due on the $250,000 note along with $800,000 loaned to NCT by Ms. Salkind. This note bore interest at 8% per annum payable at maturity (February 27, 2003). This note was convertible into common stock of NCT (at $0.079) and exchangeable for shares of common stock of any subsidiary of NCT that makes a public offering of its common stock (at the public offering price thereof). Prior to a waiver agreement dated July 12, 2002, the note had also been exchangeable for shares of Pro Tech (at $0.06). Also on February 27, 2002, in conjunction with the issuance of the note described above, we granted Ms. Salkind a five-year warrant to acquire 1,034,266 shares of our common stock at an

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exercise  price of $0.079 per share.  We rolled the  February  27, 2002 note for
$827,412 into a new note dated March 13, 2003.

     On March 1, 2002, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $350,000 due March 1, 2003 and a five-year warrant to acquire 437,500 shares of NCT common stock at $0.079 per share. Ms. Salkind paid NCT $350,000 cash on March 1, 2002. This note was convertible into common stock of NCT (at $0.079) and exchangeable for shares of common stock of any subsidiary of NCT that makes a public offering of its common stock (at the public offering price thereof). Prior to a waiver agreement dated July 12, 2002, the note had also been exchangeable for shares of Pro Tech (at $0.06). This note was rolled into a new note dated March 13, 2003.

     On March 27, 2002, we defaulted on repayment of the $1,000,000 note dated March 27, 2000. On May 2, 2002, we issued a new note for $1,275,483 to settle the March 27, 2000 note, default penalty and accrued interest thereon. This note bore interest at 8% per annum and matured on November 2, 2002. This note was convertible into common stock of NCT (at $0.094) and was exchangeable for shares of common stock of any subsidiary of NCT that makes a public offering of its common stock (at the public offering price thereof). Prior to a waiver agreement dated July 12, 2002, the note had also been exchangeable for shares of Pro Tech (at $0.03). In conjunction with the issuance of this May 2, 2002 note, we issued Carole Salkind a five-year warrant to acquire 3,188,708 shares of NCT common stock at an exercise price of $0.094 per share. On November 2, 2002, we defaulted on repayment of the $1,275,483 note dated May 2, 2002. On November 21, 2002, we issued a new note in the principal amount of $1,463,449 to settle the May 2, 2002 note, default penalty and accrued interest thereon. This note bore interest at 8% per annum and matured on May 21, 2003. This note was convertible into common stock of NCT (at $0.0535) and was exchangeable for shares of common stock of any subsidiary of NCT (other than Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of this November 21, 2002 note, we issued Carole Salkind a five-year warrant to acquire 6,271,926 shares of NCT common stock at an exercise price of $0.0535 per share. As explained below, the November 21, 2002 note was rolled into a new note dated June 12, 2003.

     Also on May 2, 2002, we issued Carole Salkind an 8% convertible note for $1,425,000 due May 2, 2003, for funds we received from her as follows: $300,000 on April 1, 2002, $350,000 on April 15, 2002, $350,000 on May 1, 2002 and
$425,000 on May 2, 2002. This note dated May 2, 2002 was convertible into shares of NCT common stock (at $0.094) or exchangeable for shares of common stock of any NCT subsidiary that makes a public offering of its common stock (at the public offering price thereof). Prior to a waiver agreement dated July 12, 2002, this note had also been exchangeable for shares of Pro Tech (at $0.03). In conjunction with the issuance of this May 2, 2002 note, we issued Carole Salkind a five-year warrant to acquire 3,562,500 shares of NCT common stock at an exercise price of $0.094 per share. We defaulted on the repayment of the May 2, 2002 note. The principal due, along with accrued interest and a default penalty (10% of the principal in default), was rolled into a new 8% note for $1,692,463 dated May 22, 2003. The May 22, 2003 note matures November 22, 2003 and may be converted into common stock of NCT (at $0.042) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 7,500,000 shares of NCT common stock at an exercise price per share of $0.042.

     On May 29, 2002, we issued Carole Salkind an 8% convertible note for $350,000, for which Ms. Salkind paid us $350,000 in cash. The note matured on May 29, 2003 and was convertible into shares of NCT common stock at $0.095. The note was also exchangeable for shares of common stock of any NCT subsidiary (other than Pro Tech) that makes a public offering of its stock (at the public offering price thereof). In connection with the issuance of this note, we issued Carole Salkind a five-year warrant to acquire 1,500,000 shares of NCT common stock at an exercise price of $0.095 per share. As outlined below, the May 29, 2002 note was rolled into a new note dated June 12, 2003.

     On June 2, 2002, we issued Carole Salkind an 8% convertible note for $300,000, for which Ms. Salkind paid us $300,000 in cash. The note matured on June 2, 2003 and was convertible into shares of NCT common stock at $0.097. The note was also exchangeable for shares of common stock of any NCT

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subsidiary  (other  than Pro Tech)  that makes a public  offering  of its common stock (at the public offering price thereof). In connection with the issuance of this note, we issued Carole Salkind a five-year warrant to acquire 1,500,000 shares of NCT common stock at an exercise price of $0.097 per share. As explained below, the June 2, 2002 note was rolled into a new note dated June 12, 2003.

     On July 3, 2002, we issued Carole Salkind a note for $350,000, for which Ms. Salkind paid us $350,000 in cash. The note bore interest at 8% per annum and matured on July 3, 2003. The note was convertible into shares of NCT common stock at $0.078 and was also exchangeable for shares of common stock of any NCT subsidiary (other than Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the July 3, 2002 note, we issued Carole Salkind a five-year warrant to acquire 1,500,000 shares of NCT common stock, at an exercise price of $0.078 per share. As outlined below, this note was rolled into a new note dated July 14, 2003.

     On July 12, 2002, Carole Salkind, NCT and Pro Tech entered into an agreement under which Ms. Salkind waived her right to exchange NCT notes for shares of Pro Tech common stock. In consideration of the waiver, NCT granted Carole Salkind a five-year warrant to acquire 20,000,000 shares of NCT common stock at $0.075 per share.

     On July 15, 2002, we issued Carole Salkind a note for $350,000, for which Ms. Salkind paid us $350,000 in cash. The note bore interest at 8% per annum and matured on July 15, 2003. The note was convertible into shares of NCT common stock at $0.075. The note was also exchangeable for shares of common stock of any subsidiary (other than Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the July 15, 2002 note, we issued Carole Salkind a five-year warrant to acquire 1,500,000 shares of NCT common stock at an exercise price of $0.075 per share. As outlined below, this note was rolled into a new note dated July 28, 2003.

     On July 23, 2002, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $525,000 due July 23, 2003 and a five-year warrant to acquire 2,250,00 shares of NCT common stock at $0.059 per share. Ms. Salkind paid NCT $525,000 on July 23, 2002. This note was convertible into common stock of NCT (at $0.059) and exchangeable for shares of common stock of any subsidiary of NCT (other than Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). As outlined below, this note was rolled into a new note dated August 7, 2003.

     On August 14, 2002, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $350,000 due August 14, 2003 and a five-year warrant to acquire 1,500,000 shares of NCT common stock at $0.082 per share. Ms. Salkind paid NCT $350,000 on August 14, 2002. This note was convertible into common stock of NCT (at $0.082) and exchangeable for shares of common stock of any subsidiary of NCT (other than Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). As outlined below, this note was rolled into a new note dated August 28, 2003.

     On August 29, 2002, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $490,000 due August 29, 2003 and a five-year warrant to acquire 2,100,000 shares of NCT common stock at $0.076 per share. Ms. Salkind paid NCT $490,000 on August 29, 2002. This note may be converted into common stock of NCT (at $0.076) and may be exchanged for shares of common stock of any subsidiary of NCT (other than Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). As outlined below, this note was rolled into a new note dated September 11, 2003.

     On September 9, 2002,  NCT issued Ms.  Salkind an 8% per annum  convertible note in the principal amount of $350,000 due September 9, 2003 and a five-year warrant to acquire 1,500,000 shares of NCT common stock at $0.077 per share. Ms. Salkind paid NCT $350,000 on September 9, 2002. This note may be converted into common stock of NCT (at $0.077) and may be exchanged for shares of common stock of any subsidiary of NCT (other than Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). As outlined below, this note was rolled into a new note dated October 2, 2003.

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     On September  30, 2002,  Carole  Salkind,  NCT and Pro Tech entered into an agreement under which Ms. Salkind waived her right to acquire $500,000 worth of Pro Tech common stock at an amended exercise price of $0.06 per share (8,333,333
Pro  Tech  common   shares)  under  a  warrant  dated   February  13,  2001.  In
consideration for the waiver, NCT granted Carole Salkind a five-year warrant to acquire 10,000,000 shares of NCT common stock at $0.070 per share.

     On November 7, 2002, we issued Carole Salkind a note for $400,000, for which Ms. Salkind paid us $400,000 in cash. The note bears interest at 8% per annum and matures on November 7, 2003. The note is convertible into shares of NCT common stock at $0.072. The note is also exchangeable for shares of common stock of any subsidiary (other than Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the November 7, 2002 note, we issued Carole Salkind a five-year warrant to acquire 1,750,000 shares of NCT common stock at an exercise price of $0.072 per share.

     On November 20, 2002,  NCT issued Ms.  Salkind an 8% per annum  convertible note in the principal amount of $400,000 due November 20, 2003 and a five-year warrant to acquire 1,750,000 shares of NCT common stock at $0.054 per share. Ms. Salkind paid NCT $400,000 in cash on or about November 20, 2002. This note may be converted into common stock of NCT (at $0.054) and may be exchanged for shares of common stock of any subsidiary of NCT (other than Pro Tech) that makes a public offering of its common stock (at the public offering price thereof).

     On December  2, 2002,  NCT issued Ms.  Salkind an 8% per annum  convertible note in the principal amount of $350,000. Ms. Salkind paid NCT cash for the note. The note matures on December 2, 2003 and may be converted into common stock of NCT (at $0.048) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 1,500,000 shares of NCT common stock at an exercise price per share of $0.048.

     On December 16, 2002,  NCT issued Ms.  Salkind an 8% per annum  convertible note in the principal amount of $400,000. Ms. Salkind paid NCT cash for the note. The note matures on December 16, 2003 and may be converted into common stock of NCT (at $0.042) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 1,750,000 shares of NCT common stock at an exercise price per share of $0.042.

     On December 30, 2002,  NCT issued Ms.  Salkind an 8% per annum  convertible note in the principal amount of $350,000. Ms. Salkind paid NCT cash for the note. The note matures on December 30, 2003 and may be converted into common stock of NCT (at $0.0412) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 1,500,000 shares of NCT common stock at an exercise price per share of $0.0412.

     On January 15,  2003,  NCT issued Ms.  Salkind an 8% per annum  convertible note in the principal amount of $450,000. Ms. Salkind paid NCT cash for the note. The note matures on January 15, 2004 and may be converted into common stock of NCT (at $0.041) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.041.

     On January 23, 2003, we settled the amount due upon our default on the repayment of the January 11, 2002 note (principal along with accrued interest and default penalty of 10% of the principal in default) by issuing an 8% note in the principal amount of $2,747,634.92 due January 23, 2004. That note had resulted from rolling over four notes that were due in June and July 2001. The January 23, 2003 note may be converted into common stock of NCT (at $0.04) and may be exchanged for shares of common stock of

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any  subsidiary  of NCT  (except  Pro Tech) that makes a public  offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 11,775,579 shares of NCT common stock at an exercise price per share of $0.04.

     On January 30,  2003,  NCT issued Ms.  Salkind an 8% per annum  convertible note in the principal amount of $350,000. Ms. Salkind paid NCT cash for the note. The note matures on January 30, 2004 and may be converted into common stock of NCT (at $0.041) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 1,500,000 shares of NCT common stock at an exercise price per share of $0.041.

     On February 11, 2003, we settled the amount due upon our default on the repayment of the January 25, 2002 note (principal along with accrued interest and default penalty of 10% of the principal in default) and an additional $450,000 received from Ms. Salkind by issuing an 8% note in the principal amount of $1,252,592.41 due February 11, 2004. The February 11, 2003 note may be converted into common stock of NCT (at $0.04) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 5,500,000 shares of NCT common stock at an exercise price per share of $0.04.

     On March 4, 2003, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $450,000. Ms. Salkind paid NCT cash for the note. The note matures on March 4, 2004 and may be converted into common stock of NCT (at $0.035) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.035.

     On March 13, 2003, we settled the amount due upon our default on the repayment of the February 27, 2002 note (principal along with accrued interest and default penalty of 10% of the principal in default) by issuing an 8% note in the principal amount of $980,802.25 due March 13, 2004. The February 27, 2002 note had resulted from rolling over another note that we did not repay at its maturity. This March 13, 2003 note may be converted into common stock of NCT (at $0.031) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 4,250,000 shares of NCT common stock at an exercise price per share of $0.031.

     Also on March 13, 2003, we settled the amount due upon our default on the repayment of the March 1, 2002 note (principal along with accrued interest and default penalty of 10% of the principal in default) and an additional $450,000 received from Ms. Salkind by issuing an 8% note in the principal amount of $864,615.56 due March 13, 2004. The February 27, 2002 note had resulted from rolling over another note that we did not repay at its maturity. The March 13, 2003 note may be converted into common stock of NCT (at $0.031) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 3,750,000 shares of NCT common stock at an exercise price per share of $0.031.

     On April 2, 2003, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $450,000. Ms. Salkind paid NCT $450,000 cash for the note. The note matures on April 2, 2004 and may be converted into common stock of NCT (at $0.029) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.029.

     On April 11, 2003, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $450,000. Ms. Salkind paid NCT $450,000 cash for the note. The note matures on April 11, 2004 and may be converted into common stock of NCT (at $0.031) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.031.

     On April 21, 2003, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $450,000. Ms. Salkind paid NCT $450,000 cash for the note. The note matures on April 21, 2004 and may be converted into common stock of NCT (at $0.037) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.037.

     On May 15, 2003, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $450,000. Ms. Salkind paid NCT $450,000 cash for the note. The note matures on November 15, 2003 and may be converted into common stock of NCT (at $0.046) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.046.

     On May 22, 2003, we cured the default on the repayment of the May 2, 2002 note as outlined above.

     On May 28, 2003, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $415,000. Ms. Salkind paid NCT $415,000 cash for the note. The note matures on November 28, 2003 and may be converted into common stock of NCT (at $0.044) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 1,900,000 shares of NCT common stock at an exercise price per share of $0.044.

     On June 12, 2003, we cured NCT defaults on repayment to Ms. Salkind of each of its convertible notes dated May 29, 2002, June 2, 2002 and November 21, 2002, representing an aggregate principal balance of $2,113,449. The default provisions in the notes imposed an aggregate penalty of $211,345 (10% of principal in default). Default interest from the dates of default was due on the principal and accrued interest in default at the rate of prime plus 5%. On June 12, 2003, we cured these defaults by canceling these notes and issuing a new convertible note to Ms. Salkind for $2,449,812. Also on June 12, 2003, NCT issued Ms. Salkind a convertible note in the principal amount of $435,000. Ms. Salkind paid NCT $435,000 cash for the note. These notes bear interest at the rate of 8% per annum and are due December 12, 2003. The notes may be converted into common stock of NCT (at $0.044) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of these notes, we issued Ms. Salkind five-year warrants to acquire an aggregate of 12,500,000 shares of NCT common stock at an exercise price per share of $0.044.

     On June 28, 2003, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $410,000. Ms. Salkind paid NCT $410,000 cash for the note. The note matures on December 28, 2003 and may be converted into common stock of NCT (at $0.038) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.038.

     On July 14, 2003, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $410,000. Ms Salkind paid NCT $410,000 cash for the note. The note matures on January 14, 2004 and may be converted into common stock of NCT (at $0.0312) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.0312.

     Also on July 14, 2003, we cured our default under the July 3, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $414,481. This amount represents the principal rolled over ($350,000), default penalty ($35,000) and accrued interest ($29,481). The note matures on January 14, 2004 and may be converted into common stock of NCT (at $0.0312) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.0312.

     On July 28, 2003, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $410,000. Ms Salkind paid NCT $410,000 cash for the note. The note matures on January 28, 2004 and may be converted into common stock of NCT (at $0.042) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.042.

     Also on July 28, 2003, we cured our default under the July 15, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $414,750. This amount represents the principal rolled over ($350,000), default penalty ($35,000) and accrued interest ($29,750). The note matures on January 28, 2004 and may be converted into common stock of NCT (at $0.042) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.042.

     On August 7, 2003, we cured our default under the July 23, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $622,529. This amount represents the principal rolled over ($525,000), default penalty ($52,500) and accrued interest ($45,029). The note matures on February 7, 2004 and may be converted into common stock of NCT (at $0.0539) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 2,750,000 shares of NCT common stock at an exercise price per share of $0.0539.

     On August 18, 2003, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $425,000. Ms Salkind paid NCT $425,000 cash for the note. The note matures on February 18, 2004 and may be converted into common stock of NCT (at $0.045) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.045.

     On August 28, 2003, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $375,000. Ms Salkind paid NCT $375,000 cash for the note. The note matures on February 28, 2004 and may be converted into common stock of NCT (at $0.055) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.055.

     Also on August 28, 2003, we cured our default under the August 14, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $414,885. This amount represents the principal rolled over ($350,000), default penalty ($35,000) and accrued interest ($29,885). The note matures on February 28, 2004 and may be converted into common stock of NCT (at $0.055) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.055.

     On September 11, 2003, we cured our default under the August 29, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $580,650. This amount represents the principal rolled over ($490,000), default penalty ($49,000) and accrued interest ($41,650). The note matures on March 11, 2004 and may be converted into common stock of NCT (at $0.050) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 2,500,000 shares of NCT common stock at an exercise price per share of $0.050.

     On September 12, 2003, NCT issued Ms.  Salkind an 8% per annum  convertible note in the principal amount of $400,000. Ms Salkind paid NCT $400,000 cash for the note. The note matures on March 12, 2004 and may be converted into common stock of NCT (at $0.050) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.050.

     On October 2, 2003, we cured our default under the September 9, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $816,096. This amount represents the principal rolled over ($350,000), default penalty ($35,000), accrued interest ($31,096) and $400,000 cash paid by Ms. Salkind. The note matures on April 4, 2004 and may be converted into common stock of NCT (at $0.043) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 4,000,000 shares of NCT common stock at an exercise price per share of $0.043.

     On October 14, 2003, we cured our default under the September 30, 2002 note by issuing Ms. Salkind an 8% convertible note in the principal amount of $4,469,019. This amount represents the principal rolled over ($3,770,098), default penalty ($377,010) and accrued interest ($321,911). The note matures on April 14, 2004 and may be converted into common stock of NCT (at $0.044) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro
Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with this note issuance, we issued Ms. Salkind a five-year warrant to acquire 19,250,000 shares of NCT common stock at an exercise price per share of $0.044.

     Also on October 14, 2003, NCT issued Ms. Salkind an 8% per annum convertible note in the principal amount of $400,000. Ms Salkind paid NCT $400,000 cash for the note. The note matures on April 14, 2004 and may be converted into common stock of NCT (at $0.044) and may be exchanged for shares of common stock of any subsidiary of NCT (except Pro Tech) that makes a public offering of its common stock (at the public offering price thereof). In conjunction with the issuance of the note, we issued Ms. Salkind a five year warrant to acquire 2,000,000 shares of NCT common stock at an exercise price per share of $0.044.

     Of the debt owed Carole Salkind as of October 31, 2003, $23,370,000 represents cash loans made by Ms. Salkind (as distinguished from interest and default penalties rolled into new notes). Through October 31, 2003, Carole Salkind has loaned NCT $24,120,000 in cash. She converted one $500,000 note into shares of NCT common stock (on May 18, 2001) and was repaid one $250,000 note (loaned on January 25, 2002 and repaid from an escrow account established as part of another transaction that was not consummated in which NCT engaged with an unrelated third party). Summarized below are the convertible notes issued to Carole Salkind that are outstanding as of October 31, 2003:

   Issue Date           Due Date           Principal         Conversion Price
-----------------    --------------     ---------------    --------------------

    11/07/02           11/07/03          $  400,000               $  0.0720
    11/20/02           11/20/03             400,000                  0.0540
    12/02/02           12/02/03             350,000                  0.0480
    12/16/02           12/16/03             400,000                  0.0420
    12/26/02           12/26/03           2,381,487                  0.0420
    12/30/02           12/30/03             350,000                  0.0412
    01/15/03           01/15/04             450,000                  0.0410
    01/23/03           01/23/04           2,747,635                  0.0400
    01/30/03           01/30/04             350,000                  0.0410
    02/11/03           02/11/04           1,252,592                  0.0400
    03/04/03           03/04/04             450,000                  0.0350
    03/13/03           03/13/04             980,802                  0.0310
    03/13/03           03/13/04             864,616                  0.0310
    04/02/03           04/02/04             450,000                  0.0290
    04/11/03           04/11/04             450,000                  0.0310
    04/21/03           04/21/04             450,000                  0.0370
    05/15/03           11/15/03             450,000                  0.0460
    05/22/03           11/22/03           1,692,463                  0.0420
    05/28/03           11/28/03             415,000                  0.0440
    06/12/03           12/12/03           2,449,812                  0.0440
    06/12/03           12/12/03             435,000                  0.0440
    06/28/03           12/28/03             410,000                  0.0380
    07/14/03           01/14/04             410,000                  0.0312
    07/14/03           01/14/04             414,481                  0.0312
    07/28/03           01/28/04             414,751                  0.0420
    07/28/03           01/28/04             410,000                  0.0420
    08/07/03           02/07/04             622,529                  0.0539
    08/18/03           02/18/04             425,000                  0.0450
    08/28/03           02/28/04             414,885                  0.0550
    08/28/03           02/28/04             375,000                  0.0550
    09/11/03           03/11/04             580,650                  0.0500
    09/12/03           03/12/04             400,000                  0.0500
    10/02/03           04/02/04             816,096                  0.0430
    10/14/03           04/14/04           4,469,019                  0.0440
    10/14/03           04/14/04             400,000                  0.0440
                                        ---------------
                                        $28,731,818
                                        ===============

     In conjunction with the issuance of convertible notes to Ms. Salkind, NCT issued Ms. Salkind warrants to acquire shares of NCT common stock. As noted above, we amended the exercise prices on each of the warrants granted prior to December 20, 2001 to $0.071. Further, we granted Ms. Salkind warrants in consideration of her irrevocable waiver of her rights to exchange convertible notes for, or exercise a warrant for, shares of Pro Tech common stock. The warrants to purchase shares of NCT common stock granted to Ms. Salkind as of October 31, 2003 are as follows:

   Grant Date         Expiration Date       Exercise Price      Shares Granted
-----------------    ------------------    -----------------   -----------------

    02/13/01             02/13/06              $ 0.0710            7,042,254
    05/14/01             05/14/06                0.0710              500,000
    08/22/01             08/22/06                0.0710              625,000
    09/28/01             09/28/06                0.0710            1,000,000
    12/20/01             12/20/06                0.0710            1,250,000
    01/11/02             01/11/07                0.0790            2,789,082
    01/25/02             01/25/07                0.0900              812,500
    01/25/02             01/25/07                0.0900              312,500
    02/27/02             02/27/07                0.0790            1,034,266
    03/01/02             03/01/07                0.0790              437,500
    05/02/02             05/02/07                0.0940            3,188,708
    05/02/02             05/02/07                0.0940            3,562,500
    05/29/02             05/29/07                0.0950            1,500,000
    06/02/02             06/02/07                0.0970            1,500,000
    07/03/02             07/03/07                0.0780            1,500,000
    07/12/02             07/12/07                0.0750           20,000,000
    07/15/02             07/15/07                0.0750            1,500,000
    07/23/02             07/23/07                0.0590            2,250,000
    08/14/02             08/14/07                0.0820            1,500,000
    08/29/02             08/29/07                0.0760            2,100,000
    09/09/02             09/09/07                0.0770            1,500,000
    09/30/02             09/30/07                0.0700           10,000,000
    09/30/02             09/30/07                0.0700           16,157,565
    11/07/02             11/07/07                0.0720            1,750,000
    11/20/02             11/20/07                0.0540            1,750,000
    11/21/02             11/21/07                0.0535            6,271,926
    12/02/02             12/02/07                0.0480            1,500,000
    12/16/02             12/16/07                0.0420            1,750,000
    12/26/02             12/26/07                0.0420           10,206,373
    12/30/02             12/30/07                0.0412            1,500,000
    01/15/03             01/15/08                0.0410            2,000,000
    01/23/03             01/23/08                0.0400           11,775,579
    01/30/03             01/30/08                0.0410            1,500,000
    02/11/03             02/11/08                0.0400            5,500,000
    03/04/03             03/04/08                0.0350            2,000,000
    03/13/03             03/13/08                0.0310            4,250,000
    03/13/03             03/13/08                0.0310            3,750,000
    04/02/03             04/02/08                0.0290            2,000,000
    04/11/03             04/11/08                0.0310            2,000,000
    04/21/03             04/21/08                0.0370            2,000,000
    05/15/03             05/15/08                0.0460            2,000,000
    05/22/03             05/22/08                0.0420            7,500,000
    05/28/03             05/28/08                0.0440            1,900,000
    06/12/03             06/12/08                0.0440           10,500,000
    06/12/03             06/12/08                0.0440            2,000,000
    06/28/03             06/28/08                0.0380            2,000,000
    07/14/03             07/14/08                0.0312            2,000,000
    07/14/03             07/14/08                0.0312            2,000,000
    07/28/03             07/28/08                0.0420            2,000,000
    07/28/03             07/28/08                0.0420            2,000,000
    08/07/03             08/07/08                0.0539            2,750,000
    08/18/03             08/18/08                0.0450            2,000,000
    08/28/03             08/28/08                0.0550            2,000,000

   Grant Date         Expiration Date       Exercise Price      Shares Granted
-----------------    ------------------    -----------------   -----------------

    08/28/03             08/28/08                0.0550            2,000,000
    09/11/03             09/11/08                0.0500            2,500,000
    09/12/03             09/12/08                0.0500            2,000,000
    10/02/03             10/02/08                0.0430            4,000,000
    10/14/03             10/14/08                0.0440           19,250,000
    10/14/03             10/14/08                0.0440            2,000,000
                                                               -----------------
                                                                 215,965,753
                                                               =================

Consulting Agreements with Affiliates of Carole Salkind

     From time to time, NCT has entered into consulting agreements with the following entities that are affiliates of Carole Salkind: Acme Associates, Inc.; Leben Care, Inc.; Stop Noise, Inc. (formerly known as Stopnoise.com, Inc.); Motorworld, Incorporated; Inframe, Inc.; Avant Interactive, Inc.; Turbo Networks, Inc. and Maple Industries, Inc. Carole Salkind is the sole shareholder of Acme Associates, Motorworld, Inframe, Avant, Turbo Networks and Maple. Carole Salkind's son Steven Salkind is the sole shareholder of Leben Care and Stop Noise. As such, all of the options granted to the consultants are attributed to Ms. Salkind.

     The consultants provide such on-going consulting services and advice in a number of areas pertaining to NCT's business affairs as NCT and its subsidiaries may from time to time reasonably request. Such services have included (1) advising on the strategic direction of NCT and its subsidiaries; (2) assisting NCT in corporate development; (3) evaluating merger, acquisition and joint venture opportunities; (4) developing and refining business plans; (5) developing business and growth strategies; (6) advising on recruiting; (7) discussing product development and expansion; (8) serving as a marketing liaison and facilitator; (9) evaluating marketing plans; and (10) assisting with various contract negotiations.

     The actual consulting services under these agreements are performed primarily by Morton Salkind, spouse of Carole Salkind, acting on behalf of the consultants (by John Harris on behalf of Stop Noise). Morton Salkind is 71 years of age. Mr. Salkind served as a member of NCT's Board of Directors from his appointment in July 1997 until his resignation in January 1999. He also served as a director of NCT Audio Products, Inc. from September 1997 to January 1999. Morton Salkind disclaims beneficial ownership of the consultant option shares attributed to Carole Salkind.

     The business purpose for having the consulting services be provided through corporations rather than through direct contracts with Messrs. Salkind and Harris is that it is only with the liability and other protections and benefits of the corporate form that the consulting services were offered to be provided. The arrangements have been with multiple corporations rather than one because that is the only manner in which the services were offered to NCT and, in some instances, because of the differing areas of operation as among the various corporations. Although there is some overlap in the consulting periods, the consulting services are different in each case and are based on the evolving needs and objectives of NCT and its subsidiaries and the need to draw on the respective areas of specialization of the consulting entities even where existing agreements have not yet lapsed. The consulting entities have material business purposes other than providing consulting services to NCT, as follows:

                                   Material Business Purpose Other Than
     Consultant                    Providing Consulting Services to NCT
------------------------    ----------------------------------------------------
Leben Care, Inc.            Building age - and health-restricted residences
Stop Noise, Inc.            Applying active noise cancellation to roadworks and
                            large outdoor public facilities
Acme Associates, Inc.       Packaging and delivering interactive electronic
                            products
Motorworld, Incorporated    Producing and distributing electronic games for
                            theme parks
Inframe, Inc.               Developing advanced interactive systems for games
Avant Interactive, Inc.     Developing interactive user interfaces for computers
                            and
                            electronic devices
Turbo Networks, Inc.        Selling electronic data network products to
                            government and large business offices
Maple Industries, Inc.      Real estate development

     As compensation for these consulting services, NCT has often agreed to pay cash fees and grant stock options to the consulting entities and provide health benefits to Mr. Salkind. The compensation under the consulting agreements results from negotiations between the parties in anticipation of the quality of services expected. For consulting agreements with a cash fee component, the cash fee is normally a monthly retainer to be paid at the end of the initial one-year consulting agreement term. The consulting agreements are automatically renewable for a period of one year provided the agreements are not cancelled by either party after the initial period of the first year. To date, NCT has not made any of the cash payments for these consulting fees. Health benefits, consisting of health insurance premiums, paid on behalf of Mr. Salkind were approximately $1,300, $1,600 and $2,200 in 2001, 2002 and 2003, respectively. In addition, NCT has often granted five-year stock options that vest immediately to the consultant at the then current market price of the NCT common stock. There has been no cash or non-cash consulting compensation paid by NCT directly to Carole Salkind or Morton Salkind or to any members of their families. We incur consulting fee expense from our accrual of cash fees and from the fair value charges of options issued. NCT has incurred consulting compensation to multiple consulting entities, but the services provided by these entities have not been contemporaneously received services. Instead, the services have been different in the case of each entity, based on the entity's area of operations and on the quantity of time spent on, and value of the advice provided to, NCT by the representative of the entity, relative to the quantity of time and value of the advice contemplated to be spent and provided by the entity in its consulting agreement. There is no relationship between the consulting engagements and compensation of entities represented by Morton Salkind (Morton Salkind is not engaged or compensated directly), and the ongoing funding provided by Carole Salkind, Morton Salkind's wife.

     At October 31, 2003, cash compensation under consulting agreements with affiliates of Carole Salkind is as follows:




                                            Initial Term of
               Affiliate                       Agreement                       Cash Fee
    ---------------------------------    -----------------------    -------------------------------
    Leben Care, Inc.                      01/25/02 - 01/25/03         $2,500 per month retainer
                                          (Replaced agreement                due 01/25/03
                                             dated 01/19/99)

    Stop Noise, Inc.                      07/01/01 - 07/01/02                   None

    Acme Associates, Inc.                 09/30/02 - 09/30/03         $2,500 per month retainer
                                                                             due 09/30/03

    Motorworld, Incorporated              12/26/02 - 12/26/03         $2,500 per month retainer
                                                                             due 12/26/03

    Inframe, Inc.                         01/23/03 - 01/23/04         $2,500 per month retainer
                                                                             due 01/23/04

    Avant Interactive, Inc.               02/11/03 - 02/11/04         $2,500 per month retainer
                                                                             due 02/11/04

    Turbo Networks, Inc.                  04/17/03 - 04/17/04         $2,500 per month retainer
                                                                             due 04/17/04


    Maple Industries, Inc.                06/12/03 - 06/12/04         $2,500 per month retainer
                                                                             due 06/12/04

     As of October 31, 2003, options (all of which are vested) to purchase shares of NCT common stock granted to affiliates of Ms. Salkind are as follows:


                                                              Expiration       Exercise           Shares
               Affiliate                   Grant Date            Date            Price            Granted
    ---------------------------------    ---------------     -------------    ------------     --------------
    Leben Care, Inc.                        01/08/02           01/24/07         $0.0790            1,500,000
    Leben Care, Inc.                        01/25/02           05/22/06         $0.1300            1,850,000
    Leben Care, Inc.                        01/25/02           01/24/07         $0.0900            5,000,000
    Stop Noise, Inc.                        02/27/02           06/30/06         $0.1200              625,000
    Stop Noise, Inc.                        02/27/02           10/08/06         $0.0925            1,500,000
    Stop Noise, Inc.                        02/27/02           02/26/07         $0.0790            1,250,000
    Acme Associates, Inc.                   09/30/02           09/30/07         $0.0700           50,000,000
    Acme Associates, Inc.                   07/14/03           07/14/08         $0.0312           25,000,000
    Acme Associates, Inc.                   09/11/03           09/11/08         $0.0520            7,500,000
    Acme Associates, Inc.                   10/03/03           10/03/08         $0.0430            5,750,000
    Acme Associates, Inc.                   10/14/03           10/14/08         $0.0440           44,000,000
    Motorworld, Incorporated                12/26/02           12/26/07         $0.0420           23,000,000
    Inframe, Inc.                           01/23/03           01/23/08         $0.0420           23,000,000
    Avant Interactive, Inc.                 02/11/03           02/11/08         $0.0400            7,000,000
    Avant Interactive, Inc.                 03/12/03           03/12/08         $0.0310           13,500,000
    Avant Interactive, Inc.                 04/03/03           04/03/08         $0.0290            2,000,000
    Avant Interactive, Inc.                 04/11/03           04/11/08         $0.0310            2,000,000
    Turbo Networks, Inc.                    04/17/03           04/17/08         $0.0370            2,000,000
    Turbo Networks, Inc.                    05/22/03           05/22/08         $0.0420           18,550,000
    Turbo Networks, Inc.                    06/28/03           04/28/08         $0.0400            2,000,000
    Maple Industries, Inc.                  06/12/03           06/12/08         $0.0440           23,000,000
                                                                                               --------------
                                                                                                 260,025,000
                                                                                               ==============

Spyder Technologies Group, LLC

     On October 24, 2002, Artera Group, Inc. entered into a master distributor agreement with Spyder Technologies Group, LLC under which Spyder distributed the Artera Turbo service in Puerto Rico, the U.S. Virgin Islands and a number of countries in the Caribbean region. The term of the agreement was through February 2008. Compensation consisted of a commission to Spyder of 50% of gross revenues on sales originated by local distributors that were brought to Artera by Spyder, out of which those distributors were to be paid 30% to 40% of gross revenues as a commission from Spyder. With some exceptions in Puerto Rico and the U.S. Virgin Islands, Spyder's distribution rights were exclusive, although Artera had the right to terminate the exclusivity in February of each year beginning 2004 if specified revenue thresholds were not met. The compensation structure, commission rate and other material terms of the agreement were comparable to those used by Artera with similarly situated, unrelated master distributors at the time. On October 1, 2003, Artera and Spyder entered into a new, superseding master distributor agreement for Puerto Rico, the U.S. Virgin Islands and these same countries in the Caribbean. The new agreement changed the compensation structure from one of commissions from Artera to Spyder for distributors brought by Spyder to Artera, to one of royalties from Spyder to Artera on sales to distributors by Spyder. The royalties are calculated on a per unit basis and vary based upon the size and category of the end user of the product and the support services provided by Artera. The term of the new agreement is through February 2008. The compensation structure, royalty rates and other material terms of the agreement are comparable to those used by Artera with similarly situated, unrelated master distributors.

     On October 24, 2002, Artera entered into a master distributor agreement with Spyder under which Spyder distributed the Artera Turbo service in the United States. The term of the agreement was through October 2003, with either party having the right to terminate upon 30 days' notice thereafter. Compensation consisted of a commission to Spyder of 50% of gross revenues on sales originated by U.S. distributors that were brought to Artera by Spyder, out of which those distributors were to be paid 30% to 40% of gross revenues as a commission from Spyder. Spyder's distribution rights in the U.S. were non-exclusive. The compensation structure, commission rate and other material terms of the agreement were comparable to those used by Artera with similarly situated, unrelated master distributors at the time. On September 1, 2003, Artera and Spyder entered into a new, superseding master distributor agreement for the U.S., with expansion to cover Canada, South America and Central America. The new agreement changed the compensation structure from one of commissions from Artera to Spyder for distributors brought by Spyder to Artera, to one of royalties from Spyder to Artera on sales to distributors by Spyder. The royalties are calculated on a per unit basis and vary based upon the size and category of the end user of the product and the support services provided by Artera. The term of the new agreement is five years. The compensation structure, royalty rates and other material terms of the agreement are comparable to those used by Artera with similarly situated, unrelated master distributors.

     On September 1, 2003, Artera entered into a reseller agreement with Spyder under which Spyder resells the Artera Turbo service in the United States, Canada, South America and Central America. Spyder is to pay Artera per unit royalties that vary based upon the size and category of the end user of the product. The term of the agreement is one year, with possible renewals. The compensation structure, royalty rates and other material terms of the agreement are comparable to those used by Artera with similarly situated, unrelated resellers.

     Under all of the Spyder agreements described above, Artera paid Spyder aggregate commissions of $27 for the year 2002 and $340 for the nine months ending September 30, 2003, and Spyder has not paid Artera any royalties to date.

     In addition, from time to time on an "as needed" basis, Spyder provides technical consulting services to Artera pertaining to Artera Turbo. For the year 2002 and the nine months ending September 30, 2003, Artera paid Spyder aggregate technical consulting fees of $7,960 and $56,260, respectively.

     Jonathan Parrella, the son of NCT's Chairman and Chief Executive Officer, is President of and holds a 45% ownership interest in Spyder. Bulldog
Communications, Inc. holds a 25% ownership interest in Spyder. Bulldog Communications, Inc. is owned 20% by each of Michael Parrella, Karen Parrella, Michael Parrella, Jr., Jonathan Parrella and Daniel Parrella (the Chairman and Chief Executive Officer of NCT, and, respectively, his wife and three sons). Michael Parrella is also the Chairman of the Board, and Karen Parrella is the President, of Bulldog Communications.

SpringerRun, Inc.

     On July 2, 2003, NCT entered into a consulting agreement with SpringerRun, Inc., under which SpringerRun provides consulting services to NCT and its subsidiaries, consisting primarily of raising capital and debt financing, identifying potential joint ventures and other strategic transactions and finding distributors, licensees and end users for products and technologies. The term of the SpringerRun agreement is one year, with possible renewals. Under the agreement, NCT will pay SpringerRun the following: for capital raised, 6% of the amount thereof plus 5% of the amount thereof in warrants to purchase NCT stock; for debt financing raised, 1% of the amount thereof; for joint ventures or distribution license or end user agreements entered into, 7% of NCT's net revenues therefrom for three years, 5% thereafter. In lieu of cash, some of the compensation described above may, at SpringerRun's request and if agreed to by NCT, be given as stock of NCT or of a joint venture entered into by NCT. The compensation formula and other material terms and conditions in this agreement are comparable to those used by NCT with similarly situated, unrelated consultants. To date, NCT has not paid SpringerRun any compensation under the agreement, and none is owed to it. John McCloy II, a Director of NCT, is also Chairman of the Board of Directors, Chief Executive Officer and a 40% shareholder of SpringerRun. John McCloy II's son John McCloy III is President, Treasurer, Secretary, a Director and a 25% shareholder of SpringerRun. John McCloy II's son Rush McCloy is a 25% shareholder of SpringerRun.

Indebtedness of Management

     On various dates in 2000, 2001 and 2002, Jonathan M. Charry, Ph.D., NCT's Senior Vice President, Corporate Development, entered into several short-term promissory notes to borrow funds from

NCT in anticipation of cash overrides due him under his incentive compensation arrangement described above in "Compensation Arrangements with Certain Officers and Directors." Effective May 1, 2002, the borrowed funds had not been repaid but were consolidated with interest into an outstanding promissory note due January 15, 2003 for an aggregate principal amount owed to NCT of $107,960. The due date of this note represents an extension from May 1, 2002 which itself was a product of prior extensions. This note went into default on January 15, 2003. NCT is seeking to collect on the May 1, 2002 note. However, NCT believes that incentive compensation that is or will be due Dr. Charry may offset the amount owed NCT. The note bears interest at an annual rate of 6.0% through its due date of January 15, 2003, and at prime plus 5% thereafter.

Indemnification of Management

     On or about December 5, 2002, NCT agreed to indemnify three individuals, NCT directors and officers, who had each also served as a Director of Artera Group International Limited, a U.K.-based subsidiary, prior to its liquidation (see Note 25) for any liabilities that may arise against them from claims under
Section 214 of the U.K. Insolvency Act and to provide them with legal representation with respect to the claims. For additional information about this matter, see the section "Legal Proceedings."

     On or about January 27, 2003, NCT agreed to indemnify NCT's Chairman and Chief Executive Officer for any liabilities that may arise against him in a lawsuit brought in Connecticut against him, NCT and NCT's subsidiary Distributed Media Corporation by Production Resource Group (PRG) and to provide him with legal representation in the suit. For additional information about this matter, see the section "Legal Proceedings."

     On or about January 14, 2004, NCT agreed to indemnify five individuals, NCT directors and officers, for any liabilities that may arise against them in a lawsuit brought in Delaware against them, NCT and NCT's subsidiary Distributed Media Corporation by PRG and to provide them with legal representation in the suit. This Delaware suit is separate from but related to the Connecticut suit brought by PRG described above. For additional information about this matter, see the section "Legal Proceedings."

Management Guarantee of Indebtedness

     Michael Parrella, NCT's Chairman of the Board of Directors and Chief Executive Officer, personally guaranteed the repayment of a $400,000 bridge-financing note issued by NCT to Alpha Capital Aktiengesellschaft on December 27, 2001. The guarantee was extinguished in conjunction with new financing completed on January 10, 2002 ($550,000 convertible note issued to Alpha Capital).

Crammer Road LLC, former owner of DMC New York, Inc.

     In June 2002, we completed our acquisition of 12,000 shares (75%) of DMC New York, Inc. from Crammer Road LLC, a Cayman Islands limited liability company. This was pursuant to a June 21, 2002 exchange agreement with Crammer Road to acquire the remaining 12,000 shares of DMC NY in exchange for 1,800 shares of our series H convertible preferred stock and $120,000 in cash. Pursuant to an April 12, 2001 exchange agreement and an April 12, 2001 securities purchase agreement, NCT acquired a 25% interest in DMC NY for $4.0 million from Crammer Road, then the sole stockholder of DMC NY. DMC NY was the owner of 16 licenses previously purchased from our subsidiary, Distributed Media Corporation. The acquisitions resulted in charges to our consolidated statements of operations because DMC NY has not commenced operations. DMC NY has not recorded any revenue, and apart from its New York license rights, has no other assets or operations. Our 2001 financial statements include an aggregate $18.0 million charge, classified as "write downs of investment and repurchased licenses" in our consolidated statement of operations, for the acquisition of 4,000 shares of DMC NY and our obligation to acquire the remaining 12,000 shares of DMC NY. Our 2002 financial statements include an additional charge of $9.2 million for this acquisition classified as "write downs of investment and repurchased licenses" in our consolidated statement of operations.

     The consideration we paid to Crammer Road in 2001 for this acquisition consisted of a $1.0 million convertible note due December 31, 2001 (accruing interest at 2% per month), $1.0 million in cash (an escrow account was established with Crammer Road's counsel as a matter of convenience in funding our purchase of 1,000 shares of DMC NY common stock; we received from Vidikron in April 2001 $1 million cash paid into that escrow account on our behalf, which we used to acquire the 1,000 shares of DMC NY) and $2.0 million of our common stock (13,333,333 million shares subject to increase based upon a repricing provision). Because we intended to acquire the remaining 75% interest in DMC NY pursuant to an April 12, 2001 private equity credit agreement with Crammer Road, we accrued $14.0 million in 2001, our cost of repurchasing the remaining 12,000 shares of DMC NY under that the 2001 private equity credit agreement. However, as a result of our completion of the purchase of the remaining 12,000 shares of DMC NY pursuant to the June 2002 exchange agreement, our acquisition of all 16,000 shares of DMC NY totaled an aggregate of approximately $27.2 million ($1 million cash, shares of our common stock valued at $2 million, a $1 million note, $18 million in value of our series H preferred stock and approximately $5.2 million representing the additional value resulting from the conversion rate of 75% of the fair market value, as defined, of NCT common stock into which the series H preferred stock is convertible). Those 16,000 shares of DMC NY (100% of DMC NY) represented the 16 New York area DMC licenses we had sold for $4.0 million in cash and the exchange of 9,600 shares of our preferred stock ($9.6 million stated value that investors had acquired for approximately $5.4 million in cash). The purchase price was arrived at in various negotiations between NCT and Crammer Road. NCT believed the purchase price was a reasonable one because the sale resulted in NCT's control of the number one designated market area. NCT believed that the repurchase of licenses previously sold preserved their value because NCT retrieved the licenses from the licensees who were not exploiting them (by not securing locations to house Sight & Sound units, securing advertisers to air or display ads on the Sight & Sound units) and made the licenses available for sale again at prices that would better reflect anticipated operational revenue. We did not obtain a valuation from an outside firm. While we are not currently marketing the licenses, we believe we will resell the licenses for a value in excess of $9.4 million. We believe that the licenses should command a high price once the advertising industry has recovered and companies increase their spending on advertising. Our expectation is based upon our current installations proving the viability of the system and the ability to generate revenue.

     Crammer Road obtained the 16 DMC licenses from other investors in private transactions. In 2000, five investors in our series E and F preferred stock (see below) contributed their 16 New York area DMC licenses to Crammer Road in a private transaction, in exchange for membership interests in Crammer Road. The investors holding the licenses advised NCT and DMC of plans to contribute the licenses to Crammer Road. NCT and DMC did not object to those contributions. The investors who initially owned the 16 DMC licenses had paid for them in 1999 with $4 million in cash and by surrendering to NCT $9.6 million in stated value of NCT series E and F preferred stock (9,600 shares at the stated value of $1,000 per share) for which they had paid an aggregate of approximately $5.4 million; thus their cash basis in the 16 DMC licenses was approximately $9.4 million. The holders of our series E and F preferred stock were the original purchasers of the DMC licenses. These investors were not under common control at the time of the 1999 transaction. We issued 12,454 shares of our series E preferred stock from December 30, 1998 through April 13, 1999 for approximately $4.0 million in cash, 1,700 shares of our series C preferred stock and 2.1 million shares of our common stock (approximately $617 per share). On August 10, 1999, we issued 8,500 shares of our series F preferred stock for approximately $1.0 million in cash (approximately $118 per share). The relationship of the stated value of the series F preferred stock to the consideration received therefore reflected what NCT was able to command for the investment at the time. The series F preferred stock subscription agreement provided, at the company's election, that the investors would invest up to an additional $4.0 million in cash or in kind at a future date. On September 10, 1999, these preferred stock investors entered into a subscription agreement to acquire four DMC licenses for $4 million. Due to the extreme discount of the preferred stock stated value to the consideration received, for accounting purposes, NCT treated the $4 million cash attributed to the four DMC licenses as additional consideration for its series F preferred stock as the series F subscription agreement provided that the investors may invest up to $4.0 million at a future date and there was a proximity in time between the two distinct transactions, August 10, 1999 for the series F preferred stock placement and September 10, 1999 for the $4.0 million DMC license subscription. The purchasers of our series E and F preferred stock (except one investor) were the same investors who contributed the 16 licenses to Crammer Road. The capital contribution of licenses to Crammer Road was for purposes of administrative convenience to provide for such contributors' undertakings in respect of their investment in Crammer Road. In turn, Crammer Road's purpose for contributing the 16 licenses to DMC NY was to provide it a perceived form of liquidity, possibly through an initial public offering or through the acquisition of DMC NY by Distributed Media Corporation or NCT (possibly using shares of NCT common stock issued under the 2000 private equity credit agreement). The licensees apparently lacked the ability or interest to initiate services under the license agreements. More than nine months had lapsed since the execution of the license agreements. The licensees had not identified any locations to house the Sight & Sound units nor had they secured any advertising contracts. Thus, by September 2000, we realized that the licensees were unable to properly exploit the licenses in their respective market areas. Concurrently, due to a lack of capital (DMC expected some capital would have been provided by licensees' payment of fees for services rendered by DMC on their behalf and at their request), DMC was unable to execute its business plan to provide, install and operate its digital broadcast system at locations in the New York area. DMC intended to secure its own (national account) locations to house the Sight & Sound units and obtain its own (national account) advertisers. A large number of Sight & Sound locations were needed to attract advertisers. Because neither DMC nor the licensees had been successful in securing locations to house the Sight & Sound units or in obtaining advertising contracts, Crammer Road did not perceive that it had an opportunity to exploit the licenses in a viable business venture without a large infusion of cash. On September 27, 2000, DMC NY, pursuant to a license exchange agreement, issued 16,000 shares of its common stock in exchange for 16 licenses held by Crammer Road. Certain officers and directors of NCT comprise 100% of the Board of Directors of DMC New York, specifically, Michael Parrella (NCT's Chairman of the Board of Directors and Chief Executive Officer), Irene Lebovics (NCT's President and a director of NCT) and Cy Hammond (NCT's Senior Vice President, Chief Financial Officer).

     The entities that contributed licenses to Crammer Road and the controlling persons thereof were as follows: Sovereign Partners, LP - Mr. Stephen Hicks / Mr. Daniel Pickett; Dominion Capital Fund, Ltd. - Mr. David Sims; Canadian Advantage Limited Partnership - Mr. Mark Valentine; Atlantis Capital Fund, Ltd.
- Mr. David Sims. Mr. David Sims of Navigator Management Limited has voting and dispositive control of NCT shares on behalf of Crammer Road LLC. Further, each of the following entities are investors in Crammer Road LLC and were previously investors in NCT: Advantage Bermuda Fund, Ltd.; Atlantis Capital Fund, Ltd.; Canadian Advantage Limited Partnership; Dominion Capital Fund, Ltd.; and Sovereign Partners, LP. In addition, an affiliate of the prior investors in NCT has advisory roles with respect to two of the investors in Crammer Road LLC: VMH Management Ltd. (an affiliate of Thomson Kernaghan & Co., Ltd.) is the advisor to Advantage Bermuda Fund, Ltd. and Canadian Advantage Limited Partnership (these latter two funds have merged into Canadian Advantage Limited Partnership
II). Southridge Capital Management is a subadvisor to Dominion Capital Fund, Ltd. and serves as a consultant to Atlantis Capital Fund, Ltd. and Canadian Advantage Limited Partnership II.

     As noted above, under the 2001 private equity credit agreement with Crammer Road, we intended to put shares of our common stock to Crammer Road in exchange for a combination of cash and the remaining shares of DMC NY common stock but upon further negotiations, reacquired those 12,000 shares, in connection with the 2002 exchange agreement, in exchange for our series H preferred stock. The June 2002 exchange agreement did not supersede the April 2001 private equity credit agreement although these agreements contemplated the same transaction. On July 25, 2002, we entered into a new private equity credit agreement with Crammer Road (this credit agreement did not replace the April 2001 credit agreement because the parties had unresolved issues outstanding, as explained below) that provides that shares of up to $50 million (the maximum commitment amount) of our common stock may be sold to Crammer Road pursuant to put notices delivered by the company to Crammer Road. The July 2002 credit agreement requires us to put at least $5 million (the minimum commitment amount) of our common stock, in exchange for cash, at a discount to market of 10%. Upon our puts of shares of our common stock under this equity credit line, the existing holders of our common stock will suffer immediate dilution of their shares. In conjunction with the execution of the July 2002 credit agreement, we issued a five-year warrant to Crammer Road for 1,000,000 shares of our common stock exercisable at $0.07375 per share. We are obligated to register for resale shares of our common stock for the warrant and the July 2002 credit agreement in an amount no less than 112% of the maximum commitment amount. Moreover, if we fail to issue shares for the minimum commitment amount during the commitment period (which terminates 24 months after effectiveness of a resale registration statement relating to the shares or earlier as described in the agreement), we must pay Crammer Road an amount equal to the product of
(i) the minimum commitment amount, less the aggregate shares of our common stock actually delivered to Crammer Road under the equity credit line and (ii) the 10% discount (a maximum "penalty" of $500,000 calculated as $5.0 million times 10%). This penalty provision was as negotiated and agreed to by the parties.

     Crammer Road did not immediately release NCT from its obligations under the April 2001 private equity credit agreement and disagreed with NCT about what was required of NCT under a penalty provision in the April 2001 agreement. In September 2002, Crammer Road brought an action against us for claims arising out of the April 12, 2001 private equity credit agreement, a registration rights agreement relating thereto, an exchange agreement, a registration rights agreement relating thereto, two promissory notes and an additional side letter agreement. On October 30, 2002, NCT and Crammer Road executed a settlement agreement calling for dismissal of all claims of Crammer Road in the action or otherwise arising out of the April 12, 2001 agreements in consideration of the issuance by NCT to Crammer Road of 68 million shares of its common stock (approximately $5.4 million calculated at the last sale price on October 30, 2002). On December 11, 2002, the court approved the settlement agreement. On December 17, 2002, we issued Crammer Road 40 million of the 68 million shares. The other 28 million shares were issuable on 65 days' demand by Crammer Road (as agreed by the parties, so that Crammer Road would not exceed its contractual restriction of holding no more than 9.99% of NCT common stock at any point in time). On May 8, 2003, we issued Crammer Road the other 28 million shares of our common stock. Issuance of these 68 million shares to Crammer Road resolved all issues in dispute with Crammer Road pertaining to the 2001 agreement.

     Prior to the issuance of the 68 million settlement shares to Crammer Road, NCT had issued an aggregate of 22.2 million shares of its common stock to Crammer Road. Those shares were not registered and were not immediately tradable by Crammer Road. Those issuances were in connection with:

o a $500,000 put to Crammer Road under the September 2000 private equity credit line (2.8 million shares);
o the purchase of 2,000 shares of common stock of DMC NY (13.3 million shares); and
o the exchange of a note issued on April 12, 2001 by NCT Video Displays, Inc., a wholly-owned subsidiary of NCT (6.0 million shares).

Vidikron of America, Inc.

     On September 29, 2000, NCT and Distributed Media Corporation signed separate agreements to license various microbroadcasting technologies to Vidikron of America, Inc. for an aggregate of $2 million. Vidikron is a manufacturer of high-end home theater equipment. Vidikron's intention was to develop commercial video applications using the technology it licensed from NCT and DMC. We recognized an aggregate of $2 million in technology license revenue in fiscal 2000 attributable to Vidikron. We used $1 million of the proceeds from Vidikron for working capital and general corporate purposes and the other $1 million to acquire 1,000 shares of common stock of DMC NY in 2001. We constructively received $2 million from Vidikron in April 2001, comprised of $1 million cash and $1 million paid into an escrow account on our behalf which we used to acquire 1,000 shares of DMC-NY. An escrow account was established with the seller's counsel as a matter of convenience in funding our purchase of 1,000 shares of DMC NY common stock. Crammer Road owned such shares of DMC NY. Crammer Road's sole corporate director is Navigator Management Ltd. The sole director of Navigator Management is David Sims. Vidikron's majority shareholder is Markland LLC. Markland's sole corporate director is also Navigator Management Ltd.


                        NCT GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED FINANCIAL STATEMENT INDEX

                                                                                      Page
                                                                                      ----

Independent Auditors' Report (Eisner LLP)                                             F-1

Independent Auditor's Report (Goldstein Golub Kessler LLP)                            F-2

Consolidated Balance Sheets as of December 31, 2001 and 2002                          F-3

Consolidated Statements of Operations and Consolidated Statements of
Comprehensive Loss for the years F-4 ended December 31, 2000, 2001 and 2002

Consolidated Statements of Stockholders' Equity (Capital Deficit) for the years       F-5
ended December 31, 2000, 2001 and 2002

Consolidated Statements of Cash Flows for the years ended December 31, 2000,          F-6
 2001 and 2002

Notes to the Consolidated Financial Statements                                        F-7

Condensed Consolidated Balance Sheets as of December 31, 2002 (audited) and           F-68
September 30, 2003 (unaudited)

Condensed Consolidated Statements of Operations and Condensed Consolidated
Statements of F-69 Comprehensive Loss for the three and nine months ended
September 30, 2002 and 2003 (unaudited)

Condensed  Consolidated  Statements  of Cash Flows for the nine months ended          F-70
September 30, 2002 and 2003 (unaudited)

Notes to the Condensed Consolidated Financial Statements (unaudited)                  F-71

Independent Auditors' Report on Schedule II (Eisner LLP)                              F-91

Independent Auditor's Report on Schedule II (Goldstein Golub Kessler LLP)             F-92

Schedule II                                                                           F-93


INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
NCT Group, Inc.


We have audited the accompanying consolidated balance sheet of NCT Group, Inc. and subsidiaries (the "Company") as of December 31, 2002, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of NCT Group, Inc. and subsidiaries as of December 31, 2002 and the consolidated results of their operations and their consolidated cash flows for each of the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's cash flows have been absorbed in operating activities and it has incurred net losses from inception, has a working capital deficiency and is in default on certain convertible notes payable. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".


/s/ Eisner LLP
-----------------
    Eisner LLP


New York, New York
February 20, 2003

Except with respect to Note 26, March 13, 2003.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
NCT Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of NCT Group, Inc. and Subsidiaries (the "Company") as of December 31, 2000 (not presented herein), and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NCT Group, Inc. and Subsidiaries as of December 31, 2000 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency, and continues to be dependent on public and private financing to support its business efforts. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ GOLDSTEIN GOLUB KESSLER LLP
-------------------------------
    GOLDSTEIN GOLUB KESSLER LLP


New York, New York
April 9, 2001


NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Notes 3 and 10)
                                                                                            (In thousands, except share data)
                                                                                              December 31,       December 31,
                                                                                                  2001               2002
                                                                                              ------------       ------------
ASSETS
Current assets:
  Cash and cash equivalents                                                                     $     567          $     806
  Investment in available-for-sale marketable securities (Note 5)                                     882                102
  Accounts receivable, net (Note 6)                                                                   716                245
  Inventories, net  (Note 7)                                                                        1,385                622
  Other current assets (includes $105 and $108, respectively, due from officer)
    (Note 9)                                                                                          773                358
                                                                                              ------------       ------------
     Total current assets                                                                           4,323              2,133

Property and equipment, net (Note 8)                                                                1,844                954
Goodwill, net (Notes 2 and 3)                                                                       7,184              7,184
Patent rights and other intangibles, net (Note 3)                                                   4,088              1,519
Other assets (Note 9)                                                                               2,570              1,779
                                                                                              ------------       ------------
                                                                                                $  20,009          $  13,569
                                                                                              ============       ============
LIABILITIES AND CAPITAL DEFICIT
Current liabilities:
  Accounts payable                                                                              $   5,553          $   4,648
  Accrued expenses  (includes $1,848 and $1,097, respectively, related parties) (Note 12)          12,093             16,916
  Notes payable (Note 10)                                                                           3,208              3,540
  Current maturities of related party convertible notes (Notes 10 and 18)                           7,061             14,206
  Current maturities of convertible notes (Note 10)                                                 4,649              4,254
  Deferred revenue (Note 11)                                                                        4,616              2,877
  Other current liabilities (includes $14,000 for 2001 of license reacquisition
     from related parties) (Note 13)                                                               19,779              7,101
                                                                                              ------------       ------------
     Total current liabilities                                                                     56,959             53,542
                                                                                              ------------       ------------
Long-term liabilities:
  Deferred revenue (Note 11)                                                                        4,815              2,675
  Convertible notes  (Note 10)                                                                          -                779
  Other liabilities (Note 13)                                                                       2,950              1,557
                                                                                              ------------       ------------
     Total long-term liabilities                                                                    7,765              5,011
                                                                                              ------------       ------------
Commitments and contingencies (Note 21)

Minority interest in consolidated subsidiaries                                                      8,748              8,689
                                                                                              ------------       ------------
Capital deficit (Note 14):
Preferred stock, $.10 par value, 10,000,000 shares authorized:
  Convertible series H preferred stock, issued and outstanding, 0 and 1,800
     shares, respectively (redemption amount $0 and $18,376,767, respectively)                          -             18,377
Common stock, $.01 par value, authorized 645,000,000 shares
     issued 428,830,800 and 483,474,345 shares, respectively                                        4,288              4,835
Additional paid-in capital                                                                        164,621            180,899
Accumulated other comprehensive income (loss)                                                          50               (516)
Accumulated deficit                                                                              (219,459)          (259,564)
Shares payable, 0 and 29,248,170 shares, respectively                                                   -              2,296
Treasury stock, 6,078,065 and 0 shares, respectively,
     of common stock, at cost                                                                      (2,963)                 -
                                                                                              ------------       ------------
     Total capital deficit                                                                        (53,463)           (53,673)
                                                                                              ------------       ------------
                                                                                                $  20,009          $  13,569
                                                                                              ============       ============
The accompanying notes are an integral part of the consolidated financial statements.


NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Note 3)

                                                                                         (In thousands, except per share amounts)
                                                                                             For the Years Ended December 31,
                                                                                      ----------------------------------------------
REVENUE:                                                                                  2000               2001           2002
                                                                                      ------------       ------------    -----------
   Technology licensing fees and royalties                                                $ 9,928            $ 5,633        $ 4,493
   Product sales, net                                                                       2,001              4,568          2,697
   Advertising/media                                                                          828                279            105
   Engineering and development services                                                        83                132             24
                                                                                      ------------       ------------    -----------
      Total revenue                                                                        12,840             10,612          7,319
                                                                                      ------------       ------------    -----------
COSTS, EXPENSES AND OTHER INCOME:
   Cost of product sales                                                                    2,127              3,340          1,279
   Cost of advertising/media                                                                  814                332             15
   Cost of engineering and development services                                                55                  2              8
   Selling, general and administrative (includes $4,226 related party
      consulting expenses for 2002,  Note 18)                                              11,383             18,734         14,773
   Research and development                                                                 4,412              5,966          4,711
   Provision for doubtful accounts                                                             25                249             77
   Impairment of goodwill, net (Notes 3 and 14)                                             3,073             14,114            300
   Impairment of other intangibles (Note 3)                                                     -                  -          2,116
   Write downs of investment and repurchased licenses, net (includes zero, $14,000
      and $9,199 of related party expenses, respectively) (Notes 2, 9 and 11)                   -             20,778          9,199
   Costs of exiting activities (Note 25)                                                        -              1,886            145
   Other operating income, net (Note 16)                                                     (412)              (937)          (321)
                                                                                      ------------       ------------    -----------
          Total operating costs, expenses and other income                                 21,477             64,464         32,302
Non-operating items:
   Other (income) expense, net (includes related party expenses of zero,
      $2,106 and $3,863, respectively)                                                       (162)            16,099          7,411
   Interest expense (includes related party expenses of $1,240,
      $1,864 and $6,284, respectively)                                                      1,880              6,170          7,725
   Interest income                                                                            (31)               (43)           (14)
                                                                                      ------------       ------------    -----------
          Total costs and expenses                                                         23,164             86,690         47,424
                                                                                      ------------       ------------    -----------
LOSS BEFORE CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING PRINCIPLE                                                       (10,324)           (76,078)       (40,105)
  Cumulative effect of change in accounting principle (Note 9)                                  -             (1,582)             -
                                                                                      ------------       ------------    -----------

NET LOSS                                                                                $ (10,324)         $ (77,660)     $ (40,105)

Less:  Beneficial conversion features (Notes 10 and 14)                                     5,667  (a)           392             46
        Preferred stock dividends (Note 14)                                                   113                969          2,817
                                                                                      ------------       ------------    -----------

LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                                                $ (16,104) (a)     $ (79,021)     $ (42,968)
                                                                                      ============       ============    ===========
Loss per share attributable to common stockholders:
   Loss attributable to common stockholders before cumulative
      effect of change in accounting principle                                            $ (0.06)           $ (0.20)       $ (0.10)
   Cumulative effect of change in accounting principle                                          -              (0.01)             -
                                                                                      ------------       ------------    -----------

   Basic and diluted                                                                      $ (0.06)           $ (0.21)       $ (0.10)
                                                                                      ============       ============    ===========

Weighted average common shares outstanding -
      basic and diluted                                                                   292,758            377,084         446,423
                                                                                      ============       ============    ===========



NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Note 3)

                                                                                                      (In thousands)
                                                                                             For the Years Ended December 31,
                                                                                      ----------------------------------------------
                                                                                          2000               2001           2002
                                                                                      ------------       ------------    -----------

NET LOSS                                                                                $ (10,324)         $ (77,660)     $ (40,105)
Other comprehensive income (loss):
   Currency translation adjustment                                                             (7)                (8)          (566)
   Unrealized (loss)/adjustment of unrealized loss on marketable securities                (3,379)             3,379              -
                                                                                      ------------       ------------    -----------
COMPREHENSIVE LOSS                                                                      $ (13,710)         $ (74,289)     $ (40,671)
The accompanying notes are an integral part of the consolidated financial             ============       ============    ===========
statements.

Footnote:
---------
(a) As adjusted (see Note 14 - Pro Tech Communications, Inc. Preferred Stock).


  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT) (Note 3) (In thousands)

                                                                                        Convertible Preferred Stock
                                                                               Series F           Series G          Series H
                                                                           Shares    Amount  Shares     Amount    Shares    Amount
 Balance at December 31, 1999                                                 5    $ 2,790       -    $     -        -     $     -
 Sale of common stock, less expenses of $49                                   -          -       -          -        -           -
 Common stock subject to reset provision                                      -          -       -          -        -           -
 Sale of preferred stock                                                      -         (5)      2      1,698        -           -
 Conversion of preferred stock                                               (5)    (2,865)     (1)    (1,159)       -           -
 Accretion and amortization of discount on beneficial
    conversion price to preferred shareholders                                -         80       -        762        -           -
 Discount on beneficial conversion price to preferred shareholders            -          -       -       (727)       -           -
 Exchange of series A preferred stock in subsidiary                           -          -       -          -        -           -
 Exchange of subsidiary common stock for NCT common stock                     -          -       -          -        -           -
 Sale of excess exchange shares of common stock net of
    commissions of $156                                                       -          -       -          -        -           -
 Shares issued for settlement obligations/prepayments                         -          -       -          -        -           -
 Expenses to be paid with common stock                                        -          -       -          -        -           -
 Shares issued as deposit for acquisition                                     -          -       -          -        -           -
 Shares issued for acquisition of subsidiaries                                -          -       -          -        -           -
 Shares issued for prepaid research and engineering costs                     -          -       -          -        -           -
 Sale of subsidiary stock in excess of net book value                         -          -       -          -        -           -
 Liability for make up of value on shares issued to ITC                       -          -       -          -        -           -
 Beneficial conversion feature on convertible note                            -          -       -          -        -           -
 Net loss                                                                     -          -       -          -        -           -
 Currency translation adjustment                                              -          -       -          -        -           -
 Shares issued upon exercise of warrants & options                            -          -       -          -        -           -
 Valuation of available-for-sale marketable securities                        -          -       -          -        -           -
 Compensatory stock options and warrants                                      -          -       -          -        -           -
                                                                  ------------------------------------------------------------------

 Balance at December 31, 2000                                                 -    $     -       1    $   574        -     $     -
 Sale of common stock                                                         -          -       -          -        -           -
 Sale of preferred stock                                                      -          -       -          -        -           -
 Conversion of preferred stock                                                -          -      (1)      (582)       -           -
 Dividend to preferred shareholders                                           -          -       -          8        -           -
 Exchange of series A preferred stock in subsidiary                           -          -       -          -        -           -
 Dividend and amortization of discount on beneficial conversion
    price to subsidiary preferred and common shareholders                     -          -       -          -        -           -
 Exchange of subsidiary common stock for common stock                         -          -       -          -        -           -
 Conversion of convertible debt plus inducement of $190                       -          -       -          -        -           -
 Exchange of subsidiary convertible debt for common stock                     -          -       -          -        -           -
 Sale of excess exchange shares of common stock net of
    commissions of $36                                                        -          -       -          -        -           -
 Shares issued for settlement obligations/prepayments                         -          -       -          -        -           -
 Expenses to be paid with common stock                                        -          -       -          -        -           -
 Shares returned for deposit of acquisition                                   -          -       -          -        -           -
 Shares issued for acquisition of subsidiaries, repurchased
    licenses and exercise of option, less expenses of $237                    -          -       -          -        -           -
 Liability for make up of value on shares issued to ITC                       -          -       -          -        -           -
 Warrants issued in conjunction with convertible debt                         -          -       -          -        -           -
 Beneficial conversion features on convertible debt                           -          -       -          -        -           -
 Net loss                                                                     -          -       -          -        -           -
 Currency translation adjustment                                              -          -       -          -        -           -
 Shares issued upon exercise of warrants                                      -          -       -          -        -           -
 Valuation of available-for-sale marketable securities                        -          -       -          -        -           -
 Compensatory common stock grants                                             -          -       -          -        -           -
 Compensatory stock options and warrants                                      -          -       -          -        -           -
                                                                  ------------------------------------------------------------------


 Balance at December 31, 2001                                                 -    $     -       -    $     -        -     $     -
 Sale of preferred stock, net                                                 -          -       -          -        2      18,000
 Dividend to preferred shareholders                                           -          -       -          -        -         377
 Dividend and amortization of discounts on beneficial conversion
    price to subsidiary preferred shareholders                                -          -       -          -        -           -
 Exchange of subsidiary common stock for common stock                         -          -       -          -        -           -
 Conversion of convertible debt                                               -          -       -          -        -           -
 Exchange of subsidiary convertible debt for common stock                     -          -       -          -        -           -
 Shares issued for settlement obligations/prepayments                         -          -       -          -        -           -
 Shares payable for settlement obligations                                    -          -       -          -        -           -
 Retirement of treasury stock                                                 -          -       -          -        -           -
 Warrants issued in conjunction with convertible debt
    and related rights                                                        -          -       -          -        -           -
 Beneficial conversion feature on convertible debt                            -          -       -          -        -           -
 Net loss                                                                     -          -       -          -        -           -
 Currency translation adjustment                                              -          -       -          -        -           -
 Compensatory stock options and warrants                                      -          -       -          -        -           -
 Expenses related to prior sale of stock                                      -          -       -          -        -           -

                                                                  ------------------------------------------------------------------
 Balance at December 31, 2002                                                 -    $     -       -    $     -        2     $18,377
                                                                  ------------------------------------------------------------------
 The accompanying notes are an integral part of the consolidated financial statements.


  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT) (Note 3)
  (In thousands)
                                                                                                                       Accumulated
                                                                                           Additional     Accumu-         Other
                                                                         Common Stock        Paid-in       lated       Comprehensive
                                                                      Shares     Amount      Capital      Deficit      Income/(Loss)
 Balance at December 31, 1999                                         268,771   $ 2,688    $ 130,865    $ (131,475)     $     65
 Sale of common stock, less expenses of $49                             2,467        25          426             -             -
 Common stock subject to reset provision                                    -         -          600             -             -
 Sale of preferred stock                                                    -         -            -             -             -
 Conversion of preferred stock                                         28,376       284        3,740             -             -
 Accretion and amortization of discount on beneficial
    conversion price to preferred shareholders                              -         -         (842)            -             -
 Discount on beneficial conversion price to preferred shareholders          -         -          727             -             -
 Exchange of series A preferred stock in subsidiary                       635         6          311             -             -
 Exchange of subsidiary common stock for NCT common stock                   -         -        3,124             -             -
 Sale of excess exchange shares of common stock net of
    commissions of $156                                                     -         -        2,275             -             -
 Shares issued for settlement obligations/prepayments                   1,528        15        1,518             -             -
 Expenses to be paid with common stock                                      -         -            -             -             -
 Shares issued as deposit for acquisition                                 245         2          123             -             -
 Shares issued for acquisition of subsidiaries                         21,319       213        7,105             -             -
 Shares issued for prepaid research and engineering costs               9,524        95        2,905             -             -
 Sale of subsidiary stock in excess of net book value                       -         -          950             -             -
 Liability for make up of value on shares issued to ITC                     -         -         (812)            -             -
 Beneficial conversion feature on convertible note                          -         -        1,000             -             -
 Net loss                                                                   -         -            -       (10,324)            -
 Currency translation adjustment                                            -         -            -             -            (7)
 Shares issued upon exercise of warrants & options                      1,285        13          735             -             -
 Valuation of available-for-sale marketable securities                      -         -            -             -        (3,379)
 Compensatory stock options and warrants                                    -         -           88             -             -
                                                                  ------------------------------------------------------------------

 Balance at December 31, 2000                                         334,150   $ 3,341    $ 154,838    $ (141,799)     $ (3,321)
 Sale of common stock                                                   2,000        20          166             -             -
 Sale of preferred stock                                                    -         -            -             -             -
 Conversion of preferred stock                                          7,218        72          510             -             -
 Dividend to preferred shareholders                                         -         -           (8)            -             -
 Exchange of series A preferred stock in subsidiary                     2,976        30          267             -             -
 Dividend and amortization of discount on beneficial conversion
    price to subsidiary preferred and common shareholders                   -         -       (1,353)            -             -
 Exchange of subsidiary common stock for common stock                   7,832        78        1,155             -             -
 Conversion of convertible debt plus inducement of $190                 4,303        43          707             -             -
 Exchange of subsidiary convertible debt for common stock              32,925       330        3,329             -             -
 Sale of excess exchange shares of common stock net of
    commissions of $36                                                      -         -          164             -             -
 Shares issued for settlement obligations/prepayments                   3,838        38         (221)            -             -
 Expenses to be paid with common stock                                      -         -            -             -             -
 Shares returned for deposit of acquisition                              (245)       (2)        (123)            -             -
 Shares issued for acquisition of subsidiaries, repurchased
    licenses and exercise of option, less expenses of $237             23,476       234        2,138             -             -
 Liability for make up of value on shares issued to ITC                     -         -         (610)            -             -
 Warrants issued in conjunction with convertible debt                       -         -          747             -             -
 Beneficial conversion features on convertible debt                         -         -        1,748             -             -
 Net loss                                                                   -         -            -       (77,660)            -
 Currency translation adjustment                                            -         -            -             -            (8)
 Shares issued upon exercise of warrants                               10,000       100          700             -             -
 Valuation of available-for-sale marketable securities                      -         -            -             -         3,379
 Compensatory common stock grants                                         358         4           30             -             -
 Compensatory stock options and warrants                                    -         -          437             -             -
                                                                  ------------------------------------------------------------------


 Balance at December 31, 2001                                         428,831   $ 4,288    $ 164,621    $ (219,459)     $     50
 Sale of preferred stock, net                                               -         -        5,309             -             -
 Dividend to preferred shareholders                                         -         -         (377)            -             -
 Dividend and amortization of discounts on beneficial conversion
    price to subsidiary preferred shareholders                              -         -       (2,486)            -             -
 Exchange of subsidiary common stock for common stock                   6,073        61          409             -             -
 Conversion of convertible debt                                         5,611        56          348             -             -
 Exchange of subsidiary convertible debt for common stock               2,599        26          193             -             -
 Shares issued for settlement obligations/prepayments                  46,438       465        3,260             -             -
 Shares payable for settlement obligations                                  -         -            -             -             -
 Retirement of treasury stock                                          (6,078)      (61)      (2,902)            -             -
 Warrants issued in conjunction with convertible debt
    and related rights                                                      -         -        4,492             -             -
 Beneficial conversion feature on convertible debt                          -         -        3,422             -             -
 Net loss                                                                   -         -            -       (40,105)            -
 Currency translation adjustment                                            -         -            -             -          (566)
 Compensatory stock options and warrants                                    -         -        4,747             -             -
 Expenses related to prior sale of stock                                    -         -         (137)            -             -

                                                                  ------------------------------------------------------------------
 Balance at December 31, 2002                                         483,474   $ 4,835    $ 180,899    $ (259,564)     $   (516)
                                                                  ------------------------------------------------------------------
 The accompanying notes are an integral part of the consolidated financial statements.


  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT) (Note 3)
  (In thousands)


                                                                                   Unearned
                                                                                   Portion of   Expenses
                                                                                   Compen-     to be Paid
                                                                      Shares       satory        with
                                                                     Receivable/   Option/      Common    Treasury Stock
                                                                      Payable      Warrant       Stock    Shares     Amount   Total
 Balance at December 31, 1999                                       $ (1,000)      $ (55)   $ (1,282)    6,078  $ (2,963)   $  (367)
 Sale of common stock, less expenses of $49                                -           -           -         -         -        451
 Common stock subject to reset provision                                   -           -           -         -         -        600
 Sale of preferred stock                                               1,000           -           -         -         -      2,693
 Conversion of preferred stock                                             -           -           -         -         -          -
 Accretion and amortization of discount on beneficial
    conversion price to preferred shareholders                             -           -           -         -         -          -
 Discount on beneficial conversion price to preferred shareholders         -           -           -         -         -          -
 Exchange of series A preferred stock in subsidiary                        -           -           -         -         -        317
 Exchange of subsidiary common stock for NCT common stock                  -           -           -         -         -      3,124
 Sale of excess exchange shares of common stock net of                                             -
    commissions of $156                                                    -           -           -         -         -      2,275
 Shares issued for settlement obligations/prepayments                      -           -        (547)        -         -        986
 Expenses to be paid with common stock                                     -           -       1,267         -         -      1,267
 Shares issued as deposit for acquisition                                  -           -           -         -         -        125
 Shares issued for acquisition of subsidiaries                          (213)          -           -         -         -      7,105
 Shares issued for prepaid research and engineering costs                  -           -           -         -         -      3,000
 Sale of subsidiary stock in excess of net book value                      -           -           -         -         -        950
 Liability for make up of value on shares issued to ITC                    -           -           -         -         -       (812)
 Beneficial conversion feature on convertible note                         -           -           -         -         -      1,000
 Net loss                                                                  -           -           -         -         -    (10,324)
 Currency translation adjustment                                           -           -           -         -         -         (7)
 Shares issued upon exercise of warrants & options                         -           -           -         -         -        748
 Valuation of available-for-sale marketable securities                     -           -           -         -         -     (3,379)
 Compensatory stock options and warrants                                   -          18           -         -         -        106
                                                                    ----------------------------------------------------------------

 Balance at December 31, 2000                                       $   (213)      $ (37)    $  (562)    6,078  $ (2,963)   $ 9,858
 Sale of common stock                                                      -           -           -         -         -        186
 Sale of preferred stock                                                   -           -           -         -         -          -
 Conversion of preferred stock                                             -           -           -         -         -          -
 Dividend to preferred shareholders                                        -           -           -         -         -          -
 Exchange of series A preferred stock in subsidiary                        -           -           -         -         -        297
 Dividend and amortization of discount on beneficial conversion
    price to subsidiary preferred and common shareholders                  -           -           -         -         -     (1,353)
 Exchange of subsidiary common stock for common stock                      -           -           -         -         -      1,233
 Conversion of convertible debt plus inducement of $190                    -           -           -         -         -        750
 Exchange of subsidiary convertible debt for common stock                  -           -           -         -         -      3,659
 Sale of excess exchange shares of common stock net of
    commissions of $36                                                     -           -           -         -         -        164
 Shares issued for settlement obligations/prepayments                      -           -           -         -         -       (183)
 Expenses to be paid with common stock                                     -           -         562         -         -        562
 Shares returned for deposit of acquisition                                -           -           -         -         -       (125)
 Shares issued for acquisition of subsidiaries, repurchased
    licenses and exercise of option, less expenses of $237               213           -           -         -         -      2,585
 Liability for make up of value on shares issued to ITC                    -           -           -         -         -       (610)
 Warrants issued in conjunction with convertible debt                      -           -           -         -         -        747
 Beneficial conversion features on convertible debt                        -           -           -         -         -      1,748
 Net loss                                                                  -           -           -         -         -    (77,660)
 Currency translation adjustment                                           -           -           -         -         -         (8)
 Shares issued upon exercise of warrants                                   -           -           -         -         -        800
 Valuation of available-for-sale marketable securities                     -           -           -         -         -      3,379
 Compensatory common stock grants                                          -           -           -         -         -         34
 Compensatory stock options and warrants                                   -          37           -         -         -        474
                                                                    ----------------------------------------------------------------


 Balance at December 31, 2001                                       $      -       $   -     $     -     6,078  $ (2,963) $ (53,463)
 Sale of preferred stock, net                                              -           -           -         -         -     23,309
 Dividend to preferred shareholders                                        -           -           -         -         -         -
 Dividend and amortization of discounts on beneficial conversion
    price to subsidiary preferred shareholders                             -           -           -         -         -     (2,486)
 Exchange of subsidiary common stock for common stock                      -           -           -         -         -        470
 Conversion of convertible debt                                            -           -           -         -         -        404
 Exchange of subsidiary convertible debt for common stock                  -           -           -         -         -        219
 Shares issued for settlement obligations/prepayments                      -           -           -         -         -      3,725
 Shares payable for settlement obligations                             2,296           -           -         -         -      2,296
 Retirement of treasury stock                                              -           -           -    (6,078)    2,963         -
 Warrants issued in conjunction with convertible debt
    and related rights                                                     -           -           -         -         -      4,492
 Beneficial conversion feature on convertible debt                         -           -           -         -         -      3,422
 Net loss                                                                  -           -           -         -         -    (40,105)
 Currency translation adjustment                                           -           -           -         -         -       (566)
 Compensatory stock options and warrants                                   -           -           -         -         -      4,747
 Expenses related to prior sale of stock                                   -           -           -         -         -       (137)

                                                                    ----------------------------------------------------------------
 Balance at December 31, 2002                                       $  2,296       $   -     $     -         -       $ -  $ (53,673)
                                                                    ----------------------------------------------------------------
 The accompanying notes are an integral part of the consolidated financial statements.


NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Notes 3 and 17)

                                                                                                   (In thousands)
                                                                                         For the Years Ended December 31,
                                                                                ----------------------------------------------------
                                                                                     2000              2001               2002
                                                                                ---------------    --------------    ---------------
Cash flows from operating activities:
  Net loss                                                                        $ (10,324)         $ (77,660)          $(40,105)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                     2,014              2,977              1,305
    Common stock, warrants and options issued as consideration for:
      Compensation                                                                      106                 37                169
      Operating expenses (includes $4,081 of related party consulting for 2002)         497                637              4,792
    Costs incurred related to convertible debt                                            -              5,364              5,970
    Provision for inventory                                                             100                691                 76
    Provision for doubtful accounts and uncollectible amounts                           803              1,249                239
    (Gain) loss on disposition of fixed assets                                          (12)                30                  5
    Write downs of investment and repurchased licenses, net (includes zero,
      $14,000 and $9,199 of related party expenses, respectively) (Notes 2, 9
      and 11)                                                                             -             20,778              9,199
    Impairment of goodwill, net (Notes 3 and 11)                                      3,073             14,114                300
    Impairment of other intangibles (Note 3)                                              -                  -              2,116
    Reserve for promissory note and pre-acquisition costs                                 -                  -                  -
    Costs of exiting activities (Note 25)                                                 -              1,886                145
    Beneficial conversion feature on convertible note (includes $1,000, $845
      and $2,156, respectively with related parties) (Note 10)                        1,000                946              2,305
    Common stock received for license fee                                            (6,000)                 -                  -
    Common stock and warrants to be received for license fee                           (384)                 -                  -
    Related pary convertible note induced conversion expense                              -                190                  -
    Realized loss on available-for-sale securities (Note 5)                               -              7,036                765
    Realized loss on fair value of warrant (Note 9)                                       -              1,355                151
    Cumulative effect of change in accounting principle (Note 9)                          -              1,582                  -
    Loss on sale of NXT ordinary shares (Note 4)                                          -              2,301                  -
    Forgiveness of debt                                                                   -                (67)                 -
    Amortization of debt discounts (includes zero, $387 and $2,700,
     respectively with related parties)                                                   -              3,348              2,888
    Minority interest loss                                                                -               (473)              (458)
    Changes in operating assets and liabilities, net of acquisitions:
     (Increase) decrease in accounts receivable                                      (4,624)             2,432                132
      Decrease in inventories                                                           636                109                331
     (Increase) decrease in other assets                                             (2,072)              (680)               971
      Increase (decrease) in accounts payable and accrued expenses                     (886)             3,578              3,164
      Increase (decrease) in other liabilities and deferred revenue                   5,562             (3,784)            (4,140)
                                                                                ---------------    --------------    ---------------
    Net cash used in operating activities                                         $ (10,511)         $ (12,024)          $ (9,680)
                                                                                ---------------    --------------    ---------------
Cash flows from investing activities:
    Capital expenditures                                                             $ (322)         $  (1,377)          $     (3)
    Net cash paid for Artera Group International Limited acquisition                      -               (100)                 -
    Decrease in restricted cash                                                         667                  -                  -
    Payment for shares of DMC New York (repurchased licenses)                             -             (1,000)                 -
    Proceeds from sale of equipment                                                      26                 11                 11
    Proceeds from sale of NXT ordinary shares                                             -              6,858                  -
    Cash and cash equivalents received from acquisitions                                 88                  -                  -
                                                                                ---------------    --------------    ---------------
     Net cash provided by investing activities                                    $     459          $   4,392           $      8
                                                                                ---------------    --------------    ---------------
Cash flows from financing activities:
    Proceeds from:
     Issuance of related party convertible notes, net (Notes 10 and 18)           $   1,500          $   2,500           $  9,590
     Issuance of convertible notes and notes payable, net (Note 10)                   1,444              3,195              1,019
     Sale of preferred stock, net                                                     1,963                  -                  -
     Sale of subsidiary preferred stock, net                                          1,500                418                110
     Sale of subsidiary common stock                                                  1,000                  -                  -
     Sale of excess exchange shares                                                   2,275                164                  -
     Sale of common stock                                                               500                186                  -
     Collection of subscription receivable                                              995                213                  -
     Exercise of stock options and warrants, net                                        748                800                  -
     Repayment of notes                                                              (1,825)              (436)              (497)
                                                                                ---------------    --------------    ---------------
     Net cash provided by financing activities                                    $  10,100          $   7,040           $ 10,222
                                                                                ---------------    --------------    ---------------
Effect of exchange rate changes on cash                                           $      (7)         $      (8)          $   (311)
                                                                                ---------------    --------------    ---------------
Net increase (decrease) in cash and cash equivalents                                     41               (600)               239
Cash and cash equivalents - beginning of period                                       1,126              1,167                567
                                                                                ---------------    --------------    ---------------
Cash and cash equivalents - end of period                                         $   1,167          $     567           $    806
                                                                                ===============    ==============    ===============
The accompanying notes are an integral part of the consolidated financial statements.

                        NCT GROUP, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   Background:

     NCT Group, Inc. and subsidiaries (collectively referred to as the "company," "NCT," "we," "our" or "us") is a technology developer with a portfolio of patents and related rights and other non-patented technology. Our technologies allow us to develop products, services and applications that we market to various industries. NCT operates in three segments: communications, media and technology. Product offerings of our communications segment include:
Artera Turbo Internet speed enhancement service; an aircraft cabin quieting system; ClearSpeech(R) microphones, speakers, and a suite of noise and echo cancellation algorithms; and our telephony communications, consumer and industrial headsets. Product offerings of our media segment include Sight &
Sound(R) place-based audio and billboard media and Gekko(TM) flat speakers, prints and subwoofers. Our technology segment provides Java(TM)-language based microprocessor cores.

     NCT has experienced substantial losses from operations since its inception, which cumulatively amounted to $259.6 million through December 31, 2002. Cash and cash equivalents amounted to $0.8 million at December 31, 2002. A working capital deficit of $51.4 million exists at December 31, 2002. NCT is in default of $2.9 million of its notes payable and $8.1 million of its convertible notes at December 31, 2002. Management believes that currently available funds will not be sufficient to sustain NCT at present levels. NCT's ability to continue as a going concern is dependent on funding from several sources, including available cash and cash equivalents and cash inflows generated from its revenue sources, particularly technology licensing fees and royalties and product sales. The level of realization of funding from the company's revenue sources is presently uncertain. If anticipated revenue does not generate sufficient cash, management believes additional working capital financing must be obtained. We are attempting to raise additional capital through debt and equity financings in order to fund operations (see Note 26). There is no assurance any such financing is or would become available.

     In the event that funding from internal sources is insufficient, NCT would have to substantially cut back its level of spending which could substantially curtail its operations. These reductions could have an adverse effect on the company's relations with its existing and prospective customers. Uncertainty exists about the adequacy of current funds to support NCT's activities until positive cash flow from operations can be achieved, and uncertainty exists about the availability of external financing sources to fund any cash deficiencies (see Note 14).

     The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 2002 about the company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the carrying amount of recorded assets or the amount and classification of liabilities that might result should the company be unable to continue as a going concern.

2.   Acquisitions:

DMC New York, Inc.

     In June 2002, we acquired the remaining 12,000 shares (75%) of the outstanding capital stock of DMC New York, Inc. ("DMC NY") in exchange for 1,800 shares of our series H preferred stock and $0.1 million net proceeds from Crammer Road LLC (see Notes 14 and 18). We had accrued $14.0 million for this 75% interest in the second quarter of 2001 (see Note 13). DMC NY was the owner of 16 licenses previously purchased from our subsidiary, Distributed Media Corporation ("DMC") in 1999. The purchase of the remaining 75% of DMC NY has been valued at the estimated fair value of the NCT common stock underlying our series H preferred stock of $23.2 million ($18 million stated value and approximately $5.2 million representing the additional fair value resulting from the conversion rate of 75% of the fair market value, as defined, of NCT common stock into which the series H preferred stock is convertible). Because DMC NY has not commenced operations, we recorded an aggregate charge of $9.2 million for this acquisition for the year ended December 31, 2002 classified on our consolidated statement of operations as write downs of investment and repurchased licenses, net. DMC NY has not recorded any revenue and apart from its New York metropolitan area license rights, has no other assets or operations. We had acquired a 25% interest in DMC NY on April 12, 2001 for $4.0 million. The consideration consisted of a $1.0 million convertible note due December 31, 2001 issued to Crammer Road, $1.0 million cash and $2.0 million of our common stock (13.3 million shares) (see
Note 14). Our consolidated statement of operations for the year ended December 31, 2001 includes an aggregate charge of $18.0 million for this acquisition classified as write downs of investment and repurchased licenses, net. The aggregate cost for our acquisition of these 16,000 shares (25% in 2001 and 75% in 2002) was $27.2 million. The purchase price was arrived at in various negotiations between NCT and Crammer Road. The acquisition resulted in our control of the number one designated market area. We did not obtain an independent valuation. The company's acquisition of DMC NY is summarized as follows:


                                                     DMC New York
 Date        Consideration                          Shares Acquired   % Interest   Expected Fair Value
 ----        -------------                          ---------------   ----------   -------------------
4/12/01     $1.0 million cash                             1,000           6.25%        $ 1.0 million
4/12/01     $1.0 million note                             1,000           6.25%        $ 1.0 million
4/12/01     13.3 million shares common stock              2,000          12.50%        $ 2.0 million
6/24/02     1,800 shares series H preferred stock        12,000          75.00%        $23.2 million


Artera Group International Limited

     Our wholly-owned subsidiary, Artera Group, Inc., entered into an agreement with Teltran International, Inc. to acquire all of the capital stock of Teltran's subsidiary, Teltran Web Factory Limited, and the communication equipment assets of Teltran's subsidiary, Internet Protocol Ltd. The Web Factory was a U.K.-based full service information technology solutions provider, offering Internet provider services, web hosting, domain hosting, consulting, web design and installation services to businesses. Artera completed its acquisition of the Web Factory on March 2, 2001, and renamed the Web Factory, Artera Group International Limited. The aggregate purchase price, as adjusted, was $3.1 million comprised of $350,000 in cash and $3.3 million of Artera Group, Inc. series A preferred stock with a stated value of $6.6 million (see Note 14). This preferred stock was valued based upon 6% convertible notes issued in January 2001 (see Note 10). The acquisition was accounted for as a purchase, resulting in initial goodwill of approximately $6.2 million that was subsequently written off (see Note 3). On June 29, 2001, the terms of the preferred stock were modified as to $4.3 million stated value of this stock to allow conversion of the preferred stock into shares of NCT. As a result, an additional $3.9 million of consideration and goodwill was recorded as purchase price that was subsequently written off (see Note 3). A summary of the assets acquired and liabilities assumed, at estimated fair market value, is as follows:

    (In thousands of dollars)

          Current assets                                      $     484
          Property, plant and equipment                             467
          Goodwill                                               10,095
          Current liabilities                                    (4,031)
          Other liabilities                                         (45)
                                                          -----------------
          Fair market value of acquired entity                $   6,970
                                                          =================

     On December 18, 2001, the Board of Directors of Artera Group International Limited decided to suspend underperforming operations and reduce the number of employees. On March 21, 2002, the Board of Directors of Artera Group International Limited determined to cease operations (see Note 25).

Theater Radio Network, Inc.

     On August 18, 2000, we acquired from the five sole stockholders of Theater Radio Network, Inc. 100% of the outstanding capital stock of Theater Radio Network, a provider of in-theater audio advertising in multiplex cinemas, through DMC Cinema, a newly formed subsidiary of NCT's subsidiary, DMC. The acquisition included our issuance of restricted shares of NCT common stock and a 7.5% equity interest in DMC Cinema. The purchase agreement provided that a specified amount of $2,395,000 in shares of NCT common stock would be issued to the selling shareholders. NCT had an obligation to register the shares represented by this specified amount. In the event that NCT's trailing twenty-day closing bid price declined before NCT requested effectiveness of its registration statement from the Securities and Exchange Commission ("SEC"), NCT was required to issue additional shares to the selling shareholders to provide them the specified amount. We refer to this provision as the fill-up provision. We initially issued 7,405,214 shares of NCT common stock based upon a trailing twenty-day closing bid price of $0.3376. Of such shares, 311,019 shares were issued to the placement agent for the transaction for services rendered, aggregating $105,000. The placement agent's shares were not subject to the fill-up provision. Due to the fill-up provision, in February 2001, we issued 2,455,248 additional shares of NCT common stock to the five selling shareholders based upon a trailing twenty-day closing bid price of $0.2508 to make-up for the diminished value. The acquisition was accounted for as a purchase and resulted in goodwill of approximately $2.8 million (see Note
3). The issuance of the additional shares did not affect the cost of the acquired company.

     Additional NCT shares may be required to be issued as an earnout based upon cumulative revenue of Theater Radio Network (now DMC Cinema). The selling shareholders have demand registration rights for these earnout shares. The earnout provides that if DMC Cinema has accrued revenue of at least $3.3 million between August 1, 2000 and December 31, 2001, a number of shares of NCT common stock having a value of $1.25 million, based upon the trailing twenty-day closing bid price on December 31, 2001, will be issued to the selling shareholders and the placement agent. If the accrued revenue for this period is less than $3.3 million, then the number of shares of NCT common stock to be issued would be prorated to the number (based upon the trailing twenty-day closing bid price on December 31, 2001) equal to the product of $1.25 million multiplied by a fraction which is the actual accrued revenue for such period divided by $3.3 million. Further, if DMC Cinema has accrued revenue of at least $4.7 million between August 1, 2000 and June 30, 2002, an additional number of shares of NCT common stock having a value of $1.25 million, based upon the trailing twenty-day closing bid price on June 30, 2002, will be issued. If DMC Cinema's accrued revenue for such period is less than $4.7 million, then the number of shares to be issued will be prorated to that number of shares of NCT common stock having a value (based upon the trailing twenty-day closing bid price on June 30, 2002) equal to the product of $1.25 million multiplied by a fraction which is the actual accrued revenue for such period divided by $4.7 million. The issuance of additional NCT shares of common stock pursuant to the earnout provision would increase our cost of the acquisition. As of December 31, 2002, approximately $0.6 million was accrued for this earnout obligation that is included in other liabilities (see Note 13). This accrual increased our cost of the acquisition (see Note 3).

Midcore Software, Inc.

     On August 29, 2000, NCT acquired 100% of the outstanding capital stock of Midcore Software, Inc., a provider of Internet infrastructure software for business networks, through a merger with Midcore Software, Inc., a newly formed, wholly-owned subsidiary of NCT. In connection therewith, we initially issued to Midcore's selling shareholders 13,913,355 restricted shares of our common stock based upon a 10-day volume-weighted average closing bid price of $0.34626 per share, for an aggregate value of $4.8 million. In addition, the purchase consideration includes $1.8 million to be paid by NCT in cash, over 36 months, the timing of which is based upon earned royalties. If after 36 months the total royalty has not been earned, or if earned but not fully paid, then the recipients may elect at their discretion either to continue to receive payment of the royalties in accordance with the merger agreement, or receive the unpaid balance in the form of NCT's common stock. We recorded the entire $1.8 million obligation as a liability. Through December 31, 2002, approximately $29,000 of this liability has been paid. We are obligated to issue additional shares of common stock if the value of shares issued at the closing which were not registered is less than $1.5 million on the third anniversary of the closing. The acquisition was accounted for as a purchase and resulted in goodwill of approximately $6.4 million.

     The merger agreement provided that NCT had an obligation to register with the SEC a specified amount of $2,467,639 in shares of NCT common stock issued to the Midcore selling shareholders at closing. In the event that NCT's volume-weighted, average trailing ten-day closing bid price declined before NCT requested effectiveness of its registration statement, NCT was required to issue additional shares to the selling shareholders to provide them the specified amount. We refer to this price guaranty provision as the fill-up provision. Of the shares initially issued, 7,126,548 shares of NCT common stock were to be registered based upon a volume-weighted, average trailing ten-day closing bid price of $0.34626. Due to the fill-up provision, on February 9, 2001, we issued 2,863,894 additional shares of NCT common stock to the selling shareholders based upon the closing bid price of $0.2470 to make-up for the diminished value of their shares. The issuance of the additional shares did not affect the cost of the acquired company.

Pro Tech Communications, Inc.

     On September 12, 2000, our wholly-owned subsidiary, NCT Hearing Products, Inc., granted an exclusive license to Pro Tech Communications, Inc. for rights to specified NCT technologies for use in lightweight cellular, multimedia and telephony headsets. In exchange, NCT Hearing received 23.4 million shares of Pro Tech's common stock, net of shares used to compensate an outside consultant, representing approximately 83% of Pro Tech's common shares then issued and outstanding. The acquisition was accounted for as a purchase and resulted in negative goodwill of approximately $0.1 million. The purchase price was approximately $2.6 million, determined by the market value of the shares of Pro Tech common stock received by NCT Hearing. NCT recognized approximately $2.5 million of license fee revenue with respect to this transaction, which amount represents the license fee revenue applicable to the minority interest shareholders. Pro Tech sells high quality, lightweight headsets to high-profile users, including Muzak and McDonald's. Pro Tech's common stock currently trades under the symbol "PCTU" on the NASD OTC Bulletin Board. As a condition precedent to the transaction, NCT Hearing had identified, and introduced to Pro Tech, the investors who agreed to provide $1.5 million in equity financing to Pro Tech for 1,500 shares of series A convertible preferred stock of Pro Tech (see Note 14). The investors paid $1.5 million in cash that was used by Pro Tech for working capital.

     Based upon our 2000 acquisitions of Theater Radio Network, Midcore and Pro Tech, a summary of the assets acquired and liabilities assumed, at estimated fair market value, is as follows:

    (In thousands of dollars)

         Current assets                                       $   1,484
         Property, plant and equipment                              272
         Goodwill                                                 9,100
         Other assets                                             2,750
         Current liabilities
                                                                 (2,726)
         Other liabilities
                                                                 (1,350)
                                                           ----------------
         Fair market value of acquired entities               $   9,530
                                                           ================

     The results of operations of the acquired entities are included in NCT's consolidated statements of operations from the respective dates of acquisition. The pro forma results listed below are unaudited and reflect purchase accounting adjustments assuming the acquisitions had occurred at each of the beginning of the year acquired and the beginning of the immediately preceding year. For the years ended 2000, 2001 and 2002, pro forma adjustments include additional amortization expense of $1.4 million, $0.1 million and zero, respectively. The pro forma results are presented for informational purposes only and are not necessarily indicative of the future results of operations of the company or the results of operations of the company had the acquisitions occurred on January 1, 2000, January 1, 2001 and January 1, 2002:


(Unaudited; in thousands, except per share data)
                                                               Years Ended December 31,
                                              -----------------------------------------------------
                                                 2000 (a,b,c)        2001 (b,c)        2002 (c)
                                                 ------------        ----------        --------
Net revenue                                    $    17,606         $    10,859       $   7,462

Net loss                                           (17,984)            (78,025)        (40,105)

Loss attributable to common stockholders           (23,764)            (79,386)        (42,968)

Loss per common share - basic and diluted            (0.08)              (0.21)          (0.10)


Footnotes:
----------
(a)  Includes Theater Radio Network, Midcore and Pro Tech acquisitions.
(b)  Includes Artera Group International Limited acquisition.
(c) Includes DMC NY acquisition that did not have any effect on the pro forma results.

3.   Summary of Significant Accounting Policies:

Basis of Presentation:

     The consolidated financial statements include the accounts of the company and its majority-owned subsidiaries after elimination of all significant intercompany transactions and accounts. We include losses from our majority-owned subsidiaries in our consolidated statements of operations exclusive of amounts attributable to minority shareholders' common equity interests only up to the basis of such minority shareholders' interests. Losses in excess of that amount are borne by NCT. Such amounts from our Pro Tech Communications, Inc. subsidiary borne by NCT for the year ended December 31, 2002 amounted to $2.0 million. Future earnings of our majority-owned subsidiaries which would otherwise be attributable to minority shareholders' interests will be allocated to minority shareholders only after future earnings are sufficient to recover the cumulative losses absorbed by NCT in excess of NCT`s allocable percentage. Investments in less than majority-owned affiliates over which we exercise significant influence are accounted for under the equity method. All other investments in affiliates are carried at cost.

Estimates:

     The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of he financial statements, and revenue and expenses during the period reported. These estimates include assessing the collectibility of accounts receivable, the use and recoverability of inventory, useful lives for depreciation and amortization periods of tangible and intangible assets and the assumptions underlying projections of cash flows regarding testing for impairment of long-lived assets. The markets for the company's products and services are characterized by intense competition, rapid technological development, evolving standards, all of which could impact the future realizability of the company's assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. Actual results could differ from those estimates.

Reclassifications:

     Some amounts in prior years' financial statements have been reclassified to conform to the current year's presentation.

Income Taxes:

     Deferred income taxes are provided for the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

Cash and cash equivalents:

     Cash and cash equivalents include all highly liquid investments with original maturities at acquisition of three months or less.

Revenue Recognition:

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which we adopted effective January 1, 2000. The adoption of SAB No. 101 did not have a material effect on our financial statements, and therefore, no cumulative effect of a change in accounting principle has been recorded. SAB No. 101 addresses, among other items, when revenue relating to various license fees should be recognized. The company performs a detailed analysis of its license fee revenue and records deferred revenue and associated expenses. These deferred amounts are recognized over the life of each specific license when no other performance conditions exist.

     Revenue, other than license fee revenue accounted for under SAB No. 101, is recognized when earned. Revenue from product sales is recognized when the product is shipped and title has passed. Revenue from advertising sales is recognized when the advertisements are aired and displayed (see Note 21).
Revenue from engineering and development services is generally recognized and billed as the services are performed. However, for some engineering and development services contracts, revenue is recognized using the percentage of completion method after 10% of the total estimated costs have been incurred. Under the percentage of completion method, revenue and gross profit are recognized as work is performed based on the relationship of actual costs incurred to total estimated costs at completion. Estimated losses are recorded when identified. No revenue was recognized under the percentage of completion method for the years ended December 31, 2000, 2001 and 2002.

     For technology licensing fees paid by joint venturers, co-venturers, strategic partners or other licensees which are nonrefundable, revenue is recognized upon execution of the license agreement unless it is subject to completion of any performance criteria specified within the agreement, in which case it is deferred until such performance criteria is met. Royalties are frequently required pursuant to license agreements or may be the subject of separately executed royalty agreements. Revenue from royalties is recognized ratably over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements.

Marketable Securities:

     Marketable securities that are bought and held principally for the purpose of selling them in the near-term are classified as trading securities. Trading securities are recorded at fair value, with the change in market value during the period included in the statements of operations.

     Marketable debt securities that NCT has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost. Securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale securities are recorded at market value except as described in Note 9, with the change in market value during the period excluded from the statements of operations unless it is occasioned by an other-than-temporary decline in value and recorded net of income taxes as a separate component of stockholders' equity (capital deficit). The company reviews declines in value of its portfolio when general market conditions change or specific information pertaining to an industry or individual company becomes available. The factors considered in assessing whether a decline is other than temporary include: our evaluation of the length of the time and the extent to which the market value of the industry has been depressed or the market value of the security has been less than cost; evaluation of financial condition and near-term prospects of the business, including cash sufficiency and new product developments; assessment of observable marketplace-determined values and trends; and our intent and ability to retain our investment in the business for a sufficient period of time to allow for any anticipated recovery in market value. At December 31, 2001 and 2002, all of the company's marketable securities have been deemed available-for-sale securities.

Derivative Instruments:

     Derivatives are reported at their fair values at each reporting date with any gains or losses reported in the company's statements of operations. Our adoption of Statement of Financial Accounting Standards ("SFAS") 138, "Accounting for Certain Derivative Instruments - an Amendment of SFAS 133". effective January 1, 2001, resulted in a $1.6 million charge that is reflected as cumulative effect of change in accounting principle on the consolidated statements of operations for the year ended December 31, 2001. For the years ended December 31, 2001 and 2002, fair value charges of $1.4 million and $0.2 million, respectively, are included in other (income) expense (see Note 16).

Inventories:

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method for our manufacturing and assembly operations of Pro Tech and is determined using the average cost method for all other inventories. NCT assesses the realizability of inventories by periodically conducting a physical inventory and reviewing the movement of inventory to determine the value of items that are slow moving and obsolete. The potential for near-term product engineering changes and/or technological obsolescence and current realizability are considered in determining the adequacy of inventory reserves. At December 31, 2001 and 2002, the company's inventory reserves were $0.8 million and $0.4 million, respectively.

Property and Equipment:

     Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method. Leasehold improvements are amortized over the shorter of the useful lives or the related lease term.

Deferred Charges:

     Deferred charges, included on the consolidated balance sheets in other assets, primarily represent costs related to the installation of digital broadcast station systems at customer locations. Such installation costs consist of labor costs attributable to contractor installation and outside management fees and benefit the future. The company amortizes such deferred charges over the lesser of the estimated useful life or the life of the site agreement. In the event a site is removed, the unamortized deferred charges relating to that site are then expensed in full. In each of 2000, 2001 and 2002, the company amortized approximately $0.1 million of deferred charges and wrote off unamortized charges relating to removals of approximately $0.2 million, zero and $0.1 million, respectively, included in research and development expenses on the consolidated statements of operations. At December 31, 2001 and 2002, deferred charges were $0.5 million and $0.4 million, respectively (see Note 9).

Software Costs:

     It is our policy to capitalize costs in connection with the internal development or purchase of computer software products to be sold, leased or otherwise marketed after technological feasibility has been established. Capitalized software costs are included in property and equipment and are being amortized over the products estimated useful life. During the years ended December 31, 2001 and 2002, $0.2 million and zero, respectively, of software costs were capitalized.

Goodwill and Intangible Assets with Indefinite Useful Lives:

     The excess of the consideration paid over the fair value of net assets (including identifiable intangibles) acquired in business combinations is recorded as goodwill. Goodwill is also recorded by the company upon the acquisition of some or all of the stock held by minority shareholders of a subsidiary, except where such accounting is, in substance, the purchase of licenses previously sold to such minority shareholders or their affiliates.

     NCT adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. Under SFAS No. 142, we ceased amortizing goodwill and intangible assets with indefinite useful lives and test them for impairment at least annually and whenever there is an impairment indicator. All acquired goodwill and intangible assets with indefinite useful lives were assigned to reporting units (an operating segment or a component of an operating segment that constitutes a business for which discrete financial information is available) for purposes of impairment testing and segment reporting. Our reporting units with goodwill consist of Advancel Logic Corporation within the technology operating segment, and NCT Hearing and Midcore Software, Inc./Artera Group, Inc., both of which are within the communications operating segment. We have no intangible assets with indefinite useful lives. The carrying value of our goodwill by operating segment follows:

(in thousands)

                        Media       Communications     Technology
                       Segment         Segment          Segment          Total
                      -----------    -----------      -----------    -----------
Balance as of
 January 1, 2002       $    -         $  6,845         $   339        $  7,184
Goodwill acquired         300                -               -             300
Impairment losses        (300)               -               -            (300)
                      -----------    -----------      -----------    -----------
Balance as of
 December 31, 2002     $    -         $  6,845         $   339        $  7,184
                      ===========    ===========      ===========    ===========

     Goodwill impairment is evaluated at the reporting unit level, comparing the carrying value of the reporting unit with its estimated fair value. If the fair value exceeds its carrying value, no impairment is recognized. If the carrying value of the reporting unit exceeds its fair value, then the carrying value of the goodwill is compared to the implied fair value of the goodwill. If the implied fair value of the goodwill exceeds its carrying value, no impairment is recognized. If the carrying value of the goodwill exceeds its implied fair value then impairment is recognized to the extent of the excess. We have recognized no impairment upon adoption of SFAS No. 142 with respect to our goodwill. If SFAS No. 142 had been in effect at January 1, 2000, the adjusted net loss attributable to common stockholders and loss per share would have been as follows:


(in thousands, except per share amounts)
                                                                   For the Yeras Ended December 31,
                                                                  -------------------------------------
                                                                     2000         2001         2002
                                                                  ---------     ---------    ----------
Loss attributable to common stockholders before
  cumulative effect of change in accounting principle             $(16,104)     $(77,439)    $(42,968)
Cumulative effect of change in accounting principle                      -        (1,582)           -
Add back:  Goodwill amortization                                     1,019         1,691            -
                                                                  ---------     ---------    ----------
Adjusted net loss attributable to common stockholders             $(15,085)     $(77,330)    $(42,968)
                                                                  =========     =========    ==========
Basic and diluted loss per share:
Loss per share attributable to common stockholders before         $  (0.06)     $  (0.20)    $  (0.10)
  cumulative effect of change in accounting principle
Cumulative effect of change in accounting principle                      -         (0.01)           -
Goodwill amortization                                                 0.01          0.01            -
                                                                  ---------     ---------    ----------
Adjusted loss per share                                           $  (0.05)     $  (0.20)    $  (0.10)
                                                                  =========     =========    ==========


     Prior to the adoption of SFAS No. 142 on January 1, 2002, goodwill was amortized using the straight-line method over the estimated period of benefit (ranging from five to twenty years). Goodwill amortization expense was $1.0 million and $1.7 million for 2000 and 2001, respectively. We also evaluated the carrying value and period of amortization of our goodwill at each balance sheet date. The factors used in the evaluation included: current operating results, projected future operating results, and any other material factors that effect the continuity of the business. The company recognized impairment loss from goodwill of $3.1 million, $14.1 million (net of reduction in deferred revenue of $2.1 million) and $0.3 million in 2000, 2001 and 2002, respectively (see Note
14). On June 29, 2001, in connection with additional rights granted certain preferred shareholders of Artera Group, Inc., the preferred stock was recorded at its stated value that resulted in additional goodwill of $3.9 million. On December 18, 2001, the Board of Directors of Artera Group International Limited decided to suspend underperforming operations and reduce the number of employees. As a result, the $9.8 million carrying value of the goodwill as of that date was considered fully impaired in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Further, in December 2001, NCT decided to cease the operations of DMC Cinema due to its inability to meet operating goals. Consequently, approximately $1.3 million consisting of the carrying value of $3.4 million, net of reduction in deferred revenue of $2.1 million, was fully impaired in accordance with SFAS No. 121. No other events have been identified that would indicate an impairment of the value of material goodwill as recorded in the accompanying consolidated financial statements.

Patent Rights and Other Intangible Assets with Finite Useful Lives:

     Under the guidelines in SFAS No. 142 and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," intangible assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. We are also required to evaluate the useful lives each reporting period. We test our intangible assets with finite useful lives for impairment by using the estimated future cash flows directly associated with, and that are expected to arise as a direct result of, the use of the intangible asset. We do so by projecting the future estimated revenue and costs and comparing the resultant undiscounted cash flows to the carrying amount of the intangible asset. If the carrying amount exceeds the undiscounted cash flows, an impairment may be indicated. The carrying amount is then compared to the discounted cash flows, and if there is an excess, such amount is recorded as an impairment.

     Patent rights and other intangible assets, which include the cost to acquire rights to patents and other rights under licenses, are stated at cost and are amortized using the straight-line method over the remaining estimated useful lives, ranging from one to seventeen years. Amortization expense was $0.7 million, $0.4 million and $0.5 million for 2000, 2001 and 2002, respectively. Accumulated amortization of patent rights and other intangible assets was $3.9 million and $4.3 million at December 31, 2001 and 2002, respectively. The other intangibles subject to amortization are categorized below with an estimate of the amortization expense for the next five years.

(in thousands)

                                              December 31, 2002
                                ------------------------------------------------
                                Gross Carrying     Accumulated      Carrying
                                    Amount         Amortization       Value
                                --------------    -------------    ------------

Amortized intangible assets
  Patents                       $    4,147        $    (3,691)     $     456
  Licensed technology                1,332               (269)          1,063
                                --------------    -------------    ------------
Total                           $    5,479        $    (3,960)     $    1,519
                                ==============    =============    =============


Estimated amortization expense for the years ending:
----------------------------------------------------
December 31, 2003                                        $  240
December 31, 2004                                        $  241
December 31, 2005                                        $  207
December 31, 2006                                        $  206
December 31, 2007                                        $  206


     Prior to the adoption of SFAS No. 142, at each balance sheet date, NCT evaluated the period of amortization of other intangible assets. The factors used in evaluating the period of amortization include: current operating results, anticipated future operating results, and any other material factors that effect the continuity of the business. Based on our evaluation, as of December 31, 2002, we determined an impairment was present with respect to the license granted to Pro Tech. The resulting impairment charge to Pro Tech, on its accounting records, was $11.5 million. Upon consolidation of Pro Tech's results of operations in our financial statements, we recorded an impairment in the carrying value of other intangible assets with finite lives of $2.1 million representing the minority shareholders' portion of this impairment in our consolidated statement of operations for the year ended December 31, 2002.

Other Assets:

     Other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the costs to sell the assets. There were no such impairments for the years ended December 31, 2000, 2001 and 2002.

Advertising:

     Advertising expenses include commissions paid to advertising representatives and agencies and are expensed as incurred. Advertising expenses for the years ended December 31, 2000, 2001 and 2002 were $0.3 million, $0.5 million and $0.1 million, respectively, and are included in selling, general and administrative expenses.

Comprehensive Loss:

     The company reports comprehensive loss in accordance with SFAS No. 130, "Reporting Comprehensive Income." The provisions for SFAS No. 130 require the company to report the changes in stockholders' equity (capital deficit) from all sources during the period other than those resulting from investments by and distributions to shareholders. Accordingly, the consolidated statements of comprehensive loss are presented, while the caption "accumulated other comprehensive income (loss)" is included on the consolidated balance sheets as a component of stockholders' capital deficit. Due to availability of net operating losses and the deferred tax benefit resulting therefrom being fully reserved, there is no tax effect associated with any component of other comprehensive loss. Comprehensive loss is comprised of net loss and other comprehensive income
(loss). Other comprehensive income (loss) includes certain changes in stockholders' equity (capital deficit) that are excluded from net income, including unrealized gains and losses on our available-for-sale securities and foreign currency translation adjustments.

Foreign Currency Translation:

     Local currencies are generally considered the functional currency for our foreign subsidiaries. The company translates its foreign assets and liabilities at the exchange rates in effect at each balance sheet date. Revenue and expenses are translated using average rates for the year. The resulting foreign currency translation adjustments are included in accumulated other comprehensive income
(loss) as a component of stockholders' equity (capital deficit). The foreign currency transaction gains and losses are included in the consolidated statements of operations and were not material for the years ended December 31, 2000 and 2001. The foreign currency loss of $0.6 million for the year ended December 31, 2002 is related to our United Kingdom operations.

Loss per Common Share:

     The company reports loss per common share in accordance with SFAS No. 128, "Earnings Per Share." The per share effects of potential common shares such as warrants, options, convertible debt and convertible preferred stock, aggregating 1,668,778,650 shares, have not been included as the effect would be antidilutive (see Notes 10 and 15).

     However, when preferred stock is convertible into common stock at an effective conversion rate that represents a discount from the common stock market price at the time of issuance, the discounted amount is an assured incremental yield, the "preferred stock dividend requirement," to the preferred shareholders and is accounted for as an embedded dividend to preferred shareholders. In addition, when warrants are issued in conjunction with such convertible securities, the fair value of warrants is determined by applying the Black-Scholes option pricing model. In accordance with Emerging Issues Task Force ("EITF") Issue No. 96-13, as codified in EITF 00-19, these warrants are considered permanent equity instruments since they may only be actually settled with the issuance of the company's stock. The proceeds received from the transaction are allocated in accordance with EITF 98-5 and EITF 00-27. The allocated fair value is deemed to be a "preferred stock beneficial conversion" feature and is accounted for as a component of additional paid-in capital. The company has reflected such beneficial conversion feature and preferred stock dividend requirement as a preferred stock dividend and as an adjustment to the net loss attributable to common stockholders (see Note 14).

Concentrations of Credit Risk:

     Financial instruments, which potentially subject the company to concentration of credit risk, consist of cash and cash equivalents and trade receivables. The company maintains cash and cash equivalents in accounts with various financial institutions in amounts which, at times, may be in excess of the FDIC insurance limit. The company has not experienced any losses on such accounts and does not believe it is exposed to any significant risk with respect to cash and cash equivalents.

     The company sells its products and services to distributors and end users in various industries worldwide. The company regularly assesses the realizability of accounts receivable and also takes into consideration the value of past due accounts receivable and the collectibility of such receivables based on credit worthiness. The company does not require collateral or other security to support customer receivables. The company's preference is to collect its receivables in cash. However, from time to time, receivables may be settled by securities transferred to the company by the customer in lieu of cash payment.

Significant Customers:

     In each of the years ended December 31, 2000, 2001 and 2002, revenue derived from certain customers comprised more than 10% of our consolidated revenue ("significant customers"). In 2000, three customers accounted for $3.6 million, $2.4 million and $2.0 million, respectively, of our consolidated revenue. In 2001 and 2002, we had two significant customers (different customers than our significant customers in 2000). One of these customers accounted for $2.3 million and $1.9 million and the other customer accounted for $1.6 million and $2.1 million, respectively, of our consolidated revenue for the years ended December 31, 2001 and 2002. As of December 31, 2001 and 2002, the company had no accounts receivable due from its significant customers.

Fair Value of Financial Instruments:

     The company's financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, other receivables, accounts payable, accrued expenses, notes payable and other liabilities. At December 31, 2001 and 2002, the fair value of these instruments approximated their carrying value (carried at cost) because of the short maturity of the instruments. Fair values of other investments classified as available-for-sale were estimated based on market prices. The fair value of notes payable approximates the carrying value based on interest rates that are currently available to the company for issuance of debt with similar terms and remaining maturities. The fair value of convertible notes payable to Carole Salkind is not objectively determinable due to the related party nature of these instruments. The face value of convertible notes held by Carole Salkind at December 31, 2001 and 2002 was $7.2 million and $18.1 million, respectively. At December 31, 2001 and 2002, these outstanding notes were convertible into shares of NCT common stock with a fair value of $7.0 million and $12.1 million, respectively.

Stock-Based Compensation:

     The company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148,
"Accounting  for  Stock-Based  Compensation  - Transition and  Disclosure,"  and
continues to apply Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. Under APB No. 25, no compensation costs are recognized if the option exercise price is equal to or greater than the fair market price of the common stock on the date of the grant. Under SFAS No. 123, stock options are valued at grant date using the Black-Scholes option pricing model and compensation costs are recognized ratably over the vesting period. No stock-based employee compensation cost is reflected in our net loss attributable to common stockholders, as options granted under our plans have an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. Had compensation costs been determined as prescribed by SFAS No. 123, the company's net loss attributable to common stockholders and net loss per share would have been the pro forma amounts indicated below:


         (In thousands, except per share amounts)

                                                                         For the Years Ended December 31,
                                                            --------------------------------------------------------
                                                                  2000               2001               2002
                                                            -----------------  -----------------  ------------------

Net loss attributable to common stockholders                   $    (16,104)      $    (79,021)      $     (42,968)
Total stock-based employee compensation
  expense determined under fair value based
  method for all awards, net of related tax effects                  (7,438)            (1,701)             (1,090)
                                                            -----------------  -----------------  ------------------
Pro forma net loss attributable to common stockholders         $    (23,542)      $    (80,722)      $     (44,058)
                                                            =================  =================  ==================
Net loss per common share (basic and diluted):
  As reported                                                  $      (0.06)      $      (0.21)      $       (0.10)
                                                            =================  =================  ==================
  Pro forma                                                    $      (0.08)      $      (0.21)      $       (0.10)
                                                            =================  =================  ==================

     The weighted-average fair values at date of grant for options granted during 2000, 2001 and 2002 were $0.27, $0.07 and $0.06, respectively, and were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:


                                          Years ended December 31,
                               -------------------------------------------------
                                    2000           2001              2002
                                    ----           ----              ----
Expected life in years                 3              3               3.5
Interest rate                 4.56%-6.56%    3.27%-5.41%       2.50%-3.61%
Volatility                          1.29              1                 1
Dividend yield                         0%             0%                0%


Recent Accounting Pronouncements:

     In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The rescinded SFAS No. 4 had required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Upon adoption of SFAS No. 145, companies will be required to apply the criteria in APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" in determining the classification of gains and losses resulting from the extinguishments of debt. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. We believe adoption of SFAS No. 145 will have no material effect on our financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We believe SFAS No. 146 will have no material effect on our financial statements.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. We have applied the additional disclosure requirements of SFAS No. 148 as they relate to options granted to employees (see Stock Based Compensation above and Note 15).

4.   Strategic Relationships:

     NCT has entered into agreements to establish joint ventures and strategic alliances related to the design, development, manufacture, marketing and distribution of its technologies and products containing such technologies. These agreements generally provide that NCT license technology and contribute a nominal amount of initial capital and that the other parties provide substantially all of the funding to support the venture or alliance. The support funding may include amounts paid or services rendered for engineering and development. In exchange for this funding, the other parties generally receive a preference in the distribution of cash and/or profits from the joint ventures or royalties from these alliances until such time that the support funding (plus an interest factor in some instances) is recovered. At December 31, 2001 and 2002, there were no preferred distributions due to joint venture partners from future profits of the joint ventures.

     Technology licensing fees and engineering and development services paid to the company in connection with joint ventures are recorded as revenue to the extent appropriate in accordance with the company's revenue recognition policy. Total revenue recorded by the company relating to these strategic relationships for technology licensing fees and royalties, engineering and development services and product sales was as follows:


    (In thousands of dollars)

                                                               For the Years Ended December 31,
                                                    ---------------------------------------------------------
                                                          2000                2001               2002
                                                    -----------------   -----------------  ------------------
Ultra Electronics, Ltd.                                         $ 49               $ 114                $ 19
New Transducers Ltd.                                               -               1,605               2,140
Oki Electric Industry Co., Ltd                                   269                 219                 402
FairPoint Broadband, Inc.                                          -                   -                   -
Infinite Technology Corporation                                3,550               1,028                   -
                                                    -----------------   -----------------  ------------------
     Total                                                   $ 3,868             $ 2,966             $ 2,561
                                                    =================   =================  ==================

     Outlined below is a summary of the nature and terms of the above strategic relationships:

     Ultra Electronics Ltd. ("Ultra") (formerly Dowty Maritime Limited) and the company entered into a teaming agreement in May 1993 and subsequently amended such agreement and entered into a licensing and royalty agreement commencing in 1998. Such teaming agreement calls for the collaboration on the design, manufacture and installation of products to reduce noise in the cabins of various types of aircraft. In accordance with the agreement, the company provided informational and technical assistance relating to the aircraft quieting system and Ultra reimbursed the company for expenses incurred in connection with such assistance. Ultra was responsible for the marketing and sales of the products. The company was to supply Ultra with electronic components required for the aircraft quieting system, at a defined cost, to be paid by Ultra. Such licensing and royalty agreement, among other things, included a future royalty of 1.5% of sales commencing in 1998. Under the agreement, Ultra also acquired the company's active aircraft quieting business based in Cambridge, England, leased a portion of the Cambridge facility and employed some of the company's employees. The company recognized $49,000, $114,000 and $19,000 in royalty revenue in 2000, 2001 and 2002, respectively.

     New Transducers Ltd. ("NXT"), a wholly-owned subsidiary of NXT plc (formerly, Verity Group plc) and the company executed a cross licensing agreement on March 28, 1997. Under the terms of the cross-license, the company licensed patents and patents pending which relate to flat panel technology to NXT, and NXT licensed patents and patents pending which relate to parallel technology to the company. The company also executed a security deed in favor of NXT which granted NXT a conditional assignment in the patents and patents pending licensed to NXT under the cross-license in the event a default in a specified payment to be made by the company under the cross-license continued beyond fifteen days. Concurrently with the cross-license, the company and NXT plc executed agreements granting each an option for a four-year period, commencing on March 28, 1997, to acquire a specified number of shares of common stock of the other, subject to some conditions and restrictions. NCT granted an option to NXT plc to acquire 3.8 million shares of NCT common stock (approximately 3.4% of the then issued and outstanding common stock) and NCT executed a registration rights agreement covering such shares. Five million ordinary shares (approximately 2.0% of the then issued and outstanding ordinary shares) of NXT plc were covered by the option granted by NXT plc to NCT. The exercise price under each option was the fair value of a share of the applicable stock on March 28, 1997, the date of grant. On April 15, 1997, NXT plc, NXT and the company executed several new agreements and other documents terminating and replacing some of the old agreements. The material changes effected by the new agreements were the inclusion of NXT plc as a party along with NXT, providing that the license fee payable to NCT could be paid in ordinary shares of NXT plc stock, and reducing the exercise price under the option granted to NXT plc to purchase shares of the company's common stock to $0.30 per share. The license fee was paid to NCT in ordinary shares of NXT plc stock which NCT subsequently sold. On September 27, 1997, NXT plc, NXT, NCT Audio and the company executed several agreements and other documents, terminating and replacing some of the old agreements with other agreements. The material changes effected by these replacement agreements were an expansion of the fields of use applicable to the exclusive licenses granted to NXT plc and NXT, an increase in the royalties payable on future licensing and product revenue, cancellation of the security deed covering the patents licensed by NCT and the acceleration of the date on which the parties could exercise their respective stock options to September 27, 1997. On February 9, 1999, NCT Audio and NXT expanded the cross-license agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems, and increased the royalties due NCT Audio from NXT and increased the royalties due NXT from NCT Audio. In consideration for granting NXT these expanded licensing rights, NCT Audio received a $0.5 million license fee. Also on February 9, 1999, NCT Audio and NXT amended the master license agreement to include a one time minimum royalty payment of $160,000 which was paid by the company.

     On March 30, 2001, NXT plc, NXT, NCT Audio and the company entered into several agreements terminating the cross-license agreement dated September 27, 1997. Under the new agreements, NCT received 2.0 million ordinary NXT plc shares in consideration for the cancellation of the 6% royalty payable by NXT to NCT Audio. The NXT plc shares issued had a value of approximately $9.2 million. Additionally, ownership of certain intellectual property, the rights to which had been previously granted to NXT, was transferred to NXT. NXT has licensed NCT and its subsidiaries with certain NXT and all NCT-developed intellectual property. NXT will design a low-cost flat panel speaker for use by DMC. A side letter with NXT was entered into on or about March 30, 2001, whereby NCT agreed to pay NXT $0.6 million as a non-refundable design fee related to Gekko(TM) loudspeakers. The design fee was a prepayment of royalties due under the four-year term of this side letter. We offset the $9.2 million license fee due NCT with the $0.6 million design fee owed to NXT resulting in $8.6 million of deferred revenue. The deferred revenue balance is being recognized on a straight-line basis over the specific performance period of four years (see Note
11). In addition, NXT transferred its 4.8% equity holding in NCT Audio to NCT in settlement of the exercise price otherwise payable upon exercise of the option that NXT had on 3.8 million shares of our common stock (see Note 15). We sold the 2.0 million NXT plc shares during the year ended December 31, 2001 for aggregate proceeds of $6.9 million and realized a net loss of $2.3 million included in our statements of operations (see Note 16).

     Oki Electric Industry Co., Ltd. ("Oki"). In October 1997, the company and Oki executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Oki licensed the company's ClearSpeech(R) noise cancellation algorithm for integration into large-scale integrated circuits for communications applications. The company has granted Oki the right to manufacture, use and sell products incorporating the algorithm. The algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications. The company recognized $0.3 million, $0.2 million and $0.4 million in royalty revenue in 2000, 2001 and 2002, respectively.

     FairPoint Broadband, Inc. ("FairPoint"), a wholly owned subsidiary of FairPoint Communications, Inc., and Artera executed a ten-year exclusive marketing license on October 11, 2002 whereby FairPoint will serve as the exclusive master distributor of Artera Turbo(TM) to certain rural local exchange carriers, incumbent local exchange carriers and Internet service providers in the United States and Canada and will have other non-exclusive rights with respect to Artera Turbo. The terms of the agreement include a license fee of approximately $2.0 million payable in cash over 24 months and per unit royalties ranging from 40% to 50% of subscriber fees. The license fee revenue is being recognized over the ten-year term of the agreement (approximately $16,800 per month). In conjunction with this agreement, FairPoint Communications, Inc., was issued a five-year warrant to purchase 2.0 million shares of NCT common stock at an exercise price of $0.15 per share. The fair value of this warrant was approximately $0.1 million that is being offset against license fee revenue as it is being recognized. We recorded $50,400 of license fee revenue that has been reduced to zero (as a result of amortizing the fair value of the warrant) for the year ended December 31, 2002 in our consolidated statement of operations in accordance with EITF 01-9. The remainder of the warrant fair value is offset against FairPoint deferred revenue at December 31, 2002 on our consolidated balance sheet (see Note 11). The warrant was fully vested and non-forfeitable on the date of grant. As such, the date of grant was used as the measurement date in accordance with EITF 96-18. The fair value of the warrant, determined using the Black-Scholes option-pricing model, was recorded to deferred revenue and recognized in the same periods and in the same manner (capitalized) as if we had paid cash, in accordance with EITF 00-18. Through December 31, 2002, we had received $252,000 of the Fairpoint license fee which we recorded as deferred revenue. We recognized the warrant expense as a contra-revenue item in the same amounts and in the same periods that we recognized revenue (approximately $16,800 per month).

     Infinite Technology Corporation ("ITC"). On May 8, 2000, as amended effective June 30, 2000, Advancel entered into a license agreement with ITC. Under the agreement, Advancel granted ITC exclusive rights to create, make, market, sell and license products and intellectual property based upon Advancel's Java(TM) Turbo-JTM technology. Advancel also granted ITC non-exclusive rights to Advancel's Java(TM) smartcard core. In consideration for this license, the company received 1.2 million shares of ITC's common stock valued at $6.0 million determined using the quoted price of the stock on the date the shares were received and on-going unit royalties. With the exception of specific rights granted to STMicroelectronics in 1998, the license granted ITC an exclusive, irrevocable worldwide license to design, make, use, transfer, market and sell products and intellectual property incorporating or based upon Advancel's TJ and t2J technology. Effective June 30, 2000, in conjunction with this license agreement, NCT, Advancel and ITC entered into a strategic alliance and technology development amendment pursuant to which NCT would fund specific product application research and engineering development related to microprocessor and semiconductor chips for which the company would pay ITC $2.5 million. The company issued 9,523,810 shares of its common stock having a market value of $3.0 million to ITC as prepaid research and engineering costs. In the event ITC did not receive $2.5 million in proceeds from the sale of NCT shares, NCT was required to make up any shortfall in cash or return to ITC a sufficient number of ITC shares of common stock received by NCT as outlined above. The value NCT would receive upon return of the ITC shares would be the agreed value of $5.00 per share, the market value of the ITC shares when NCT received them. Conversely, if ITC received $2.5 million in proceeds from the sale of NCT shares and there were NCT shares remaining, ITC would have to return the unsold share excess to NCT. At December 31, 2001 and 2002, the shortfall based upon the sales of our common stock reported to us by ITC amounted to $1.4 million, included in other liabilities (see Note 13). Although the license agreement and the strategic alliance and technology development amendment, both with ITC, are separate and unrelated, it has been determined that they should be accounted for as a single transaction, thus, both agreements are combined for financial reporting purposes. Prepaid research and engineering costs have been recognized in expense as these services are performed by ITC. These costs were billed by ITC based on the number of hours spent by ITC personnel developing this chip during each period. In addition, the company recognized license fee revenue in amounts to match the research and engineering expense recognized. The strategic alliance and technology development amendment does not have a definitive expiration date. For the year ended December 31, 2000, the company recognized $3.6 million of license fee revenue which represented the net of the two transactions. For the year ended December 31, 2001, the company recognized $1.0 million of license fee revenue and $1.0 million of research and engineering expenses which represented research and engineering performed by ITC. For the year ended December 31, 2002, the company did not recognize license fee revenue or research and engineering expenses related to ITC.

5.   Marketable Securities:

     Investment in marketable securities comprises available-for-sale securities at fair market value. The following table sets forth the market value, carrying value, and realized and unrealized loss of our available-for-sale securities:


(In thousands of dollars)


                                     December 31, 2001                              December 31, 2002
                             --------------------------------         ------------------------------------------------
                                Cost     Realized     Market             Cost      Realized     Unrealized     Market
                               Basis       Loss       Value             Basis        Loss          Loss        Value
                             ---------  ----------  ---------         ---------  -----------   -----------   ---------

Available-for-sale:
  ITC                        $ 4,696    $ (3,898)     $ 798             $ 798       $ (689)        $ (15)      $  94
  Teltran                        743        (659)        84                84          (76)            -           8
  InsiderStreet                2,479      (2,479)         -                 -            -             -           -
                             ---------  ----------  ---------         ---------  -----------   -----------   ---------
    Totals                   $ 7,918    $ (7,036)     $ 882             $ 882       $ (765)        $ (15)      $ 102
                             =========  ==========  =========         =========  ===========   ===========   =========

     The company reviews declines in the value of its investment portfolio when general market conditions change or specific information pertaining to an industry or an individual company becomes available. NCT considers all available evidence to evaluate the realizable value of its investments and to determine whether the decline in realizable value may be other-than-temporary, including observable marketplace-determined values and trends and company specific developments and cash viability prospects among others. For the years ended

December  31,  2001  and  2002,  the  company  recorded  impairment  charges  of approximately $7.0 million and $0.8 million, respectively, representing other-than-temporary declines in the value of marketable securities (see Note
16).

     In consideration of the license agreement with Infinite Technology Corporation (see Note 4), the company received 1.2 million shares of ITC's common stock valued at $6.0 million determined using the quoted price of the stock on the date the shares were received ($5.00 per share). For the years ended December 31, 2001 and 2002, NCT recorded other-than-temporary realized losses of $3.9 million and $0.7 million included in other (income) expense in the consolidated statement of operations (see Note 16).

     The company has been accounting for its investment in InsiderStreet.com, Inc., (now known as Neometrix Corp.) stock as available-for-sale securities valued at fair value, with unrealized gains and losses excluded from earnings but reported in a separate component of stockholders' equity (capital deficit) until they are sold (see Note 11). At December 31, 2000, the company recorded an unrealized loss of $2.5 million included on the consolidated balance sheet as part of accumulated other comprehensive (loss) income. The market price per share of InsiderStreet shares on August 18, 2000 (date of acquisition of Theater Radio Network) was $8.125; at December 31, 2000, the market price had decreased to $0.13 per share. At December 31, 2000, the company considered whether this decline in the value of its available-for-sale marketable securities was temporary or other-than-temporary and concluded that the loss on InsiderStreet shares was temporary at December 31, 2000 based upon the best marketplace-determined information available at that time. Such conclusion was based on information that was included in the original advertising agreement and disclosed in InsiderStreet's Form 10-KSB filed with the SEC on March 26, 2001, as follows: (a) the original contract with InsiderStreet contains a makeup provision whereby if the value of InsiderStreet's shares is less than $2.0 million on May 10, 2001, InsiderStreet will deliver compensating shares to the company by May 31, 2001 to increase the total value to $2.0 million at that time; (b) management of InsiderStreet is focusing its business efforts on one of its subsidiaries. This subsidiary had reported revenue of approximately $13 million in 1999 and $14 million in 2000. Net income (loss) of this subsidiary was reported as approximately ($88,000) and $102,000 in 1999 and 2000, respectively. Internal financial statements of this subsidiary as disclosed to us for January and February 2001 showed continuing operations and revenue; and
(c) NCT management met with management of InsiderStreet in the beginning of 2001, and was assured by management of InsiderStreet that InsiderStreet had a profitable future based on reasonable forecasting of its business operations. InsiderStreet shares were not registered by the agreed April 30, 2001 date, nor was there a delivery of compensating shares by the agreed May 31, 2001 date. For the year ended December 31, 2001 (second quarter of 2001), the holding loss of $2.5 million was considered other-than-temporary due to the longevity of the economic downturn in the industry sector and company specific prospects and is included in other (income) expense in the consolidated statement of operations.


6.   Accounts Receivable:

     (In thousands of dollars)

                                                       December 31,
                                           -------------------------------------
                                                  2001                2002
                                           -----------------   -----------------
Technology license fees and royalties                 $ 287               $ 268
Joint ventures and affiliates                            34                  34
Other receivables                                       693                 283
                                           -----------------   -----------------
                                                    $ 1,014               $ 585
Allowance for doubtful accounts                        (298)               (340)
                                           -----------------   -----------------
   Accounts receivable, net                           $ 716               $ 245
                                           =================   =================

7.   Inventories:

     (In thousands of dollars)

                                                           December 31,
                                                 -------------------------------
                                                     2001              2002
                                                 -------------     -------------
Components                                        $      427        $      227
Finished goods                                         1,749               799
                                                 -------------     -------------
                                                  $    2,176        $    1,026
Reserve for obsolete and slow moving inventory          (791)             (404)
                                                 -------------     -------------
  Inventories, net                                $    1,385        $      622
                                                 =============     =============

     At December 31, 2001 and 2002, net inventories determined by the FIFO method were $946 and $593, respectively, and net inventories determined by the average cost method were $439 and $29 respectively.

8.   Property and Equipment:

     (In thousands of dollars)


                                                           December 31,
                                                 -------------------------------
                                                     2001              2002
                                                 -------------     -------------
Machinery and equipment                           $    3,786        $    2,027
Furniture and fixtures                                   623               642
Leasehold improvements                                   966               972
Tooling                                                  631               631
Other                                                    432               478
                                                 -------------     -------------
                                                  $    6,438        $    4,750
Accumulated depreciation                              (4,594)           (3,796)
                                                 -------------     -------------
  Property and equipment, net                     $    1,844        $      954
                                                 =============     =============

     Depreciation expense for the years ended December 31, 2000, 2001 and 2002 was $0.3 million, $0.9 million and $0.9 million, respectively.

9.   Other Assets:

     (In thousands of dollars)


                                                           December 31,
                                                 -------------------------------
                                                     2001              2002
                                                 -------------     -------------

Notes receivable                                  $    1,000        $    1,000
Investment in warrant (Teltran)                          152                 1
Due from unaffiliated company                             90                 -
Due from officer (Note 18)                               105               108
Other                                                    426               249
                                                 -------------     -------------
                                                  $    1,773        $    1,358
Reserve for uncollectible amounts                     (1,000)           (1,000)
                                                 -------------     -------------
  Other current assets                            $      773        $      358
                                                 =============     =============


Marketable ITC securities (Notes 4 and 5) (a)     $    1,304        $    1,320
Due from unaffiliated company                            563                 -
Advances and deposits                                     88                75
Deferred charges                                         537               353
Other                                                     78                31
                                                 -------------     -------------
  Other assets (classified as long term)          $    2,570        $    1,779
                                                 =============     =============

Footnote:
--------

(a) Valued at agreed amount of $5.00 per share returnable to ITC in settlement of obligation at December 31, 2001 and 2002.

     On October 26, 2000, Midcore executed a license agreement with Teltran. The license agreement expires when patent or other rights expire under applicable law unless terminated earlier by written agreement. As consideration for the license, Teltran agreed to issue Midcore 2.8 million shares of Teltran common stock and a warrant to purchase 6.0 million shares of Teltran common stock for $0.125 per share as a non-refundable up-front license fee. At that time, these shares represented approximately 12% ownership interest in Teltran. The shares underlying the warrant represent beneficial ownership of approximately 23%. The warrant was valued using the Black-Scholes option pricing model resulting in an aggregate fair value of $3.1 million. The Teltran shares were valued at market based upon the October 26, 2000 agreement date at an aggregate value of $1.5 million. Teltran agreed to register the issued common stock and the common stock underlying the warrant on or before June 26, 2001. As of December 31, 2002, Teltran had not fulfilled its registration obligation. Teltran was required to pay an ongoing, per unit royalty. The adoption of SFAS No. 138 effective January 1, 2001, resulted in a reduction to the carrying value of this warrant of approximately $1.6 million, and that charge is classified as cumulative effect of change in accounting principle on the consolidated statements of operations. During the years ended December 31, 2001 and 2002, the company recorded a loss of the carrying amount of this derivative of $1.4 million and $0.2 million, respectively (see Note 16). At December 31, 2000, 2001 and 2002, the company had deferred revenue attributable to Teltran of $4.2 million, $1.9 million and zero, respectively, and for the years then ended, recognized $0.4 million, $2.3 million and $1.9 million, respectively, in technology licensing fee revenue. Effective January 10, 2001, the date the 2.8 million common shares were issued, the company accounted for its investment in Teltran's common stock in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as available-for-sale securities (see Note 5).

     On January 9, 2001, Artera Group, Inc. accepted an aggregate of $1.0 million of non-recourse, non-interest bearing notes receivable due January 2, 2002, as partial consideration for its January 9, 2001 convertible notes payable to the same six accredited investors. As of December 31, 2001, the company had fully reserved the amount collectible (see Notes 10 and 16). As of December 31, 2002, the notes remain unpaid.

     On August 14, 1998, NCT Audio, a majority-owned subsidiary, agreed to acquire substantially all of the assets of Top Source Automotive, Inc. ("TSA"), an automotive audio system supplier and a subsidiary of Top Source Technologies, Inc. ("TST") for a total purchase price was $10.0 million and up to an additional $6.0 million in possible future cash contingent payments. NCT Audio paid TST $3.5 million. NCT Audio had an exclusive right, as extended, to purchase the assets of TSA through July 15, 1999. Under the terms of the original agreement, NCT Audio was required to pay TST $6.5 million on or before March 31, 1999 to complete the acquisition of TSA's assets. As consideration for an extension of its exclusive right from March 31, 1999 to May 28, 1999, NCT Audio agreed to pay TST a fee of $0.4 million, consisting of $20,685 in cash, $0.1 million of NCT Audio's minority interest in TSA earnings, and a $0.2 million note payable due April 16, 1999. Due to the non-payment of the note by April 30, 1999, (a) the note began to accrue interest on April 17, 1999 at the lower of the rate of two times the prime rate or the highest rate allowable by law; (b) the $20,685 and $0.1 million portion of the extension fee would no longer be credited toward the $6.5 million purchase price due at closing; and
(c) the $0.2 million portion of the extension fee would no longer be credited toward the $6.5 million closing amount due. To date, NCT Audio has not paid the note. The outstanding balance of $0.2 million is included in notes payable on the consolidated balance sheets. In addition, due to NCT Audio's failure to close the transaction by March 31, 1999, NCT Audio was required to pay a penalty premium of $0.1 million of NCT Audio's preferred stock. Since NCT Audio failed to close the contemplated transaction by May 28, 1999, NCT Audio forfeited its minority earnings in TSA for the period June 1, 1999 through May 30, 2000. In exchange for an extension from May 28, 1999 to July 15, 1999, NCT Audio relinquished 25% of its minority equity ownership in TSA resulting in a 15% minority interest in TSA. On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, due primarily to its difficulty in raising the requisite cash consideration.
Consequently, NCT Audio reduced its net investment in TSA to $1.5 million, representing its 15% minority interest, net of the above noted-penalties, and recorded a $2.4 million charge in the quarter ended June 30, 1999 for the write-down of its investment to its estimated net realizable value. On September 30, 1999, Onkyo America purchased substantially all of the assets of TSA and defined assets of TST used in TSA's operations. NCT Audio is claiming and seeks its pro rata share of the consideration paid by Onkyo America, less the penalties described above. The amount which TST and TSA owed NCT Audio was in dispute, and receipt of the funds by NCT Audio is now contingent on the outcome of the pending bankruptcy proceedings of TST and TSA (see Notes 20 and 26). In December 2001, NCT reduced its investment to zero as a result of the bankruptcy filing and recorded a charge of $1.5 million which is included in write downs of investment and repurchased licenses in the consolidated statements of operations.

10.  Notes Payable and Convertible Notes Payable:


(In thousands of dollars)

Notes Payable:
                                                                                                December 31,
                                                                                           ----------------------------
                                                                                               2001           2002
                                                                                           -------------  -------------
Logical eBusiness Solutions Limited (f/k/a DataTec) (a)                                     $   2,184      $   2,414
  Obligation of subsidiary to a prior owner of Web Factory;
  past due; payable in 1,500,000 British Pounds Sterling;
  interest accrues at 4% per annum above the base rate
  of National Westminister Bank plc
Note due investor                                                                                   -            385
  Interest at 8% per annum payable at maturity;  Effective interest rate of 68.1% per annum related to the issuance of warrants; due April 7, 2003
Bridge financing                                                                                  465              -
  $465 rolled into financing completed in January 2002;
  notes bore interest at rates ranging from 3% to 5% per annum
Note from stockholder of subsidiary                                                               226            171
  Interest at 8.5% per annum payable at maturity;
  matured March 27, 2002; Subsequent maturities rolled into
  note which matures June 27, 2003
Top Source Automotive (a)                                                                         204            204
  Default interest rate accrues at two times prime;
  past due (see Note 20)
Notes due former employees                                                                        118            116
  $100 bears interest at 8.25% per annum, compounded annually;
  past due (a).  Remainder bears interest at 12% per annum, due on demand.
Other financings                                                                                   11            284
  Interest ranging from 7% to 9% per annum;  $220 matured
  November 1, 2002 (a); $35 due July 15, 2003; $29 all other
                                                                                           -------------  -------------
                                                                                            $   3,208      $   3,574
Less: unamortized debt discounts                                                                    -            (34)
                                                                                           -------------  -------------
                                                                                            $   3,208      $   3,540
                                                                                           =============  =============

     Footnote:
     ---------
     (a)  Notes payable in default due to nonpayment.

(In thousands of dollars)

                                                                                                       December 31,
                                                                                             ----------------------------------
        Related Party Convertible Notes:                                                           2001              2002
                                                                                             ----------------  ----------------
 Issued to Carole Salkind - related party (a) (see Note 18)                                        $ 7,222          $ 18,064
        Weighted average effective interest rate of 41% per annum; accrues interest 8% per annum; collateralized by substantially all of the assets of NCT; convertible into NCT common stock at prices ranging from $0.0412 - $0.097 or exchangeable for common stock of NCT subsidiaries except for Pro Tech; maturing by quarter as follows:
             March 31, 2003                $ 4,059
             June 30, 2003                   3,538
             September 30, 2003              6,185
             December 31, 2003               4,282
 Issued to Crammer Road LLC - related party (b) (see Note 18)                                        1,000                 -
        Weighted average effective interest rate of 30.3% per annum; accrues interest at 2% per month from May 27, 2001 payable at maturity;
        convertible at 93.75% of average five-day closing bid price for the five trading days preceding conversion; due December 31, 2001

                                                                                             ----------------  ----------------
                                                                                                   $ 8,222          $ 18,064
 Less: unamortized debt discounts                                                                   (1,161)           (3,858)
                                                                                             ----------------  ----------------
                                                                                                   $ 7,061          $ 14,206
                                                                                             ================  ================

 (In thousands of dollars)
                                                                                                       December 31,
                                                                                             ----------------------------------
        Convertible Notes:                                                                         2001              2002
                                                                                             ----------------  ----------------
 8% Convertible Notes (c)                                                                          $   401          $    976
        Weighted average effective interest rate of 25% per annum;
        convertible into NCT common stock at various rates; matures:
             March 14, 2002                   $ 17
             April 12, 2002                      9
             January 10, 2004                  550
             March 11, 2004                    400
 6% Convertible Notes (d)                                                                            4,428             4,228
        Weighted average effective interest rate of 85.8% per annum;
        convertible into NCT common stock at 100% of the five-day average closing bid price preceding conversion; past due:
             January 9, 2002               $ 2,022
             April 4, 2002                     875
             May 25, 2002                       81
             June 29, 2002                   1,250
                                                                                              ----------------  ----------------
                                                                                                   $  4,829         $   5,204
 Less: unamortized debt discounts                                                                      (180)             (171)
 Less: amounts classified as long term                                                                    -              (779)
                                                                                              ----------------  ----------------
                                                                                                   $  4,649         $   4,254
                                                                                              ================  ================

Footnotes:
----------
(a) NCT has issued convertible notes collateralized by substantially all of the assets of NCT to Carole Salkind, a stockholder and spouse of a former director of NCT, since 1999. During 2002, NCT issued an aggregate of $19.6 million of convertible notes as consideration for $9.6 million of cash and rollover of $8.5 million in principal for matured convertible notes (includes all of the notes outstanding at December 31, 2001), $0.6 million of interest, and $0.9 million of default penalties. We paid one note during the year of approximately $0.3 million. We recorded original issue discounts of $2.8 million to the notes based upon the relative fair values of the debt and warrants granted to Ms. Salkind (see Note 15). We recorded discounts of $1.6 million for warrants issued as consideration for irrevocable waivers relating to Pro Tech common stock whereby the original instrument was a convertible note or warrant issued in conjunction with a convertible note (see Note 15). In addition, beneficial conversion features totaling $3.1 million have been recorded as a discount to the notes. These discounts are being amortized over the term of the related notes. For the years ended December 31, 2000, 2001 and 2002, respectively, $1.0 million, $1.1 million and $4.9 million of amortization related to these discounts is classified as interest expense in our consolidated statements of operations. Unamortized discounts of $1.2 million and $3.9 million have been reflected as a reduction to the convertible notes in our consolidated balance sheet as of December 31, 2001 and 2002, respectively. The default provisions in these notes impose a penalty of 10% of the principal payments in default and default interest from the date of default on the principal in default at the rate stated in the note plus 5%. On February 6, 2002, due to a judgment in an unrelated case having been entered against NCT and DMC in excess of the permitted maximum of $0.25 million (see Note 20), an event of default occurred with respect to the notes outstanding as of that date. As of December 31, 2002, $2.9 million of the notes remain in default as a result of this event. No demand for repayment has been made. In addition, because NCT had defaulted on repayment of all of the notes as they matured during 2001 and 2002, an aggregate default penalty expense of $1.2 million and $0.4 million, respectively, has been reflected in our statements of operations in other income (expense) (see Note 16). At December 31, 2001 and 2002, $0.7 million and $0.3 million of accrued default penalties are included in accrued expenses (see Note 12).

(b) A beneficial conversion feature of $67,000 has been included in interest expense in our consolidated statement of operations for the year ended December 31, 2001. We were obligated to register shares underlying the conversion of this note. In 2001, we incurred a charge of $0.2 million due to non-registration of the underlying securities included in other (income) expense (see Note 16). The company did not repay this convertible note upon maturity but settled with the holder as outlined in Note 14.

(c) Notes with principal totaling approximately $26,000 are convertible at 80% of the lowest closing bid price for the five days preceding conversion; a note totaling $0.6 million is convertible at the lower of $0.07 per share or 80% of the lowest closing bid price for the five days preceding conversion; and a note totaling $0.4 million is convertible at $0.0647 per share. On January 10, 2002, substantially all of the assets of our subsidiary, Artera Group, Inc., were made collateral for a holder of a $0.6 million note. Beneficial conversion features totaling $0.3 million have been recorded as a discount to the notes and are being amortized over the term of the related notes. For each of the years ended December 31, 2001 and 2002, $0.1 million of amortization related to these discounts is classified as interest expense in our consolidated statements of operations. Unamortized discounts of $0.2 million have been reflected as a reduction to the convertible notes in our consolidated balance sheet as of December 31, 2002. Notes aggregating $0.4 million were converted into NCT common stock (see Note 14). The company did not repay convertible notes aggregating approximately $26,000 upon maturity and has recorded default interest at 18% from the dates of default. In addition, on convertible notes aggregating $0.9 million, we are in default due to a cross-default clause.

(d) The cash consideration for the 6% convertible notes issued to multiple investors by Artera Group, Inc. aggregated $2.9 million, net of $0.1 million in expenses, of which $0.6 million was received in 2000. Other consideration consisted of Pro Tech common stock valued at $0.5 million and non-recourse notes receivable of $1.0 million (see Note 9). Original issue discounts aggregating $3.0 million due to the difference between the face amount of the notes and the consideration received were recorded as discounts to the notes. These discounts are being amortized to interest expense over the term of the respective notes. Amortization of $2.8 million and $0.2 million related to these discounts is classified as interest expense in our consolidated statements of operations for the years ended December 31, 2001 and 2002, respectively. Unamortized discounts of $0.2 million have been reflected as a reduction to the convertible notes in our consolidated balance sheet as of December 31, 2001. On January 10, 2002, substantially all of the assets of our subsidiary, Artera Group, Inc., were made collateral for three holders of notes with principal aggregating $3.1 million. We were obligated to register additional shares at various dates during 2001, which despite our best efforts, we were unable to accomplish. As a result, we have recorded charges of $1.6 million and $1.6 million in finance costs included in other (income) expense for the years ended December 31, 2001 and 2002 (see Note 16). This failure also triggered an event of default on the aggregate outstanding debt. We have not received a demand for payment except from three holders (Alpha, Autost and Balmore) of note principal aggregating $3.1 million (See Note 20).

11.  Deferred Revenue:

     (In thousands of dollars)


                                                      December 31,
                                               ---------------------------------
                                                     2001               2002
                                               --------------     --------------
NXT                                              $     6,955         $    4,815
FairPoint                                                  -                143
Teltran                                                1,921                  -
Other                                                    555                594
                                               --------------     --------------
                                                 $     9,431          $   5,552
Less: amount classified as current                    (4,616)            (2,877)
                                               --------------     --------------
  Deferred revenue (classified as long term)     $     4,815          $   2,675
                                               ==============     ==============

     As of December 31, 2002, NCT does not expect to realize any additional cash from revenue that has been deferred.

     In 2001, we decided to reacquire the DMC licenses held by Eagle Assets Limited and Brookepark Limited. We accrued an aggregate of $4.0 million for this reacquisition cost (see Note 13). As a result, we incurred an aggregate charge of $1.3 million, net of $2.7 million reduction of deferred revenue previously recorded from the sale of licenses, classified as write downs of investment and repurchased licenses in our consolidated statement of operations. Concurrently, we ceased recognition of revenue on these DMC licenses.

     On May 5, 2000, Theater Radio Network, Inc. (see Note 2) entered into an advertising agreement with InsiderStreet.com, Inc. The advertising agreement required, among other things, Theater Radio Network to play InsiderStreet's commercials in a minimum of 8,500 theater screens at a cost of $20.58 per theater screen per month, as further described in the agreement. The term of the agreement was two years commencing on June 19, 2000. At the date of acquisition of Theater Radio Network by DMC Cinema, Theater Radio Network had remaining 475,595 shares of the originally issued 575,595 shares of InsiderStreet which were valued at $2.5 million. Such value reflected a discount of approximately 35% against the gross market value of the shares because the InsiderStreet shares were unregistered on the date of acquisition. InsiderStreet agreed that if the value of the original shares issued were less than $2.0 million on May 10, 2001, InsiderStreet would deliver additional compensating shares to Theater Radio Network on or before May 31, 2001 to increase the total value of the stock received to $2.0 million at that time. It was determined by both parties that the airtime purchased by InsiderStreet had an actual value of $4.2 million. The agreement also required that the InsiderStreet shares issued to Theater Radio Network be registered on or before April 30, 2001. At the time of the transaction, approximately $2.9 million was recorded as deferred revenue that was expected to be recognized as revenue over the two-year term of the advertising agreement. For the years ended December 31, 2000 and 2001, the company recognized $0.5 million and zero, respectively, in advertising/media revenue with respect to this transaction. Subsequent to our acquisition of Theater Radio Network, we received notification that InsiderStreet was canceling the advertising arrangement. We continued providing services for a period of time after the termination. InsiderStreet agreed that DMC Cinema could retain the shares. For the year ended December 31, 2001, the company wrote off deferred revenue of $2.1 million, presented as a reduction to the impairment of goodwill (see Note 3) included in our consolidated statements of operations.

12.  Accrued Expenses:

    (In thousands of dollars)

                                                     December 31,
                                              ---------------------------
                                                  2001           2002
                                              ------------   ------------
Accrued non-registration fees                   $  2,978       $  7,005
Accrued interest                                   1,048          2,214
Accrued judgments (see note 20)                    2,150          2,124
Accrued default penalties (see note 10)            722            288
Accrued other                                      5,195          5,285
                                              ------------   ------------
 Accrued Expenses                               $ 12,093       $ 16,916
                                              ============   ============


13.  Other Liabilities:

     (In thousands of dollars)


                                                                            December 31,
                                                                   ----------------------------
                                                                       2001           2002
                                                                   -------------  -------------
License reacquisition payable (Notes 2, 11, 14, and 21)              $  18,000       $  4,000
Development fee payable                                                    800            650
Royalty payable                                                            766          1,695
Due to selling shareholders of Theater Radio Network (Note 2)                -            557
Due to L&H                                                                 100            100
Loan advance by investor                                                     -             65
Other                                                                      113             34
                                                                   -------------  -------------
 Other current liabilities                                           $  19,779       $  7,101
                                                                   =============  =============

Due to ITC (Notes 4 and 9)                                           $   1,422       $  1,422
Royalty payable                                                            958              -
Due to selling shareholders of Theater Radio Network (Note 2)              570              -
Other                                                                        -            135
                                                                   -------------  -------------
 Other liabilities (classified as long term)                         $   2,950       $  1,557
                                                                   =============  =============

     License reacquisition payable at December 31, 2002 is comprised of $4.0 million for the cost of reacquiring other DMC licenses (see Note 11). At December 31, 2001, license reacquisition payable was comprised of $14 million to acquire the remaining 12,000 shares of DMC NY, representing 12 DMC licenses, (see Note 14) and $4.0 million for the cost of reacquiring other DMC licenses.

     On September 28, 2000, NCT Video Displays, Inc. entered into a product development and license agreement with Advanced Display Technologies, LLC ("ADT"). Under the agreement, NCT Video was granted by ADT exclusive right and license to make, have made, use, sell, lease, license, or otherwise commercially dispose of all licensed products and components, as defined in the agreement. Such licensed products include certain electronic outdoor billboard displays that utilize a laser or light beam scanning methodology. On May 4, 2001, NCT Video and ADT (by then known as ViewBeam Technology, L.L.C.) entered into a product and development agreement that modified the September 28, 2000 agreement. Some of the provisions of the original agreement remain in effect. The agreement does not materially modify or change the development fee to be paid by NCT Video but does modify the specifications of the product design and the field of use to which the September 28, 2000 exclusive license was granted. Such license had a carrying amount of $0.9 million and $0.8 million at December 31, 2001 and 2002, respectively. The amount represents our cost for ADT's completion of this product development and resultant license rights and subsequent modification and is being amortized over the estimated useful life of nine years. In addition, as part of this agreement, NCT Video and ADT entered into a product development arrangement whereby work is to be performed by ADT in developing the prototype and production design for the licensed products. In return, NCT Video agreed to pay a development fee of $1.0 million for performing such development work. At December 31, 2001 and 2002, $0.8 million and $0.7 million, respectively, was included in other current liabilities.


     As a result of our acquisition of Midcore (see Note 2), we were obligated to pay some of the Midcore selling shareholders $1.8 million in cash based upon royalties, as defined in the Midcore merger agreement, over 36 months. If after 36 months, the total royalty has not been earned, or if earned but not paid, the recipients have the right to collect the remaining unpaid balance through the issuance of NCT common stock (at a price to be determined at that date). At December 31, 2001 and 2002, other current liabilities includes $0.8 million and $1.7 million, respectively, and other liabilities (long term) includes $1.0 million and zero, respectively, for this obligation on our consolidated balance sheets.


14.  Capital Stock:

Authorized Capital Stock
------------------------

     NCT has 655 million shares authorized, 645 million shares of which are $0.01 par value common stock and 10 million of which are $0.10 par value preferred stock. On July 10, 2001 at the NCT annual meeting of shareholders, the stockholders approved an amendment to increase the number of shares of common stock the company is authorized to issue from 450 million to 645 million. Such amendment became effective on July 12, 2001 when the company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of Delaware. On July 13, 2000 at the company's annual meeting of shareholders, the stockholders approved an amendment to increase the number of shares of common stock the company is authorized to issue from 325 million to 450 million. Such amendment became effective on July 18, 2000 when the company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of Delaware.

Common shares available for future issuance

     At December 31, 2002, the shares of common stock required to be reserved were as follows, calculated at the $0.043 common stock price on that date (or the discount therefrom as allowed under the applicable exchange or conversion agreements):

NCT Preferred Stock (a)                                          854,641,606
Stock options and warrants                                       341,350,817
NCT Convertible Notes issued to Carole Salkind                   294,487,012
8% Convertible Notes                                              32,123,492
ConnectClearly Common Stock Exchange                               2,106,105
Pro Tech Preferred Stock Exchange                                 20,256,164
6% Convertible Notes Exchange                                    150,304,856
Artera Preferred Stock Exchange                                  138,794,683
Earnout and look back shares for Theater Radio Network
  and Midcore Software acquisitions                               37,642,916
Shares payable for settlement obligations                         29,248,170
Private Equity Credit Agreement                                  161,498,708
                                                             -------------------
                                                               2,062,454,529
                                                             ===================

Footnote:
---------
(a) We are required to reserve 100,000,000 shares of our common stock for the conversion of series H preferred stock until additional authorized shares of common stock are approved by stockholders. Although our annual shareholder meeting had not taken place as of December 31, 2002, we have presented the entire calculated reserve requirement for our preferred stock.

     At the December 31, 2002 common stock price of $0.043, our common shares issued and required to be reserved for issuance exceeded the number of shares authorized at that date. As such, NCT intends to seek shareholder approval of an amendment to NCT's Restated Certificate of Incorporation to increase the number of shares of common stock authorized for NCT.

Transactions with Crammer Road LLC
----------------------------------

2002 Exchange Agreement

     On June 21, 2002, NCT entered into an exchange agreement with Crammer Road to acquire the remaining 12,000 shares of DMC NY in exchange for 1,800 shares of our series H convertible preferred stock and $120,000 in cash (see discussion of NCT Group, Inc. Preferred Stock below and discussion of Crammer Road in Note
18).

Private Equity Credit Agreements

     On July 25, 2002, we entered into a new private equity credit agreement with Crammer Road. The July 2002 credit agreement provides that shares of up to $50 million (the maximum commitment amount) of our common stock may be sold to Crammer Road pursuant to put notices delivered by the company to Crammer Road. The terms of the agreement require us to put at least $5 million (the minimum commitment amount) of our common stock, in exchange for cash, at a discount to market of 10%. In connection with the execution of this private equity credit agreement, we issued a five-year warrant to Crammer Road for 1,000,000 shares of our common stock with an exercise price of $0.07375 per share (see Note 15). We are obligated to register for resale shares of our common stock for the warrant and the credit agreement in an amount no less than 112% of the maximum commitment amount. If we fail to issue shares for the minimum commitment amount during the commitment period (which terminates 24 months after effectiveness of a resale registration statement relating to the shares or earlier as described in the agreement), we must pay Crammer Road, in immediately available funds, an amount equal to the product of (i) the minimum commitment amount, less the aggregate shares of our common stock actually delivered to Crammer Road under the equity credit line and (ii) the 10% discount.

     On April 12, 2001, we executed a private equity credit agreement that provided that shares of up to $50 million of our common stock may be sold to Crammer Road pursuant to put notices delivered by the company to Crammer Road. The April 2001 private equity credit agreement replaced the September 2000 private equity credit agreement. In conjunction with this transaction, the company issued Crammer Road a warrant for 250,000 shares of the company's common stock. The terms of that credit agreement obligated the company to put $17 million of our common stock (the minimum commitment amount) to Crammer Road. The minimum commitment amount provided for the sale of NCT's common stock to Crammer Road at an accelerating discount to the market price of our common stock on the first $12 million of puts (the initial discount of 12.5% increased each month after May 27, 2001 by 2%) and a fixed discount to market of 10% for the remaining $5 million of committed puts by us. In exchange for the first $17 million of our shares under the minimum commitment amount, Crammer Road was obliged to deliver to us 12,000 shares of common stock of DMC NY and cash in the aggregate amount of $3.0 million. Monthly put notices were required to have been delivered to Crammer Road commencing October 1, 2001. We were required to file a registration statement on Form S-1 registering for resale no less than 125% of the number of shares of our common stock that are issuable pursuant to the minimum commitment amount under the credit line. The resale registration statement covering those credit line shares was required to have been effective by September 15, 2001. A penalty for late effectiveness was provided for in the agreement. In addition, if we failed to issue and deliver shares for the minimum commitment amount of $17 million during the commitment period, which would terminate 18 months after the commitment period began, NCT was obligated to pay Crammer Road in immediately available funds an amount equal to the product of
(i) the minimum commitment amount, less the aggregate value of shares of our common stock actually delivered to Crammer Road under the credit line and (ii) the then applicable discount. NCT and Crammer Road had a dispute about the amount due under the penalty provision of the April 2001 private equity credit agreement (see Settlement with Crammer Road below).

     We delivered a put notice to Crammer Road in November 2000 under the then existing private equity credit agreement for $0.5 million and issued 2,810,304 shares of our common stock to Crammer Road, of which 343,604 shares were issued in 2001.

2001 Exchange Agreement and Reset Shares

     On April 12, 2001, NCT entered into an exchange agreement with Crammer Road. Pursuant to the exchange agreement, NCT issued to Crammer Road a $1.0 million convertible note in exchange for 1,000 shares of common stock of DMC New York, Inc. (see Note 10). Further, pursuant to the exchange agreement, the company issued to Crammer Road 13,333,333 shares of NCT common stock in exchange for 2,000 shares of common stock of DMC NY with an aggregate value of $2.0 million. In accordance with the exchange agreement, NCT was also obligated to issue Crammer Road additional NCT common shares (reset shares) if the closing bid price of the NCT common stock for the five business days prior to the day before we requested acceleration of the effectiveness of the registration statement covering those shares was less than $0.16 per share, up to a maximum of 3,333,334 additional shares. We were obligated to register these issued shares of common stock and the reset shares. For the years ended December 31, 2001 and 2002, we incurred charges of $0.5 million and $3.4 million, respectively, due to non-registration of these shares included in other (income) expense in our consolidated statement of operations (see Note 16). In 2002, we settled our obligation to Crammer Road for the reset shares (see Settlement with Crammer Road below).

DMC New York, Inc.

     NCT acquired 75% of DMC NY in 2002 and 25% in 2001. Our aggregate cost of the DMC NY shares was approximately $27.2 million (see Note 2).

     If a registration statement covering amounts pursuant to the April 12, 2001 exchange agreement with Crammer Road were not in effect by July 1, 2001, we agreed to acquire 1,000 shares of DMC NY common stock for $1.0 million in cash or other marketable securities on July 1, 2001. We paid $100,000 to Crammer Road in September 2001 toward this commitment which was classified in other current assets at December 31, 2001 and was zero at December 31, 2002. In 2002, we settled our obligation to Crammer Road under this agreement (see Settlement with Crammer Road below).

Convertible Note issued by NCT Video Displays, Inc.

     On April 12, 2001, NCT Video, our wholly owned subsidiary, entered into a subscription agreement with Crammer Road whereby NCT Video issued a $0.5 million convertible note to Crammer Road for $0.5 million in cash. NCT Video received an advance of this amount in December 2000. The NCT Video note matured on December 31, 2001 and bore interest at 8% per annum, payable at maturity. Such convertible note was convertible into shares of NCT Video common stock. Because NCT Video's common stock is not publicly tradable on any market or exchange, NCT and Crammer Road entered into an exchange rights agreement whereby the NCT Video note would be exchangeable for shares of NCT common stock at an exchange price per share of 93.75% of the average closing bid price of NCT common stock for the five trading days prior to the exchange. In accordance with EITF 98-5, as codified in EITF 00-27, in 2001, we recorded a beneficial conversion feature of approximately $33,000 in connection with this convertible note. The beneficial conversion feature was accounted for as a discount to the note and was allocated to a component of additional paid-in capital. For the year ended December 31, 2001, the discount was recognized as interest expense in our consolidated statement of operation. In October 2001, Crammer Road exchanged the NCT Video note for 6,014,029 shares of our common stock.

Settlement with Crammer Road

     In September  2002,  Crammer  Road brought a legal action  against NCT (see
Note 20). On October 30, 2002, a settlement agreement was executed by the parties and approved by the court on December 11, 2002. Under the settlement agreement, all claims in the suit by Crammer Road are dismissed in consideration of the issuance by NCT to Crammer Road of 68 million shares of NCT common stock. On December 17, 2002, we issued Crammer Road 40 million of the 68 million shares. The other 28 million shares are issuable on 65 days' demand by Crammer Road.

Shares Issued for Acquisitions
------------------------------

     As noted above, on April 12, 2001, we issued Crammer Road shares of our common stock in exchange for shares of DMC NY.

     NCT issued shares of its common stock to consummate the acquisitions of Theater Radio Network and Midcore Software (see Note 2). We issued an aggregate of 21,318,569 shares upon the closings of these acquisitions in August 2000. In February 2001, due to fill-up provisions, we issued an aggregate of 5,319,142 shares for these acquisitions. We have a contingent obligation to issue additional shares of our common stock to satisfy an earnout provision for the Theater Radio Network acquisition. Further, we may be required to issue additional NCT shares if the value of 4,332,005 of the shares we issued at the Midcore Software closing (look back shares) is less than $1.5 million on the third anniversary of the closing (August 29, 2003).

Shares Issued upon Conversion or Exchange of Indebtedness
---------------------------------------------------------

     During the year ended December 31, 2002, $0.4 million of our 8% convertible notes plus interest were converted into 5,611,682 shares of NCT's common stock.


     As noted above, in October 2001, we issued Crammer Road shares of our common stock upon Crammer Road's exchange of the NCT Video note.

     During the year ended December 31, 2001, $2.5 million of the 6% convertible notes plus interest were exchanged for 26,910,453 shares of NCT's common stock. During the year ended December 31, 2002, $0.2 million of the 6% convertible notes plus interest were exchanged for 2,598,956 shares of NCT's common stock. At December 31, 2002, $4.2 million of the 6% convertible note principal remained that could be exchanged for NCT common stock.

     On May 18, 2001, Carole Salkind converted a 60-day $500,000 note into 4,303,425 shares of our common stock at an agreed upon price of $0.13, a price which approximated the market price of our common stock on the conversion date. NCT had defaulted on the repayment of this note. NCT reduced the conversion price from $0.21 to $0.13 to induce conversion of the note resulting in an inducement charge of approximately $0.2 million included in other (income) expense (see Note 16).

Shares Issued to Infinite Technology Corporation, Vendors and Others
--------------------------------------------------------------------

     During the year ended December 31, 2002, we recorded charges totaling $0.5 million for the issuance of 6,438,081 shares of our common stock. Of these shares, 5,938,081 were valued at approximately $0.5 million and were issued to settle a legal matter (see Note 20). In addition, 200,000 of the total number of shares were issued to settle a legal matter and were valued at less than $0.1 million (based upon the closing bid price on the date of the settlement). In addition, 300,000 of the total number of shares were valued at less than $0.1 million and were issued for a partial payment of consulting services (based upon the closing bid price on the date of the agreement).

     During the year ended December 31, 2001, NCT issued an aggregate of 3,165,495 shares of its common stock to suppliers, consultants and an employee. Of these shares, 2,994,066 were for current obligations totaling $804,683 (328,717 of such shares were issued to an employee) and 171,429 were for future obligations totaling $60,000.

     On September 7, 2000, the company issued 9,523,810 shares of its common stock having a market value of $3.0 million to Infinite Technology Corporation with respect to the strategic alliance and technology development amendment with ITC (see Note 4).

ConnectClearly.com, Inc. Initial Financing
------------------------------------------

     On August 10, 2000, NCT entered into an agreement with three accredited investors for the financing of NCT's majority-owned subsidiary, ConnectClearly.com, Inc. In connection with the initial funding of ConnectClearly, NCT issued 1,000 shares of ConnectClearly common stock to these investors in consideration for $0.5 million in cash and conversion of promissory notes payable, due to two of the investors, totaling $0.5 million. These ConnectClearly common shares are exchangeable for shares of NCT common stock any time on or after the

180th day following issuance of the ConnectClearly common stock at 80% of the five-day closing bid average of the NCT common stock for the five-day period immediately preceding the exchange. During the year ended December 31, 2000, no shares of ConnectClearly were exchanged for shares of NCT common stock. During the year ended December 31, 2001, 937 shares of ConnectClearly common stock were exchanged for 7,831,908 shares of NCT's common stock. We incurred a $0.3 million charge to additional paid-in capital. This amount is included in beneficial conversion features and in the calculation of loss attributable to common stockholders for the year ended December 31, 2001. Because NCT obtained the ConnectClearly common shares upon exchange, NCT accounted for this as a step acquisition for which NCT recorded an increase to its goodwill in ConnectClearly and an increase to its additional paid-in capital of $0.9 million. At December 31, 2001, as a result of ConnectClearly's failure to achieve operating objectives, goodwill was reduced to zero resulting in a goodwill impairment charge of $0.9 million. During the year ended December 31, 2002, no shares of ConnectClearly were exchanged for shares of NCT common stock. At December 31, 2002, 63 ConnectClearly common shares are outstanding.

Distributed Media Corporation
-----------------------------

     During 2001, employees of DMC exercised options and were issued 7.06 shares of DMC common stock. On February 28, 2002, we issued 2,142,073 shares of our common stock in exchange for 6.435 shares of DMC common stock pursuant to an employment termination agreement. We recorded a charge based on the fair value of our common stock at that date of $0.2 million included in our consolidated statement of operations for the year ended December 31, 2002, classified as selling, general and administrative expense.

NCT Audio Products, Inc.
------------------------

Initial Financing

     NCT Audio sold 2,145 common shares in 1997 for approximately $4.0 million in a private placement under Regulation D of the Securities Act of 1933 (the "Securities Act"). The terms of the sale allow purchasers of NCT Audio's common stock to exchange their shares for NCT common stock at 80% of the five-day average closing bid price of NCT common stock for the five days immediately preceding the exchange. The NCT share exchanges are accounted for as step acquisitions of NCT Audio. Through the fourth quarter of 1999, we had pursued an acquisition strategy for NCT Audio. In connection with financing efforts for that acquisition strategy, we had access to an independent appraisal of NCT Audio performed for a prospective lender. In 1999, we changed the business strategy to suspend NCT Audio's acquisition effort. Based upon that change in strategy and the then current valuation, we began impairing goodwill resulting from step acquisitions. In 2001, due to the continuing inability of NCT Audio to generate positive cash flows from operations, we reduced the NCT Audio goodwill balance to zero (representing $1.5 million of the 2001 impairment to goodwill). In 2002, $0.3 million of goodwill resulting from a step acquisition was impaired because of NCT Audio's continuing inability to generate positive cash flows from operations. Included in our consolidated statements of operations are impairment charges aggregating $3.1 million, $2.1 million and $0.3 million for the years ended December 31, 2000, 2001 and 2002, respectively.

     Through December 31, 2002, we have issued an aggregate of 31,239,483 shares of our common stock in exchange for 2,145 shares of NCT Audio common stock. During the years ended December 31, 2000, 2001 and 2002, 533, 597 and 160 shares of NCT Audio common stock, respectively, were exchanged for 3,611,111, 4,824,068, and 3,930,818 shares of NCT common stock. At December 31, 2002, no shares of NCT Audio common stock subject to exchange are outstanding.

Shares Issued to NXT plc

     On March 30, 2001, NCT issued 3,850,000 shares of its common stock to NXT attributable to new agreements that reorganized existing cross-license agreements between the companies (see Note 4). Under the new agreements, NXT transferred its 533 shares of NCT Audio common stock to NCT in payment of the exercise price for an option held by NXT to purchase 3,850,000 shares of NCT's common stock (see Note 15). NXT had purchased those shares of NCT Audio common stock in 1997 for $1.0 million.

Exchange Shares

     The  company  had  contingent   obligations  under  a  securities  exchange
agreement, dated October 9, 1999 among the company, Austost and Balmore. Pursuant to the exchange agreement, on October 26, 1999 the company issued a total of 17,333,334 shares to Austost and Balmore (the "Exchange Shares") in exchange for 532 shares of common stock of NCT Audio held by Austost and Balmore. The effective per share price of the Exchange Shares received by Austost and Balmore was $0.06 per share (representing the total purchase price originally paid by Austost and Balmore for the NCT Audio shares of $1.0 million divided by 17,333,334). This effective per share price was $0.115, or 65.7%, less than the closing bid price of the company's common stock as reported by the OTC Bulletin Board on October 25, 1999. This effective per share price was subject to increase upon the application of an exchange ratio adjustment provision in the exchange agreement on February 15, 2000 (or an earlier date agreed to by all the parties) and was subject to decrease upon the application of a reset provision in the exchange agreement. Under the exchange ratio adjustment provision and the reset provision, NCT could have received shares back or had an obligation to issue additional shares if the value of the shares issued to Austost and Balmore on the measurement date differed from $2.6 million. No adjustment to the number of shares was required. On March 7, 2000, some terms and conditions of the exchange agreement were amended. Under the exchange agreement, Austost and Balmore were obligated to return to NCT 13,671,362 shares of NCT common stock ("Excess Exchange Shares"). This amendment was agreed to in order to (i) allow Austost and Balmore to retain 3,611,111 Excess Exchange Shares in exchange for an additional 533 shares of NCT Audio common stock from a third party investor, which Austost and Balmore would deliver to NCT, and (ii) substitute cash payments by Austost and Balmore to the company in lieu of Austost's and Balmore's obligation to return the remaining Excess Exchange Shares to the company pursuant to the exchange agreement. Austost and Balmore would agree to pay the company up to $1.0 million in cash subject to monthly limitations from proceeds Austost and Balmore would realize from their disposition of such remaining Excess Exchange Shares. Austost and Balmore would realize a 10% commission on the proceeds from the sale of NCT shares. During the year ended December 31, 2000, the company received proceeds, net of commissions, of $2.3 million for the sale of approximately 10 million Excess Exchange Shares sold by Austost and Balmore, which funds were used to repay notes payable ($0.8 million) and for working capital purposes. In 2001, NCT received proceeds, net of commissions, of $0.2 million upon the sale of the remaining Excess Exchange Shares.

Other Private Placements and Stock Issuances
--------------------------------------------

     On June 5, 1998, Interactive Products, Inc. ("IPI") entered into an agreement with the company granting the company a license to, and an option to purchase a joint ownership interest in, patents and patents pending which relate to IPI's speech recognition technologies, speech compression technologies and speech identification and verification technology. The aggregate value of the patented technology was $1.3 million, which was paid by a $0.2 million cash payment and delivery of 1.3 million shares of the company's common stock valued at $0.65625 per share on June 5, 1998. At such time as IPI sells any of such shares, the proceeds thereof will be allocated towards a fully paid-up license fee for the technology rights noted above. In the event that the proceeds from the sale of shares are less than the $1.1 million, the company will record a liability representing the cash payment due. On July 5, 1998, the company paid IPI $50,000, which was held in escrow as security for the fulfillment of the company's obligations, toward the liability. The company recorded a liability representing the difference between the company's payment obligations and the IPI net proceeds from its sale of shares of NCT's common stock. In February 2001, we issued 200,000 shares of NCT common stock to settle this obligation and reduced the patent cost by $0.4 million corresponding to our reduction of the liability.

     On or about August 22, 2001, 2.0 million shares of NCT common stock issued with a restrictive legend were sold in a private placement, at current market value. The proceeds consisted of approximately $0.2 million in cash, including approximately $0.1 million from certain NCT directors and officers (see Note
18).

Transactions Affecting Common Stock of Pro Tech Communications, Inc.
--------------------------------------------------------------------

     In 2001, NCT received 1,190,476 shares of Pro Tech common stock as partial consideration for the January 9, 2001 6% convertible notes then issued (see Note
10). We received an aggregate of 2,563,636 shares of Pro Tech common stock valued at $1.4 million in partial payment of technology license fees receivable from two DMC customers.

     Pursuant to a consulting agreement dated March 15, 1999, as amended June 1, 1999 and modified July 29, 1999, between Pro Tech and the outside consultant, Pro Tech was obligated to issue 2% of its outstanding common stock to the consultant upon the consummation of the Pro Tech acquisition by our wholly-owned subsidiary, NCT Hearing (see Note 2). As such, Pro Tech issued 279,688 shares and NCT Hearing transferred 279,687 shares of its Pro Tech's common stock to the consultant (an aggregate of 559,375 shares representing an aggregate value of approximately $385,000) in full settlement of all obligations under the consulting agreement. The shares were valued at the closing bid price as of the date of issue, approximately $0.688 per share. Pro Tech treated this as a charge against the stock issued, and NCT Hearing recorded it as a reduction in its investment in Pro Tech.

     At December 31, 2002, NCT Hearing Products, Inc. had approximately 27.1 million shares of Pro Tech common stock, comprising approximately 82% of the issued and outstanding shares of Pro Tech common stock.

NCT Group, Inc. Preferred Stock
-------------------------------

     Our Board of Directors is authorized to issue 10 million shares of preferred stock, par value $0.10 per share. Through 2002, NCT designated eight series of preferred stock, including series A, B, C, D, E, F, G and H preferred stock. Series A and B were eliminated in 1992 without ever having been issued. We have issued preferred stock under our series C, D, E, F, G and H designations. In November 2001, series C, D, E and F were eliminated. As of December 31, 2002, there are 1,800 shares of series H preferred stock issued and outstanding.

Series F Convertible Preferred Stock

     On August 10, 1999, the company entered into a subscription agreement to sell an aggregate stated value of up to $12.5 million (12,500 shares) of series F preferred stock in a private placement, pursuant to Regulation D under the Securities Act, to five unrelated accredited investors. On August 10, 1999, the company received $1.0 million for the sale of 8,500 shares of series F preferred stock having an aggregate stated value of $8.5 million. At the company's election, the investors may invest up to an additional $4.0 million in cash or in kind at a future date. Each share of the series F preferred stock had a par value of $0.10 and a stated value of $1,000 with an accretion rate of 4% per annum on the stated value. Each share of series F preferred stock was convertible into shares of the company's common stock, subject to specified limitations, as determined by a formula in the agreement. The conversion terms of the series F preferred stock also provided that in no event would the company be obligated to issue more than 35 million shares of its common stock in the aggregate in connection with the conversion of up to 12,500 shares of series F preferred stock. Subsequently, the maximum number of conversion shares was increased to 77 million shares of the company's common stock. The company registered an aggregate of 25,744,000 shares of common stock issuable upon conversion and payment for accretion. In connection with the series F preferred stock, the company may have been obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such additional amounts would have been treated as obligations of the company.

     On December 15, 1999, 974 shares of NCT's series F preferred stock were returned to the company as partial consideration for eight DMC network affiliate licenses. During 2000, we issued 23,470,081 shares of our common stock upon conversion of the remaining 4,715 shares of series F preferred stock. As of December 31, 2000, 7,526 shares of NCT's series F preferred stock had been converted into 48,776,638 shares of NCT's common stock. At December 31, 2001, no series F preferred stock was outstanding.

Series G Convertible Preferred Stock

     On January 25, 2000, the Board of Directors of NCT designated a series G convertible preferred stock. The series G preferred stock consists of 5,000 designated shares, par value of $0.10 per share and a stated value $1,000 per share with a cumulative dividend of 4% per annum on the stated value payable upon conversion in either cash or common stock. On September 26, 2000, the company's Board of Directors approved an amendment to the Series G Certificate of Designations, Rights and Preferences to increase the maximum share issuance amount thereunder from 10 million shares to 24 million shares. The amendment became effective on September 27, 2000 when the company filed it with the Secretary of State of Delaware. On March 6, 2000, as amended March 10, 2000, NCT and an accredited investor entered into an agreement under which NCT sold an aggregate stated value of $2.0 million (2,004 shares) of series G preferred stock, in a private placement pursuant to Regulation D under the Securities Act, for an aggregate of $1.75 million. The company received proceeds, net of expenses, of $1.7 million. Each share of series G preferred stock is convertible into shares of NCT common stock at the lesser of (i) 20% below the five-day average closing bid price of common stock immediately prior to conversion or
(ii) $0.71925. In connection with the series G preferred stock transaction, on March 6, 2000, the company granted a five-year warrant for 150,000 shares of NCT common stock at an exercise price of $0.71925. In accordance with SFAS 123, the company estimated the fair market value of this warrant to be $0.1 million using the Black-Scholes option pricing model. An aggregate of $0.7 million for the discounted conversion price and warrant is included in beneficial conversion features for the year ended December 31, 2000. The company filed a registration statement on April 20, 2000 (amended on June 13, 2000) to register such shares of common stock for the conversion of the series G preferred stock and the related warrant. During the year ended December 31, 2000, the company issued 4,906,595 shares of the company's common stock upon the conversion of 1,237 shares of the company's series G preferred stock. During 2001, we issued 7,218,150 shares of our common stock upon conversion of the remaining 767 shares of series G preferred stock. As of December 31, 2001, 2,004 shares of NCT's series G preferred stock had been converted into 12,124,745 shares of NCT's common stock. At December 31, 2001 and 2002, no series G preferred stock was outstanding.

Series H Convertible Preferred Stock

     In June 2002, NCT designated series H preferred stock consisting of 1,800 designated shares with a par value $0.10 per share, a stated value of $10,000 per share and a cumulative dividend of 4% per annum on the stated value payable upon conversion in either cash or common stock, at NCT's election. The series H preferred stock is senior in rank to our common stock and has a liquidation value equal to the dividends plus the stated value in the case of liquidation, dissolution or winding up of NCT. The holders of our series H preferred stock have no voting rights (except as may be required by law). Each share of series H preferred stock is convertible into shares of the company's common stock at 75% of the average closing bid price of common stock for the five-day trading period immediately preceding conversion. The holder of the series H preferred stock is subject to a limitation on the percentage ownership of outstanding common shares of the company, defined. The series H preferred stock is redeemable by us in cash at any time at a redemption price that is a function of the time between the date the series H was originally issued and the redemption date. The redemption price ranges from 85% of stated value (within three months of issuance) to 120% of stated value (after nine months from issuance). On June 24, 2002, we issued 1,800 shares ($18 million stated value) of our series H preferred stock to Crammer Road LLC for $120,000 cash and 12,000 shares of DMC
New York, Inc. (see Note 2). For the year ended December 31, 2002, we have included $0.4 million representing preferred stock dividends on the consolidated statement of operations. As of December 31, 2002, 1,800 shares of series H preferred stock are issued and outstanding and no series H preferred shares have been converted.

Artera Group, Inc. Preferred Stock
----------------------------------

     On February 21, 2001, the Board of Directors of Artera Group, Inc. designated a series A convertible preferred stock which consists of 30,000 designated shares, par value of $0.10 per share and stated value $1,000 per share with a cumulative dividend of 4% per annum on the stated value payable upon conversion in either cash or common stock of Artera. Each share of series A convertible preferred stock is convertible into shares of Artera common stock on and after the earlier of two years after issuance or ten days after Artera becomes publicly traded, at a conversion price equal to the average closing price for the five trading days prior to the conversion date. We amended these rights as to $4.3 million stated value of Artera preferred stock that was issued in conjunction with our acquisition of Artera (see Note 2). For each of the years ended December 31, 2001 and 2002, the dividends are approximately $0.3 million. These amounts represent preferred stock dividends on the consolidated statement of operations for the years then ended.

     On June 29, 2001, NCT entered into an exchange rights agreement with ten accredited investors who hold $4.3 million in aggregate stated value of Artera Group, Inc. series A preferred stock. Each of the ten holders of Artera series A preferred stock is entitled to exchange the Artera series A preferred stock for shares of NCT common stock from and after November 30, 2001 at an exchange price per share of 100% of the average closing bid price of NCT's common stock for the five trading days prior to the exchange date. NCT is obligated to register shares of its common stock for the exchange of Artera series A preferred stock. For the years ended December 31, 2001 and 2002, we incurred a charge of $0.7 million and $2.1 million, respectively, for non-registration of the underlying shares of NCT common stock. These amounts are included in preferred stock dividends on the consolidated statement of operations for the years then ended. Pursuant to the exchange rights agreement, NCT has the option at any time to redeem any outstanding Artera series A preferred stock by paying the holder cash equal to the aggregate stated value of the Artera series A preferred stock being redeemed (together with accrued and unpaid dividends thereon). As of December 31, 2002, 8,299 shares of Artera series A preferred stock are issued and outstanding and no shares have been converted.

Pro Tech Communications, Inc. Preferred Stock
---------------------------------------------

     On September 29, 2000, Pro Tech entered into a securities purchase and supplemental exchange rights agreement with the company, Austost, Balmore and Zakeni Limited to consummate the $1.5 million financing arranged by the company for Pro Tech in connection with its sale of 1,500 shares of Pro Tech series A convertible preferred stock to the investors. The Pro Tech series A preferred stock consists of 1,500 designated shares, par value $0.01 per share and a stated value of $1,000 per share with a cumulative dividend rate of 4% per annum on the stated value. Each share of such stock is exchangeable for shares of NCT's common stock based upon the lowest average of the average closing bid price for a share of our common stock for any consecutive five-day period out of 15 trading days preceding the date of exchange, less a discount of 20%. In addition, each share of this preferred stock is convertible into shares of Pro Tech's common stock at a discount from the quoted market value. In connection with the execution of the securities purchase and supplemental exchange rights agreement, Pro Tech issued three-year warrants to the Pro Tech investors to acquire 4.5 million shares of Pro Tech's common stock exercisable at $0.50 per share. Pro Tech estimated the fair value of this warrant to be $3.6 million determined using the Black-Scholes option pricing model. In addition, the excess of the quoted market value of the common stock assumed to be converted over the net allocable proceeds received for issuance of convertible series A preferred shares (the beneficial conversion feature) of $1.4 million is considered a preferred dividend with this difference being accreted over the period beginning with the issuance of the preferred stock to the date the shares are eligible for conversion. The beneficial conversion feature had originally been calculated at $0.4 million. The calculation of the beneficial conversion feature has been adjusted to reflect the correct discount from the quoted market price of the common stock, which resulted in an adjusted beneficial conversion feature of $1.4 million. The aggregate of $5.0 million, as adjusted, is included in beneficial conversion features on the consolidated statement of operations for the year ended December 31, 2000.

     On July 30, 2001, Pro Tech entered into an agreement with Alpha Capital Aktiengesellschaft to issue 500 shares of Pro Tech series B redeemable convertible preferred stock having an aggregate stated value of $0.5 million. Upon issuance, Pro Tech received approximately $0.4 million in cash, net of expenses and fees, which was used for working capital purposes. The Pro Tech preferred stock is convertible into Pro Tech common, and is exchangeable for shares of NCT common stock (as to 50% from and after six months, and as to 100% from and after one year, from the issue date) at an exchange rate which is the lowest average of the average closing bid price for a share of NCT common stock for any consecutive five trading days out of the 15 trading days preceding the date of exchange, less a discount of 20%. Pro Tech recorded a beneficial conversion feature of $125,000 in connection with the issuance of its series B preferred stock which resulted in a reduction to the outstanding balance of the preferred stock and an increase to additional paid-in capital. The beneficial conversion feature is to be recognized as an increase to Pro Tech's preferred stock and a decrease to additional paid-in capital over the period from the date of issuance.

     (July 30, 2001) to the date of earliest conversion (50% on January 30, 2002 and 50% on July 30, 2002). For the years ended December 31, 2001 and 2002, $79,000 and $46,000, respectively, of the beneficial conversion feature was recognized. In connection with this 2001 transaction, Pro Tech issued a three-year warrant to purchase 1.0 million shares of its common stock, exercisable at $0.13 per share. Pro Tech estimated the fair value of this warrant to be approximately $63,000 using the Black-Scholes option pricing model. The aggregate of $142,000 and $46,000 is included in beneficial conversion features on the consolidated statement of operations for the years ended December 31, 2001 and 2002, respectively.

     For the years ended December 31, 2000, 2001 and 2002, the aggregate dividends for Pro Tech series A and B are approximately $21,000, $24,000 and $22,000, respectively. These amounts represent preferred stock dividends on the consolidated statement of operations for the years then ended.

     During the year ended December 31, 2001, 1,162 shares of Pro Tech series A preferred stock were converted into 4,951,873 shares of Pro Tech common stock and 288 shares of Pro Tech series A preferred stock were exchanged for 2,975,978 shares of NCT common stock. In connection with the issuance of NCT shares, NCT recorded a decrease in the minority interest in subsidiary and an increase to additional paid-in capital of approximately $0.2 million. During the year ended December 31, 2002, there were no conversions or exchanges. At December 31, 2002, there were 50 shares of Pro Tech's series A preferred stock outstanding and 500 shares of Pro Tech series B preferred stock outstanding.


NCT Audio Products, Inc. Preferred Stock
----------------------------------------

     On July 27, 1998, NCT Audio entered into subscription agreements to sell 60 shares of NCT Audio's series A convertible preferred stock having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D under the Securities Act, to six unrelated accredited investors. NCT Audio received net proceeds of $5.2 million from the sale of NCT Audio series A preferred stock. Each share of the NCT Audio series A preferred stock has a par value of $0.10 and a stated value of $100,000 with an accretion rate of 4% per annum on the stated value. Each share of NCT Audio series A preferred stock was exchangeable for NCT's series D preferred stock and convertible into shares of NCT common stock as determined by a formula set forth in the agreement. On March 30, 1999, holders of 57 shares of NCT Audio series A preferred stock exercised this election and converted their shares into 11,699,857 shares of NCT's common stock. On January 10, 2000, the remaining three shares of NCT Audio series A preferred stock were converted into 634,915 shares of the company's common stock. As of December 31, 2000, 60 shares of NCT Audio series A preferred stock had been converted into 12,334,772 shares of NCT's common stock. At December 31, 2000, no NCT Audio series A preferred stock was outstanding.

Treasury Stock
--------------

     On March 1, 2002, NCT retired and cancelled all 6,078,065 shares of treasury stock.

15.  Common Stock Options and Warrants:

     The company values options and warrants using the Black-Scholes option pricing model and accounts for options and warrants issued to those that are not employees or members of the Board of Directors as outlined herein. The fair value of options and warrants issued to general consultants are recorded as consulting expense and classified as selling, general and administrative expenses. The relative fair value of options and warrants issued in connection with indebtedness are amortized as interest expense over the term of the related indebtedness. The allocated fair value of options and warrants issued in conjunction with preferred stock are accreted as an increase in loss attributable to common stockholders in the net loss per share computation over the vesting period of the related options or warrants. The fair value of options and warrants issued in connection with acquisitions are recorded as additional purchase price.

Stock Options:

     The company has stock option plans under which directors, officers, employees and consultants may be granted options to purchase common stock or other equity-based awards. The company's stock option plans that have been approved by shareholders are as follows: 1987 Stock Option Plan (the "1987 Plan"); the NCT Group, Inc. 1992 Stock Incentive Plan (as amended, the "1992 Plan"); the NCT Group, Inc. Option Plan for Certain Directors (as amended, the "Directors Plan"); and the NCT Group, Inc. 2001 Stock and Incentive Plan (the "2001 Plan"). In addition, options outside the option plans have been granted.

     The following summarizes information about the company's stock options outstanding and exercisable at December 31, 2002:


                                                  Options Outstanding                         Options Exercisable
                                      ---------------------------------------------      --------------------------------
                                                           Weighted
                                                           Average
                                                           Remaining       Weighted                              Weighted
                                                          Contractual      Average                               Average
                     Range of              Number             Life         Exercise          Number              Exercise
Plan               Exercise Prices       Outstanding       (In Years)        Price         Exercisable            Price
--------------    ----------------    ----------------    -----------      --------      --------------         ---------
1987 Plan         $ 0.50 to $ 0.63        1,350,000           1.09          $  0.51         1,350,000           $  0.51
                                      ================                                   ==============

1992 Plan         $ 0.10 to $ 1.00       44,022,537           4.70          $  0.42        44,022,537           $  0.42
                                      ================                                   ==============

Directors Plan    $             -                  -             -          $     -                 -           $     -
                                      ================                                   ==============

2001 Plan         $ 0.081 to 0.13        41,485,358 (i)       6.86          $  0.10        30,080,358(i)        $  0.11
                                      ================                                   ==============

Non-plan          $ 0.042 to $0.27       84,825,000           4.69          $  0.07        84,825,000           $  0.07
                                      ================                                   ==============

Footnote:
---------
(i) 29,400,000 of the number outstanding and 19,995,000 of the number exercisable under the 2001 Plan are subject to the approval by the company's stockholders of a sufficient increase (1) in the number of shares of common stock authorized and (2) in the number of shares covered by the 2001 Plan. At the time of such shareholder approval, if the market value of the company's common stock exceeds the exercise price of the subject options, the company will incur a non-cash charge to earnings equal to the spread between the exercise price of the option and the market price, times the number of options involved. If shareholder approval of the increase is not obtained at the next shareholder meeting, options granted will be reduced pro rata for the excess unauthorized shares.

1987 Plan
---------

     The company's 1987 Plan provides for the granting of up to 4 million shares of common stock as either incentive stock options or nonstatutory stock options. Options to purchase shares may be granted under the 1987 Plan to persons who, in the case of incentive stock options, are full-time employees (including officers and directors) of the company; or, in the case of nonstatutory stock options, are employees or non-employee directors of the company. The exercise price of all incentive stock options must be at least equal to the fair market value of such shares on the date of grant and may be exercisable over a ten-year period as determined by the Board of Directors. The exercise price and duration of the nonstatutory stock options are determined by the Board of Directors. In 2000, the Board of Directors determined that no future grants of options for the purchase of shares would be made under the 1987 Plan. Thus, no options for the purchase of shares are available for future grant under the 1987 Plan.

     1987 Plan activity is summarized as follows:



                                                               Years Ended December 31,
                                   ---------------------------------------------------------------------------------
                                              2000                        2001                       2002
                                   -------------------------   -------------------------  --------------------------
                                                   Weighted                    Weighted                    Weighted
                                                   Average                     Average                     Average
                                                   Exercise                    Exercise                    Exercise
                                      Shares        Price         Shares        Price        Shares        Price
                                   ------------  -----------   -----------  ------------  -----------  -------------
Outstanding at beginning of year     1,350,000     $  0.51      1,350,000      $  0.51     1,350,000       $  0.51
Options granted                              -           -              -            -             -             -
Options exercised                            -           -              -            -             -             -
Options canceled, expired or                 -           -              -            -             -             -
forfeited                          ------------                -----------                -----------
Outstanding at end of year           1,350,000     $  0.51      1,350,000      $  0.51     1,350,000       $  0.51
                                   ============                ===========                ===========
Options exercisable at year-end      1,350,000     $  0.51      1,350,000      $  0.51     1,350,000       $  0.51
                                   ============                ===========                ===========
Options available for grant at               -                          -                          -
year-end                           ============                ===========                ===========


1992 Plan
---------

     On October 6, 1992, the company adopted the 1992 Plan for the granting of shares and options to purchase up to 10,000,000 shares of common stock to officers, employees, consultants and directors. The exercise price of options granted under the 1992 Plan must be at least equal to the fair market value of such shares on the date of the grant. 1992 Plan options are generally exercisable over a five to ten-year period as determined by the Board of Directors. Vesting schedules of 1992 Plan options vary from (i) fully vested at the date of grant to (ii) multiple year apportionment of vesting, as determined by the Board of Directors. On October 20, 1998, the stockholders approved an amendment to the 1992 Plan to increase the aggregate number of shares of common stock reserved for grants of restricted stock and grants of options to purchase shares of common stock to 30,000,000 shares. On July 13, 2000, the stockholders approved an amendment to the 1992 Plan to increase the aggregate number of shares of NCT's common stock reserved for issuance upon the exercise of stock options granted and restricted stock awards under the 1992 Plan from 30,000,000 shares to 50,000,000 shares.

     In January 2000, the Board of Directors granted options to purchase shares of the company's common stock to directors, officers, employees and consultants, subject to the approval by the company's stockholders of (1) an increase in the number of shares of common stock authorized and (2) an increase in the number of shares covered by the 1992 Plan. Those options were granted at or above the fair market value of the company's common stock on the date of grant. The fair value of the options granted to consultants amounted to $0.1 million (included in selling, general and administrative expenses on the consolidated statements of operations for the year ended December 31, 2000). After shareholder approval of increases in July 2000, the Board of Directors canceled 9.9 million options it had granted in January 2000. The Board of Directors granted 12.4 million new options at the then fair market value of the common stock, a higher exercise price than had been in effect in January 2000. There was no financial statement impact with respect to the granting of these new options.

     On April 21, 2000, the Board of Directors approved the re-granting to employees of options to replace options that would otherwise expire in 2000. The replacement grants under the 1992 Plan totaled approximately 315,000 options. The price on these new grants was substantially the same as the exercise price of the replaced grants, and therefore, there was no financial statement impact with respect to these options.

     In December 2000, the Board of Directors granted options to directors and employees to acquire 11,325,000 shares of common stock subject to sufficient remaining shares under the 1992 Plan. These grants exceeded the number of shares available under the 1992 Plan by 2,824,505. As such, the grant to the company's Chairman of the Board of Directors and Chief Executive Officer was reduced by this amount, but this award remained an obligation pending future availability under the 1992 Plan or adoption of a new stock option plan. The Board of Directors fulfilled this obligation in 2001 by granting options to acquire 824,505 shares under the 1992 Plan and options to acquire 2,000,000 shares under the 2001 Plan. The exercise price of the options was equal to the market price at the date the shares were made available under the plans. Accordingly, no compensation was recognized.

     On April 25, 2001, the Board of Directors approved the re-granting to employees of options to replace options that would otherwise expire in 2001. The replacement grants under the 1992 Plan totaled approximately 67,000 options. The exercise price of these new grants was the same as the exercise price of the replaced grants, and all exercise prices exceeded the fair value of our common stock on the date of grant. Therefore, there was no financial statement impact with respect to these options. In addition, in 2001, the company granted 357,927 shares of common stock under the 1992 Plan to a former employee in connection with his employment termination agreement. The company recorded a charge of approximately $33,000 in connection with this grant, representing the market price at the date of termination.

     From time to time, the Board of Directors accelerates the vesting schedules of previously granted stock options so that the right to acquire the underlying shares becomes 100% vested. The vesting schedules on grants made to NCT's Chairman of the Board of Directors and Chief Executive Officer were accelerated in each of 2000 and 2001, but the exercise prices were not modified, as follows:
(a) his April 13, 1999 grant to acquire 5,000,000 shares became vested on July 13, 2000 due to DMC and fund raising; (b) his July 13, 2000 grant to acquire 8,164,634 shares became 100% vested on December 6, 2000 due to completion of acquisitions in 2000; and (c) his December 6, 2000 grant to acquire 6,000,000 shares became 100% vested on September 20, 2001 due to formation of Artera
Group, Inc. and conceptualization of its strategy. The Board of Directors accelerated the vesting of July 13, 2000 grants (the exercise prices were not modified) to NCT's President and a director (to acquire 942,073 shares) and to its Senior Vice President, Chief Financial Officer (to acquire 314,024 shares) due to the completion of acquisitions in 2000 (Theater Radio Network, Midcore Software and Pro Tech). On October 25, 2002, the Board of

Directors deemed all options granted to directors, officers and employees before that date as fully vested to acknowledge its gratitude for ongoing employee dedication during the 2002 restructuring and cost-saving measures, including suspension of employee salary increases. Although the acceleration of vesting schedules was a modification of the original grants, there was no accounting consequence because the market price on the date of such modification was lower than the original exercise prices of the grants which exercise prices were not revised.

     1992 Plan activity is summarized as follows:



                                                                   Years Ended December 31,
                                     -------------------------------------------------------------------------------------
                                                2000                        2001                          2002
                                     ---------------------------  -------------------------    ---------------------------
                                                      Weighted                    Weighted                      Weighted
                                                      Average                     Average                       Average
                                                      Exercise                    Exercise                      Exercise
                                        Shares         Price        Shares         Price         Shares          Price
                                     -------------  ------------  ------------   ----------    ------------  -------------
Outstanding at beginning of year       28,024,237     $   0.47     47,057,690     $   0.43      46,408,663      $   0.42
Options granted                        35,377,071     $   0.42      1,641,992     $   0.19               -      $      -
Options exercised                      (1,284,907)    $   0.58              -            -               -             -
Options canceled, expired or          (12,234,206)    $   0.49     (2,291,019)    $   0.55      (2,386,126)     $   0.44
forfeited
Board action                           (2,824,505)    $   0.33              -            -               -             -
                                     -------------                 ------------                ------------
Outstanding at end of year             47,057,690     $   0.43     46,408,663     $   0.42       44,022,537     $   0.42
                                     =============                 ============                ============
Options exercisable at year-end        32,330,873     $   0.47     42,180,040     $   0.42       44,022,537     $   0.42
                                     =============                 ============                ============
Options available for grant at                  -                           -                             -
year-end                             =============                 ============                ============


Directors Plan
--------------

     On November 15, 1994, the Board of Directors adopted the Directors Plan which was approved by shareholders at the annual meeting held in July 1996. Under the Directors Plan, options to purchase 821,000 shares have been approved by the Board of Directors for issuance. The options granted under the Directors Plan have exercise prices equal to the fair market value of the common stock on the grant dates and expire five years from date of grant. Options granted under the Directors Plan are fully vested at the grant date.

     Directors Plan activity is summarized as follows:


                                                            Years Ended December 31,
                                 --------------------------------------------------------------------------------
                                          2000                        2001                       2002
                                 ------------------------   -------------------------  --------------------------
                                               Weighted                   Weighted                    Weighted
                                               Average                    Average                     Average
                                               Exercise                   Exercise                    Exercise
                                   Shares        Price        Shares        Price        Shares         Price
                                 ----------  ------------   ----------  -------------  -----------  -------------
Outstanding at beginning of year   538,500     $   0.73       538,500     $   0.73       538,500      $   0.73
Options granted                          -            -             -            -             -             -
Options exercised                        -            -             -            -             -             -
Options canceled, expired or             -            -             -            -      (538,500)     $   0.73
forfeited
                                 ----------                 ----------                 -----------
Outstanding at end of year         538,500     $   0.73       538,500     $   0.73             -      $      -
                                 ==========                 ==========                 ===========
Options exercisable at year-end    538,500     $   0.73       538,500     $   0.73             -      $      -
                                 ==========                 ==========                 ===========
Options available for grant at     282,500                    282,500                    821,000
year-end                         ==========                 ==========                 ===========



2001 Plan
---------

     On April 25, 2001, the Board of Directors adopted the 2001 Plan for the granting of shares and options to purchase up to 18,000,000 shares of common stock to directors, officers, employees and consultants. The 2001 Plan was approved by the stockholders at the company's annual meeting on July 10, 2001. The exercise price of all 2001 Plan options must be at least equal to the fair market value of our common stock on the date of grant, and the term and vesting schedules of 2001 Plan options are determined by the Board of Directors. On June 3, 2002, June 13, 2002 and October 25, 2002, the Board of Directors granted seven-year options to purchase shares of NCT common stock to directors, officers and employees in the aggregate amount of 430,000, 10,575,000 and 20,675,000 shares, respectively, at exercise prices of $0.081, $0.081 and $0.083, respectively, the fair market value of shares of NCT common stock on the respective dates of grant. The June 13, 2002 grants to directors and officers and the October

2002 grants to directors, officers and all employees were made subject to the approval by the company's stockholders of a sufficient increase (1) in the number of shares of common stock authorized and (2) in the number of shares covered by the 2001 Plan. At the time of such shareholder approval, if the market value of the company's common stock exceeds the exercise price of the subject options, the company will incur a non-cash charge to earnings equal to the spread between the exercise price of the option and the market price, times the number of options involved. If shareholder approval of the increase is not obtained at the next shareholder meeting, options granted will be reduced pro rata for the excess unauthorized shares. On October 25, 2002, the Board of Directors deemed all options granted to directors, officers and employees before that date as fully vested (pending the approval as noted above) to acknowledge its gratitude for ongoing employee dedication during the 2002 restructuring and cost-saving measures, including suspension of employee salary increases. Although the acceleration of vesting schedules was a modification of the original grants, there was no accounting consequence because the market price on the date of the modification was lower than the original exercise price of the grants which exercise prices were not revised.

     2001 Plan activity is summarized as follows:


                                                                  Years Ended December 31,
                                               --------------------------------------------------------------
                                                           2001                            2002
                                               -----------------------------  -------------------------------
                                                                 Weighted                         Weighted
                                                                  Average                          Average
                                                                 Exercise                         Exercise
                                                   Shares          Price          Shares            Price
                                               ---------------  ------------  ---------------    ------------
       Outstanding at beginning of year                     -             -       10,387,503        $   0.13
       Options granted                             10,387,503      $   0.13       31,680,000 (i)    $   0.08
       Options exercised                                    -             -                -               -
       Options canceled, expired or forfeited               -             -        (582,145)        $   0.13
                                               ---------------                ---------------
       Outstanding at end of year                  10,387,503      $   0.13       41,485,358        $   0.10
                                               ===============                ===============

       Options exercisable at year-end              5,355,001      $   0.13       30,080,358 (i)    $   0.11
                                               ===============                ===============
       Options available for grant at               7,612,497                              -        $      -
       year-end                                ===============                ===============


         Footnote:
         ---------
         (i) Of the 31,680,000 options granted and of the 30,080,358 options exercisable, 29,400,000 and 19,995,000 options, respectively, are subject to the approval by the company's stockholders of a sufficient increase (1) in the number of shares of common stock authorized and
         (2) in the number of shares covered by the 2001 Plan.

Non-plan
--------

     From time to time at the discretion of the Board of Directors, non-plan options are granted. The exercise price of non-plan options generally must be at least equal to the fair market value of such shares on the date of grant. Non-plan options generally are exercisable over a five to ten-year period as determined by the Board of Directors. Vesting schedules of non-plan options vary from (i) fully vested at the date of grant to (ii) multiple year apportionment of vesting, as determined by the Board of Directors. In 2001, the company issued 3,850,000 shares of NCT common stock to NXT plc for an option which NCT had granted to NXT plc in 1997. This issuance was in connection with reorganizing existing cross-license agreements between NCT and NXT plc (see Note 4). In 2002, the Board of Directors granted non-plan options to acquire NCT common stock to consulting entities in which Carole Salkind or her son were the sole shareholder (see Note 18). The fair value of these consulting options (determined using the Black-Scholes option pricing model) resulted in an aggregate $4.1 million charge included in our selling, general and administrative expenses for the year ended December 31, 2002.

     Non-plan stock option activity is summarized as follows:



                                                             Years Ended December 31,
                                 ---------------------------------------------------------------------------------
                                          2000                       2001                         2002
                                 ------------------------  --------------------------  ---------------------------
                                               Weighted                    Weighted                       Weighted
                                               Average                     Average                        Average
                                               Exercise                    Exercise                       Exercise
                                   Shares       Price        Shares         Price        Shares            Price
                                 -----------  -----------  ------------   -----------  ------------     -------------
Outstanding at beginning of year  4,284,000     $   0.33     4,025,000      $   0.30        100,000       $   0.27
Options granted                           -            -             -             -    100,225,000       $   0.07
Options exercised                         -            -    (3,850,000)     $   0.30              -              -
Options canceled, expired or       (259,000)    $   0.70       (75,000)     $   0.50    (15,500,000)      $   0.08
forfeited                        -----------               ------------                ------------
Outstanding at end of year        4,025,000     $   0.30       100,000      $   0.27     84,825,000       $   0.07
                                 ===========               ============                ============
Options exercisable at year-end   4,025,000     $   0.30       100,000      $   0.27     84,825,000       $   0.07
                                 ===========               ============                ============


Warrants:

     The company's warrants are granted from time to time at the discretion of the Board of Directors. The exercise price of warrants generally must be at least equal to the fair market value of the underlying shares on the date of grant. Generally, warrants are exercisable over a three to seven-year period as determined by the Board of Directors and vest on the grant date.

     During 2000, warrants to acquire an aggregate of 10,979,875 shares of common stock were issued. Warrants to acquire 167,500 shares were issued in connection with the series G preferred stock transaction (see Note 14). In connection with an installation arrangement with a third party, we issued a warrant to acquire 300,000 shares of common stock. In accordance with SFAS 123, we estimated the fair value of this warrant to be $0.1 million which was amortized to interest expense over the related two-year term of the installation agreement. In September 2000, the company issued warrants for 10 million shares of common stock, exercisable at $0.32 per share, to the placement agent for some of the company's 2000 equity transactions (including ConnectClearly initial financing and Pro Tech series A preferred stock). Since these warrants were in connection with equity financings, the fair value of this warrant did not impact the consolidated statement of stockholders' equity (capital deficit). In 2001 to encourage the exercise of this warrant, we reduced the exercise price to $0.08 per share and realized $800,000 upon exercise of the warrant. On September 27, 2000, in connection with the execution of a private equity credit agreement, NCT issued a warrant for 250,000 shares of its common stock, exercisable at $0.34 per share. Since these warrants were in connection with the private equity credit agreement, the fair value of this warrant did not impact the consolidated statements of stockholders' equity (capital deficit) at December 31, 2000. In 2001, in conjunction with a replacement private equity credit agreement, that warrant was canceled and replaced with another warrant for 250,000 shares, exercisable at $0.14 per share. In 2002, in connection with the execution of another private equity credit agreement, NCT issued a five-year warrant for 1,000,000 shares of its common stock, exercisable at $0.0738 per share.

     During 2001, in conjunction with the issuance of convertible notes, NCT granted Carole Salkind warrants to acquire an aggregate of 10,417,254 shares of its common stock at exercise prices ranging from $0.071 to $0.21 per share. The fair value of these warrants was $0.7 million (determined using the Black-Scholes option pricing model). We reduced the exercise price on warrants granted to her before December 20, 2001 to $0.071 per share. The fair value due to the repricing of these warrants as determined using the Black-Scholes option pricing model was $0.3 million. Thus, the company valued the warrants and repricings at $1.0 million using the Black-Scholes option pricing model. Based upon allocation of the relative fair values of the instruments, we recorded a discount of $0.7 million to the convertible notes issued to Carole Salkind. On October 25, 2001, NCT granted a placement agent a warrant to acquire 20,000,000 shares of NCT common stock at an exercise price of $0.09 per share as consideration for advisory services with respect to equity placements during 2001 (including Pro Tech series B preferred stock). In January 2002, we reduced the exercise price of this warrant from $0.09 per share to an exercise price, as amended as of June 28, 2002, to the lesser of $0.07 or the lowest closing bid price between January 10, 2002 and June 28, 2003. During 2001, we issued warrants to outside consultants for the right to acquire an aggregate of 3,125,000 shares of our common stock at exercise prices ranging from $0.093 to $0.59 per share. For the year ended December 31, 2001, we recorded a charge for consulting services of $0.4 million (determined using the Black-Scholes option pricing model).

     During 2002, in conjunction with the issuance of convertible notes, NCT granted Carole Salkind five-year warrants to acquire an aggregate of 96,372,920 shares of its common stock (including 30,000,000 warrants for her irrevocable wavier to rights to exchange her notes and a warrant for shares of Pro Tech common stock) at exercise prices ranging from $0.041 to $0.097 per share, a weighted average exercise price of $0.069. The fair value of these warrants was $5.0 million (determined using the Black-Scholes option pricing model). Based upon allocation of the relative fair values of the instruments, we recorded a discount of $4.4 million to the convertible notes issued to Carole Salkind. During 2002, we issued warrants to outside consultants for the right to acquire an aggregate of 10,854,167 shares of our common stock at exercise prices ranging from $0.054 to $0.75 per share, a weighed average exercise price of $0.099. For the year ended December 31, 2002, we recorded a charge for consulting services of $0.6 million (determined using the Black-Scholes option pricing model). Included in these shares, as consideration for advisory services by a placement agent, was a five-year warrant to acquire 5,000,000 shares of our common stock at an exercise price, as amended as of June 28, 2002, of the lesser of $0.07 or the lowest closing bid price between January 10, 2002 and June 28, 2003. In conjunction with the execution of a license agreement with FairPoint Broadband, Inc. (see Note 4), NCT issued a five-year warrant for 2,000,000 shares of its common stock to FairPoint Communications, Inc. exercisable at $0.15 per share. The fair value of this warrant was approximately $0.1 million (determined using the Black-Scholes option pricing model) which is being recorded as a reduction of license fee revenue in accordance with EITF 01-9 for the year ended December 31, 2002 in our consolidated statement of operations (see Note 4). In connection with the issuance of a promissory note on December 6, 2002, we issued two five-year warrants to the note holder, one for 1,400,000 shares of NCT common stock at an exercise price per share of the lesser of $0.07 or the lowest closing bid price of NCT common stock for the period from the grant date through the first anniversary. The fair value of the warrant was less than $0.1 million (determined using the Black-Scholes option pricing model) which we recorded as a discount to the related note payable based upon allocation of the relative fair values of the instruments. The other warrant is for 15,000,000 shares at an exercise price of $0.01 per share, subject to certain conditions. This warrant vests and becomes exercisable in its entirety as of the date, if any, that both of the following events have occurred: (a) NCT has failed to pay when due and payable (April 7, 2003) any amount owed by it to the note holder under the promissory note, dated December 6, 2002, in the principal amount of $385,000, and (b) NCT has failed, as of the date that the note becomes due and payable (April 7, 2003), to pay any amount owed by NCT under certain registration penalty provisions and such payment obligation has not been otherwise discharged. If the event described in clause (b) occurs but the event described in clause (a) does not occur, then this warrant vests and becomes exercisable as to 2,000,000 shares only. No charge was incurred for this warrant for the year ended December 31, 2002 due to the unresolved contingencies.

     Warrant activity is summarized as follows:



                                                               Years Ended December 31,
                                   ----------------------------------------------------------------------------------
                                             2000                        2001                        2002
                                   -------------------------   --------------------------  --------------------------
                                                  Weighted                     Weighted                   Weighted
                                                  Average                      Average                     Average
                                                  Exercise                     Exercise                   Exercise
                                     Shares        Price          Shares        Price        Shares         Price
                                   ------------  -----------   -------------  -----------  ------------  ------------
Outstanding at beginning of year    10,402,081     $  0.40       21,048,331     $  0.36     43,725,585     $  0.207
Warrants granted                    10,979,875     $  0.34       33,542,254     $  0.13    126,627,087     $  0.066
Warrants exercised                           -           -      (10,000,000)    $  0.08              -            -
Warrants canceled, expired or         (333,625)    $  0.89         (865,000)    $  0.40       (684,750)    $  0.621
forfeited                          ------------                -------------               ------------
Outstanding at end of year          21,048,331     $  0.36       43,725,585     $  0.21    169,667,922     $  0.091
                                   ============                =============               ============
Warrants exercisable at year-end    21,048,331     $  0.36       42,396,318     $  0.20    168,788,705     $  0.090
                                   ============                =============               ============

     The following table summarizes information about warrants outstanding at December 31, 2002:



                                         Warrants Outstanding                      Warrants Exercisable
                             ----------------------------------------------    -----------------------------
                                             Weighted
                                              Average
                                             Remaining
                                            Contractual      Weighted                          Weighted
              Range of          Number         Life           Average                           Average
           Exercise Prices     Outstanding  (In Years)    Exercise Price          Number    Exercise Price
         -----------------   -------------- ----------    --------------       -----------  --------------
          $0.010 to $0.063      43,178,299         4.92       $0.035            43,178,299      $0.035
          $0.070 to $0.100     110,211,875         3.90       $0.075           110,211,875      $0.075
          $0.110 to $0.500      11,117,592         2.42       $0.197            10,588,425      $0.193
          $0.510 to $1.000       4,914,031         1.61       $0.663             4,563,981      $0.671
          $1.010 to $1.500         246,125         0.12       $1.031               246,125      $1.031
                             --------------                                    ------------
                               169,667,922                                     168,788,705
                             ==============                                    ============


Stock Options and Warrants of Pro Tech Communications, Inc.:

     On March 5, 1998, the Pro Tech Board of Directors adopted the 1998 Stock Option Plan (the "1998 Plan") for the benefit of its directors, officers, employees and consultants. This plan originally authorized the issuance of up to 500,000 shares of common stock and was increased to 2 million shares of common stock on August 11, 2000. The authorized shares for this plan were increased to 30 million on April 12, 2002 at Pro Tech's annual meeting of stockholders.

     On November 28, 2000, Pro Tech issued options to purchase 500,000 shares of common stock at $0.4375 per share under the 1998 Plan, which vest as follows:
125,000 immediately, 125,000 on November 28, 2001, 125,000 on November 28, 2002,
and 125,000 on November 28, 2003. The options expire on November 28, 2007.

     On June 1, 2001, Pro Tech issued options to its Chief Executive Officer to purchase up to 540,000 shares at an exercise price of $0.17 per share under the 1998 Plan, which options vested immediately upon issuance and expire on June 1, 2008. The exercise price of these options was equal to the fair market value of the common stock on the grant date. On February 1, 2002, Pro Tech modified the 540,000 options to exclude the clause under which the options would expire upon termination of employment. Although the change in the termination clause was a modification of the original grant, there was no accounting consequence because the market price on the date of such modification was lower than the exercise price of the grant. On June 1, 2001, Pro Tech issued options to two employees to purchase up to 400,000 shares at an exercise price of $0.17 per share under the 1998 Plan, which options vested or vest as follows: 160,000 immediately upon issuance; 120,000 on June 1, 2002; and 120,000 on June 1, 2003. In January 2002
employment of these two employees was terminated and, according to the option agreement, such granted options expired in April 2002. The exercise price of these options was equal to the fair market value of the common stock on the grant date.

     On February 1, 2002, Pro Tech issued options to its Chairman of the Board of Directors to purchase up to 250,000 shares at an exercise price of $0.06 per share under the 1998 Plan, which options vested immediately upon issuance and expire on February 1, 2009. The exercise price of these options was equal to the fair market value of the common stock on the grant date.

     As of December 31, 2002, Pro Tech's outstanding stock options have exercise prices ranging from $0.06 to $0.4375 and a weighted average remaining contractual life of approximately 4.7 years. The following table summarizes Pro Tech's stock option activity:



                                         Period Ended                         Years Ended December 31,
                               --------------------------------   ------------------------------------------------------------------
                                      December 31, 2000                         2001                              2002
                               --------------------------------   -------------------------------   --------------------------------
                                                   Weighted                           Weighted                           Weighted
                                                   Average                            Average                            Average
                                   Shares        Exercise Price       Shares       Exercise Price       Shares        Exercise Price
                               ---------------  ---------------   --------------- ---------------   ---------------  ---------------
Options outstanding,
  beginning of the period        1,028,000         $  0.442         1,528,000        $  0.440         1,740,000         $  0.283
Options granted                    500,000            0.438           940,000           0.170           250,000            0.060
Options exercised                        -                -                 -               -                 -                -
Options expired                          -                -          (728,000)         (0.468)         (617,500)          (0.259)
                               ---------------  ---------------   --------------- ---------------   ---------------  ---------------
Options outstanding,
  end of period                  1,528,000         $  0.440         1,740,000        $  0.283         1,372,500         $  0.253
                               ===============  ===============   =============== ===============   ===============  ===============
Options exercisable,
  end of period                  1,103,000         $  0.444         1,187,500        $  0.265         1,235,000         $  0.232
                               ===============  ===============   =============== ===============   ===============  ===============

     In connection with issuance of Pro Tech's series A preferred stock, Pro Tech provided warrants to purchase 4,500,000 shares of Pro Tech's common stock. The warrants are exercisable at $0.50 per share and expire on October 28, 2003. We have the right to require the warrant holders to exercise upon a call by Pro Tech under the following conditions: (1) one-third of the warrants are callable if the closing bid price of the common stock for each of the previous fifteen days equals or exceeds $0.68 per share and the average daily trading volume during such period is at least 150,000 shares; (2) two-thirds of the warrants are callable if the closing bid price of the common stock for each of the previous fifteen days equals or exceeds $0.94 per share and the average daily trading volume during such period is at least 150,000 shares; and (3) all of the warrants are callable if the closing bid price of the common stock for each of the previous fifteen days equals or exceeds $1.135 per share and the average daily trading volume during such period is at least 150,000 shares.

     In connection with Pro Tech's series B preferred stock, Pro Tech issued a warrant to purchase 1,000,000 shares of its common stock. The warrant is exercisable at $0.13 per share and expires on July 30, 2004. Pro Tech has the right to require the warrant holder to exercise upon a call by Pro Tech under the following conditions: (1) one-third of the warrant is callable if the closing bid price of the common stock for each of the previous fifteen days equals or exceeds $0.177 per share and the average daily trading volume during such period is at least 150,000 shares; (2) two-thirds of the warrant is callable if the closing bid price of the common stock for each of the previous fifteen days equals or exceeds $0.244 per share and the average daily trading volume during such period is at least 150,000 shares; and (3) the entire warrant is callable if the closing bid price of the common stock for each of the previous fifteen days equals or exceeds $0.295 per share and the average daily trading volume during such period is at least 150,000 shares.

     We estimated the fair value of the warrants issued in connection with our issuance of Pro Tech preferred stock using the Black-Scholes option pricing model (see Pro Tech preferred stock discussion in Note 14).

     As of December 31, 2002, the outstanding Pro Tech warrants have exercise prices ranging from $0.13 to $0.50 and a weighted average remaining contractual life of approximately 1 year. The following table summarizes Pro Tech's warrant activity:



                                   Period Ended                             Years Ended December 31,
                           ------------------------------     -----------------------------------------------------------------
                                December 31, 2000                          2001                             2002
                           ------------------------------     -----------------------------     -------------------------------
                                              Weighted                          Weighted                          Weighted
                                              Average                           Average                           Average
                              Shares       Exercise Price         Shares     Exercise Price        Shares        Exercise Price
                           -------------  ---------------     -------------- --------------     -------------   ---------------
Warrants outstanding,
     beginning of period     4,500,000       $   0.500           4,500,000     $   0.500          5,500,000        $   0.433
Warrants granted                     -               -           1,000,000         0.130                  -                -
Warrants terminated                  -               -                   -             -                  -                -
                           -------------  ---------------     -------------- --------------     -------------   ---------------
Warrants outstanding,
     end of period           4,500,000       $   0.500           5,500,000     $   0.433          5,500,000        $   0.433
                           =============  ===============     ============== ==============     =============   ===============


16.      Other (Income) Expense, operating and non-operating:


        (In thousands of dollars)

                                                                                                 For the Years Ended
                                                                                                      December 31,
                                                                                   ----------------------------------------------
                                                                                        2000            2001           2002
                                                                                        ----            ----           ----

Other operating (income) expense, net consisted of the following:
  Forgiveness of payable                                                           $    (144)      $     (67)      $      -
  Write-down of prepaid royalty                                                            -               -            563
  Minority share of loss in subsidiary - Pro Tech                                        (99)           (473)          (458)
  Other                                                                                 (169)           (397)          (426)
                                                                                   --------------- --------------- --------------
    Total other operating income, net                                              $    (412)      $    (937)      $   (321)
                                                                                   =============== =============== ==============

Non-operating Other (income) expense, net consisted of the following:

  Finance costs associated with non-registration of common shares and
    of common shares underlying convertible notes (Notes 10 and 14)                $       -       $   2,318       $  6,070
  Other-than-temporary decline in value of available-for-sale
    securities (Note 5)                                                                    -           7,036            765
  Default penalties on debt (Notes 10 and 18)                                              -           1,208            441
  Depreciation in fair value of warrant (Note 9)                                           -           1,355            151
  Realized loss on sale of trading securities - NXT                                        -           2,301              -
  Inducement charge                                                                        -             190              -
  Reserve for notes receivable (Note 9)                                                    -           1,000              -
  Other                                                                                 (162)            691            (16)
                                                                                   --------------- --------------- --------------
    Total non-operating other (income) expense, net                                $    (162)      $  16,099       $  7,411
                                                                                   =============== =============== ==============

17.  Supplemental Cash Flow Disclosures:

         (In thousands of dollars)



                                                                                        For the Years Ended December 31,
                                                                                  ---------------------------------------------
                                                                                       2000            2001            2002
                                                                                  --------------  --------------  -------------

Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest                                                                        $           3   $          11   $         17
                                                                                  ==============  ==============  =============
Supplemental disclosures of non-cash investing and financing activities:
  Investment in DMC New York and repurchase of licenses                           $           -   $      21,000   $          -
                                                                                  ==============  ==============  =============
  Receipt of NXT shares for license fee                                           $           -   $       9,160   $          -
                                                                                  ==============  ==============  =============
  Settlement of liability as offset against patent                                $           -   $         405   $          -
                                                                                  ==============  ==============  =============
  Unrealized holding loss on available-for-sale securities                        $      (3,379)  $           -   $          -
                                                                                  ==============  ==============  =============
  Issuance of series H preferred stock in exchange for previously accrued
  acquisistion of subsidiary                                                      $           -   $           -   $     14,000
                                                                                  ==============  ==============  =============
  Issuance of common stock upon conversion of principal portion of convertible
  notes                                                                           $           -   $         500   $        375
                                                                                  ==============  ==============  =============
  Issuance of common stock for acquisition of Midcore Software, Inc.              $       4,818   $           -   $          -
                                                                                  ==============  ==============  =============
  Issuance of common stock for acquisition of Theater Radio Network, Inc.         $       2,500   $           -   $          -
                                                                                  ==============  ==============  =============
  Issuance of common stock in exchange for common stock of subsidiary             $       3,124   $         984   $          -
                                                                                  ==============  ==============  =============
  Issuance of common stock in exchange for prepaid research and engineering
  expenses                                                                        $       3,000   $           -   $          -
                                                                                  ==============  ==============  =============
  Receipt of Pro Tech common shares in lieu of cash to settle accounts
  receivable                                                                      $           -   $       1,350   $          -
                                                                                  ==============  ==============  =============
  Issuance of preferred stock of subsidiary, Artera Group, Inc.                   $           -   $       7,799   $          -
                                                                                  ==============  ==============  =============
  Issuance of common stock for services                                           $         547   $         435   $         19
                                                                                  ==============  ==============  =============
  Issuance of notes for placement services rendered                               $           -   $         527   $          -
                                                                                  ==============  ==============  =============
  Issuance of options and warrants for services                                   $           -   $         438   $          -
                                                                                  ==============  ==============  =============
  Issuance of common stock upon exchange of principal portion of convertible
  notes of subsidiary                                                             $           -   $       2,477   $        200
                                                                                  ==============  ==============  =============
  Issuance of common stock in exchange for preferred stock of subsidiary          $         317   $         261   $          -
                                                                                  ==============  ==============  =============
  Issuance of common stock in exchange for preferred stock                        $       4,024   $           -   $          -
                                                                                  ==============  ==============  =============
  Property and equipment financed through capitalized leases and notes payable    $           -   $       1,404   $         15
                                                                                  ==============  ==============  =============
  Receipt of Pro Tech common shares for payment of license                        $       2,430   $           -   $          -
                                                                                  ==============  ==============  =============
  Receipt of non-recourse notes as partial consideration for convertible note
  of subsidiary                                                                   $           -   $       1,000   $          -
                                                                                  ==============  ==============  =============
  Receipt of Pro Tech common shares as partial consideration of convertible note
  of subsidiary                                                                   $           -   $         500   $          -
                                                                                  ==============  ==============  =============


18.  Related Parties:

Carole Salkind

     Beginning in 1999, NCT has issued convertible notes to Carole Salkind, a stockholder, an accredited investor and spouse of a former director of NCT. As of December 31, 2002, the principal balance outstanding of these notes aggregated approximately $18.1 million (see Note 10). The notes are collateralized by substantially all the assets of NCT Group, Inc. and certain assets of NCT Video Displays, Inc. At Ms. Salkind's election, the notes are convertible into shares of our common stock and may be exchanged for shares of common stock of our subsidiaries except for Pro Tech. The notes contain various events of default, the occurrence of any one of which provides, at Ms. Salkind's election, that the outstanding principal, unpaid interest and a penalty become immediately due and payable. As a result of the February 6, 2002 event of default, a 10% default penalty of $0.3 million is included in accrued expenses as of December 31, 2002 (see Notes 10, 12 and 16).

Consulting Agreements

     On January 25, 2002, NCT granted to Leben Care, Inc. options to purchase 8,350,000 shares of NCT common stock at exercise prices ranging from $0.079 to $0.130 (an aggregate exercise price of $809,000). The options vested on the date of grant. The options expire on dates ranging from May 22, 2006 to January 24, 2007.

The options were granted in consideration of consulting services provided by Leben Care to NCT. Carole Salkind's son Steven Salkind is the sole shareholder of Leben Care. We have recorded a charge of $545,000 for the fair value (see Notes 3 and 15) of the options and a $120,000 consulting fee as called for under the agreement for consulting expenses included in selling, general and administrative expenses in our consolidated statement of operations for the year ended December 31, 2002.

     On February 27, 2002, NCT granted to Stop Noise, Inc. (formerly known as Stopnoise.com, Inc.) five-year options to purchase 3,375,000 shares of NCT common stock at exercise prices ranging from $0.079 to $0.120 (an aggregate exercise price of $312,500). The options vested on June 30, 2002. The options expire on dates ranging from June 30, 2006 to February 26, 2007. The options were granted in consideration of consulting services provided by Stop Noise to NCT. Carole Salkind's son Steven Salkind is the sole shareholder of Stop Noise. We recorded an aggregate charge for the fair value (see Notes 3 and 15) of the options as called for under the agreement of approximately $187,000 for the year ended December 31, 2002.

     On September 30, 2002, NCT granted to Acme Associates, Inc. a five-year option to purchase 50,000,000 shares of NCT common stock at an exercise price of $0.07 per share (an aggregate exercise price of $3.5 million). The options vested on the date of grant. The options were granted in consideration of consulting services provided by Acme Associates to NCT. Carole Salkind is the sole shareholder of Acme Associates. We recorded a charge of approximately $2,625,000 for the fair value (see Notes 3 and 15) of the options and a $25,000 consulting fee as called for under the agreement for the year ended December 31, 2002.

     On December 26, 2002, NCT granted to Motorworld, Incorporated a five-year option to purchase 23,000,000 shares of NCT common stock at an exercise price of $0.042 per share (an aggregate exercise price of $966,000). The options vested on the date of grant. The options were granted in consideration of consulting services provided by Motorworld to NCT. Carole Salkind is the sole shareholder of Motorworld Incorporated. We recorded an aggregate charge for the fair value (see Notes 3 and 15) of the options as called for under the agreement of approximately $724,000 for the year ended December 31, 2002.

Spyder Technologies Group, LLC

     On July 16, 2002, Artera entered into a master distributor agreement with Spyder Technologies Group, LLC under which Spyder will distribute the Artera Turbo service in the U.S. The rate of compensation for Spyder is comparable to that received by similarly situated, unrelated master distributors.

     On October 24, 2002, Artera entered into a master distributor agreement with Spyder Technologies Group, LLC under which Spyder will distribute the Artera Turbo service in Puerto Rico, the U.S. Virgin Islands and a number of countries in the Caribbean region. The term of the agreement is five years and four months. Compensation to Spyder consists of a commission of 50% of gross revenue on sales originated by local distributors brought to Artera by Spyder out of which those local distributors are paid 30% to 40% of gross revenue as a commission from Spyder. The rate of compensation for Spyder is comparable to that received by similarly situated, unrelated master distributors. With some exceptions in Puerto Rico and the U.S. Virgin Islands, Spyder's distribution rights are exclusive, although Artera may terminate the exclusivity after the first 16 months of the term if specified revenue thresholds are not met. In addition, Artera and Spyder are negotiating a non-exclusive distribution agreement for the United States and Canada.

     Jonathan Parrella, the son of NCT's Chairman and Chief Executive Officer, is President of and holds a 45% ownership interest in Spyder. Bulldog
Communications, Inc. holds a 25% ownership interest in Spyder. Bulldog Communications, Inc. is owned 20% by each of Michael Parrella, Karen Parrella, Michael Parrella, Jr., Jonathan Parrella and Daniel Parrella (the Chairman and Chief Executive Officer of NCT, and, respectively, his wife and three sons). Michael Parrella is also the Chairman of the Board, and Karen Parrella is the President, of Bulldog Communications. The amounts paid under these agreements were negligible for the year ended December 31, 2002.

Private Placement and Issuance of NCT Common Stock

     On August 22, 2001, three individuals, NCT directors and officers, agreed to purchase in a private placement an aggregate of 1,000,000 shares of restricted common stock. The aggregate value of the shares was

$93,000, or $0.093 per share, the then fair market value based upon the closing bid price on August 21, 2001. Shares were issued to NCT's Chairman of the Board of Directors and Chief Executive Officer (612,893), to NCT's President and a director (171,342) and to NCT's Senior Vice President, Chief Financial Officer (215,765).

     On August 22, 2001, Carole Salkind agreed to purchase 1,000,000 shares of NCT common stock for $93,000 cash, or $0.093 per share, the then fair market value. On September 10, 2001, we received the funds from Ms. Salkind and issued the 1,000,000 shares of common stock to her.

     We issued 328,717 shares of NCT common stock to the former president of Theater Radio Network (who had become an employee of DMC Cinema). This issuance was in settlement of amounts owed him aggregating approximately $25,000 that he had advanced to the company.

Compensation of Director

     The company's former Chairman of the Board of Directors, who continued as a director until his resignation on May 29, 2002, received compensation from the company in 2000, 2001 and 2002 of $64,500, $63,000 and $15,750, respectively.

Incentive Compensation of Management

     NCT's Chairman of the Board of Directors and Chief Executive Officer, who, at December 31, 2002, holds options and warrants for the right to acquire an aggregate of 42,901,634 shares of the company's common stock, received an incentive bonus equal to a 1% cash override on the value derived by the company upon the execution of agreements or other documentation evidencing transactions with unaffiliated parties. Under this arrangement, the company has included in selling, general and administrative costs approximately $381,000, $299,000 and $136,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

     The company's President and a director of NCT, who at December 31, 2002 holds options and warrants for the right to acquire an aggregate of 6,833,323 shares of the company's common stock, had an incentive bonus arrangement equal to 1/3% cash override on the value derived from transactions entered into by the company with unaffiliated parties. Her participation in this incentive bonus commenced effective January 2001. Under this arrangement, the company has included in selling, general and administrative costs approximately $99,000 and $45,000 for the years ended December 31, 2001 and 2002, respectively.

     The  company's  Senior Vice  President,  Chief  Financial  Officer,  who at
December 31, 2002 holds options and warrants for the right to acquire an aggregate of 4,039,024 shares of the company's common stock, had an incentive bonus arrangement equal to 1/2% cash override on the value derived from transactions entered into by the company with unaffiliated parties. Under this arrangement, the company has included in selling, general and administrative costs approximately $137,000, $150,000 and $68,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

     The company's Senior Vice President, Corporate Development, who at December 31, 2002 holds options for the right to acquire an aggregate of 2,953,049 shares of the company's common stock, has an incentive bonus arrangement under which he receives cash compensation for completion of specified events and receives a cash override equal to 1% of the value of specific subsidiary financing transactions and 1/2% of the value of licensing agreements and joint venture alliances in which he was directly involved. Under this arrangement, the company has included in selling, general and administrative expenses approximately $35,000, $56,000 and zero for the years ended December 31, 2000, 2001 and 2002, respectively.

Guarantee of Indebtedness by Management

     NCT's Chairman of the Board of Directors and Chief Executive Officer personally guaranteed the repayment of a $0.4 million bridge financing note issued by NCT on December 27, 2001. The guarantee was extinguished in conjunction with new financing completed on January 10, 2002 (see Note 10).

Indebtedness of Management

     On various dates in 2000 and 2001, the company's Senior Vice President, Corporate Development entered into several short-term promissory notes to borrow funds from the company in anticipation of cash overrides due under the incentive compensation arrangement described above. As of December 31, 2001, one promissory note was outstanding for a principal amount owed to the company of $105,301. The note bears interest at 6.0% and matured on May 1, 2002. Effective May 1, 2002, the borrowed funds had not been repaid but were consolidated with interest into an outstanding promissory note due January 15, 2003 for an aggregate principal amount owed to NCT of $107,960. The note bears interest at an annual rate of 6.0% through its due date of January 15, 2003, and at prime plus 5% thereafter. The note was not paid when due on January 15, 2003 and became past due. NCT is seeking to collect on the May 1, 2002 note. However, NCT believes that incentive compensation that is or will be due Dr. Charry may offset the amount owed NCT. At December 31, 2002, $24,000 was due Dr. Charry.

Indemnification of Management

     On or about December 5, 2002, NCT agreed to indemnify three individuals, NCT directors and officers, who had each also served as a Director of Artera Group International Limited, a U.K.-based subsidiary, prior to its liquidation (see Note 25) for any liabilities that may arise against them from claims under
Section 214 of the U.K. Insolvency Act and to provide them with legal representation with respect to the claims. Because the Section 214 proceedings are at an early stage, we are unable to estimate the amount or the likelihood of an unfavorable outcome of the action. The maximum amount asserted by the liquidator, which we believe is the maximum amount of future payments that may be needed to satisfy this indemnity, is approximately $6.3 million (See Note
20).

Crammer Road LLC

     The company has  executed a number of  transactions  with Crammer Road (see
Note 14) and settled a legal  action  brought in 2002 by Crammer  Road (see Note
20). Crammer Road was the sole stockholder of DMC NY, the owner of 16 licenses previously purchased from Distributed Media Corporation. We acquired 25% of DMC NY in 2001 and 75% in 2002 (see Note 2). We intended to put shares of our common stock to Crammer Road in exchange for a combination of cash and the remaining shares of DMC NY common stock under the April 12, 2001 private equity credit agreement with Crammer Road, but reacquired those 12,000 DMC NY shares in exchange for our series H preferred stock. The purchase price paid for DMC NY aggregated approximately $27.2 million and was arrived at in various negotiations between NCT and Crammer Road. We did not obtain a valuation from an outside firm. Crammer Road obtained the 16 DMC licenses from other investors in private transactions. In 2000, five investors in our series E and F preferred stock contributed their 16 New York area DMC licenses to Crammer Road in a private transaction, in exchange for membership interests in Crammer Road. The investors holding the licenses advised NCT and DMC of plans to contribute the licenses to Crammer Road. NCT and DMC did not object to those contributions. The investors who initially owned the 16 DMC licenses had paid for them in 1999 with $4 million in cash and by surrendering to NCT $9.6 million of NCT series E and F preferred stock (9,600 shares at the stated value of $1,000 per share). The holders of our series E and F preferred stock were the original purchasers of the DMC licenses. The purchasers of our series E and F preferred stock (except one investor) were the same investors who contributed the 16 licenses to Crammer Road. The capital contribution of licenses to Crammer Road was for purposes of administrative convenience to provide for such contributors' undertakings in respect of their investment in Crammer Road. In turn, Crammer Road's purpose for contributing the 16 licenses to DMC NY was to provide it a perceived form of liquidity, possibly through an initial public offering or through the acquisition of DMC NY by DMC or NCT. Subsequently, it appeared that the licensees lacked the ability to initiate services under the license agreements. Concurrently, due to a lack of capital (such capital would have been provided, in part, by the licensees for services rendered on their behalf and at their request by DMC), DMC was unable to execute its business plan to provide, install and operate our digital broadcast system at locations in the New York area. DMC was undercapitalized despite the license fees received because it was unable to attract adequate private financing or complete an initial public offering to establish a sufficient installed base of Sight & Sound locations that would be attractive to prospective advertisers. As such, Crammer Road did not perceive that it had an opportunity to exploit the licenses in a viable business venture. DMC did not receive any requests from Crammer Road to complete the build-out of locations. In addition, Crammer Road did not seek to obtain advertising contracts as all of its efforts would require additional investment in the venture. On September 27, 2000, DMC NY issued 16,000 shares of its common stock in exchange for 16 licenses held by Crammer Road pursuant to a license exchange agreement. Certain officers and directors of NCT comprise 100% of the Board of Directors of DMC NY.

Vidikron of America

     On September 29, 2000, NCT and Distributed Media Corporation signed separate agreements to license various microbroadcasting technologies to Vidikron of America, Inc. for an aggregate of $2 million. Vidikron is a manufacturer of high-end home theater equipment. Vidikron's intention was to develop commercial video applications using the technology it licensed from NCT and DMC. We recognized an aggregate of $2 million in technology license revenue in fiscal 2000 attributable to Vidikron. We used $1 million of the proceeds from Vidikron for working capital and general corporate purposes and the other $1 million to acquire 1,000 shares of common stock of DMC New York, Inc. in 2001. Such shares of DMC NY were owned by Crammer Road LLC. Crammer Road's sole corporate director is Navigator Management Ltd. The sole director of Navigator Management is David Sims. Vidikron's majority shareholder is Markland LLC. Markland's sole corporate director is also Navigator Management Ltd.

19.  Income Taxes:

     The company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Accordingly, deferred tax assets and liabilities are established for temporary differences between tax and financial reporting bases of assets and liabilities. A valuation allowance is established when the company determines that it is more likely than not that a deferred tax asset will not be realized. The company's temporary differences primarily result from depreciation related to machinery and equipment and compensation expense related to warrants, options and reserves.

     The company files consolidated federal and state tax returns. At December 31, 2002, the company had available estimated net operating loss carryforwards of approximately $121.0 million, estimated capital loss carryforwards of $2.3 million and estimated research and development credit carryforwards of approximately $2.5 million for federal income tax purposes of which approximately $16.1 million will expire within the five years ending December 31, 2007 ($2.0 million expire in 2003) and approximately $104.9 million expire at various dates from December 31, 2008 through December 31, 2022. The company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation. In addition, the net operating losses of acquired companies prior to their related acquisitions by NCT have not been included above. These net operating losses may be severely limited under Section 382 of the Internal Revenue Code.

     The difference between the statutory tax rate of 34% and the company's effective tax rate of 0% is primarily due to the increase in the valuation allowance of $27.4 million and $6.5 million in 2001 and 2002, respectively. The difference is as follows:



                                                     For the Years Ended December 31,
                                                ----------------------------------------------
                                                     2000             2001            2002
                                                --------------  --------------   -------------
Statutory rate                                      (34.0)%          (34.0)%         (34.0)%
State tax net of federal effect                      (5.6)            (5.6)           (5.6)
Permanent differences                                15.9             11.5            13.8
Effect of adjustments to prior year
  net operating loss carryforwards                  (35.5)             2.7               -
Other                                                 2.0                -               -
Increase in valuation allowances                     57.2             25.4            25.8
                                                --------------  --------------   -------------
  Effective tax rate                                    - %              - %             - %
                                                ==============  ==============   =============


     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the company's deferred tax assets and liabilities are as follows:


(In thousands of dollars)
                                                                        December 31,
                                                            ---------------------------------
                                                                 2001             2002
                                                            ---------------  ----------------
Accounts receivable                                              $      19         $      36
Inventory                                                              320               159
Investments                                                         11,553            16,398
Property and equipment                                                 400               173
Accrued expenses                                                     2,177             1,456
Stock compensation                                                   4,032             5,997
                                                            ---------------  ----------------
   Total temporary differences                                   $  18,501         $  24,219
Federal net operating and capital loss carryforwards                48,165            48,818
Federal research and development credits                             2,393             2,492
                                                            ---------------  ----------------
                                                                 $  69,059         $  75,529
Less:  Valuation allowance                                         (69,059)          (75,529)
                                                            ---------------  ----------------
   Deferred taxes                                                $       -         $       -
                                                            ===============  ================


20.  Litigation:

     NCT Audio Arbitration and TST/TSA Bankruptcy
     --------------------------------------------

     On September 16, 1999, NCT Audio filed a demand for arbitration before the American Arbitration Association in Wilmington, Delaware, against Top Source Technologies, Inc. ("TST") and its subsidiary, Top Source Automotive, Inc., ("TSA") alleging breach of agreement, breach of good faith and fair dealing, fraudulent conduct, negligent misrepresentation and breach of fiduciary duties to a shareholder (NCT Audio holds 15% of the outstanding stock of TSA) in connection with an August 14, 1998 agreement by which NCT Audio was granted an exclusive option to purchase substantially all of the assets of TSA, and other agreements among such parties related thereto. NCT Audio sought rescission of the asset purchase agreement, recovery of monies paid to TST for TSA's assets and recovery of a pro rata portion of the sales proceeds ultimately paid by a third party, Onkyo America, for TSA's assets. On December 8, 1999, TST and TSA filed an answer and counterclaim in the arbitration proceeding, seeking to recover (1) the $1 million differential between the $9 million purchase price paid by Onkyo America for TSA's assets and the $10 million purchase price that NCT Audio had been obligated to pay; (2) expenses associated with extending NCT Audio's time to close its transaction; (3) the monies and stock owed under the extension agreements; and (4) legal expenses. NCT maintained that the promissory note and stock were procured by fraud perpetrated by TST and/or TSA and otherwise denied the allegations of the counterclaims. On July 17, 2000, NCT Audio filed a revised demand for arbitration, which elaborated on the claims, arguments and requests for relief of the original demand for arbitration. On November 27, 2001, NCT Audio filed an amended arbitration claim, which further expanded on the claims, arguments and requests for relief of the original and revised demands for arbitration and which added a claim for breach by TST and TSA of a confidentiality agreement entered into with NCT Audio in connection with their August 14, 1998 asset purchase agreement.

     On or about December 18, 2001, while the parties were completing discovery with an arbitration hearing scheduled to begin on January 21, 2002, TST (under its new name Global Technovations, Inc. ("GTI")), TSA and their corporate affiliates filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware. Under federal law, those filings stayed NCT Audio's arbitration proceedings with TSA and TST. Shortly after the initial filings, the bankruptcy case was transferred to the U.S. Bankruptcy Court for the Eastern District of Michigan. NCT Audio was appointed to the creditors' committee in the bankruptcy case. On July 1, 2002, NCT Audio filed proofs of claim against TST (GTI) and TSA for amounts believed to be owed to NCT Audio by them. On December 18, 2002, GTI and TSA filed a Plan of Reorganization and Proposed Disclosure Statement relating thereto. See Note 26 for additional information.

     Theater Radio Network - InsiderStreet (Neometrix) Litigation
     ------------------------------------------------------------

     On December 6, 2000, our subsidiary DMC Cinema (formerly known as Theater Radio Network) filed suit against InsiderStreet.com, Inc. in the Circuit Court of the Thirteenth Judicial Circuit for Hillsborough County, Florida. The complaint alleges that InsiderStreet breached a May 5, 2000 advertising agreement with Theater Radio Network and seeks a declaratory judgment and specific performance of the agreement. The agreement provided that, in exchange for advertising services performed by Theater Radio Network, InsiderStreet would deliver to Theater Radio Network $3 million in common stock of InsiderStreet, with an adjustment in the number of shares to ensure that the total stock delivered was worth at least $2,000,000 on May 10, 2001 and with registration of all stock delivered. InsiderStreet has to date made only a partial delivery of shares and has not registered any of the shares delivered. Discovery in this litigation has begun. On October 23, 2001, Theater Radio Network terminated its representation by outside counsel in this action due to a possible conflict of interest. On February 28, 2002, Theater Radio Network (DMC Cinema) ceased operations, although that does not preclude it (or an assignee) from further prosecuting the Theater Radio Network claims. On March 26, 2002, Theater Radio Network retained new counsel in this action. On or about October 9, 2002, InsiderStreet.com, Inc. changed its name to Neometrix Corp. Management believes that at this stage it cannot assess the likelihood of a favorable outcome. Further, since the amount of damages, if any, Theater Radio Network may recover cannot be quantified until the legal process is complete, no amount has been recorded in the financial statements.

     Production Resource Group Litigation
     ------------------------------------

     On June 6, 2001, Production Resource Group (PRG) began legal proceedings against NCT and our subsidiary, Distributed Media Corporation, in the Superior Court for the Judicial District of Fairfield County, Connecticut. PRG's complaint alleged that NCT and DMC breached the terms of a July 19, 1999 lease, promissory note and warrant entered into in connection with the lease of some DMC Sight & Sound(R) equipment. The complaint also alleged that NCT and DMC breached a January 11, 2001 resolution agreement designed to settle disputes between the parties concerning the July 19, 1999 transactions, that we breached a May 11, 2001 agreement designed to settle disputes between the parties concerning the July 19, 1999 transactions and the January 11, 2001 resolution agreement, and that we engaged in misrepresentations and fraud in connection with these matters. On July 26, 2001, the court granted a pre-judgment remedy giving PRG the right to attach or garnish up to $2.1 million of specified assets of NCT and DMC. On October 4, 2001, we filed an answer to the plaintiff's complaint, denying PRG's material allegations, seeking dismissal of the complaint and counterclaiming for breach of PRG's obligation to deliver equipment.

     On December 20, 2001, NCT and DMC accepted an Offer of Judgment requiring NCT and DMC to pay PRG $2.0 million. That judgment was entered on January 17, 2002 along with costs of $0.2 million. In December 2001, we recorded all anticipated liability related to payment of this judgment. As of December 31, 2002, PRG had collected approximately $78,000 in NCT's and DMC's cash or cash equivalent assets as a result of this judgment and the pre-judgment remedy referred to above. PRG is currently conducting post-judgment discovery regarding additional enforcement of the judgment. To the extent that further payment of the judgment is in cash, such payment could be material to our cash position. See Note 26 for additional information.

     On January 2, 2002, outside the scope of the judgment entered into with NCT and DMC, PRG amended its complaint to allege that NCT's Chairman and Chief Executive Officer Michael Parrella, in dealing with PRG on behalf of NCT, committed breaches of good faith and fair dealing, unfair trade practices and fraud. NCT has agreed to indemnify Mr. Parrella for any liabilities (including legal fees) he may incur as a result of the PRG claims against him. On July 15, 2002, Mr. Parrella moved to strike the portions of PRG's amended complaint that pertain to him personally. Mr. Parrella has told NCT that, to the extent the amended complaint is not stricken as to him personally, he intends to deny the allegations in the amended complaint. To the extent that NCT may ultimately indemnify Mr. Parrella for liabilities arising out of these allegations and for related legal fees, we believe that our directors and officers indemnification insurance (subject to certain exceptions under the insurance policy and after payment of a $100,000 deductible) will cover such payments. Discovery as to Mr. Parrella has begun. See Note 26 for additional information.

     Maryland Lease Litigation
     ---------------------=---

     On or about January 31, 2002, West Nursery Land Holding Limited Partnership brought an action against NCT in the District Court of Maryland for Anne Arundel County. This action sought repossession of premises at 1025 West Nursery Road, Linthicum, Maryland and an award of approximately $89,000 in connection with NCT's shutdown of its offices at, and abandonment of, such premises. On or about February 7, 2002, judgment as requested in the complaint was entered by the court. On or about July 11, 2002, West Nursery brought an action against NCT in the Superior Court for the Judicial District of Fairfield County, Connecticut seeking to enforce the Maryland judgment in Connecticut. On August 5, 2002, the Connecticut court issued a pre-judgment remedy prohibiting NCT from disposing of its assets other than in the ordinary course of business. On September 23, 2002, West Nursery moved for a default judgment on its Connecticut complaint. On October 29, 2002, NCT filed an objection to the motion for default judgment and filed an answer to the complaint in which it denied the material allegations of the complaint. Through December 31, 2002, West Nursery has collected approximately $27,000 on this judgment. On December 31, 2002, NCT and West Nursery executed a settlement agreement under which all claims of West Nursery against NCT are being discharged in consideration of the issuance by NCT of 1,248,170 shares of its common stock (approximately $56,000 in stock priced at $.0448 per share). This amount is included in shares payable on our consolidated balance sheet as of December 31, 2002.

     Mesa Partners Matter
     --------------------

     On February 21, 2002, an action was brought by Mesa Partners, Inc. against NCT and DMC in Supreme Court of the State of New York, County of Suffolk for breach of an alleged contract for financial consulting services. NCT and DMC had contracted with Mesa Partners for Mesa to develop general, marketing and financial strategies for NCT, advise management in presentations and negotiations, make introductions to Mesa's clientele and advise on new sales opportunities and possible joint ventures and strategic partnerships. Mesa's complaint sought approximately $430,000 plus interest, attorneys' fees and costs. On April 22, 2002, NCT and DMC filed an answer to the complaint in which they denied any liability. On December 3, 2002, NCT, DMC and Mesa executed a settlement agreement, which is subject to court approval. Under the settlement agreement, all claims against NCT and DMC in the action would be dismissed in consideration of the issuance by NCT to Mesa of 2,321,263 shares of NCT's common stock ($125,000 in stock priced at $.05385 per share). Court approval of the settlement agreement was pending as of December 31, 2002. In December 2002, we recorded all anticipated liability related to this settlement.

     Linford Group Litigation
     ------------------------

     On May 9, 2002, an action was brought by Linford Group Limited against NCT in the U.S. District Court for the District of Connecticut. In its complaint, Linford alleges that NCT guaranteed an obligation of NCT's indirect subsidiary Artera Group International Limited, said to be in the amount of $425,000 (plus interest and late charges), for office refurbishment services claimed to have been rendered in the United Kingdom. On July 12, 2002, NCT filed an answer to the complaint in which it denied any liability. On October 17, 2002, Linford and NCT entered into a settlement agreement under which all claims of Linford against NCT and Artera International were discharged in consideration of the issuance by NCT of 5,938,081 shares of its common stock (approximately $480,000 in stock priced at $.08075 per share). On or about October 17, 2002, such shares were issued by NCT to Linford. Dismissal of the action with prejudice is expected shortly after resale of these NCT shares by Linford or one year after Linford's receipt of the shares, whichever comes first.

     Crammer Road v. NCT
     -------------------

     On or about September 16, 2002, an action was brought by Crammer Road LLC against NCT in the U.S. District Court for the District of Connecticut. In its complaint, Crammer Road alleges that NCT breached a series of agreements entered into by Crammer Road and NCT on April 12, 2001, namely, a Private Equity Credit Agreement, a Registration Rights Agreement relating thereto, an Exchange Agreement, a Registration Rights Agreement relating thereto, two promissory notes and an additional side letter agreement. The aggregate amount sought under the complaint was $6.9 million plus interest and costs. On October 30, 2002, Crammer Road and NCT executed a settlement agreement pursuant to which all claims in the lawsuit are being dismissed in consideration of the issuance by NCT to Crammer Road of 68 million shares of NCT common stock ($5.44 million priced at $.08 per share). On

December 11, 2002, the court approved the settlement agreement. On December 17, 2002, NCT issued 40 million of the 68 million shares. The remaining 28 million shares are issuable 65 days after demand therefor by Crammer Road, which demand has not to date been made. $2.2 million is included in shares payable on our consolidated balance sheet as of December 31, 2002. Dismissal of the action with prejudice is expected shortly after issuance of the remaining 28 million shares.

     Alpha, Austost, Balmore and Libra v. NCT and Artera
     ---------------------------------------------------

     On or about December 17, 2002, an action was brought by Alpha Capital Aktiengesellschaft, Austost Anstalt Schaan, Balmore S.A. and Libra Finance S.A. against NCT Group, Inc. and Artera Group, Inc. in Supreme Court of the State of New York, County of New York. In their complaint, plaintiffs allege that NCT and Artera breached a number of payment and stock registration obligations in connection with the January 9, 2001 convertible notes of Artera, the March 2, 2001 series A convertible preferred stock of Artera, the March 14, 2001 convertible notes of NCT, the April 4, 2001 convertible notes of Artera, the April 12, 2001 convertible notes of NCT, the June 29, 2001 convertible notes of Artera, the July 30, 2002 series B convertible preferred stock of Pro Tech Communications, Inc., the January 10, 2002 convertible notes of Artera and the March 11, 2002 convertible note of NCT. Registration rights claims are alleged against NCT in connection with notes and preferred stock of Artera and Pro Tech because such notes and preferred stock are exchangeable into common stock of NCT. Plaintiffs seek damages in the aggregate amount of $12.2 million plus interest, attorneys' fees and costs. NCT and Artera have yet to file an answer in this action. The company has assessed that the amounts recorded under non-registration fees and interest included in accrued expenses on the consolidated balance sheet at December 31, 2002 are sufficient for this matter and that the probability of additional loss is remote.

     Virginia Tech Intellectual Properties v. NCT
     --------------------------------------------

     On or about  December  19,  2002,  an action was brought by  Virginia  Tech
Intellectual Properties, Inc. ("Va. Tech") in the Circuit Court of Fairfax County, Virginia against NCT Group, Inc. In its complaint, Va. Tech alleged that NCT breached a September 27, 1994 agreement under which the Center of Innovative Technology ("CIT") licensed certain patent and related technology rights to NCT. This agreement was assigned by CIT to Va. Tech on September 3, 1997. Va. Tech claimed to have terminated the agreement as of September 12, 2002, and its complaint sought $105,000 allegedly owed by NCT as royalty payments for the period of January 1, 2001 to September 12, 2002, plus interest, attorneys' fees and costs. On January 28, 2003, Va. Tech and NCT executed a settlement agreement in which Va. Tech released NCT from all claims in the action in consideration of a promissory note issued by NCT to Va. Tech on that date, in the principal amount of $101,000. The note is payable $20,000 by February 1, 2003 and $3,000 per month from March 1, 2003 to May 1, 2005. On February 5, 2003, the action was dismissed without prejudice, pending completion of the note payments.

     Artera International U.K. Section 214 Indemnification
     -----------------------------------------------------

     On or about December 5, 2002, Michael Parrella (Chairman and Chief Executive Officer and a Director of NCT), Irene Lebovics (President and a Director of NCT) and Cy Hammond (Treasurer and Chief Financial Officer of NCT) received letters from the Liquidator of NCT's indirect subsidiary Artera International in the United Kingdom, informing them that the Liquidator is considering asserting claims against them under Section 214 of the U.K. Insolvency Act. Under that provision of the Insolvency Act, individuals who were Directors of a U.K. corporation prior to its liquidation can be held personally liable to the liquidation estate, under certain circumstances, for up to the amount by which the net liabilities of the corporation increased between (i) the time the Directors knew or ought to have concluded that there was no reasonable prospect that the corporation would avoid liquidation and (ii) the commencement of liquidation proceedings. The Liquidator asserts that such amount in this instance is approximately $6.3 million, representing the losses sustained from December 20, 1999 through December 31, 2000, a period prior to our acquisition of Artera International. Each of the recipients of the letter was a Director of Artera International prior to its liquidation. NCT has agreed to indemnify Messrs. Parrella and Hammond and Ms. Lebovics for any liabilities that may arise against them from these U.K. Section 214 claims and to provide them with legal representation with respect to the claims. NCT does not have directors and officers indemnification insurance coverage for the claims. Because the Section 214 proceedings are at an early stage, we are unable to estimate the amount or the likelihood of an unfavorable outcome of this action. As a result, no amount has been accrued at December 31, 2002.

     Artera Trademark Oppositions
     ----------------------------

     On December 17, 2002 and December 23, 2002, in connection with NCT's pending U.S. trademark registration applications for "Artera Turbo" and "Artera," respectively, Altera Corporation filed oppositions to the granting of such registrations. The alleged basis for the oppositions is, in essence, that the Artera marks are confusingly similar to Altera Corporation's mark of "Altera" which was registered in a number of product and service categories prior to the initial filing of NCT's "Artera Turbo" and "Artera" applications. NCT intends to defend against these oppositions vigorously.

     See Note 26 for litigation activity occurring after December 31, 2002.

     NCT believes there are no other patent infringement claims, litigation, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on our financial position or results of operations. In the circumstances, based upon the information presently available, management believes that adequate provisions have been estimated and included in the consolidated financial statements for these matters.

21.  Commitments and Contingencies:

Leases:

     The company is obligated for minimum annual rentals under operating leases for offices, warehouse space and laboratory space, expiring through March 2010 with various renewal options, as follows:

    (In thousands of dollars)

Year ending December 31,                   Amount
-----------------------------          ---------------
     2003                                  $      650
     2004                                         550
     2005                                         526
     2006                                         447
     2007                                         431
     Thereafter                                   831
                                       ---------------
Total minimum lease payments               $    3,435
                                       ===============

     Rent expense was $1.1 million, $1.0 million and $0.7 million for the years ended December 31, 2000, 2001 and 2002, respectively.

Benefit Plan Liability:

     In April 1996, the company established the NCT Group, Inc. Benefit Plan (the "Benefit Plan") which provides, among other coverage, various health care benefits to employees and directors of the company's United States operations. The company administers this modified self-insured Benefit Plan through a commercial third-party administrative health care provider. The company's maximum aggregate benefit exposure in each Benefit Plan fiscal year is limited to $0.7 million, while individual benefit exposure in each Benefit Plan fiscal year is limited to $45,000. Benefit claims in excess of these individual or maximum aggregate stop loss limits are covered by a commercial insurance provider to which the company pays a nominal premium for such stop loss coverage. The company records benefit claim expense in the period in which the benefit claim is incurred. The company believes it has sufficient accruals to meet its obligation at December 31, 2002.

Employment Contracts:

     In connection with the Midcore acquisition on August 29, 2000 (see Note 2), the company entered into employment agreements with the three principal shareholders of the acquired company. These agreements are each for a term of three years. Compensation and benefits called for in the agreements for two individuals are an annual base salary of $100,000, an annual bonus of at least $50,000, subject to the achievement of specified bonus criteria, and, at the discretion of the Board of Directors of NCT, incentive stock options to purchase common shares of NCT. Compensation and benefits under the agreement for another individual are annual base salary of 52,236 in British pounds sterling, commissions of 5% of the face amount of purchase orders for Midcore's or affiliates' products or services derived from a predetermined territory and, at the discretion of the Board of Directors of NCT, incentive stock options to purchase common shares of NCT.

     On August 24, 2000, DMC Cinema entered into employment agreements with the former Chief Executive Officer and shareholder of Theater Radio Network, and the former president and shareholder of Theater Radio Network. These agreements have a term expiring on September 30, 2003. For the former CEO, compensation per the agreement is an annual base salary of $135,000, with an incentive cash award of up to 75% of his salary based upon the satisfaction of targets established by management and approved by the DMC Cinema Board of Directors on or before January 31 of each year for such year. For the former president, compensation per the agreement is an annual base salary of $120,000, with an incentive cash award as negotiated and sales commissions equal to 5% of the gross amount of all advertising procured by him and 3% of the gross amount of all other DMC Cinema advertising. In addition, on August 24, 2000, in exchange for industry knowledge, DMC Cinema agreed to grant "Founder's" stock equal to 4.0625% of DMC Cinema's outstanding common stock to each. Further, stock options to purchase common shares of DMC may also be granted to each, at the discretion of the Board of Directors of DMC. On July 31, 2001, the former CEO resigned from DMC Cinema. On April 30, 2002, the former president's employment was terminated.

Advertising Commitments:

     As of December 31, 2002, the company is obligated under Sight & Sound(R) technology and services agreements to pay up to 25% of advertising revenue to the locations airing and displaying advertisements. The amounts under these agreements were negligible at December 31, 2002.

Contingencies:

     Under the July 25, 2002 private equity credit agreement with Crammer Road, we are required to put at least $5 million (the minimum commitment amount) of our common stock, in exchange for cash, at a discount to market of 10% (see Note
14). This credit agreement provides that shares of up to $50 million (the maximum commitment amount) of our common stock may be sold to Crammer Road pursuant to put notices delivered by the company to Crammer Road. The company is obligated to register for resale no less than 112% of the maximum commitment amount. If we fail to issue shares for the minimum commitment amount during the commitment period (which terminates 24 months after effectiveness of a resale registration statement relating to the shares or earlier as described in the agreement), we must pay Crammer Road, in immediately available funds, an amount equal to the product of (i) the minimum commitment amount, less the aggregate shares of our common stock actually delivered to Crammer Road under the equity credit line and (ii) the 10% discount.

     Under the April 2001 private equity credit agreement (see Note 14), we were required to put $17 million of our common stock to Crammer Road in exchange for 12,000 shares of DMC NY and cash in the amount of approximately $3.0 million pursuant to monthly notices. We have been released from our obligation under this agreement (see Note 20).

     The company may have a contingent liability arising out of a possible violation of Section 5 of the Securities Act of 1933, as amended, in connection with the issuance of shares of its common stock to satisfy payment obligations to some of its service providers, vendors and other third parties. We ceased this practice during 2001 and the passage of time will mitigate this contingency. Should a court determine that a violation of Section 5 has occurred, each such recipient of our shares may have a right for a period of one year from the date of the purchase to obtain recovery of the consideration given in connection with their purchase of common shares offered in violation of the Securities Act or, if they have already sold the stock, to sue the company for damages resulting from their purchase of common shares to the extent the net proceeds they received were insufficient to cover the company's obligations to them. We believe that at December 31, 2002, the company has no further contingent liability relating to this matter.

22.  Segment Information:

     Management views the company as being organized into three reportable operating segments: Communications, Media and Technology. Reportable segment data as of December 31, 2000, 2001 and 2002 and for the years then ended are provided in the table below. Information about our operating segments is found following the table. Information about the goodwill and related impairment of our operating segments is found in Note 3.

     The Other data columns are used to reconcile the reportable segment data to the consolidated financial statements and is segregated into two categories, Other-corporate and Other-consolidating. Other-corporate consists of items maintained at the company's corporate headquarters and not allocated to the segments. This includes most of the company's debt and related cash, cash equivalents and net interest expense, litigation liabilities and non-operating fixed assets. Also included in the components of revenue attributed to Other-corporate are license fees and royalty revenue from subsidiaries that are offset (eliminated) in the Other-consolidating column. Other-consolidating consists of items eliminated in consolidation such as intersegment revenue.



 (In thousands of dollars)
                                         -------------------------------------------------------------------------------------------
                                                                                    Total
                                                                                  Reportable   --------- Other ---------     Grand
                                          Communications   Media     Technology    Segments    Corporate     Consolidating   Total
                                         -------------------------------------------------------------------------------------------


 2002:
  License Fees and Royalties - External     $   2,334      $  2,140    $     -    $  4,474      $     19     $       -    $  4,493
  Other Revenue - External                      2,655           171          -       2,826             -             -       2,826
  Revenue - Other Operating Segments              974           (41)         -         933       (10,141)        9,208           -
  Interest (Income) Expense, net                1,922         1,575       (186)      3,311         4,400             -       7,711
  Depreciation/Amortization                     1,107         2,026        115       3,248           198        (2,141)      1,305
  Net Loss                                    (10,836)       (8,520)      (797)    (20,153)      (16,334)       (3,618)    (40,105)
  Segment Assets                               21,865        25,579      2,383      49,827        14,730       (50,988)     13,569
  Capital Expenditures                             18             -          -          18             -             -          18


 2001:
  License Fees and Royalties - External     $   2,639      $  1,834    $ 1,028    $  5,501      $    132     $       -    $  5,633
  Other Revenue - External                      4,642           337          -       4,979             -             -       4,979
  Revenue - Other Operating Segments              738           441          -       1,179        10,033       (11,212)          -
  Interest (Income) Expense, net                4,005           528         76       4,609         1,518            26       6,153
  Depreciation/Amortization                     1,612         1,689        120       3,421           904        (1,348)      2,977
  Loss before cumulative effect of
   accounting change                          (27,430)      (14,282)    (4,361)    (46,073)      (25,349)       (4,656)    (76,078)
  Cumulative effect of accounting change       (1,582)            -          -      (1,582)            -             -      (1,582)
  Net Loss                                    (29,012)      (14,282)    (4,361)    (47,655)      (25,349)       (4,656)    (77,660)
  Segment Assets                               16,701        30,708      2,991      50,400        13,676       (44,067)     20,009
  Capital Expenditures                          1,780           991          -       2,771            10             -       2,781


 2000:
  License Fees and Royalties - External     $   3,257      $  2,065    $ 3,550    $  8,872      $  1,056     $       -    $  9,928
  Other Revenue - External                      1,767         1,145          -       2,912             -             -       2,912
  Revenue - Other Operating Segments              887           331          -       1,218         5,275        (6,493)          -
  Interest (Income) Expense, net                   52           286         27         365         1,484             -       1,849
  Depreciation/Amortization                       277           203         50         530         1,489            (5)      2,014
  Net (Loss) Income                            (6,002)       (3,333)     2,952      (6,383)         (503)       (3,438)    (10,324)
  Segment Assets                               20,355        12,786      6,610      39,751         7,381        (7,750)     39,382
  Capital Expenditures                             75            27          -         102           220             -         322


COMMUNICATIONS:

     NCT Hearing Products, Inc.:

     NCT Hearing designs, develops and markets active noise reduction headset products to the audio headphone and communications headset markets. The product lines include the NoiseBuster(R) product line and the ProActive(R) product line. The NoiseBuster(R) products consist of the NoiseBuster Extreme!(TM), a consumer headset, and the NB-PCU, a headset used for in-flight passenger entertainment systems. The ProActive(R) products consist of noise reduction headsets and communications headsets for noisy industrial environments. The majority of NCT Hearing's sales are in North America. Principal customers consist of end-users, retail stores, original equipment manufacturers and the airline industry.

     Pro Tech Communications, Inc.:

     Pro Tech designs, develops and manufactures light-weight telecommunications headsets and new audio technologies for use in fast-food, telephone and other commercial applications. It currently has marketing agreements with major companies in the fast-food industry and catalog and Internet site distributors of telephone equipment, primarily in North America.

     Noise Cancellation Technologies (Europe) Ltd.:

     NCT Europe provides research and engineering services in the field of active sound control technology to NCT Audio, NCT Hearing, DMC and other business units as needed. NCT Europe also provides technical sales support services to the company for European sales.

     Midcore Software, Inc.:

     Midcore develops innovative software based solutions that address the challenges facing businesses implementing Internet strategies. Midcore is the provider of MidPoint Internet infrastructure software that allows multiple users to share one Internet connection without degrading efficiency and provides on-demand connections, a software router, a high-performance shared cache, content control, scheduled retrieval of information and e-mail and usage accounting. Midcore sales are derived from North America and Europe.

     ConnectClearly.com, Inc.:

     ConnectClearly was established to focus on the development of Internet-telephony-based voice applications targeted to the e-commerce and e-CRM (electronic customer relationship management) markets. NCT's proprietary Internet telephony software would be the basis for developing a user-friendly "click to talk" application for improving the completion rate of Internet transactions by allowing for real-time customer service access by a user. Principal markets for ConnectClearly are the telecommunications industries and principal customers are original equipment manufacturers, system integrators and end-users.

     Artera Group, Inc.:

     Artera Group provides residential customers, small and medium-sized enterprises, as well as remote workers and branch locations of large corporations, with a comprehensive range of highly-reliable and scalable global Internet access and networking services including backbone connection services, high-speed broadband access, virtual private networks, e-commerce and other enhanced services. Artera's broadband communications technology, Artera Turbo, improves the effective performance of communication lines via a proprietary series of optimization strategies that increase efficiencies in the movement and storage of electronic data.

MEDIA:

     NCT Audio Products, Inc.:

     NCT Audio is engaged in the design, development and marketing of products, which utilize flat panel transducer technology. The products available from NCT Audio include the Gekko(TM) flat speaker and the ArtGekko(TM) printed grille collection. The Gekko(TM) flat speaker's primary external market is the home audio market. The principal customers are DMC and end-users.

     Distributed Media Corporation:

     DMC provides location based broadcast and billboard-type advertising through a microbroadcasting network of Sight & Sound(R) systems within commercial and professional settings. The Sight & Sound(R) systems consist of flat panel transducer-based speakers (provided by NCT Audio), a personal computer containing DMC's Sight & Sound(R) software, telephone access to the Internet, amplifiers and related components. The software schedules advertisers' customized broadcast messages, which are downloaded via the Internet, with the respective music genre choice to the commercial/professional establishments. DMC intends develop private networks for large customers with multiple outlets such as large fast-food chains and retail chains.

TECHNOLOGY:

     Advancel Logic Corporation:

     Advancel is a participant in the native Java(TM) (Java(TM) is a trademark of Sun Microsystems, Inc.) embedded microprocessor market. The purpose of the Java(TM) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has developed a family of processor cores, which will execute instructions written in both Java(TM) bytecode and C/C++ significantly enhancing the rate of instruction execution, which opens up many new applications. The potential for applications consists of the next generation home appliances and automotive applications, smartcards for a variety of applications, hearing aids and mobile communications devices.


23.  Geographical Information (by country of origin) - Total Segments:



    (In thousands of dollars)

                                                              As of December 31, and
                                                              For the Years then Ended
                                              --------------------------------------------------------
                                                    2000                2001               2002
                                              -----------------   -----------------  -----------------

Revenue
 United States                                        $ 11,322            $  6,916           $  4,460
 Europe                                                  1,250               3,402              2,453
 Far East                                                  268                 294                406
                                              -----------------   -----------------  -----------------
   Total Revenue                                      $ 12,840            $ 10,612           $  7,319
                                              =================   =================  =================

Identifiable Assets
 United States                                        $ 39,237            $ 19,272           $ 13,464
 Europe                                                    145                 737                105
 Far East                                                    -                   -                  -
                                              -----------------   -----------------  -----------------
   Total                                              $ 39,382            $ 20,009           $ 13,569
                                              =================   =================  =================


     24. Selected Quarterly Financial Data (Unaudited):

     The following tables contain selected quarterly financial data for each quarter of 2002 and 2001. The company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future periods.

     (Unaudited; in thousands, except per share data)


                                                                  Year Ended December 31, 2002
                                                 ------------------------------------------------------------------
                                                  1st Quarter  2nd Quarter   3rd Quarter   4th Quarter    Total
                                                 -----------   -----------  -----------   -----------   -----------

Net revenue                                       $  2,014     $   2,055     $  1,713      $  1,537      $  7,319
Gross profit (loss)                                  1,507         1,646        1,419         1,445         6,017
Loss attributable to common stockholders            (6,879)      (14,365)     (11,961)       (9,763)      (42,968)
Loss per share - basic and diluted                $  (0.02)    $   (0.03)    $  (0.03)     $  (0.02)     $  (0.10)


                                                                  Year Ended December 31, 2001
                                                 ------------------------------------------------------------------
                                                  1st Quarter  2nd Quarter   3rd Quarter   4th Quarter    Total
                                                 -----------   -----------  -----------   -----------   -----------

Net revenue                                       $  2,130     $   2,950     $  2,871      $  2,661      $ 10,612
Gross profit (loss)                                  1,310         2,385        2,229         1,014         6,938
Loss attributable to common stockholders            (8,881)      (28,123)      (8,520)      (33,497)      (79,021)
Loss per share - basic and diluted                $  (0.03)    $   (0.07)    $  (0.02)     $  (0.09)     $  (0.21)

Footnotes:
----------

1st Quarter 2001
----------------
     Includes $1.3 million, net of $2.7 million reduction of deferred revenue, charge (repurchased licenses) due to our determination to repurchase licenses sold in 2000 to Brookepark and Eagle Assets. Also includes $0.5 million writedown due to impairment of goodwill attributed to our step acquisition of NCT Audio. Also includes $1.6 million charge upon adoption of SFAS No. 138 due to reduction in the carrying value of a warrant from a licensee (Teltran).
2nd Quarter 2001
----------------
     Includes $18.0 million charge for our acquisition of 4,000 shares of DMC New York ($4.0 million) and obligation to acquire the remaing 12,000 shares of DMC New York ($14.0 million accrued). Also includes $0.1 million writedown due to impairment of goodwill attributed to our step acquisition of NCT Audio.
4th Quarter 2001
----------------
     Includes $1.9 million charge for costs of exiting activities attributable to closing facilities and certain operations. Includes $1.5 million charge for the writedown of investment in Top Source Automotive. Also includes $13.5 million charge for the impairment of goodwill, net of $2.1 million reduction of deferred revenue ($9.8 million related to Artera Group
     International Limited, $3.4 million related to DMC Cinema, net of its $(2.1) million deferred revenue writeoff, $1.5 million related to NCT Audio, and $0.9 million related to ConnectClearly).
1st Quarter 2002
----------------
     Includes $0.3 million writedown due to impairment of goodwill attributed to our step acquisition of NCT Audio. Also includes $0.3 million charge for costs of exiting activities attributable to closing facilities.
2nd Quarter 2002
----------------
     Includes $9.2 million charge for our acquisition of the remaining 12,000 shares of DMC New York ($14.0 previously million accrued 2nd quarter 2001).
4th Quarter 2002
----------------
     Includes $(0.1) million charge for costs of exiting activities attributable to closing facilities and certain operations.


25.  Costs of Exiting Activities:

     On December 18, 2001, the Board of Directors of Artera Group International Limited decided to suspend underperforming operations and reduce employees. In connection therewith, the company has recorded a write-down of $1.1 million for the year ended December 31, 2001 principally relating to equipment and other costs yet to be incurred at December 31, 2001. For the year ended December 31, 2002 the company has recorded a write-down of $0.4 million relating to the remainder of the net assets.

     On March 21, 2002, the Board of Directors of Artera Group International Limited, a U.K.-based subsidiary, decided that corporation should cease all operations and be liquidated. Cessation of operations was formalized on April 5, 2002 and liquidation proceedings are pending (see Notes 20 and 26).

     In December 2001, management decided to close the company's Maryland research facilities. In connection therewith, the company has recorded a charge for the year ended December 31, 2001 of $0.8 million principally relating to lease termination and other costs yet to be incurred at December 31, 2001. The abandonment of this facility was completed in the first quarter of 2002. For the year ended December 31, 2002, we recorded employee termination costs of $0.3 million along with an adjustment relating to the lease termination and lawsuit settlement (see Note 20) of $(0.6) million.

     These costs have been included in the consolidated statement of operations as "costs of exiting activities."

     On February 28, 2002, DMC Cinema, Inc. ceased business operations and had no material operations at date of discontinuance.

26.  Subsequent Events:

Transactions with Carole Salkind

     On January 15, 2003, NCT issued a convertible note payable to Ms. Salkind for approximately $0.5 million as consideration for approximately $0.5 million in cash. The note matures on January 15, 2004 and bears interest at 8% per annum payable at maturity. The note is convertible into shares of our common stock at $0.041 per share and may be exchanged for shares of common stock of any other NCT subsidiary except Pro Tech that has an initial public offering (at the initial public offering price thereof). In conjunction with the note, a five-year warrant was issued to Ms. Salkind to purchase 2.0 million shares of our common stock at an exercise price of $0.041 per share.

     On January 23, 2003, NCT issued a convertible note payable to Ms. Salkind for $2.7 million as consideration for $2.7 million related to curing the default on a convertible note dated January 11, 2002. The note matures on January 23, 2004 and bears interest at 8% per annum payable at maturity. The note is convertible into shares of our common stock at $0.04 per share and may be exchanged for shares of common stock of any other NCT subsidiary except Pro Tech that has an initial public offering (at the initial public offering price thereof). In conjunction with the note, a five-year warrant was issued to Ms. Salkind to purchase approximately 11.8 million shares of our common stock at an exercise price of $0.04 per share.

     On January 30, 2003, NCT issued a convertible note payable to Ms. Salkind for approximately $0.4 million as consideration for approximately $0.4 million in cash. The note matures on January 30, 2004 and bears interest at 8% per annum payable at maturity. . The note is convertible into shares of our common stock at $0.041 per share and may be exchanged for shares of common stock of any other NCT subsidiary except Pro Tech that has an initial public offering (at the initial public offering price thereof). In conjunction with the note, a five-year warrant was issued to Ms. Salkind to purchase 1.5 million shares of our common stock at an exercise price of $0.041 per share.

     On February 11, 2003, NCT issued a convertible note payable to Ms. Salkind for $1.3 million as consideration for $0.8 million related to curing the default on a convertible note dated January 25, 2002 and approximately $0.5 million in cash. The note matures on February 11, 2004 and bears interest at 8% per annum payable at maturity. The note is convertible into shares of our common stock at $0.04 per share and may be exchanged for shares of common stock of any other NCT subsidiary except Pro Tech that has an initial public offering (at the initial public offering price thereof). In conjunction with the note, a five-year warrant was issued to Ms. Salkind to purchase 5.5 million shares of our common stock at an exercise price of $0.04 per share.

     On March 4, 2003, NCT issued a convertible note payable to Ms. Salkind for approximately $0.5 million as consideration for approximately $0.5 million in cash. The note matures on March 4, 2004 and bears interest at 8% per annum payable at maturity. The note is convertible into shares of our common stock at $0.035 per share and may be exchanged for shares of common stock of any other NCT subsidiary except Pro Tech that has an initial public offering (at the initial public offering price thereof). In conjunction with the note, a five-year warrant was issued to Ms. Salkind to purchase 2.0 million shares of our common stock at an exercise price of $0.035 per share.

     On March 13, 2003, NCT issued two convertible notes payable to Ms. Salkind for an aggregate $1.8 million as consideration for $1.4 million related to curing the defaults on two convertible notes dated February 27, 2002 and March 1, 2002 and approximately $0.5 million in cash. The notes mature on March 13, 2004 and bear interest at 8% per annum payable at maturity. These notes are convertible into shares of our common stock at $0.031 per share and may be exchanged for shares of common stock of any other NCT subsidiary except Pro Tech that has an initial public offering (at the initial public offering price thereof). In conjunction with the notes, two five-year warrants were issued to Ms. Salkind to purchase an aggregate of 8.0 million shares of our common stock at an exercise price of $0.031 per share.

Litigation

     NCT Audio Arbitration and TST/TSA Bankruptcy
     --------------------------------------------

     In the bankruptcy proceedings of GTI (TST) and TSA, on January 17, 2003, NCT Audio objected to the GTI/TSA Plan of Reorganization and Disclosure Statement on the ground that the Plan was detrimental to NCT Audio in ways that are unlawful. On January 21, 2003, on the date scheduled for a bankruptcy court hearing on NCT Audio's objection and other aspects of the Plan and Disclosure Statement, NCT Audio and GTI/TSA reached a settlement of NCT Audio's objection motion and all other matters in dispute between them. Pursuant to the settlement, NCT Audio (i) withdrew its objection to the Plan and Disclosure Statement; (ii) reduced its claim in the bankruptcy to $1,500,000; and (iii) released the debtors and their officers and directors from all claims other than this claim in the bankruptcy. In consideration thereof, the Plan was amended to
(x) provide that NCT Audio will be paid $125,000 from the assets of the bankruptcy estate upon confirmation of the Plan; (y) elevate NCT Audio's (now $1,500,000) claim in the bankruptcy from a "contested" claim to an "allowed" (i.e., uncontested) claim; and (z) provide that NCT Audio will be entitled to payments, if any, on its $1,500,000 bankruptcy claim in the course of administration of the estate under a formula set forth in the Plan. The Plan as amended also provides for a $1,000,000 litigation fund for the estate's efforts to enforce a number of claims it believes it has against third parties, the proceeds of which efforts would, under the formula in the Plan, be used to pay the claims of NCT Audio and the other creditors of the bankruptcy estate. On February 18, 2003, the bankruptcy court confirmed the Plan as so amended.

     Production Resource Group Litigation
     ------------------------------------

     In the portion of the case against NCT and DMC, on or about February 14, 2003, PRG served papers on NCT seeking to enforce the judgment in the case against the shares of stock of NCT Audio owned by NCT. In the portion of the case against NCT Chairman and Chief Executive Officer Michael Parrella (as to which NCT has agreed to indemnify Mr. Parrella), on February 25, 2003, the court granted in part Mr. Parrella's July 15, 2002 motion, striking those portions of the PRG amended complaint that allege a breach of an obligation of good faith and fair dealing, but declining to strike those portions that allege unfair trade practices and fraud.

Options

     On January 23, 2003, NCT granted to Inframe, Inc. non-plan options to purchase 23 million shares of our common stock at an exercise price of $0.042 per share. The five-year options vest immediately. The options were granted in consideration of a consulting agreement for services. We will record a charge for the estimated fair value of this option of approximately $0.7 million. Carole Salkind is the sole shareholder of Inframe, Inc.

     On February 11, 2003, NCT granted to Avant Interactive, Inc. non-plan options to purchase 7.0 million shares of our common stock at an exercise price of $0.04 per share. The five-year options vest immediately. The options were granted in consideration of a consulting agreement for services. We will record a charge for the estimated fair value of this option of approximately $0.2 million. Carole Salkind is the sole shareholder of Avant Interactive, Inc.

     On March 12, 2003, NCT granted to Avant Interactive, Inc. non-plan options to purchase 13.5 million shares of our common stock at an exercise price of $0.031 per share. The five-year options vest immediately. The options were granted in consideration of an amendment to a consulting agreement for services. We will record a charge for the estimated fair value of this option of approximately $0.3 million. Carole Salkind is the sole shareholder of Avant Interactive, Inc.

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Notes 1 and 6)


                                                                                        (in thousands, except share data)
                                                                                       December 31,          September 30,
                                                                                           2002                  2003
                                                                                    -------------------   --------------------
ASSETS                                                                                                        (Unaudited)
Current assets:
  Cash and cash equivalents                                                                      $ 806                  $ 530
  Investment in available-for-sale marketable securities                                           102                    100
  Accounts receivable, net                                                                         245                    423
  Inventories, net                                                                                 622                    509
  Other current assets (includes $108 due from officer)                                            358                    289
                                                                                    -------------------   --------------------
            Total current assets                                                                 2,133                  1,851

Property and equipment, net                                                                        954                    681
Goodwill, net                                                                                    7,184                  7,184
Patent rights and other intangibles, net                                                         1,519                  1,314
Other assets                                                                                     1,779                  1,683
                                                                                    -------------------   --------------------
                                                                                              $ 13,569               $ 12,713
                                                                                    ===================   ====================
LIABILITIES AND CAPITAL DEFICIT
Current liabilities:
  Accounts payable                                                                             $ 4,648                $ 3,267
  Accrued expenses (includes $1,242 and $1,951, respectively, related parties)                  16,916                 13,199
  Notes payable                                                                                  3,540                  3,222
  Current maturities of convertible notes (includes $14,206 and $24,662,
  respectively, related parties)                                                                18,460                 28,061
  Deferred revenue                                                                               2,877                  3,226
  Preferred stock subject to conversion into a variable number of shares                             -                 24,169
  Shares of subsidiaries subject to exchange or conversion into a variable
  number of shares                                                                                   -                  9,043
  Other current liabilities                                                                      7,101                  7,244
                                                                                    -------------------   --------------------
            Total current liabilities                                                           53,542                 91,431
                                                                                    -------------------   --------------------

Long-term liabilities:
  Deferred revenue                                                                               2,675                  1,070
  Convertible notes                                                                                779                    675
  Other liabilities                                                                              1,557                  1,553
                                                                                    -------------------   --------------------
            Total long-term liabilities                                                          5,011                  3,298
                                                                                    -------------------   --------------------

Commitments and contingencies

Minority interest in consolidated subsidiaries                                                   8,689                      -
                                                                                    -------------------   --------------------

Capital deficit :
Preferred stock, $.10 par value, 10,000,000 shares authorized:
    Convertible series H preferred stock (Note 7)                                               18,377                      -
Common stock, $.01 par value, 645,000,000 shares authorized:
   issued and outstanding 483,474,345 and 641,970,392 shares, respectively                       4,835                  6,420
Additional paid-in capital                                                                     180,899                192,364
Accumulated other comprehensive loss                                                              (516)                  (680)
Accumulated deficit                                                                           (259,564)              (280,120)
Common stock payable, 29,248,170 and 3,029,608 shares, respectively                              2,296                      -
                                                                                    -------------------   --------------------
            Total capital deficit                                                              (53,673)               (82,016)
                                                                                    -------------------   --------------------
                                                                                              $ 13,569               $ 12,713
                                                                                    ===================   ====================

The accompanying notes are an integral part of the condensed consolidated financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Note 1)
(Unaudited)


                                                                             (in thousands, except per share amounts)
                                                                Three months ended September 30,     Nine months ended September 30,
                                                                ---------------------------------    -------------------------------
                                                                     2002              2003               2002              2003
                                                                ---------------    --------------    --------------   --------------
REVENUE:
  Technology licensing fees and royalties                         $   1,118          $     711         $   3,571         $   2,022
  Product sales, net                                                    552                446             2,132             1,322
  Advertising/media                                                      43                 33                55                53
  Engineering and development services                                    -                  -                24                25
                                                                ---------------    --------------    --------------   --------------
         Total revenue                                                1,713              1,190             5,782             3,422
                                                                ---------------    --------------    --------------   --------------

COSTS AND EXPENSES:
  Cost of product sales                                                 285                215             1,189               603
  Cost of advertising/media                                               5                  5                13                 9
  Cost of engineering and development services                            4                 25                 8                25
  Selling, general and administrative (includes $2,375,
   $941, $3,462,  and $3,755, respectively, related party                                                      -
   consulting expenses)                                               4,495              3,070            11,774            10,112
  Research and development                                            1,224                845             3,284             2,677
  Impairment of goodwill                                                  -                  -               300                 -
  Repurchased licenses, net (related party)                               -                  -             9,199                 -
  Other operating income                                               (341)               (80)             (609)             (102)
                                                                ---------------    --------------    --------------   --------------
         Total operating costs and expenses                           5,672              4,080            25,158            13,324
Non-operating items:
  Other (income) expense, net (includes related party
     expenses of $3,214, $618, $3,735 and $1,090, respectively)       4,682             (3,636)            6,613            (2,205)
  Interest expense, net (includes related party expenses
     of $2,247, $2,862, $4,046 and $7,638, respectively)              2,520              3,058             5,148             9,307
                                                                ---------------    --------------    --------------   --------------
         Total costs and expenses                                    12,874              3,502            36,919            23,052
                                                                ---------------    --------------    --------------   --------------

NET LOSS                                                          $ (11,161)         $  (2,312)        $ (31,137)        $ (17,004)

Less:  Beneficial conversion features                                     5                  -                46                 -
       Preferred stock dividends (Note 10)                              795                756             2,022             2,544
                                                                ---------------    --------------    --------------   --------------

LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                          $ (11,961)         $  (3,068)        $ (33,205)        $ (19,548)
                                                                ===============    ==============    ==============   ==============

Loss per share -
  Loss before cumulative effect of change
    in accounting principle                                       $   (0.03)         $   (0.01)        $   (0.08)        $   (0.04)
  Cumulative effect of change in accounting principle                     -                  -                 -                 -
                                                                ---------------    --------------    --------------   --------------
Basic and diluted loss per share attributable to
  common shareholders                                             $   (0.03)         $   (0.01)        $   (0.08)        $   (0.04)
                                                                ===============    ==============    ==============   ==============
Weighted average common shares outstanding -
  basic and diluted                                                 436,256            570,030           432,364            536,092
                                                                ===============    ==============    ==============   ==============


NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
                                                                                           (in thousands)
                                                                 Three months ended September 30,    Nine months ended September 30,
                                                                ---------------------------------    -------------------------------
                                                                    2002               2003               2002              2003
                                                                ---------------    --------------    --------------   --------------

NET LOSS                                                          $ (11,161)         $  (2,312)        $ (31,137)        $ (17,004)
Other comprehensive income (loss):
  Currency translation adjustment                                         2               (158)               23              (162)
  Unrealized loss on marketable securities                              577                  7               (56)               (2)
                                                                ---------------    --------------    --------------   --------------
COMPREHENSIVE LOSS                                                $ (10,582)         $  (2,463)        $ (31,170)        $ (17,168)
                                                                ===============    ==============    ==============   ==============

The accompanying notes are an integral part of the condensed consolidated financial statements.

NCT GROUP, INC. SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Notes 1 and 3)
(Unaudited)


                                                                                                  (in thousands)
                                                                                         Nine months ended September 30,
                                                                                         ---------------------------------
                                                                                              2002              2003
                                                                                         ---------------   ---------------
Cash flows from operating activities:
  Net loss                                                                                  $ (31,137)        $ (17,004)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                                 903               571
    Common stock, warrants and options issued as consideration for:
      Compensation                                                                                169                 -
      Operating expenses (includes $3,357 and $3,665 of related party consulting,
      respectively)                                                                             4,666             3,746
    Provision for inventory                                                                      (564)             (105)
    Provision for doubtful accounts and uncollectible amounts                                       3                20
    Loss on disposition of fixed assets                                                             5                33
    Gain on settlement of lawsuit                                                                   -            (4,888)
    Finance costs associated with non-registration of common shares                             5,512             2,031
    Preferred stock dividends as interest                                                           -                 6
    Default penalty on notes (related party)                                                      313             1,090
    Amortization of discounts on notes (includes $1,724 and $3,208 related party
      amounts, respectively)                                                                    1,076             3,842
    Amortization of beneficial conversion feature on convertible notes (includes
      $1,472 and $3,027 related party amounts, respectively)                                    1,581             3,147
    Issuance of convertible note for placement fees                                                 -                40
    Repurchased licenses, net (related party)                                                   9,199                 -
    Impairment of goodwill                                                                        300                 -
    Costs of exiting activities                                                                   303                 -
    Realized loss on fair value of warrant                                                        135                 1
    Realized loss on available-for-sale securities                                                689                 -
    Settlement of debt                                                                              -              (231)
    Minority interest loss                                                                       (277)                -
    Changes in operating assets and liabilities, net of acquisitions:
      Decrease (increase) in accounts receivable                                                  157              (213)
      Decrease in inventories                                                                   1,060               218
      Decrease in other assets                                                                    218               163
      Increase in accounts payable and accrued expenses                                         1,508               983
      Decrease in other liabilities and deferred revenue                                       (3,558)           (1,120)
                                                                                         ---------------   ---------------
    Net cash used in operating activities                                                   $  (7,739)        $  (7,670)
                                                                                         ---------------   ---------------
Cash flows from investing activities:
    Capital expenditures                                                                    $       -         $    (127)
    Proceeds from sale of capital equipment                                                        11                 -
                                                                                         ---------------   ---------------
      Net cash provided by (used in) investing activities                                   $      11         $    (127)
                                                                                         ---------------   ---------------
Cash flows from financing activities:
    Proceeds from:
      Convertible notes and notes payable, net (Notes 5 and 6)                              $   8,324         $   7,820
      Sale of preferred stock, net                                                                110                 -
      Repayments of notes                                                                        (479)             (298)
                                                                                         ---------------   ---------------
      Net cash provided by financing activities                                             $   7,955         $   7,522
                                                                                         ---------------   ---------------
Effect of exchange rate changes on cash                                                     $      (1)        $      (1)
                                                                                         ---------------   ---------------
Net increase (decrease) in cash and cash equivalents                                              226              (276)
Cash and cash equivalents - beginning of period                                                   567               806
                                                                                         ---------------   ---------------
Cash and cash equivalents - end of period                                                   $     793         $     530
                                                                                         ===============   ===============

The accompanying notes are an integral part of the condensed consolidated financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.   Basis of Presentation:

     Throughout this document, NCT Group, Inc. and its subsidiaries are referred to as the "company," "we," "our," "us" or "NCT." The accompanying condensed consolidated financial statements are unaudited but, in the opinion of management, contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the consolidated financial position and the results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America applicable to interim periods. The results of operations for the three and nine months ended September 30, 2003 and cash flows for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for any other interim period or the full year. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2002 contained in the company's Annual Report on Form 10-K.

     The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. We have reclassified some amounts in the prior periods' financial statements to conform to the current periods' presentation.

     NCT has experienced substantial losses from operations since its inception, which cumulatively amounted to $276.6 million through September 30, 2003. Cash and cash equivalents amounted to $0.5 million at September 30, 2003, decreasing from $0.8 million at December 31, 2002. A working capital deficit of $57.1 million exists at September 30, 2003. NCT is in default of $3.0 million of its notes payable and $7.6 million of its convertible notes at September 30, 2003. Management believes that currently available funds will not be sufficient to sustain NCT at present levels. NCT's ability to continue as a going concern is dependent on funding from several sources, including available cash and cash equivalents and cash inflows generated from its revenue sources, particularly technology licensing fees and royalties and product sales. The level of realization of funding from our revenue sources is presently uncertain. If anticipated revenue does not generate sufficient cash, management believes additional working capital financing must be obtained. We are attempting to raise additional capital through debt and equity financing in order to fund operations. There is no assurance any of the financing is or would become available.

     In the event that funding from internal sources is insufficient, we would have to substantially cut back our level of spending which could substantially curtail our operations. Such reductions could have an adverse effect on our relationships with licensees and customers. Uncertainty exists about the adequacy of current funds to support NCT's activities until positive cash flow from operations can be achieved, and uncertainty exists about the availability of external financing sources to fund any cash deficiencies.

     The accompanying condensed consolidated financial statements have been prepared assuming that NCT will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financing and other funding sources to meet our obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at September 30, 2003 about the company's ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of the carrying amount of recorded assets or the amount and classification of liabilities that might result should the company be unable to continue as a going concern.

2.   Recent Accounting Pronouncements:

     In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period commencing after June 15, 2003. Effective July 1, 2003, we adopted SFAS No. 150 and the effect on our condensed consolidated balance sheet was as follows: a $0.6 million decrease in minority interest in consolidated subsidiaries, a $0.1 million decrease in additional paid-in capital and a $0.7 million increase in current liabilities (see Note 7).


3.   Other Financial Data:

Balance Sheet Items:
--------------------

         Investments in marketable securities include available-for-sale securities at market value. The following table displays the market value, cost basis, and realized/unrealized gain (loss) of the company's available-for-sale securities (in thousands):



                            Cost                                      Market          Adjusted                       Market
                           Basis        Realized     Unrealized       Value          Cost Basis      Unrealized       Value
                          01/01/02        Loss          Loss         12/31/02         01/01/03       Gain (Loss)    09/30/03
                         -----------  ------------- --------------  -----------     --------------  ------------- --------------

Available-for-sale:
   ITC                      $ 798         $ (689)         $ (15)        $ 94             $ 109          $ (20)         $ 89
   Teltran                     84            (76)             -            8                 8              3            11
                         -----------  ------------- --------------  -----------     --------------  ------------- --------------
     Totals                 $ 882         $ (765)         $ (15)       $ 102             $ 117          $ (17)        $ 100
                         ===========  ============= ==============  ===========     ==============  ============= ==============


         The company reviews declines in the value of its investments when general market conditions change or specific information pertaining to an industry or to an individual company becomes available. The company considers all available evidence to evaluate the realizable value of its investments and to determine whether the decline in realizable value may be other-than-temporary.


     Accounts receivable comprise the following (in thousands):


                                            December 31,          September 30,
                                                2002                  2003
                                         --------------------  -----------------
Technology license fees and royalties           $  268              $  434
Joint ventures and affiliates                       34                  34
Other receivables                                  283                 315
                                         --------------------  -----------------
                                                $  585              $  783
Allowance for doubtful accounts                   (340)               (360)
                                         --------------------  -----------------
     Accounts receivable, net                   $  245              $  423
                                         ====================  =================


     Inventories comprise the following (in thousands):


                                                   December 31,    September 30,
                                                      2002             2003
                                                 ---------------  --------------
Finished goods                                      $   799          $   631
Components                                              227              177
                                                 ---------------  --------------
                                                    $ 1,026          $   808
Reserve for obsolete and slow moving inventory         (404)            (299)
                                                 ---------------  --------------
     Inventories, net                               $   622          $   509
                                                 ===============  ==============

     Other current assets comprise the following (in thousands):


                                                   December 31,    September 30,
                                                      2002             2003
                                                 ---------------  --------------

Notes receivable                                    $ 1,000          $ 1,000
Due from officer (Note 10)                              108              108
Other                                                   250              181
                                                 ---------------  --------------
                                                    $ 1,358          $ 1,289
Reserve for uncollectible amounts                    (1,000)          (1,000)
                                                 ---------------  --------------
   Other current assets                               $ 358          $   289
                                                 ===============  ==============


     Other assets (long-term) comprise the following (in thousands):


                                                   December 31,    September 30,
                                                     2002              2003
                                                 ---------------  --------------

Marketable ITC securities                           $ 1,320          $ 1,320
Advances and deposits                                    75               74
Deferred charges                                        353              258
Other                                                    31               31
                                                 ---------------  --------------
   Other assets (classified as long-term)           $ 1,779          $ 1,683
                                                 ===============  ==============


     Property and equipment comprise the following (in thousands):


                                                   December 31,    September 30,
                                                     2002              2003
                                                 ---------------  --------------
Machinery and equipment                             $ 2,027          $ 2,124
Furniture and fixtures                                  642              654
Leasehold improvements                                  972              977
Tooling                                                 631              632
Other                                                   478              618
                                                 ---------------  --------------
                                                    $ 4,750          $ 5,005
Accumulated depreciation                             (3,796)          (4,324)
                                                 ---------------  --------------
     Property and equipment, net                    $   954          $   681
                                                 ===============  ==============


     Accrued expenses comprise the following (in thousands):


                                                   December 31,    September 30,
                                                     2002              2003
                                                 ---------------  --------------
Non-registration fees                              $  7,005         $  2,823
Interest                                              2,214            2,590
Judgments                                             2,124            2,072
Default penalties                                       288              412
Other                                                 5,285            5,302
                                                 ---------------  --------------
    Accrued expenses                               $ 16,916         $ 13,199
                                                 ===============  ==============

     Deferred revenue comprise the following (in thousands):


                                                   December 31,    September 30,
                                                     2002              2003
                                                 ---------------  --------------
NXT                                                 $ 4,815          $ 3,210
FairPoint                                               143              479
Other                                                   594              607
                                                 ---------------  --------------
                                                    $ 5,552          $ 4,296
Less: amount classified as current                   (2,877)          (3,226)
                                                 ---------------  --------------
     Deferred revenue (classified as long-term)     $ 2,675          $ 1,070
                                                 ===============  ==============


     As of September 30, 2003, we do not expect to realize any cash from revenue that has been deferred.

     FairPoint   Broadband,   Inc.,  a  wholly  owned  subsidiary  of  FairPoint
Communications, Inc., and Artera Group, Inc. executed an exclusive marketing license on October 11, 2002 whereby FairPoint will serve as the exclusive master distributor of Artera Turbo(TM) to certain rural local exchange carriers, incumbent local exchange carriers and Internet service providers in the United States and Canada and will have other non-exclusive rights with respect to Artera Turbo. The terms of the agreement include a license fee (approximately
$2.0 million to be paid in cash in 24 monthly installments) and per unit royalties based upon subscribers. This agreement has a ten-year term. FairPoint may terminate the agreement at any time by giving advance written notice of 30 days. If FairPoint terminates the agreement during the first 24 months of the agreement, FairPoint would not be required to pay any remaining license fee that would otherwise accrue after the effective date of termination by FairPoint. In conjunction with this agreement, FairPoint Communications, Inc., was issued a five-year warrant to purchase 2.0 million shares of NCT common stock at an exercise price of $0.15 per share.

     On May 23, 2003, FairPoint Broadband and Artera entered into a memorandum of understanding noting their mutual intent to amend, amend and restate or enter into a new agreement to supersede the October 11, 2002 exclusive marketing license agreement with respect to the royalties FairPoint will be obligated to pay Artera and other matters. The memorandum of understanding provides that if Artera and FairPoint do not execute a new agreement by June 30, 2003, then, from July 1, 2003 to July 15, 2003, either party may terminate the October 11, 2002 license agreement via written notice to the other. If such termination occurs, Artera shall be deemed to have waived its right to license fees (but not royalties) from FairPoint for the period after April 30, 2003. The parties did not execute a new agreement by June 30, 2003 but neither party gave written notice of termination by July 15, 2003. However, we anticipate that Fairpoint will not continue to pay the license fee after April 30, 2003. The parties continue to negotiate a new agreement to amend or replace the October 11, 2002 agreement pursuant to their mutual intent. We have recorded approximately $58,900 of revenue (through April 30, 2003 for the Fairpoint license fee portion of the October 11, 2002 agreement), which has been reduced to zero for a portion of the value of the warrant for the nine months ended September 30, 2003. The measurement of the warrant and treatment as a contra-revenue item were in accordance with Emerging Issues Task Force (EITF) Issue Nos. 96-18, 00-18 and 01-9. The remaining Fairpoint license fee through April 30, 2003 is reflected as deferred revenue at September 30, 2003.


     Other current liabilities comprise the following (in thousands):



                                                                 December 31,         September 30,
                                                                     2002                  2003
                                                            -------------------   -------------------
License reacquisition payable                                      $   4,000             $   4,000
Development fee payable                                                  650                   650
Royalty payable                                                        1,695                 1,679
Due to selling shareholders of Theater Radio Network                     557                   557
Due to L&H                                                               100                   100
Loan advance by investor                                                  65                   230
Other                                                                     34                    28
                                                            -------------------   -------------------
    Other current liabilities                                      $   7,101             $   7,244
                                                            ===================   ===================


     On September 23, 2003, the founding stockholders of Midcore made an election to accept payment of the $1.7 million royalty due them in NCT common stock. The election and calculation of the number of shares were provided for in the Agreement and Plan of Merger dated August 29, 2000 under which NCT acquired Midcore. This calculation is based upon the average closing bid price for the ten days immediately preceding

August 29, 2003 (the look back date), or $0.04914 per share. NCT is obligated to issue 34.2 million shares of its common stock to fulfill its royalty obligation included in other current liabilities at September 30, 2003. The shares have not yet been issued because we do not have enough authorized shares. In addition, we are obligated to issue 26.2 million shares (the look back shares) of NCT common stock to the founding stockholders of Midcore because the value of shares issued upon the acquisition of Midcore, related to a price guarantee, was less than $1.5 million on the third anniversary of the acquisition. The additional shares have not been issued to date because we do not have enough authorized shares. This issuance of additional common stock based on a reduction in security prices will not affect the cost of the acquired company in accordance with SFAS No.
141. We will record the current fair value of the additional consideration issued and simultaneously reduce the amount previously recorded for securities issued at the date of acquisition.

     Other liabilities (long-term) comprise the following (in thousands):


                                                   December 31,    September 30,
                                                     2002              2003
                                                 ---------------  --------------
Due to ITC                                          $ 1,422          $ 1,422
Other                                                   135              131
                                                 ---------------  --------------
     Other liabilities (classified as long-term)    $ 1,557          $ 1,553
                                                 ===============  ==============


Statements of Operations Information:

     Other operating income comprise the following (in thousands):



                                                Three months ended          Nine months ended
                                                  September 30,                September 30,
                                            ------------------------      ----------------------
                                              2002           2003            2002          2003
                                            ----------   -----------      ----------   ---------
  Minority share of loss in subsidiary          $ (74)          $ -          $ (277)        $ -
  Settlement of accounts payable                    -           (31)              -         (49)
  Other                                          (267)          (49)           (332)        (53)
                                            ----------   -----------      ----------   ---------
     Total other operating income              $ (341)        $ (80)         $ (609)     $ (102)
                                            ==========   ===========      ==========   =========

     Non-operating other (income) expense, net comprise the following (in thousands):



                                                              Three months ended                 Nine months ended
                                                                September 30,                      September 30,
                                                        ----------------------------       ------------------------------
                                                           2002             2003               2002             2003
                                                        ------------   -------------       ------------    --------------
  Finance costs associated with non-registration
    of common shares                                       $ 3,700        $   613             $ 5,512         $ 2,031
  Settlement of notes payable                                    -              -                   -             (27)
  Litigation settlement (Note 12)                                -         (4,888)                  -          (5,317)
  Depreciation in fair value of warrant                          5              -                 135               1
  Other-than-temporary decline in value of securities
    available-for-sale                                         689              -                 689               -
  Default penalties on debt                                    288            618                 313           1,090
  Other                                                          -             21                 (36)             17
                                                        ------------   -------------       ------------    --------------
   Total non-operating other (income) expense, net         $ 4,682        $ (3,636)           $ 6,613         $(2,205)
                                                        ===========    =============       ============    ==============


     We include losses from our majority-owned subsidiaries in our condensed consolidated statements of operations exclusive of amounts attributable to minority shareholders' common equity interests only up to the basis of such minority shareholders' interests. Losses in excess of that amount are borne by NCT. Such amounts from our Pro Tech Communications, Inc. subsidiary borne by NCT for the three and nine months ended September 30, 2003 were approximately
$35,000 and $126,000, respectively. Future earnings of our majority-owned subsidiaries otherwise attributable to minority shareholders' interests will be allocated again to minority shareholders only after future earnings are sufficient to recover the cumulative losses previously absorbed by NCT ($2.1 million at September 30, 2003).

Supplemental Cash Flow Disclosures:



                                                                                                  (in thousands)
                                                                                                Nine months ended
                                                                                                  September 30,
                                                                                           -----------------------------
Supplemental disclosures of cash flow information:                                             2002           2003
                                                                                           -------------   -------------
Cash paid during the year for:
  Interest                                                                                   $     17        $    35
                                                                                           =============   =============
Supplemental disclosures of non-cash investing and financing activities:
   Unrealized holding loss on available-for-sale securities                                  $    (56)       $    (2)
                                                                                           =============   =============
  Issuance of common stock upon conversion of preferred stock and dividends                  $      -        $   785
                                                                                           =============   =============
  Issuance of common stock upon conversion of convertible notes                              $    375        $     -
                                                                                           =============   =============
  Issuance of common stock upon exchange of convertible notes of subsidiary                  $    200        $ 1,754
                                                                                           =============   =============
  Issuance of common stock to fulfill common stock payable obligation                        $      -        $ 2,296
                                                                                           =============   =============
  Issuance of common stock to settle litigation                                              $      -        $ 4,125
                                                                                           =============   =============
  Finance costs associated with non-registration of common shares
   on preferred stock of subsidiary                                                          $      -        $ 1,749
                                                                                           =============   =============
  Issuance of series H preferred stock in exchange for previously accrued
   acquisition of subsidiary                                                                 $ 14,000        $     -
                                                                                           =============   =============
  Property and equipment financed through capitalized leases and notes payable               $     15        $     -
                                                                                           =============   =============

4.   Stockholders' Capital Deficit:

     The changes in stockholders' capital deficit during the nine months ended September 30, 2003 were as follows (in thousands):



                                                          Series H                                                  Accumulated
                                                        Convertible                                 Additional         Other
                                                      Preferred Stock         Common Stock           Paid-in        Comprehensive
                                                     -----------------      ------------------
                                                     Shares     Amount      Shares      Amount        Capital            Loss
                                                     -----------------      ------------------      ----------      -------------
Balance at December 31, 2002                            2    $  18,377      483,474     $4,835      $ 180,899         $  (516)
Dividend and amortization of discounts
  on beneficial conversion price
  to preferred shareholders                             -          535            -          -           (535)              -
Conversion of preferred stock                           -         (785)      23,058        231            554               -
Dividend and amortization of discounts
  on beneficial conversion price to
  subsidiary preferred shareholders                     -            -            -          -           (260)              -
Charges for the non-registration of the
  underlying shares of NCT to subsidiary
  preferred shareholders                                -            -            -          -         (1,749)              -
Reversal of redemption adjustment
  on subsidiary preferred                               -            -            -          -            125               -
Exchange of subsidiary convertible debt
  for common stock                                      -            -       42,093        421          1,333               -
Shares issued for settlement
  obligations/prepayments                               -            -       93,345        933          5,488               -
Warrants issued in conjunction with
  convertible debt                                      -            -            -          -          2,873               -
Beneficial conversion feature on
  convertible debt                                      -            -            -          -          2,609               -
Net loss                                                -            -            -          -              -               -
Accumulated other comprehensive
  income (loss)                                         -            -            -          -              -            (164)
Compensatory stock options and warrants                 -            -            -          -          3,746               -
Adjustment of monetary value on subsidiary
  shares upon adoption of SFAS 150                      -            -            -          -           (138)              -
Expenses related to sale of stock                       -            -            -          -            (14)              -
                                                     -----------------      ------------------      ----------      -------------
Balance at September 30, 2003                           2     $ 18,127      641,970     $6,420      $ 194,931         $  (680)
                                                     =================      ==================      ==========      =============




                                                          Accumu-       Common
                                                           lated         Stock
                                                          Deficit       Payable       Total
                                                        -----------    ---------    ----------
Balance at December 31, 2002                            $ (259,564)    $  2,296     $ (53,673)
Dividend and amortization of discounts
  on beneficial conversion price
  to preferred shareholders                                      -            -             -
Conversion of preferred stock                                    -            -             -
Dividend and amortization of discounts
  on beneficial conversion price to
  subsidiary preferred shareholders                              -            -          (260)
Charges for the non-registration of the
  underlying shares of NCT to subsidiary
  preferred shareholders                                         -            -        (1,749)
Reversal of redemption adjustment
  on subsidiary preferred                                        -            -           125
Exchange of subsidiary convertible debt
  for common stock                                               -            -         1,754
Shares issued for settlement
  obligations/prepayments                                        -       (2,296)        4,125
Warrants issued in conjunction with
  convertible debt                                               -            -         2,873
Beneficial conversion feature on
  convertible debt                                               -            -         2,609
Net loss                                                   (17,004)           -       (17,004)
Accumulated other comprehensive
  income (loss)                                                  -            -          (164)
Compensatory stock options and warrants                          -            -         3,746
Adjustment of monetary value on subsidiary
  shares upon adoption of SFAS 150                               -            -          (138)
Expenses related to sale of stock                                -            -           (14)
                                                        -----------    ---------    ----------
Balance at September 30, 2003                           $ (276,568)    $      -     $ (57,770)
                                                        ===========    =========    ==========

5.   Notes Payable:


(in thousands)
                                                                                       December 31,        September 30,
                                                                                           2002                 2003
                                                                                   ------------------  -------------------
Logical eBusiness Solutions Limited (f/k/a DataTec) (a)                                 $ 2,414              $ 2,491
    Obligation of subsidiary to a prior owner of Web Factory;
    past due; interest accrues at 4% per annum above the base rate of National Westminister Bank plc
Note due investor (a)                                                                       385                  385
    Interest at 8% per annum payable at maturity;  Effective interest rate of 68.1% per annum related to the issuance of warrants; due April 7, 2003
Note due stockholder of subsidiary                                                          171                  149
    Interest at 8.5% per annum; monthly payments (including interest)
    of $3.5 through May 2003, remainder matures June 27, 2003.
    Remainder rolled into note bearing interest at 8.5% per annum; monthly payments (including interest) of $3.5 through May 2004, remainder matures June 27, 2004.
Top Source Automotive                                                                       204                    -
    Default interest rate accrues at two times prime;
    included in settlement (see Note 12)
Notes due former employees (a)                                                              116                  100
    $100 bears interest at 8.25% per annum, compounded annually
Other financings                                                                            284                   97
    Interest ranging from 7% to 9% per annum;
    $35 due July 15, 2003 (a); $62 all other
                                                                                   ------------------  -------------------
                                                                                        $ 3,574              $ 3,222
Less: unamortized debt discounts                                                            (34)                   -
                                                                                   ------------------  -------------------
                                                                                        $ 3,540              $ 3,222
                                                                                   ==================  ===================

     Footnote:
     (a)  Notes payable are in default due to nonpayment.

6.   Convertible Notes:




(in thousands)
                                                                                             December 31,      September 30,
                                                                                                 2002              2003
                                                                                             ------------      -------------
Issued to Carole Salkind - related party (a)                                                   $ 18,064            $ 27,167
     Weighted average effective interest rate of 46.2% per annum; accrues interest at 8% per annum; collateralized by substantially all of the assets of NCT; convertible into NCT common stock at prices ranging from $0.029 - $0.077 or exchangeable for common stock of NCT subsidiaries except Pro Tech; maturing for the quarter ending:
          December 31, 2003        $14,254
          March 31, 2004            11,563
          June 30, 2004              1,350
8% Convertible Notes (b)                                                                            976               1,651
     Weighted average effective interest rate of 20.6% per annum;
     convertible into NCT common stock at various rates; matures:
          March 14, 2002           $    17
          April 12, 2002                 9
          January 10, 2004             550
          March 11, 2004               400
          April 22, 2005               235
          September 4, 2005            440
6% Convertible Notes (c)                                                                          4,228               2,474
     Weighted average effective interest rate of 85.8% per annum;
     convertible into NCT common stock at 100% of the five-day average closing bid price preceding conversion; past due:
          January 9, 2002          $   818
          April 4, 2002                325
          May 25, 2002                  81
          June 29, 2002              1,250
                                                                                             ------------      -------------
                                                                                               $ 23,268            $ 31,292
Less: unamortized debt discounts                                                                 (4,029)             (2,556)
Less: amounts classified as long-term                                                              (779)               (675)
                                                                                             ------------      -------------
                                                                                               $ 18,460            $ 28,061
                                                                                             ============      =============


Footnotes:
----------
(a) During the nine months ended September 30, 2003, NCT issued an aggregate of $18.8 million of convertible notes to Carole Salkind, who is a shareholder of NCT, an accredited investor and the spouse of a former director of NCT. During the nine months ended September 30, 2003, we defaulted on payment of notes dated January 11, 2002, January 25, 2002, February 27, 2002, March 1, 2002, May 2, 2002, May 29, 2002, June 2, 2002, November 21, 2002, July 3, 2002,
July 15,  2002,  July 23,  2002,  August 14,  2002 and  August  29,  2002 for an
aggregate principal amount of $9.7 million. The principal on these notes was rolled into new notes in 2003 along with $1.0 million of default penalties, $0.9 million of accrued interest and an aggregate of $7.2 million new funding from Carole Salkind. During the nine months ended September 30, 2003, we recorded original issue discounts of $2.3 million to the notes based upon the relative fair values of the debt and warrants issued to Ms. Salkind (see Note 9). In addition, beneficial conversion features totaling $2.6 million have been recorded as a discount to the notes. These discounts are being amortized over the term of the related notes. For the nine months ended September 30, 2003, $6.2 million of amortization related to these discounts is classified as interest expense in our condensed consolidated statement of operations. Unamortized discounts of $2.5 million have been reflected as a reduction to the convertible notes in our condensed consolidated balance sheet as of September 30, 2003. The convertible note dated February 27, 2002 for $0.8 million was collateralized by an interest in specific assets of our subsidiary, NCT Video. This interest was rolled over into a convertible note dated March 13, 2003 for $1.0 million. The default provisions in these notes impose a penalty of 10% of the principal amount in default and default interest from the date of default at the stated interest rate plus 5%. The defaults of $2.9 million at December 31, 2002 (related to a judgment in an unrelated case entered against NCT and DMC in excess of the permitted maximum of $0.25 million) were extinguished when the notes were rolled over during the first quarter of 2003. As of September 30, 2003, we are in default of two notes dated September 9, 2002 and September 30, 2002 for an aggregate principal of $4.1 million. These defaults have subsequently been cured (see Note 14).

(b) Notes totaling approximately $26,000 are convertible at 80% of the lowest closing bid price for the five days preceding conversion; a note totaling $0.6 million is convertible at the lower of $0.07 per share or 80% of the lowest closing bid price for the five days preceding conversion; a note totaling $0.4 million is convertible at $0.0647 per share; a note totaling $0.2 million is convertible at $0.04 per share and notes totaling approximately $0.4 million are convertible at 80% of the average of the closing bid price for the five days preceding conversion. The convertible note for $0.6 million is collateralized by substantially all of the assets of our subsidiary, Artera Group. Beneficial conversion features had been recorded as a discount to the notes and are being amortized over the term of the notes. For the nine months ended September 30, 2003, $0.1 million of amortization related to these discounts is classified as interest expense in our condensed consolidated statement of operations. Unamortized discounts of $0.1 million have been reflected as a reduction to the convertible notes in our condensed consolidated balance sheet as of September 30, 2003. We did not fulfill registration obligations and recorded finance costs associated with non-registration of common shares of $0.1 million for the nine months ended September 30, 2003 (see Note 3 - Non-operating other (income) expense, net). The company settled $0.1 million of accrued interest payable and approximately $0.1 million of accrued non-registration fees payable on convertible notes with four holders through April 7, 2003 (see Note 12). The notes included in the settlement are accruing interest from April 7, 2003 at the stated rate of 8%. The company did not repay convertible notes aggregating approximately $26,000 upon maturity, which are in default for non-payment. In addition, on convertible notes aggregating approximately $1.0 million, we are in default due to a cross default clause.

(c) Principal of $1.8 million was exchanged for NCT stock during the nine months ended September 30, 2003 (see Note 10). Convertible notes totaling $1.9 million are collateralized by substantially all of the assets of our subsidiary, Artera Group. We were obligated to register additional shares at various dates during 2001, which, despite our best efforts, we were unable to accomplish. As a result, we have recorded finance costs associated with non-registration of common shares of $1.9 million for the nine months ended September 30, 2003 (see
Note 3 - Non-operating other (income) expense, net). The company settled $0.8 million of accrued interest payable and approximately $4.6 million of accrued non-registration fees payable on convertible notes with four holders through April 7, 2003 (see Note 12). The notes included in the settlement are accruing interest from April 7, 2003 at the stated rate of 6%. The aggregate outstanding principal amount of approximately $2.5 million is in default for non-payment. These notes are senior debt of our subsidiary, Artera Group, Inc.

7.   Shares of Subsidiary Subject to Exchange into a Variable Number of Shares:

Pro Tech Communications, Inc. Preferred Stock

     Upon adoption of SFAS No. 150 on July 1, 2003, 550 shares in the aggregate of Pro Tech series A and B convertible preferred stock were outstanding with exchange rights into NCT common stock valued at $0.6 million, which was reclassified from minority interest in consolidated subsidiaries to current liabilities on our condensed consolidated balance sheet at a monetary value of $0.7 million. An adjustment of monetary value on subsidiary shares of approximately $0.1 million was charged to additional paid-in capital to reflect the fair value of the shares required to be issued upon exchange.

     For the three and nine months ended September 30, 2003, we calculated the 4% dividends earned by holders of the Pro Tech series A convertible preferred stock and the Pro Tech series B convertible preferred stock at approximately $6,000. Following adoption of SFAS No. 150 on July 1, 2003, this amount is included in interest expense, net.

     The monetary value of Pro Tech series A and B preferred stock was $0.7 million in our condensed consolidated balance sheet at September 30, 2003, which is comprised of $0.7 million of shares plus the accrued dividends of approximately $49,000. NCT would have to issue approximately 14.8 million shares of our common stock if settlement of the stated value had occurred as of September 30, 2003. NCT has the option to settle the accrued dividends in cash or common stock. As of September 30, 2003, settlement in common stock for the accrued dividends would require issuance of approximately 1.3 million shares of our common stock. There is no limit on the number of shares that NCT could be required to issue upon exchange of the Pro Tech series A and B preferred stock.

8.   Commitments and Contingencies:

     On July 25, 2002, NCT and Crammer Road LLC entered into a private equity credit agreement and related registration rights agreement. This equity credit agreement provides that shares of up to $50 million of our common stock may be sold to Crammer Road pursuant to put notices delivered by NCT. The credit agreement obligates NCT to put a minimum of $5 million of its common stock (the minimum commitment) to Crammer Road for cash. The agreement provides for a discount to market of 10% on the puts. Our put notices are to commence after we have an effective registration statement covering 112% of the shares needed for $50 million of puts (among other conditions). If we fail to issue shares for the minimum commitment during the commitment period (which terminates 24 months after effectiveness of a resale registration statement relating to the shares or earlier as described in the agreement), we must pay Crammer Road, in immediately available funds, an amount as described in the agreement (the maximum would be $500,000).

9.   Capital Stock:

Authorized Capital Stock

Common shares available for future issuance

     At September 30, 2003, the shares of common stock required to be reserved were 2,500,842,599 calculated at the $0.046 common stock price on that date (or the discount therefrom as allowed under the applicable exchange or conversion agreements). At the September 30, 2003 common stock price of $0.046, our common shares issued and required to be reserved for issuance exceeded the number of shares authorized at that date. As such, NCT will seek shareholder approval of an amendment to its Restated Certificate of Incorporation to increase the number of shares of common stock authorized for NCT.

     During the three months ended September 30, 2003, NCT received requests to issue shares of its common stock that it could not fulfill because the requests were in excess of the number of shares of common stock currently authorized. As such, we have included 3,029,608 shares (the remaining number authorized) in our weighted average common shares outstanding on the accompanying condensed consolidated statement of operations for the three and nine months ended September 30, 2003. Shares issuable under the above requests, but not included in shares payable as described have also not been included in the calculation of weighted average shares used in the net loss per share as such inclusion would be anti-dilutive.

Shares Issued for Settlements

     Pursuant to the settlement agreement between NCT and West Nursery Holding Limited Partnership, on or about April 1, 2003, the company issued 1,248,170 shares of its common stock (i.e., $56,000 in stock priced at $0.0448 per share) to West Nursery (see Note 12).

     Pursuant to the settlement agreement between NCT, Distributed Media Corporation and Mesa Partners, Inc., on or about April 11, 2003, NCT issued 2,321,263 shares of its common stock (i.e., $125,000 in stock priced at $0.05385 per share) to Mesa (see Note 12).

     On or about May 8, 2003, the company issued to Crammer Road LLC the remaining 28,000,000 shares that were issuable under the October 30, 2002 settlement agreement between the parties (see Note 12).

     Pursuant to the settlement agreement dated April 7, 2003 between NCT, Artera Group, Inc. and Alpha Capital Aktiengesellschaft, Austost Anstalt Schaan, Balmore S.A. and Libra Finance S.A., on September 18, 2003, NCT issued 61,776,067 shares of its common stock (i.e., $4,000,000 in stock priced at $0.06475 per share) to the plaintiffs (see Note 12).

Shares Issued upon Conversion or Exchange of Indebtedness

     During the nine months ended September 30, 2003, $1.8 million of the 6% convertible notes were exchanged for 42,092,786 shares of NCT's common stock. At September 30, 2003, $2.5 million of the 6% convertible note principal is exchangeable for NCT common stock.

NCT Group, Inc. Preferred Stock

     On March 10, 2003, NCT amended the number of designated shares of series H convertible preferred stock from 1,800 shares to 2,100 shares.

     For the three and nine months ended September 30, 2003, 75 shares of series H preferred stock along with accrued dividends totaling approximately $0.8 million were converted into 23,057,761 shares of NCT's common stock.

     For the nine months ended September 30, 2003, we calculated the 4% dividends earned by the holder of the series H preferred stock at $0.5 million. This amount is included in preferred stock dividends and in the calculation of loss attributable to common stockholders.

Artera Group, Inc. Preferred Stock

     NCT is obligated to register shares of its common stock for the exchange of 4,276 shares of Artera series A preferred stock. For the nine months ended September 30, 2003, we incurred charges of approximately $1.7 million for non-registration of the underlying shares of NCT common stock. As a result of a settlement of a legal action, which included $3.3 million of accrued non-registration fees payable relating to our inability to register the shares, we recorded a gain of $2.0 million for the three and nine months ended September 30, 2003 included in non-operating other (income) expense, net (see Note 12). Under the exchange rights agreement, NCT has the option at any time to redeem any outstanding Artera series A preferred stock by paying the holder cash equal to the aggregate stated value of the preferred stock being redeemed (together with accrued and unpaid dividends thereon). Pursuant to an exchange rights and release agreement dated April 10, 2003, three holders of an aggregate of 3,154 shares of Artera series A preferred stock received an additional right to exchange into NCT preferred stock (a series to be designated) upon thirty days prior written notice. For the nine months ended September 30, 2003, we calculated the 4% dividends earned by holders of the 8,299 shares outstanding of Artera series A preferred stock at approximately $0.2 million. The non-registration charge and dividends are included in preferred stock dividends and in the calculation of loss attributable to common stockholders.

Pro Tech Communications, Inc. Preferred Stock

     Prior to the adoption of SFAS No. 150, for the nine months ended September 30, 2003, we calculated the 4% dividends earned by holders of the Pro Tech series A convertible preferred stock and the Pro Tech series B redeemable convertible preferred stock at approximately $11,000. This amount is included in preferred stock dividends and in the calculation of loss attributable to common stockholders.

     As of December 31, 2002, under the terms of the Pro Tech series B convertible preferred stock agreement dated July 30, 2001, the holder of those shares may have had a right to require Pro Tech to redeem the shares and any such redemption would not have been within the sole control of Pro Tech. The redemption value was 125% of the stated value of $0.5 million or $125,000. Accordingly, approximately $0.1 million redemption adjustment was recorded during 2001 increasing the minority interest in consolidated subsidiaries. On April 10, 2003, NCT and Pro Tech entered into an agreement with the holder of the series B preferred stock whereby the holder agreed to waive certain requirements of the registration rights agreement relating to the series B preferred stock. This waiver released Pro Tech from the requirement to register shares of Pro Tech's common stock for the conversion of the series B preferred stock. This cancelled the triggering event, which may have placed the redemption of the series B preferred stock at the holder's option. With the signing of this agreement, such redemption is now within the control of Pro Tech. Pro Tech was no longer required to carry the series B preferred stock at 125% of the stated value. Accordingly, approximately $0.1 million redemption adjustment was reversed during the nine months ended September 30, 2003.

Options

     For the nine months ended September 30, 2003, we granted non-plan options to purchase an aggregate of 125,550,000 shares of our common stock at exercise prices ranging from $0.029 to $0.052 as partial consideration for consulting services. We estimated the fair value of these options using the following assumptions in applying the Black-Scholes option pricing model: dividend yield of 0%; risk-free interest rates ranging from 1.39% to 2.25%; volatility of 100%; and an expected life of five years. For the nine months ended September 30, 2003, we recorded a $3.6 million charge for the fair value of these options as consulting services classified as selling, general and administrative expense (see Note 10).

     On September 10, 2003, pursuant to NCT's 2001 Stock and Incentive Plan, the Board of Directors granted seven-year options to purchase shares of NCT common stock to directors, officers and employees in the aggregate amount of 26,290,000 shares at an exercise price of $0.054, the fair market value of shares of NCT common stock on the date of grant. These grants to directors, officers and employees were made subject to the approval by the company's stockholders of sufficient increases in the number of shares of common stock (1) authorized and
(2) covered by the 2001 Plan. At the time of such stockholder approval, if the market value of the company's common stock exceeds the exercise price of the subject options, the company will incur a non-cash charge to earnings equal to the spread between the exercise price of the option and the market price, times the number of options involved. On September 10, 2003, the Board of Directors deemed all options granted to directors, officers and employees on October 25, 2002 as fully vested pending the stockholder approval noted above. Although the acceleration of vesting schedules was a modification of the original grants, there was no accounting consequence because the market price on the date of the modification was lower than the original exercise price of the grants.

Warrants

     For the nine months ended September 30, 2003, in conjunction with the issuance of convertible notes, NCT issued Carole Salkind warrants to acquire an aggregate of 83,925,579 shares of its common stock at exercise prices ranging from $0.029 to $0.055 per share. The fair value of these warrants was approximately $2.6 million (determined using the Black-Scholes option pricing model). Based upon allocation of the relative fair values of the instruments, we recorded a discount to the convertible notes issued to Carole Salkind of $2.3 million for the nine months ended September 30, 2003.

     On May 30, 2003, a warrant issued to Alpha Capital on December 6, 2002 to acquire an aggregate of 15,000,000 shares of our common stock at an exercise price of $0.01 per share vested. The vesting was contingent upon the following:
(a) NCT failing to pay by April 7, 2003 (later extended to May 30, 2003) any amount owed by it to Alpha under the promissory note, dated December 6, 2002, in the principal amount of $385,000, and (b) NCT failing to pay or otherwise discharge by April 7, 2003 (later extended to May 30, 2003) any amount owed by NCT under the registration penalty provisions of various 2001 and 2002 agreements of NCT. Both of these events occurred and we recorded the fair value of this warrant (calculated as of May 30, 2003) as interest expense of $0.6 million (determined using the Black-Scholes option pricing model) for the nine months ended September 30, 2003 as a result of this vesting. On September 4, 2003, 2,500,000 shares of the warrant issued to Alpha Capital on December 6, 2002 were cancelled resulting in no accounting effect.

     On June 5, 2003, a warrant was issued, pursuant to an amended finders agreement of the same date, to acquire an aggregate of 2,250,000 shares of our common stock at an exercise price of $0.048 per share. The fair value of this warrant was approximately $0.1 million (determined using the Black-Scholes option pricing model). We recorded a charge of $0.1 million included in selling, general and administrative expenses in our condensed consolidated statement of operations for the nine months ended September 30, 2003.

     On July 14, 2003, a warrant was issued, pursuant to a letter agreement of the same date, to acquire an aggregate of 750,000 shares of our common stock at an exercise price of $0.0312 per share. The fair value of this warrant was less than $0.1 million (determined using the Black-Scholes option pricing model). We recorded a charge of less than $0.1 million as consulting services included in selling, general and administrative expenses in our condensed consolidated statement of operations for the nine months ended September 30, 2003 (see Note
10).

10.  Related Parties:

     On January 6, 2003, NCT and Stop Noise, Inc. entered into a license agreement with a term coinciding with the expiration of underlying patents unless earlier terminated by the parties. The agreement allows Stop Noise, Inc. to make use, develop and sell products incorporating NCT's noise canceling patents and technology. Stop Noise will fund product development provided by NCT and pay NCT per unit royalties based upon product sales. Carole Salkind's son is the sole shareholder of Stop Noise, Inc. No amounts have been recorded with respect to this agreement.

Spyder Technologies Group, LLC

     On September 1, 2003, Artera Group, Inc. entered into a master distributor agreement with Spyder Technologies Group, LLC under which Spyder will distribute the Artera Turbo service on a non-exclusive basis in the United States, Canada, South America and Central America. With respect to the United States, this agreement was an amendment of an agreement dated October 29, 2002. The term of the new agreement is five years. Royalties to Artera are based on distribution volume and on the precise support services provided by Artera. The royalty formulas and other material terms and conditions in this agreement are comparable to those used by Artera with similarly situated, unrelated master distributors.

     On September 1, 2003, Artera Group, Inc. entered into a reseller agreement with Spyder Technologies Group, LLC under which Spyder will resell the Artera Turbo service in the United States, Canada, South America and Central America. The term of the agreement is one year with possible renewals. Royalties to Artera vary based upon the volume of Spyder's resales and on the precise support services provided by Artera. The royalty formulas and other material terms and conditions in this agreement are comparable to those used by Artera with similarly situated, unrelated resellers.

     In addition, from time to time on an "as needed" basis, Spyder provides technical consulting services to Artera pertaining to Artera Turbo. Artera paid Spyder an aggregate of $56,260 in technical consulting fees for the nine months ended September 30, 2003.

     Jonathan Parrella, the son of NCT's Chairman and Chief Executive Officer, is President of and holds a 45% ownership interest in Spyder. Bulldog
Communications, Inc. holds a 25% ownership interest in Spyder. Bulldog Communications, Inc. is owned 20% by each of Michael Parrella, Karen Parrella, Michael Parrella, Jr., Jonathan Parrella and Daniel Parrella (the Chairman and Chief Executive Officer of NCT, and, respectively, his wife and three sons). Michael Parrella is also the Chairman of the Board, and Karen Parrella is the President, of Bulldog Communications.

SpringerRun, Inc.

     On July 2, 2003, NCT entered into a consulting agreement with SpringerRun, Inc., under which SpringerRun provides consulting services to NCT and its subsidiaries, consisting primarily of raising capital and debt financing, identifying potential joint ventures and other strategic transactions and finding distributors, licensees and end users for products and technologies. The term of the SpringerRun agreement is one year, with possible renewals. Under the agreement, NCT will pay SpringerRun the following: for capital raised, 6% of the amount thereof plus 5% of the amount thereof in warrants to purchase NCT stock; for debt financing raised, 1% of the amount thereof; for joint ventures or distribution license or end user agreements entered into, 7% of NCT's net revenues therefrom for three years, 5% thereafter. In lieu of cash, some of the compensation described above may, at SpringerRun's request and if agreed to by NCT, be given as stock of NCT or of a joint venture entered into by NCT. The compensation formula and other material terms and conditions in this agreement are comparable to those used by NCT with similarly situated, unrelated consultants. To date, NCT has not paid SpringerRun any compensation under the agreement, and none is owed to it. John McCloy II, a Director of NCT, is Chairman, Chief Executive Officer, a Director and a 40% shareholder of SpringerRun. John McCloy II's son John McCloy III is President, Treasurer, Secretary, a Director and a 25% shareholder of SpringerRun. John McCloy II's son Rush McCloy is a 25% shareholder of SpringerRun.

Indebtedness of Management

     Effective May 1, 2002, Jonathan M. Charry, Ph.D., NCT's Senior Vice President, Corporate Development, entered into a promissory note due January 15, 2003 for a principal amount owed to NCT of $107,960. The due date of this note represents an extension from May 1, 2002 which itself was a product of prior extensions. This note went into default on January 15, 2003. NCT is seeking to collect on the May 1, 2002 note. The aggregate amount due NCT at September 30, 2003 for principal plus accrued interest is $120,213. However, NCT believes that incentive compensation that is or will be due Dr. Charry may offset the amount owed NCT. The note bears interest at an annual rate of 6.0% through its due date of January 15, 2003, and at prime plus 5% thereafter. At September 30, 2003, $24,000 was due Dr. Charry from other transactions; this amount, less payroll taxes, plus interest on the net amount thereof will be offset against the note obligation upon ultimate settlement.

Indemnification of Management

     On or about December 5, 2002, NCT agreed to indemnify three individuals, NCT directors and officers, who had each also served as a Director of Artera Group International Limited, a U.K.-based subsidiary, prior to its liquidation for any liabilities that may arise against them from claims under Section 214 of the U.K. Insolvency Act and to provide them with legal representation with respect to the claims. The amount asserted by the liquidator, which we believe is the maximum amount of future payments that may be needed to satisfy this indemnity, is approximately $6.5 million based upon the exchange rate for pounds sterling at September 30, 2003 of $1.6643 (see Note 12).

Consulting Agreements

     On January 23, 2003, NCT and Inframe, Inc. entered into a consulting agreement. The agreement calls for a monthly fee of $2,500, payable at the end of the one-year term, and equity compensation in the form of options, in consideration of consulting services provided by Inframe to NCT. Such consulting services are performed by Morton Salkind, husband of Carole Salkind, acting on behalf of Inframe, Inc. Carole Salkind is the sole shareholder of Inframe, Inc. The agreement expires on January 23, 2004 and is subject to a one-year renewal unless cancelled after the initial period. Pursuant to the agreement, on January 23, 2003, NCT granted to Inframe, Inc. non-plan options to purchase 23,000,000 shares of NCT common stock at an exercise price of $0.042 per share (an aggregate exercise price of $1.0 million). The five-year options vest on the date of grant. We have recorded a charge of $0.7 million for the fair value of the options and a $20,000 consulting fee as called for under the agreement for consulting expenses included in selling, general and administrative expenses in our condensed consolidated statement of operations for the nine months ended September 30, 2003.

     On February 11, 2003, NCT and Avant Interactive, Inc. entered into a consulting agreement. The agreement calls for a monthly fee of $2,500, payable at the end of the one-year term, and equity compensation in the form of options, in consideration of consulting services provided by Avant to NCT. Such consulting services are performed by Morton Salkind, husband of Carole Salkind, acting on behalf of Avant Interactive, Inc. Carole Salkind is the sole shareholder of Avant Interactive, Inc. The agreement expires on February 11, 2004 and is subject to a one-year renewal unless cancelled after the initial period. The February 11, 2003 consulting agreement was amended on March 12, 2003, April 3, 2003 and April 11, 2003 to provide for additional consulting services, with additional options as compensation. Pursuant to the agreement and its subsequent amendments, on February 11, 2003, March 12, 2003, April 3, 2003 and April 11, 2003, NCT granted to Avant Interactive, Inc. non-plan options to purchase 7,000,000 shares, 13,500,000 shares, 2,000,000 shares and 2,000,000 shares, respectively, of NCT common stock at exercise prices of $0.04 per share, $0.031 per share, $0.029 per share and $0.031 per share, respectively (an aggregate exercise price of $0.8 million). The five-year options vest on their respective dates of grant. We have recorded an aggregate charge of $0.6 million for the fair value of the options and a $20,000 consulting fee as called for under the agreement for consulting expenses included in selling, general and administrative expenses in our condensed consolidated statement of operations for the nine months ended September 30, 2003.

     On April 17, 2003, NCT and Turbo Networks, Inc. entered into a consulting agreement. The agreement calls for a monthly fee of $2,500, payable at the end of the one-year term, and equity compensation in the form of options, in consideration of consulting services provided by Turbo to NCT. Such consulting services are performed by Morton Salkind, husband of Carole Salkind, acting on behalf of Turbo Networks, Inc. Carole Salkind is the sole shareholder of Turbo Networks, Inc. The agreement expires on April 17, 2004 and is subject to a one-year renewal unless cancelled after the initial period. The April 17, 2003 consulting agreement was amended on May 22, 2003 and June 28, 2003 to provide for additional consulting services, with additional options as compensation. Pursuant to the agreement and its subsequent amendments, on April 17, 2003, May 22, 2003 and June 28, 2003, NCT granted to Turbo Networks, Inc. non-plan options to purchase 2,000,000 shares, 18,550,000 shares and 2,000,000 shares, respectively, of NCT common stock at exercise prices of $0.037, $0.042 and $0.04, respectively (an aggregate exercise price of $0.9 million). The five-year options vest on their respective dates of grant. We have recorded an aggregate charge of $0.7 million for the fair value of the options and a $12,500 consulting fee as called for under the agreement for consulting expenses included in selling, general and administrative expenses in our condensed consolidated statement of operations for the nine months ended September 30, 2003.

     On June 12, 2003, NCT and Maple Industries, Inc. entered into a consulting agreement. The agreement calls for a monthly fee of $2,500, payable at the end of the one-year term, and equity compensation in the form of options, in consideration of consulting services provided by Maple to NCT. Such consulting services are performed by Morton Salkind, husband of Carole Salkind, acting on behalf of Maple Industries, Inc. Carole Salkind is the sole shareholder of Maple Industries, Inc. The agreement expires on June 12, 2004 and is subject to a one-year renewal unless cancelled after the initial period. Pursuant to the agreement, on June 12, 2003, NCT granted to Maple Industries, Inc. non-plan options to purchase 23,000,000 shares of NCT common stock at an exercise price of $0.044 (an aggregate exercise price of $1.0 million). The five-year option vests on its date of grant. We have recorded an aggregate charge of $0.8 million for the fair value of the options and a $10,000 consulting fee as called for under the agreement for consulting expenses included in selling, general and administrative expenses in our condensed consolidated statement of operations for the nine months ended September 30, 2003.

     On July 14, 2003, NCT issued a warrant to John Harris, as designee of Stop Noise, Inc. to satisfy health care coverage obligations under the consulting agreement dated July 1, 2001, which expired on June 30, 2003. We have recorded a charge for the fair value of the warrant of $17,500 for consulting expenses included in selling, general and administrative expenses in our condensed consolidated statement of operations for the nine months ended September 30, 2003 (see Note 9).

     On  September  30,  2002,  NCT and Acme  Associates,  Inc.  entered  into a consulting agreement. The consulting agreement calls for a monthly fee of $2,500, payable at the end of the one-year term, and equity compensation in the form of options. The September 30, 2002 consulting agreement was amended on July 14, 2003 and September 11, 2003 to provide for additional consulting services with additional options as consideration. Pursuant to the amendments, on July 14, 2003 and September 11, 2003, NCT granted to Acme Associates, Inc. non-plan options to purchase 25,000,000 shares and 7,500,000 shares, respectively, of NCT common stock at exercise prices of $0.0312 and $0.052 per share, respectively (an aggregate exercise price of $1.2 million). The five-year options vested on their respective dates of grant. We have recorded an aggregate charge of $0.8 million for the fair value of the options as called for under the amendments to the agreement for consulting expenses included in selling, general and administrative expenses in our condensed consolidated statement of operations for the three and nine months ended September 30, 2003.

11.  Stock-Based Compensation:

     The company has elected to apply the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." Accordingly, the company accounts for stock-based compensation transactions with employees using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Under APB No. 25, no compensation costs are recognized if the option exercise price is equal to or greater than the fair market price of the common stock on the date of the grant. Under SFAS No. 123, stock options are valued at grant date using the Black-Scholes option pricing model and compensation costs are recognized ratably over the vesting period. No stock-based employee compensation cost is reflected in our net loss attributable to common stockholders because options granted under our plans have an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. At September 30, 2003, the company has four stock-based compensation plans. The following table illustrates the effect on net loss attributable to common stockholders and net loss per share if the company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

            (in thousands, except per share amounts)


                                                            Three months ended    Nine months ended
                                                              September 30,          September 30,
                                                          ---------------------- ---------------------
                                                            2002        2003       2002       2003
                                                          ----------  ---------- ---------- ----------

Net loss attributable to common stockholders              $ (11,961)   $ (3,068) $ (33,205) $ (19,548)
Total stock-based employee compensation
  expense determined under fair value based
  method for all awards, net of related tax effects            (145)       (876)      (504)    (1,011)
                                                          ----------  ---------- ---------- ----------
Pro forma net loss attributable to common stockholders    $ (12,106)   $ (3,944) $ (33,709) $ (20,599)
                                                          ==========  ========== ========== ==========
Net loss per common share (basic and diluted):
   As reported                                              $ (0.03)    $ (0.01)   $ (0.08)   $ (0.04)
                                                          ==========   ========== ========== ==========
   Pro forma                                                $ (0.03)    $ (0.01)   $ (0.08)   $ (0.04)
                                                          ==========  ========== ========== ==========


     Since options vest over several years and additional option grants are expected to be made in future years, the pro forma impact on the results of operations for the three and nine months ended September 30, 2002 and 2003, respectively, is not necessarily representative of the pro forma effects on the results of operations for future periods.

12.  Litigation:

NCT Audio Arbitration and TST/TSA/GTI Bankruptcy
-------------------------------------------------

     In the bankruptcy case of Global Technovations, Inc. (GTI) (formerly known as Top Source Technologies, Inc. (TST)) and its subsidiary Top Source Automotive, Inc. (TSA), on February 18, 2003, the bankruptcy court approved an amended Plan of Reorganization and Disclosure Statement. Pursuant to the amended Plan, NCT Audio Products, Inc. (i) was granted a release from all claims of GTI and TSA (including NCT Audio's alleged obligations under a $204,000 principal amount note due April 16, 1999 and its alleged obligation to issue $100,000 of its preferred stock under an agreement with TST); (ii) received $125,000 from the bankruptcy estate on March 25, 2003; (iii) has an allowable (i.e., uncontested) claim against the bankruptcy estate for $1,500,000 for which NCT Audio is entitled to payments, if any, in the course of administration of the estate under a formula set forth in the amended Plan; and (iv) released the debtors and their officers and directors from all claims other than the claim described in clause (iii) above. The amended Plan also provides for a $1,000,000 litigation fund for the bankruptcy estate's efforts to enforce a number of claims it believes it has against third parties, the proceeds of which efforts would, under the formula in the amended Plan, be used to pay the claims of NCT Audio and the other creditors of the bankruptcy estate. In connection with the settlement, we recorded income from litigation settlement of $429,000 (consisting of $125,000 cash received and release of obligations to: (a) repay a note for $204,000 and (b) issue preferred stock for $100,000) included in non-operating other (income) expense, net on the condensed consolidated statement of operations for the nine months ended September 30, 2003 (see Notes 3 and 5).

West Nursery (Maryland Lease) Litigation
----------------------------------------

     On March 3, 2003, the Connecticut court approved a December 31, 2002 settlement agreement between NCT and the plaintiff West Nursery Holding Limited Partnership. Pursuant to the settlement agreement, on or about April 1, 2003, the company issued 1,248,170 shares of its common stock (i.e., $56,000 in stock priced at $0.0448 per share) to West Nursery. Dismissal of the Connecticut action with prejudice occurred on August 18, 2003. Dismissal of the related Maryland action with prejudice is expected shortly.

Mesa Partners Matter
--------------------

     On March 8, 2003, the court approved the settlement agreement between the co-defendants NCT and Distributed Media Corporation and the plaintiff Mesa Partners, Inc. Pursuant to the settlement agreement, on or about April 11, 2003, NCT issued 2,321,263 shares of its common stock (i.e., $125,000 in stock priced at $0.05385 per share) to Mesa. On May 7, 2003, the action was dismissed with prejudice.

Artera International U.K. Section 214 Indemnification
-----------------------------------------------------

     In the United Kingdom liquidation case of Artera Group International Limited, on March 25, 2003, Messrs. Parrella and Hammond and Ms. Lebovics filed a joint response to the liquidator's claims in which they denied any liability or wrongdoing. Messrs. Parrella and Hammond and Ms. Lebovics have told NCT that they intend to defend against these claims vigorously. NCT has agreed to indemnify Messrs. Parrella and Hammond and Ms. Lebovics for any liabilities that may arise against them from these U.K. Section 214 claims and to provide them with legal representation with respect to the claims. NCT does not have directors and officers indemnification insurance coverage for the claims (see
Note 10). The Section 214 proceedings are at an early stage and we are unable to predict the outcome of this action. As a result, no amount has been accrued at September 30, 2003.

Production Resource Group Litigation
------------------------------------

     In the portion of the case against the company and Distributed Media Corporation, on or about February 14, 2003, Production Resource Group, LLC (PRG) served papers on the company seeking to enforce the judgment in the case against the shares of stock of NCT Audio Products, Inc. owned by the company. On or about June 6, 2003, in furtherance of its efforts to collect on the judgment, PRG filed the judgment in the Circuit Court for Anne Arundel County, Maryland; the Superior Court of New Jersey, Hudson County; and the Circuit Court of St. Lucie County, Florida. Between August 8, 2003 and August 14, 2003, PRG also served property executions relating to the judgment on NCT Audio Products, Inc., Advancel Logic Corporation and Midcore Software, Inc. as third parties to the litigation. As of September 30, 2003, PRG had collected approximately $130,000 in NCT's and DMC's cash or cash equivalent assets as a result of this judgment. To the extent that further payment of the judgment is in cash, such payment could be material to our cash position.

     In the portion of the case against the company's Chairman and Chief Executive Officer Michael Parrella (as to which the company has agreed to indemnify Mr. Parrella), on February 25, 2003, the court granted in part Mr. Parrella's July 15, 2002 motion, striking those portions of the PRG amended complaint that allege a breach of an obligation of good faith and fair dealing, but declining to strike those portions that allege unfair trade practices and fraud. On August 8, 2003, Mr. Parrella filed a motion for summary judgment on all remaining allegations. A decision on that motion is pending. Mr. Parrella has told NCT that if any allegations in the amended complaint remain after the court's decision on the summary judgment motion, he intends to deny such allegations. To the extent that NCT may ultimately indemnify Mr. Parrella for liabilities arising out of these allegations and for related legal fees, we believe that our directors and officers indemnification insurance (subject to certain exceptions under the insurance policy and after payment of a $100,000 deductible) will cover such payments. Discovery as to Mr. Parrella has begun.

Alpha, Austost, Balmore and Libra v. NCT and Artera
---------------------------------------------------

     On or about April 7, 2003, before an answer was filed in this case, NCT, Artera and the plaintiffs executed a settlement agreement. After hearings on May 15, 2003 and September 16, 2003, the court on September 16, 2003 approved the settlement agreement, thereby causing it to become effective. Pursuant to the settlement agreement, the plaintiffs granted releases from the monetary claims in the complaint (i) against NCT and Artera and pertaining to interest allegedly accrued through April 7, 2003 on all notes described in the complaint and (ii) against NCT for NCT's non-payment of liquidated damages allegedly due as a result of a failure by NCT to register the shares of its common stock for which the notes and preferred stock described in the complaint are convertible or exchangeable. In consideration of these releases and as required by the settlement agreement, on September 18, 2003, NCT issued to the plaintiffs an aggregate of 61,776,067 new shares of its common stock, representing $4.0 million in stock priced at $0.06475 per share (the average of the ten closing prices of the common stock immediately preceding the initial hearing for court approval of the settlement agreement). The settlement shares were allocated as follows:
14,109,883  shares  ($914,000  worth) to Alpha,  20,868,729  shares  ($1,351,000 worth) to Austost, 21,076,266 shares ($1,365,000 worth) to Balmore and 5,721,189 shares ($370,000 worth) to Libra. Also included in the settlement agreement was the release of claims, not originally asserted in the complaint, (x) against Artera and pertaining to interest allegedly accrued through April 7, 2003 on a May 25, 2001 note of Artera and (y) against NCT for NCT's non-payment of liquidated damages allegedly due as a result of a failure by NCT to register the shares of its common stock for which such May 25, 2001 note of Artera is exchangeable. On November 12, 2003, pursuant to the settlement agreement, the action was dismissed, with prejudice as to the claims released by the settlement agreement and without prejudice as to the claims not so released (primarily, approximately $4.1 million in principal allegedly due and payable on the notes described in the complaint). Upon court approval of the settlement agreement, NCT issued common stock of $4.0 million, reduced previously accrued interest payable of $0.9 million and liquidated damages for non-registration of common shares underlying convertible and exchangeable notes and preferred stock of $8.0 million. We recorded a $4.9 million gain on litigation settlement included in non-operating other (income) expense for the three and nine months ended September 30, 2003.

Crammer Road v. NCT
-------------------

     On or about May 8, 2003, the company issued to Crammer Road LLC the remaining 28,000,000 shares that were issuable under the October 30, 2002 settlement agreement between the parties. Dismissal of the action so settled had occurred on December 11, 2002.

     Reference is made to the company's Annual Report on Form 10-K for the year ended December 31, 2002, for further information regarding the foregoing matters. The company believes there are no other patent infringement claims, litigation, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on the financial position and results of operations.

13.  Segment Information:

     Management views the company as being organized into three operating segments: Communications, Media and Technology. The Other operating segment is used to reconcile the reportable segment data to the consolidated financial statements and is segregated into two categories, Other-corporate and Other-consolidating.

     Other-corporate consists of items maintained at the company's corporate headquarters and not allocated to the segments. This includes most of the company's debt and related cash and cash equivalents and related net interest expense, some litigation liabilities and non-operating fixed assets. Also included in the components of revenue attributed to Other-corporate are license fees and royalty revenue from subsidiaries, which are offset (i.e., eliminated) in the Other-consolidating column. Other-consolidating consists of items eliminated in consolidation, such as intercompany revenue.

     During the three and nine months ended September 30, 2003, no geographic information for revenue from external customers or for long-lived assets is disclosed, as our primary market and capital investments were concentrated in the United States.

     Reportable segment data for the three and nine months ended September 30, 2003 and 2002 is as follows (in thousands):




                                                  ----------------------------------------------------------------------------------
                                                                                      Reportable -------- Other --------    Grand
                                                  Communications  Media   Technology   Segments  Corporate  Consolidating   Total
                                                  ----------------------------------------------------------------------------------
For the three months ended September 30, 2003:
-------------------------------------------------
 License fees and royalties                        $   160       $   535     $  14     $    709   $      2       $    -    $    711
 Other revenue - external                              440            39         -          479          -            -         479
 Other revenue - other operating
   segments                                            266             3         -          269          1         (270)          -
 Net (loss) income                                  (2,398)         (897)       26       (3,269)       361          596      (2,312)


For the three months ended September 30, 2002:
-------------------------------------------------
 License fees and royalties                        $   583       $   535     $   -     $  1,118   $      5       $   (5)   $  1,118
 Other revenue - external                              543            52         -          595          -            -         595
 Other revenue - other operating
   segments                                            240             8         -          248          -         (248)          -
 Net (loss) income                                  (1,839)       (5,182)     (658)      (7,679)    (7,931)       4,449     (11,161)


For the nine months ended September 30, 2003:
-------------------------------------------------
 License fees and royalties                        $   396       $ 1,605     $  14     $  2,015   $      7       $    -    $  2,022
 Other revenue - external                            1,317            83         -        1,400          -            -       1,400
 Other revenue - other operating
   segments                                            802             6         -          808        170         (978)          -
 Net (loss) income                                  (8,367)       (2,440)       84      (10,723)    (8,070)       1,789     (17,004)


For the nine months ended September 30, 2002:
-------------------------------------------------
 License fees and royalties                        $ 1,959       $ 1,605     $   -     $  3,564   $     20       $  (13)   $  3,571
 Other revenue - external                            2,100           111         -        2,211          -            -       2,211
 Other revenue - other operating
   segments                                            667           (41)        -          626          -         (626)          -
 Net (loss) income                                  (6,014)       (7,163)     (827)     (14,004)   (22,558)       5,425     (31,137)


14.  Subsequent Events:

Transactions with Carole Salkind

     On October 2, 2003, NCT issued a convertible note to Ms. Salkind in the amount of approximately $0.8 million, as consideration for cash of $0.4 million and curing the default and payment of the convertible note dated September 9, 2002 in the principal amount of $0.35 million plus accrued interest and penalties thereon. The note matures on April 2, 2004 and bears interest at 8% per annum payable at maturity. The note is convertible into shares of NCT common stock at $0.043 per share and may be exchanged for shares of common stock of any NCT subsidiary (except Pro Tech) that has an initial public offering (at the initial public offering price thereof). In conjunction with issuance of the note, a five-year warrant was issued to Ms. Salkind to purchase 4.0 million shares of our common stock at an exercise price of $0.043 per share. The relative estimated fair value of the warrant and the beneficial conversion feature will be reflected as discounts to the note and amortized as interest expense over the term of the note.

     On October 14, 2003, NCT issued a convertible note to Ms. Salkind in the amount of approximately $4.5 million, as consideration for curing the default and payment of the convertible note dated September 30, 2002 in the principal amount of $3.8 million plus accrued interest and penalties thereon. The note matures on April 14, 2004 and bears interest at 8% per annum payable at maturity. The note is convertible into shares of NCT common stock at $0.044 per share and may be exchanged for shares of common stock of any NCT subsidiary (except Pro Tech) that has an initial public offering (at the initial public offering price thereof). In conjunction with issuance of the note, a five-year warrant was issued to Ms. Salkind to purchase 19.25 million shares of our common stock at an exercise price of $0.044 per share. The relative estimated fair value of the warrant and the beneficial conversion feature will be reflected as discounts to the note and amortized as interest expense over the term of the note.

     On October 14, 2003, NCT issued a convertible note to Ms. Salkind in the amount of $0.4 million, as consideration for cash. The note matures on April 14, 2004 and bears interest at 8% per annum payable at maturity. The note is convertible into shares of NCT common stock at $0.044 per share and may be exchanged for shares of common stock of any NCT subsidiary (except Pro Tech) that has an initial public offering (at the initial public offering price thereof). In conjunction with issuance of the note, a five-year warrant was issued to Ms. Salkind to purchase 2.0 million shares of our common stock at an exercise price of $0.044 per share. The relative estimated fair value of the warrant and the beneficial conversion feature will be reflected as discounts to the note and amortized as interest expense over the term of the note.

     On November 3, 2003, NCT issued a convertible note to Ms. Salkind in the amount of $0.4 million, as consideration for cash. The note matures on May 3, 2004 and bears interest at 8% per annum payable at maturity. The note is convertible into shares of NCT common stock at $0.044 per share and may be exchanged for shares of common stock of any NCT subsidiary (except Pro Tech) that has an initial public offering (at the initial public offering price thereof). In conjunction with issuance of the note, a five-year warrant was issued to Ms. Salkind to purchase 2.0 million shares of our common stock at an exercise price of $0.044 per share. The relative estimated fair value of the warrant and the beneficial conversion feature will be reflected as discounts to the note and amortized as interest expense over the term of the note.

     On November 7, 2003, we defaulted on repayment of a convertible note payable dated November 7, 2002 to Ms. Salkind for the principal amount of $0.4 million. We are currently in negotiation to cure this default.

Transactions with Other Related Parties

     On each of October 3, 2003, October 14, 2003 and November 3, 2003, the September 30, 2002 consulting agreement between NCT and Acme Associates, Inc. was amended. Pursuant to the amendments, on each of October 3, 2003, October 14, 2003 and November 3, 2003, NCT granted to Acme Associates, Inc. non-plan options to purchase 5,750,000, 44,000,000, and 2,000,000 shares, respectively, of NCT common stock at exercise prices of $0.043, $0.044, and $0.045 per share, respectively. We will record an aggregate charge of approximately $1.7 million for the fair value of these options.

INDEPENDENT AUDITORS' REPORT ON SCHEDULE II


Board of Directors and Stockholders of
NCT Group, Inc.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements of NCT Group, Inc. and subsidiaries as of December 31, 2001 and 2002 and for each of the years then ended taken as a whole. The 2001 and 2002 information included on Schedule II is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.


/s/  Eisner LLP
----------------------
     Eisner LLP


New York, New York
February 20, 2003

INDEPENDENT AUDITOR'S REPORT ON SCHEDULE II


Board of Directors
NCT Group, Inc.

We have audited the basic consolidated financial statements of NCT Group, Inc. and Subsidiaries for the year ended December 31, 2000. Our audit was conducted for the purpose of forming an opinion on those financial statements taken as a whole. The information included on Schedule II is the responsibility of management, and although not considered necessary for a fair presentation of financial position, results of operations, and cash flows is presented for additional analysis and has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements. In our opinion, the information included on Schedule II relating to the year ended December 31, 2000 is fairly stated in all material respects, in relation to the basic consolidated financial statements taken as a whole. Also, such schedule presents fairly the information set forth therein in compliance with the applicable accounting regulations of the Securities and Exchange Commission.


/s/  GOLDSTEIN GOLUB KESSLER LLP
-----------------------------------
     Goldstein Golub Kessler LLP

New York, New York
April 9, 2001


                                                                  SCHEDULE II
NCT GROUP, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
(in thousands of dollars)

---------------------------------------------------------------------------------------------------------------------------
               Column A                     Column B              Column C                   Column D          Column E
---------------------------------------------------------------------------------------------------------------------------
                                                           Charged        Charged to
                                           Balance at      in costs         other                              Balance at
                                           beginning         and          accounts -        Deductions -         end of
              Description                  of period       expenses        Describe         Describe            period
---------------------------------------------------------------------------------------------------------------------------

Allowance for doubtful accounts:
  Year ended December 31, 2000             $   102  (a)    $   803        $   (800) (b)      $    (35) (c)      $    70
  Year ended December 31, 2001                 103  (a)        249             (46) (b)            (8) (c)          298
  Year ended December 31, 2002                 298              77             (29) (b)            (6) (c)          340

Reserve for uncollectible amounts:
  Year ended December 31, 2000                   -               -               -                  -                 -
  Year ended December 31, 2001                   -           1,000               -                  -             1,000
  Year ended December 31, 2002               1,000               -               -                  -             1,000

Allowance for inventory obsolescence:
  Year ended December 31, 2000                 529             100            (529) (d)             -               100
  Year ended December 31, 2001                 100             691               -                  -               791
  Year ended December 31, 2002                 791             239               -               (626) (c)          404

Accumulated depreciation:
  Year ended December 31, 2000               4,042  (a)        334               -                (24) (c)        4,352
  Year ended December 31, 2001               4,352             936           1,115  (e)        (1,809) (c)        4,594
  Year ended December 31, 2002               4,594             852             186  (f)        (1,836) (c)        3,796

Accumulated goodwill amortization:
  Year ended December 31, 2000               4,163           1,019               -                  -             5,182
  Year ended December 31, 2001               5,182           1,691          16,239  (g)       (21,988) (h)        1,124
  Year ended December 31, 2002               1,124               -               -                  -             1,124

Accumulated patent and other
intangibles amortization:
  Year ended December 31, 2000               2,878             658               -                  -             3,536
  Year ended December 31, 2001               3,536             350               -                  -             3,886
  Year ended December 31, 2002               3,886             453           2,116 (g)         (2,495) (h)        3,960

Attention is directed to the foregoing accountants' reports and to the accompanying notes to our consolidated financial statements.


Footnotes:
----------
     (a)  Increases from prior year-end due to acquistions.
     (b)  Accounts written-off directly to expense.
     (c)  Accounts previously reserved for, written off or sold in current year.
     (d)  Apply to specific prior year-end inventory items.
     (e)  Write down for exiting business, charged to other expense.
     (f)  Currency translation adjustments.
     (g)  Write down intangibles to estimated fair value.
     (h)  Write off fully amortized intangibles.

                  OTHER INFORMATION NOT REQUIRED IN PROSPECTUS
                  --------------------------------------------


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses payable by the registrant with respect to the offering described in this registration statement:

     Securities and Exchange Commission registration fee             $       64
     Legal fees and expenses                                            125,000*
     Accounting fees and expenses                                       320,000*
     Miscellaneous expenses                                               9,936*
                                                                     -----------
     Total                                                           $  455,000*
                                                                     ===========
* Estimated

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VIII of NCT's Second Restated Certificate of Incorporation provides as follows:

(a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Recent Sales of Unregistered Securities

     The table below identifies the unregistered sales of our securities to purchasers during the previous three years, as well as the amount and nature of the consideration paid by each purchaser. The issuance of these securities, except as otherwise indicated, was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as a sale by an issuer not involving a public offering.

                     RECENT SALES OF UNREGISTERED SECURITIES
                     ---------------------------------------
                     BY NCT GROUP, INC. AND ITS SUBSIDIARIES
                     ---------------------------------------
                       November 1, 2000 - October 31, 2003


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
Date of Sale    Amount and Type                                      Name of Person/Entity to whom         Aggregate Amount and Type
                                                                     securities were sold
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
11/99 - 10/00   2,188,635 shares of NCT common stock                 Sage Capital Investments Limited;     585 shares of NCT Audio
                                                                     Silenus Limited; Edward J. Frey, Jr.  Products, Inc. common stock
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/4/00 -        23,470,081 shares of NCT common stock                Series F Preferred Holders:           4,715 shares of NCT
8/21/00                                                              Atlantis Capital Fund Ltd.;           Series F Preferred Stock
                                                                     Canadian Advantage Limited
                                                                     Partnership; Dominion Capital Fund
                                                                     Limited; The Endeavour Capital
                                                                     Fund, S.A.; Sovereign Partners, LP
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/11/00 -       4,906,595 shares of NCT common stock                 Endeavour Capital Fund, S.A.          1,237 shares of Series G
11/2/00                                                                                                    Preferred Stock
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/10/00         1,000 shares of ConnectClearly.com, Inc. common      Austost Anstalt Schaan;               $1,000,000 Cash
                stock                                                Balmore S.A.;
                                                                     Zakeni Limited
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/18/00         7,405,214 shares of NCT common stock                 5 shareholders of TRN                 Common stock of TRN
                                                                     (TRN acquisition)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/18/00         7.5% of common stock of DMC Cinema, Inc.             5 shareholders of TRN                 Common stock of TRN
                                                                     (TRN acquisition)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/29/00         13,913,355 shares of NCT common stock                15 shareholders of Midcore            Common stock of Midcore
                                                                     Software, Inc.                        Software, Inc.
                                                                     (Midcore acquisition)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/7/00          9,523,810 shares of NCT common stock                 Infinite Technology Corporation       Development Services

--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/27/00         NCT warrant for 250,000 shares of NCT common stock   Crammer Road LLC                      Exercisable at $0.34 per
                (cancelled 4/12/01)                                                                        share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/29/00         559,375 shares of Pro Tech Communications, Inc.      Union Atlantic LC                     Services rendered
                common stock
                (issued to Union Atlantic LC by NCT Hearing
                Products, Inc. and Pro Tech Communications, Inc.)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/29/00         1,500 shares of Pro Tech Communications, Inc.        Austost Anstalt Schaan;               $1,500,000 cash
                Series A Preferred Stock                             Balmore S.A.;
                                                                     Zakeni Limited
                                                                     (as a condition to the Pro Tech
                                                                     Communications, Inc. acquisition)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/29/00         Pro Tech Communications, Inc. warrant for            Austost Anstalt Schaan;               Exercisable at $0.50 per
                4,500,000 shares of Pro Tech Communications, Inc.    Balmore S.A.;                         share
                common stock                                         Zakeni Limited
--------------- ---------------------------------------------------- ------------------------------------- -------------------------

                                      II-3


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
10/26/00        NCT warrant for 10,000,000 shares of NCT common      Libra Finance S.A.                    Initially exercisable at
                stock                                                                                      $0.32 per share;
                                                                                                           exercisable at $0.08 per
                                                                                                           share per 10/25/01 and
                                                                                                           11/14/01 amendments
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
11/27/00        2,810,304 shares of NCT common stock (issued under   Crammer Road LLC                      $500,000 cash
                old 9/27/01 credit line - now terminated)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/00           4,171,098 shares of NCT common stock (issued at      Trade creditors                       Supplies and services
                various times in 2000 and 2001; authorized by
                Board in Dec. 2000)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/9/01          NCT Networks, Inc. Convertible Notes ($5,040,000     Austost Anstalt Schaan;               $1,000,000 cash;
                principal amount)                                    Balmore S.A.;                         $1,000,000 non-recourse
                                                                     Amro International, S.A.;             notes; 1,190,000 shares
                                                                     Nesher Ltd.;                          of Pro Tech
                                                                     Talbiya B. Investments Ltd.;          Communications, Inc.
                                                                     The Gross Foundation, Inc.;           common stock
                                                                     Libra Finance S.A. (as finder)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
2/9/01          2,863,894 shares of NCT common stock                 15 shareholders of Midcore            Fill-up provision
                                                                     Software, Inc.
                                                                     (Midcore acquisition)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
2/9/01          2,455,248 shares of NCT common stock                 5 shareholders of TRN                 Fill-up provision
                                                                     (TRN acquisition)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
2/13/01         NCT Convertible Note ($500,000 principal amount);    Carole Salkind                        $500,000 cash
                matured 4/14/01
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
2/13/01         NCT warrant to acquire $500,000 of NCT common stock  Carole Salkind                        Exercisable for cash at
                                                                                                           $0.071 per share per
                                                                                                           12/20/01 amendment
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
2/22/01 -       7,831,908 shares of NCT common stock                 Austost Anstalt Schaan; Balmore       937 shares of
4/11/01                                                              S.A.; Zakeni Limited                  ConnectClearly.com, Inc.
                                                                                                           common stock
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
2/27/01         8,299 shares of Artera Group, Inc. Series A          Internet Business Management          Acquisition of Teltran
                Preferred Stock                                      Limited; Four Pitt, Inc.; Teltran     Web Factory Limited
                                                                     International Group, Ltd.; Austost
                                                                     Anstalt Schaan; Amro International,
                                                                     S.A.; Balmore S.A.; Berkeley Group,
                                                                     Ltd.; ICT N.V.; Leval Trading, Inc.
                                                                     Nesher, Ltd.; Talbiya B.
                                                                     Investments Ltd.; The Gross
                                                                     Foundation, Inc.; United Securities
                                                                     Services, Inc.; Libra Finance S.A.;
                                                                     John Chalfin/Offchurch Nominees
                                                                     Limited; John Chalfin/Hillhurst
                                                                     Investments, Ltd.; Teltran
                                                                     International Ltd (Web Factory
                                                                     acquisition)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/14/01         NCT Convertible Notes ($267,500 aggregate            Alpha Capital Aktiengesellschaft;     $250,000 cash
                principal amount)                                    Libra Finance S.A. (as finder)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/16/01 -       7,218,150 shares of NCT common stock                 Endeavour Capital Fund, S.A.          767 shares of Series G
5/25/01                                                                                                    Preferred Stock
--------------- ---------------------------------------------------- ------------------------------------- -------------------------

                                      II-4


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/30/01         3,850,000 shares of NCT common stock                 NXT plc                               Surrender of option and
                                                                                                           532 shares of NCT Audio
                                                                                                           Products, Inc.
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/4/01          Artera Group, Inc. Convertible Notes ($875,000       Amro International, S.A.;             $700,000 cash
                aggregate principal amount)                          Alpha Capital Aktiengesellschaft
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/12/01         NCT Convertible Notes ($133,750 aggregate            Alpha Capital Aktiengesellschaft;     $125,000 cash
                principal amount)                                    Libra Finance S.A. (as finder)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/12/01         13,333,333 shares of NCT common stock                Crammer Road LLC                      2,000 shares of DMC New
                                                                                                           York, Inc.
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/12/01         NCT Convertible Note ($1 million principal           Crammer Road LLC                      1,000 shares of DMC New
                amount), maturing 12/31/01                                                                 York, Inc.
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/12/01         NCT Video Displays, Inc. Convertible Note            Crammer Road LLC                      $500,000 cash
                ($500,000 principal amount), maturing 12/31/01
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/12/01         $50,000,000 NCT common stock issuable under credit   Crammer Road LLC                      Cash and shares of DMC
                line; $17,000,000 minimum commitment amount                                                New York, Inc. common
                                                                                                           stock
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/12/01         NCT warrant for 250,000 shares of NCT common stock   Crammer Road LLC                      Exercisable for cash at
                                                                                                           $0.14 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/17/01-7/25/01 15,340,680 shares of NCT common stock                Austost Anstalt Schaan;               $2,015,000 Artera Group,
                                                                     Balmore S.A.;                         Inc. January 9, 2001
                                                                     Amro International, S.A.;             convertible notes
                                                                     Nesher Ltd.;
                                                                     Talbiya B. Investments Ltd.;
                                                                     The Gross Foundation, Inc.
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/2/01          702,045 shares of NCT common stock                   Arab Commerce Bank, Ltd.              39 shares of NCT Audio
                                                                                                           Products, Inc.
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/14/01         NCT warrant for 500,000 shares                       Carole Salkind                        Exercisable for cash at
                                                                                                           $0.071 per share per
                                                                                                           12/20/01 amendment
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/14/01         NCT Convertible Note ($1,361,615 principal amount)   Carole Salkind                        Cancellation and
                                                                                                           surrender of $1,000,000
                                                                                                           NCT Convertible Note;
                                                                                                           dated 1/26/99 accrued
                                                                                                           interest; default penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/18/01         4,302,425 shares of NCT common stock                 Carole Salkind                        Conversion of NCT
                                                                                                           Convertible Note
                                                                                                           ($500,000 principal
                                                                                                           amount issued 2/13/01)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/25/01         Artera Group, Inc. Convertible Notes ($375,000       Alpha Capital Aktiengesellschaft;     $300,000 cash
                principal amount), maturing 5/25/02                  Amro International, S.A.
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/4/01-7/19/01  2,499,576 shares of NCT common stock                 Zakeni Limited                        273 shares of Pro Tech
                                                                                                           Series A Preferred Stock
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/29/01         Artera Group, Inc. Convertible Notes ($1,250,000     Alpha Capital Aktiengesellschaft;     $700,000 cash and
                principal amount), maturing 6/29/02                  Amro International, S.A.; The Gross   $300,000 Subscription
                                                                     Foundation, Inc.; Leval Trading,      receivable
                                                                     Inc.; Nesher Ltd.; Talbiya B.
                                                                     Investments Ltd.
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/30/01         500 shares of Pro Tech Communications, Inc. Series   Alpha Capital Aktiengesellschaft      $457,000 cash, net of
                B Convertible Preferred Stock                                                              expenses
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/30/01         Pro Tech Communications, Inc. warrant to purchase    Alpha Capital Aktiengesellschaft      Exercisable for cash
                1,000,000 shares of common stock
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/7/01-         4,510,753 shares of NCT common stock                 Austost Anstalt Schaan;               $503,500 Artera Group,
-------------------------------------------------------------------- ------------------------------------- -------------------------

                                      II-5


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
10/15/01                                                             Balmore S.A.                          Inc. January 9, 2001
                                                                     Amro International, S.A.;             convertible notes
                                                                     Nesher Ltd.;
                                                                     Talbiya B. Investments Ltd.;
                                                                     The Gross Foundation, Inc.
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/22/01         NCT Convertible Note ($1,673,393 principal amount)   Carole Salkind                        Cancellation and
                                                                                                           surrender of $250,000,
                                                                                                           $250,000, $500,000 and
                                                                                                           $250,000 NCT Convertible
                                                                                                           Notes; accrued interest;
                                                                                                           default penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/22/01         NCT warrant for 625,000 shares                       Carole Salkind                        Exercisable for cash at
                                                                                                           $0.071 per share per
                                                                                                           12/20/01 amendment
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/22/01         612,893 shares of NCT common stock                   Michael J. Parrella                   Cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/22/01         171,342 shares of NCT common stock                   Irene Lebovics                        Cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/22/01         215,765 shares of NCT common stock                   Cy E. Hammond                         Cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/28/01         568,770 shares of NCT common stock                   Interep National Radio Sales          Advertising services
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/10/01         1,980,198 shares of NCT common stock                 Tycon Equity Partners LLC             Consulting services
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/10/01         1,000,000 shares of NCT common stock                 Carole Salkind                        Cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/28/01         Warrant for 1,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.071 per share per
                                                                                                           12/20/01 amendment
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/28/01         NCT Convertible Note ($2,535,469 principal amount)   Carole Salkind                        $1,000,000 cash and
                                                                                                           cancellation and
                                                                                                           surrender of $1,361,615
                                                                                                           NCT Convertible Note
                                                                                                           along with accrued
                                                                                                           interest and default
                                                                                                           penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
10/11/01        192,632 shares of NCT common stock                   Zakeni Limited                        14 shares of Pro Tech
                                                                                                           Communications, Inc.
                                                                                                           Series A Preferred Stock
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
10/23/01-10/29/06,014,029 shares of NCT common stock                 Crammer Road LLC                      NCT Video Note dated
                                                                                                           4/12/01
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
10/25/01        5,000,000 shares of NCT common stock                 Libra Finance S.A.                    $397,600 cash and
                                                                                                           settlement of $2,400 in
                                                                                                           consulting fees; warrant
                                                                                                           exercised at $0.08 per
                                                                                                           share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
10/25/01        Warrant for 20,000,000 shares of NCT common stock    Libra Finance S.A.                    Exercisable for cash at
                                                                                                           $0.09 per share; price
                                                                                                           amended January 10, 2002
                                                                                                           to the lower of $0.07 or
                                                                                                           the lowest closing bid
                                                                                                           price from 1/10/02
                                                                                                           through 6/28/02, as
                                                                                                           amended through 6/28/03
                                                                                                           (see 6/28/02 below)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
10/30/01        3,275,864 shares of NCT common stock                 Alpha Capital Aktiengesellschaft      $293,750 stated value
                                                                                                           5/25/01 Artera
                                                                                                           convertible note
--------------- ---------------------------------------------------- ------------------------------------- -------------------------

                                      II-6


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
11/7/01         283,770 shares of NCT common stock                   Zakeni Limited                        20 shares of Pro Tech
                                                                                                           Communications, Inc.
                                                                                                           series A preferred stock
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
11/27/01        357,927 shares of NCT common stock                   James McManus                         Employment termination
                                                                                                           agreement
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/6/01         5,000,000 shares of NCT common stock                 Libra Finance S.A.                    $330,500 in cash,
                                                                                                           settlement of note in
                                                                                                           amount of $65,000 and
                                                                                                           $4,500 of consulting
                                                                                                           fees; exercised at $0.08
                                                                                                           per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/20/01        Warrant for 1,250,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.071 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/20/01        NCT Convertible Note ($2,014,270 principal amount)   Carole Salkind                        $1,000,000 cash and
                                                                                                           cancellation and
                                                                                                           surrender of $500,000 and
                                                                                                           $250,000 NCT Convertible
                                                                                                           Notes along with accrued
                                                                                                           interest and default
                                                                                                           penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/21/01-       3,783,156 shares of NCT common stock                 Austost Anstalt Schaan                $300,000 face value of
12/26/01                                                                                                   1/9/01 Artera notes
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/23/02         328,717 shares of NCT common stock                   Robert Crisp                          Settlement of amounts due
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/1/02          Warrant for 500,000 shares of NCT common stock       Piedmont Consulting, Inc.             Exercisable for cash at
                                                                                                           $0.20 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/2/02          300,000 shares of NCT common stock                   Piedmont Consulting, Inc.             Per consulting agreement
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/8/02-1/25/02  Option to acquire 8,350,000 shares of NCT common     Leben Care, Inc.                      Exercisable for cash at
                stock                                                                                      prices ranging from
                                                                                                           $0.079 to $0.13 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/10/02         $550,000 Convertible Note                            Alpha Capital Aktiengesellschaft      Settlement of $465,000
                                                                                                           bridge financing notes
                                                                                                           dated 11/14/01 and
                                                                                                           12/27/01 and cash of
                                                                                                           approximately $84,000
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/10/02         Warrant for 5,000,000 shares of NCT common stock     Libra Finance S.A.                    Exercisable for cash at
                                                                                                           the lower of $0.07 or the
                                                                                                           lowest closing bid price
                                                                                                           from 1/10/02 through
                                                                                                           6/28/02, as amended
                                                                                                           through 6/28/03 (see
                                                                                                           6/28/02 below)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/11/02         Warrant for 2,789,082 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.079 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/11/02         NCT Convertible Note ($2,231,265 principal amount)   Carole Salkind                        $350,000 cash and
                                                                                                           cancellation and
                                                                                                           surrender of the August
                                                                                                           22, 2001 NCT Convertible
                                                                                                           Note along with accrued
                                                                                                           interest and default
                                                                                                           penalty
-------------------------------------------------------------------- ------------------------------------- -------------------------

                                      II-7


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/11/02         Option to acquire 10% equity interest in Artera      Carole Salkind                        New indebtedness
                Group, Inc.
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/25/02         NCT Convertible Note ($650,000 principal amount)     Carole Salkind                        $650,000 cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/25/02         NCT Convertible Note ($250,000 principal amount)     Carole Salkind                        $250,000 cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/25/02         Warrant for 812,500 shares of NCT common stock       Carole Salkind                        Exercisable for cash at
                                                                                                           $0.09 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/25/02         Warrant for 312,500 shares of NCT common stock       Carole Salkind                        Exercisable for cash at
                                                                                                           $0.09 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/31/02         Warrant for 104,167 shares of NCT common stock       Robert C. Lau (as designee of         Exercisable for cash at
                                                                     Clayton Dunning & Company, Inc.)      $0.13 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
2/27/02         NCT Convertible Note ($827,412 principal amount)     Carole Salkind                        $800,000 cash and accrued
                                                                                                           interest and default
                                                                                                           penalty on the 1/25/02
                                                                                                           note in principal amount
                                                                                                           of $250,000
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
2/27/02         Warrant for 1,034,226 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.079 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
2/27/02         Option to acquire 3,375,000 shares of NCT common     Stop Noise, Inc.                      Exercisable for cash at
                stock                                                                                      prices ranging from $0.79
                                                                                                           to $0.12 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
2/28/02         2,142,073 shares of NCT common stock                 James McManus                         Exchange of 6.43 common
                                                                                                           shares of DMC received
                                                                                                           upon exercise of DMC
                                                                                                           option
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/1/02          NCT Convertible Note ($350,000 principal amount)     Carole Salkind                        $350,000 cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/1/02          Warrant for 437,500 shares of NCT common stock       Carole Salkind                        Exercisable for cash at
                                                                                                           $0.079 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/11/02         3,930,818 shares of NCT common stock                 Swedbank Luxembourg                   Exchange for 160 common
                                                                                                           shares of NCT Audio
                                                                                                           Products, Inc.
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/11/02         Convertible Note ($400,000 principal amount)         Alpha Capital Aktiengesellschaft      $352,500 in cash, net of
                                                                                                           $47,500 in legal fees and
                                                                                                           finder's fees paid to a
                                                                                                           third party that arranged
                                                                                                           the financing
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/12/02         3,748,478 shares of NCT common stock                 Alpha Capital Aktiengesellschaft      Conversion of $250,000 8%
                                                                                                           note dated April 12, 2001
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/12/02         1,863,204 shares of NCT common stock                 Alpha Capital Aktiengesellschaft      Conversion of $125,000 8%
                                                                                                           note dated March 4, 2001
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/2/02          NCT Convertible Note ($1,275,483 principal amount)   Carole Salkind                        Settlement and
                                                                                                           cancellation of
                                                                                                           $1,000,000 note dated
                                                                                                           3/27/00 along with
                                                                                                           accrued interest and
                                                                                                           default penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/2/02          NCT Convertible Note ($1,425,000 principal amount)   Carole Salkind                        $1,425,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/2/02          Warrant for 3,188,708 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.094 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------

                                      II-8


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/2/02          Warrant for 3,562,500 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.094 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/29/02         NCT Convertible Note ($350,000 principal amount)     Carole Salkind                        $350,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/29/02         Warrant  for 1,500,000 shares of NCT common stock    Carole Salkind                        Exercisable for cash at
                                                                                                           $0.095 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/31/02         281,534 shares of NCT common stock                   Amro International, S.A.              Exchanged $25,000 Artera
                                                                                                           Group, Inc. January 9,
                                                                                                           2001 convertible note
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/2/02          NCT Convertible Note ($300,000 principal amount)     Carole Salkind                        $300,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/2/02          Warrant for 1,500,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.097 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/6/02          200,000 shares of NCT common stock (exempt under     Steven M. Esrick                      Settlement of legal
                Section 3(a)(10) of the Securities Act of 1933)                                            action
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/13/02         NCT warrant to acquire 250,000 shares of common      Blue Future, Inc.                     Exercisable for cash at
                stock                                                                                      $0.16 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/17/02         NCT warrant to acquire 350,000 shares of common      Thomas Cotton                         Exercisable for cash at
                stock                                                                                      $0.081 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/17/02         NCT warrant to acquire 400,000 shares of common      Barry H. Chappel                      Exercisable for cash at
                stock                                                                                      $0.081 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/17/02         NCT warrant to acquire 400,000 shares of common      John M. Capozzi                       Exercisable for cash at
                stock                                                                                      $0.081 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/24/02         1,800 shares of Series H Convertible Preferred       Crammer Road LLC                      $120,000 cash and
                Stock                                                                                      exchange of 12,000 shares
                                                                                                           of DMC New York, Inc.
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/28/02         Extension of time to determine the exercise prices   Libra Finance S.A.                    Exercisable at the lower
                of two warrants previously granted to acquire                                              of $0.07 or the lowest
                shares of NCT common stock in the amount of                                                closing bid price from
                20,000,000 (10/25/01) and 5,000,000 (1/10/02)                                              6/28/02 through 6/28/03
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/2/02          662,167 shares of NCT common stock                   Amro International, S.A.              Exchange for $50,000
                                                                                                           Artera Group, Inc.
                                                                                                           January 9, 2001
                                                                                                           convertible note
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/3/02          NCT Convertible Note ($350,000 principal amount)     Carole Salkind                        $350,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/3/02          Warrant for 1,500,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.078 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/12/02         Warrant for 20,000,000 shares of NCT common stock    Carole Salkind                        Exercisable for cash at
                                                                                                           $0.075 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/15/02         NCT Convertible Note ($350,000 principal amount)     Carole Salkind                        $350,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/15/02         Warrant for 1,500,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.075 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/23/02         NCT Convertible Note ($525,000 principal amount)     Carole Salkind                        $525,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/23/02         Warrant for 2,250,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.059 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/14/02         NCT Convertible Note ($350,000 principal amount)     Carole Salkind                        $350,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/14/02         Warrant for 1,500,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.082 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/26/02         694,711 shares of NCT common stock                   Amro International, S.A.              Exchange for $50,000
                                                                                                           Artera Group, Inc.
                                                                                                           January 9, 2001
                                                                                                           convertible note
--------------- ---------------------------------------------------- ------------------------------------- -------------------------

                                      II-9


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/29/02         NCT Convertible Note ($490,000 principal amount)     Carole Salkind                        $490,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/29/02         Warrant for 2,100,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.076 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/9/02          NCT Convertible Note ($350,000 principal amount)     Carole Salkind                        $350,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/9/02          Warrant for 1,500,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.077 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/18/02         480,272 shares of NCT common stock                   Nesher Ltd.                           Exchange for $37,500
                                                                                                           Artera Group, Inc.
                                                                                                           January 9, 2001
                                                                                                           convertible note
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/18/02         480,272 shares of NCT common stock                   Talbiya B. Investments Ltd.           Exchange for $37,500
                                                                                                           Artera Group, Inc.
                                                                                                           January 9, 2001
                                                                                                           convertible note
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/30/02         Warrant for 10,000,000 shares of NCT common stock    Carole Salkind                        Exercisable for cash at
                                                                                                           $0.070 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/30/02         NCT Convertible Note ($3,770,098.38 principal        Carole Salkind                        $800,000 cash and
                amount)                                                                                    cancellation and
                                                                                                           surrender of $2,535,469
                                                                                                           convertible note dated
                                                                                                           9/28/01 along with
                                                                                                           accrued interest and
                                                                                                           default penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/30/02         Warrant for 16,157,565 shares of NCT common stock    Carole Salkind                        Exercisable for cash at
                                                                                                           $0.070 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/30/02         Option to acquire 50,000,000 shares of NCT common    Acme Associates, Inc.                 Exercisable for cash at
                stock                                                                                      $0.070 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
10/11/02        Warrant for 2,000,000 shares of NCT common stock     FairPoint Communications, Inc.        Exercisable for cash at
                                                                                                           $0.150 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
10/17/02        5,938,081 shares of NCT common stock (exempt under   Linford Group Limited                 Settlement of guarantee
                Section 3(a)(10) of the Securities Act of 1933)                                            of subsidiary's payment
                                                                                                           obligation for office
                                                                                                           refurbishment services
                                                                                                           rendered in the United
                                                                                                           Kingdom
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
11/7/02         NCT Convertible Note ($400,000 principal amount)     Carole Salkind                        $400,000 cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
11/7/02         Warrant for 1,750,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.072 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
11/20/02        NCT Convertible Note ($400,000 principal amount)     Carole Salkind                        $400,000 cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
11/20/02        Warrant for 1,750,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.054 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
11/21/02        NCT Convertible Note ($1,463,449.36 principal        Carole Salkind                        Cancellation and
                amount)                                                                                    surrender of
                                                                                                           $1,275,482.97 convertible
                                                                                                           note dated 5/2/02 along
                                                                                                           with accrued interest and
                                                                                                           default penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
11/21/02        Warrant for 6,271,926 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.0535 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
11/22/02        Warrant for 300,000 shares of NCT common stock       Gavin Brackenridge                    Exercisable for cash at
                                                                                                           $0.054 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/2/02         NCT Convertible Note ($350,000 principal amount)     Carole Salkind                        $350,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------

                                     II-10


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/2/02         Warrant for 1,500,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.048 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/6/02         Warrant for 1,400,000 shares of NCT common stock     Alpha Capital                         Exercisable for cash at
                                                                     Aktiengesellschaft                    the lower of $0.07 or the
                                                                                                           lowest closing bid price
                                                                                                           from 12/6/02 through
                                                                                                           12/6/03
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/6/02         Warrant for 15,000,000 shares of NCT common stock    Alpha Capital                         Exercisable for cash at
                                                                     Aktiengesellschaft                    $0.01 per share.  Vests
                                                                                                           as to 2,000,000 shares if
                                                                                                           penalty provisions
                                                                                                           associated with prior
                                                                                                           transactions are not
                                                                                                           discharged as of 4/7/03.
                                                                                                           Remainder vests if
                                                                                                           12/6/02 promissory note
                                                                                                           maturing 4/7/03 defaults.
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/11/02        Warrant for 1,250,000 shares of NCT common stock     KEQ Partners III                      Exercisable for cash at
                                                                     (as designee of Kalkines, Arky,       $0.063 per share
                                                                     Zall & Bernstein LLP, HealthNet
                                                                     Connections LLC and HNC New York
                                                                     Representatives LLC)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        NCT Convertible Note ($400,000 principal amount)     Carole Salkind                        $400,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 1,750,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.042 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 200,000 shares of NCT common stock       Robert L. Bernstein                   Exercisable for cash at
                                                                                                           $0.0515 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 200,000 shares of NCT common stock       Gavin Brackenridge                    Exercisable for cash at
                                                                                                           $0.0125 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 250,000 shares of NCT common stock       Gavin Brackenridge                    Exercisable for cash at
                                                                                                           $0.08 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 250,000 shares of NCT common stock       Gavin Brackenridge                    Exercisable for cash at
                                                                                                           $0.15 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 67,000 shares of NCT common stock        Dr. Henry Murray (as designee of      Exercisable for cash at
                                                                     The Murray Group)                     $0.10 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 33,000 shares of NCT common stock        Diana T. Murray (as designee of       Exercisable for cash at
                                                                     The Murray Group)                     $0.10 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 100,000 shares of NCT common stock       Dr. Henry Masur (as designee of       Exercisable for cash at
                                                                     The Murray Group)                     $0.10 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 300,000 shares of NCT common stock       Steven Keenan                         Exercisable for cash at
                                                                                                           $0.099 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 200,000 shares of NCT common stock       B. Michael Pisani/                    Exercisable for cash at
                                                                     Granite Securities Corporation        $0.10 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 200,000 shares of NCT common stock       Charles T. Lanktree                   Exercisable for cash at
                                                                                                           $0.10 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 50,000 shares of NCT common stock        Robert F. Callahan (as designee of    Exercisable for cash at
                                                                     C & C Partners, Inc.)                 $0.10 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 25,000 shares of NCT common stock        Robert F. Callahan (as designee of    Exercisable for cash at
                                                                     C & C Partners, Inc.)                 $0.25 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 25,000 shares of NCT common stock        Robert F. Callahan (as designee of    Exercisable for cash at
                                                                     C & C Partners, Inc.)                 $0.50 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------

                                     II-11


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 25,000 shares of NCT common stock        Robert F. Callahan (as designee of    Exercisable for cash at
                                                                     C & C Partners, Inc.)                 $0.75 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 50,000 shares of NCT common stock        Sandy Eisemann/NRI, Inc. (as          Exercisable for cash at
                                                                     designee of C & C Partners, Inc.)     $0.10 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 25,000 shares of NCT common stock        Sandy Eisemann/NRI, Inc. (as          Exercisable for cash at
                                                                     designee of C & C Partners, Inc.)     $0.25 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 25,000 shares of NCT common stock        Sandy Eisemann/NRI, Inc. (as          Exercisable for cash at
                                                                     designee of C & C Partners, Inc.)     $0.50 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/16/02        Warrant for 25,000 shares of NCT common stock        Sandy Eisemann/NRI, Inc. (as          Exercisable for cash at
                                                                     designee of C & C Partners, Inc.)     $0.75 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/17/02        40,000,000 shares of NCT common stock and the        Crammer Road LLC                      Settlement of legal
                right to acquire 28,000,000 additional shares on                                           action
                65 days notice (exempt under Section 3(a)(10) of
                the Securities Act of 1933)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/26/02        NCT Convertible Note ($2,381,487 principal amount)   Carole Salkind                        Cancellation and
                                                                                                           surrender of $2,014,270
                                                                                                           convertible note dated
                                                                                                           12/20/01 along with
                                                                                                           accrued interest and
                                                                                                           default penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/26/02        Warrant for 10,206,373 shares of NCT common stock    Carole Salkind                        Exercisable for cash at
                                                                                                           $0.042 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/26/02        Option to acquire 23,000,000 shares of NCT common    Motorworld, Incorporated              Exercisable for cash at
                stock                                                                                      $0.042 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/30/02        NCT Convertible Note ($350,000 principal amount)     Carole Salkind                        $350,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/30/02        Warrant for 1,500,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.041 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
12/31/02        Warrant for 250,000 shares of NCT common stock       Michael Dickerson                     Exercisable for cash at
                                                                                                           $0.10 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/15/03         NCT Convertible Note ($450,000 principal amount)     Carole Salkind                        $450,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/15/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.041 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/23/03         NCT Convertible Note ($2,747,634.92 principal        Carole Salkind                        Cancellation and
                amount)                                                                                    surrender of
                                                                                                           $2,231,265.04 convertible
                                                                                                           note dated 1/11/02 along
                                                                                                           with accrued interest and
                                                                                                           default penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/23/03         Warrant for 11,775,579 shares of NCT common stock    Carole Salkind                        Exercisable for cash at
                                                                                                           $0.04 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/23/03         Option to acquire 23,000,000 shares of NCT common    Inframe, Inc.                         Exercisable for cash at
                stock                                                                                      $0.042 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/30/03         NCT Convertible Note ($350,000 principal amount)     Carole Salkind                        $350,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
1/30/03         Warrant for 1,500,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.041 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
2/11/03         NCT Convertible Note ($1,252,592.41 principal        Carole Salkind                        Cancellation and
                amount)                                                                                    surrender of $650,000
                                                                                                           convertible note dated
                                                                                                           1/25/02 along with
                                                                                                           accrued interest and
                                                                                                           default penalty and
                                                                                                           $450,000 cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------

                                     II-12


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
2/11/03         Warrant for 5,500,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.04 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
2/11/03         Option to acquire 7,000,000 shares of NCT common     Avant Interactive, Inc.               Exercisable for cash at
                stock                                                                                      $0.04 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/4/03          NCT Convertible Note ($450,000 principal amount)     Carole Salkind                        $450,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/4/03          Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.035 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/5/03          3,033,981 shares of NCT common stock                 Balmore S.A.                          Exchange for $125,000
                                                                                                           Artera Group, Inc.
                                                                                                           January 9, 2001
                                                                                                           convertible note
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/12/03         Option to acquire 13,500,000 shares of NCT common    Avant Interactive, Inc.               Exercisable for cash at
                stock                                                                                      $0.031 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/13/03         NCT Convertible Note ($980,802.25 principal amount)  Carole Salkind                        Cancellation and
                                                                                                           surrender of $827,412.26
                                                                                                           convertible note dated
                                                                                                           2/27/02 along with
                                                                                                           accrued interest and
                                                                                                           default penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/13/03         NCT Convertible Note ($864,615.56 principal amount)  Carole Salkind                        Cancellation and
                                                                                                           surrender of $350,000
                                                                                                           convertible note dated
                                                                                                           3/1/02 along with accrued
                                                                                                           interest and default
                                                                                                           penalty and $450,000 cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/13/03         Warrant for 4,250,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.031 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
3/13/03         Warrant for 3,750,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.031 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/1/03          1,248,170 shares of NCT common stock (exempt under   West Nursery Land Holding Limited     Settlement of legal
                Section 3(a)(10) of the Securities Act of 1933)      Partnership                           action
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/2/03          NCT Convertible Note ($450,000 principal amount)     Carole Salkind                        $450,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/2/03          Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.029 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/3/03          Option to acquire 2,000,000 shares of NCT common     Avant Interactive, Inc.               Exercisable for cash at
                stock                                                                                      $0.029 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/7/03          1,158,940 shares of NCT common stock                 Balmore S.A.                          Exchange for $35,000
                                                                                                           Artera Group, Inc.
                                                                                                           January 9, 2001
                                                                                                           convertible note
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/11/03         2,321,263 shares of NCT common stock (exempt under   Mesa Partners, Inc.                   Settlement of legal
                Section 3(a)(10) of the Securities Act of 1933)                                            action
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/11/03         NCT Convertible Note ($450,000 principal amount)     Carole Salkind                        $450,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/11/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.031 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/11/03         Option to acquire 2,000,000 shares of NCT common     Avant Interactive, Inc.               Exercisable for cash at
                stock                                                                                      $0.031 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------

                                     II-13


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/15/03         3,164,556 shares of NCT common stock                 Alpha Capital Aktiengesellschaft      Exchange for $100,000
                                                                                                           Artera Group, Inc. April
                                                                                                           4, 2001 convertible note
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/17/03         Option to acquire 2,000,000 shares of NCT common     Turbo Networks, Inc.                  Exercisable for cash at
                stock                                                                                      $0.037 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/21/03         NCT Convertible Note ($450,000 principal amount)     Carole Salkind                        $450,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/21/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.037 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/22/03         Convertible Note in principal amount of $235,000     Alpha Capital Aktiengesellschaft      Convertible into shares
                                                                                                           of NCT common stock at
                                                                                                           $0.04 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
4/30/03         3,703,704 shares of NCT common stock                 Alpha Capital Aktiengesellschaft      Exchange for $200,000
                                                                                                           Artera Group, Inc. April
                                                                                                           4, 2001 convertible note
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/8/03          28,000,000 shares of NCT common stock                Crammer Road LLC                      See 12/17/02 transaction
                (exempt under Section 3(a)(10) of the Securities                                           above
                Act of 1933)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/15/03         NCT Convertible Note ($450,000 principal amount)     Carole Salkind                        $450,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/15/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.046 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/22/03         Option to acquire 18,550,000 shares of NCT common    Turbo Networks, Inc.                  Exercisable for cash at
                stock                                                                                      $0.042 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/22/03         NCT Convertible Note ($1,692,462.74 principal        Carole Salkind                        Cancellation and
                amount)                                                                                    surrender of $1,425,000
                                                                                                           convertible note dated
                                                                                                           5/2/02 along with accrued
                                                                                                           interest and default
                                                                                                           penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/22/03         Warrant for 7,500,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.042 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/28/03         NCT Convertible Note ($415,000 principal amount)     Carole Salkind                        $415,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
5/28/03         Warrant for 1,900,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.044 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/05/03         Warrant for 2,250,000 shares of NCT common stock     NATCO, LLC                            Exercisable for cash at
                                                                                                           $0.048 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/12/03         NCT Convertible Note ($2,449,811.87 principal        Carole Salkind                        Cancellation and
                amount)                                                                                    surrender of $1,463,449,
                                                                                                           $350,000, and $300,000
                                                                                                           convertible notes dated
                                                                                                           11/21/02, 5/29/02 and
                                                                                                           6/2/02, respectively,
                                                                                                           along with accrued
                                                                                                           interest and default
                                                                                                           penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/12/03         Warrant for 10,500,000 shares of NCT common stock    Carole Salkind                        Exercisable for cash at
                                                                                                           $0.044 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/12/03         NCT Convertible Note ($435,000 principal amount)     Carole Salkind                        $435,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/12/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.044 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/12/03         Option to acquire 23,000,000 shares of NCT common    Maple Industries, Inc.                Exercisable for cash at
                stock                                                                                      $0.044 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/28/03         NCT Convertible Note ($410,000 principal amount)     Carole Salkind                        $410,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------

                                     II-14


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/28/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.038 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
6/28/03         Option to acquire 2,000,000 shares of NCT common     Turbo Networks, Inc.                  Exercisable for cash at
                stock                                                                                      $0.04 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/3/03          5,142,297 shares of NCT common stock                 Crammer Road LLC                      Conversion of 14 shares
                                                                                                           of NCT series H preferred
                                                                                                           stock
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/14/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.0312 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/14/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.0312 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/14/03         Warrant for 750,000 shares of NCT common stock       John Harris (as designee of Stop      Exercisable for cash at
                                                                     Noise, Inc.)                          $0.0312 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/14/03         Option to acquire 25,000,000 shares of NCT common    Acme Associates, Inc.                 Exercisable for cash at
                stock                                                                                      $0.0312 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/14/03         NCT Convertible Note ($410,000 principal amount)     Carole Salkind                        $410,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/14/03         NCT Convertible Note ($414,480.93 principal amount)  Carole Salkind                        Cancellation and
                                                                                                           surrender of $350,000
                                                                                                           convertible note dated
                                                                                                           7/3/02 along with accrued
                                                                                                           interest and default
                                                                                                           penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/15/03         5,368,098 shares of NCT common stock                 Balmore S.A.                          Exchange of $175,000
                                                                                                           1/9/01 Artera convertible
                                                                                                           notes
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/28/03         NCT Convertible Note ($414,750.19 principal amount)  Carole Salkind                        Cancellation and
                                                                                                           surrender of $350,000
                                                                                                           convertible note dated
                                                                                                           7/15/02 along with
                                                                                                           accrued interest and
                                                                                                           default penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/28/03         NCT Convertible Note ($410,000 principal amount)     Carole Salkind                        $410,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/28/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.042 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/28/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.042 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/28/03         5,924,171 shares of NCT common stock                 Alpha Capital Aktiengesellschaft      Exchange of $250,000
                                                                                                           4/4/01 Artera convertible
                                                                                                           notes
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/28/03         4,739,336 shares of NCT common stock                 Balmore S.A.                          Exchange of $200,000
                                                                                                           1/9/01 Artera convertible
                                                                                                           notes
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/31/03         7,000,000 shares of NCT common stock                 Balmore S.A.                          Exchange of $312,200
                                                                                                           1/9/01 Artera convertible
                                                                                                           notes
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
7/31/03         8,000,000 shares of NCT common stock                 Austost Anstalt Schaan                Exchange of $356,800
                                                                                                           1/9/01 Artera convertible
                                                                                                           notes
--------------- ---------------------------------------------------- ------------------------------------- -------------------------

                                     II-15


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/07/03         NCT Convertible Note ($622,529.18 principal amount)  Carole Salkind                        Cancellation and
                                                                                                           surrender of $525,000
                                                                                                           convertible note dated
                                                                                                           7/23/02 along with
                                                                                                           accrued interest and
                                                                                                           default penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/07/03         Warrant for 2,750,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.0539 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/18/03         NCT Convertible Note ($425,000 principal amount)     Carole Salkind                        $425,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/18/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.045 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/22/03         15,080,938 shares of NCT common stock                Crammer Road LLC                      Conversion of 51 shares
                                                                                                           of NCT series H preferred
                                                                                                           stock
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/28/03         NCT Convertible Note ($414,884.82 principal amount)  Carole Salkind                        Cancellation and
                                                                                                           surrender of $350,000
                                                                                                           convertible note dated
                                                                                                           8/14/02 along with
                                                                                                           accrued interest and
                                                                                                           default penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/28/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.055 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/28/03         NCT Convertible Note ($375,000 principal amount)     Carole Salkind                        $375,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
8/28/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.055 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/04/03         NCT Convertible Notes ($440,000 aggregate            Alpha Capital Aktiengesellschaft;     $390,000 in cash
                principal amount)                                    Libra Finance S.A. (as finder)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/04/03         Cancellation of 2,500,000 shares from the            Alpha Capital Aktiengesellschaft      12,500,000 shares of the
                December 6, 2002 Warrant for 15,000,000 shares of                                          December 6, 2002 warrant
                NCT common stock                                                                           vested on May 30, 2003
                                                                                                           and remain in force.
                                                                                                           The remaining 2,500,000
                                                                                                           shares of the December 6,
                                                                                                           2002 warrant vested on
                                                                                                           May 30, 2003 and are
                                                                                                           cancelled on September 4,
                                                                                                           2003.
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/11/03         NCT Convertible Note ($580,650.27 principal amount)  Carole Salkind                        Cancellation and
                                                                                                           surrender of $490,000
                                                                                                           convertible note dated
                                                                                                           8/29/02 along with
                                                                                                           accrued interest and
                                                                                                           default penalty
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/11/03         Warrant for 2,500,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.050 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/11/03         Warrant for 7,500,000 shares of NCT common stock     Acme Associates, Inc.                 Exercisable for cash at
                                                                                                           $0.052 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/12/03         NCT Convertible Note ($400,000 principal amount)     Carole Salkind                        $400,000 in cash
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/12/03         Warrant for 2,000,000 shares of NCT common stock     Carole Salkind                        Exercisable for cash at
                                                                                                           $0.050 per share
--------------- ---------------------------------------------------- ------------------------------------- -------------------------

                                     II-16


-------------------------------------------------------------------- ------------------------------------- -------------------------
SECURITY SOLD                                                        PURCHASER(S)                          CONSIDERATION
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/18/03         14,109,883 shares of NCT common stock (exempt        Alpha Capital Aktiengesellschaft      Settlement of legal
                under Section 3(a)(10) of the Securities Act of                                            action
                1933)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/18/03         20,868,729 shares of NCT common stock (exempt        Austost Anstalt Schaan                Settlement of legal
                under Section 3(a)(10) of the Securities Act of                                            action
                1933)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/18/03         21,076,266 shares of NCT common stock (exempt        Balmore S.A.                          Settlement of legal
                under Section 3(a)(10) of the Securities Act of                                            action
                1933)
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/18/03         5,721,189 shares of NCT common stock (exempt under   Libra Finance S.A.                    Settlement of legal
                Section 3(a)(10) of the Securities Act of 1933)                                            action
--------------- ---------------------------------------------------- ------------------------------------- -------------------------
9/22/03         2,834,526 shares of NCT common stock                 Crammer Road LLC                      Conversion of 10 shares
                                                                                                           of NCT series H preferred
                                                                                                           stock
--------------- ---------------------------------------------------- ------------------------------------- -------------------------

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Item 16(a)(1) Financial Statements. The following financial statements are filed as part of this Registration Statement on Form S-1.

Independent Auditors' Reports

Consolidated Balance Sheets as of December 31, 2001 and December 31, 2002

Consolidated Statements of Operations and Consolidated Statements of Comprehensive Loss for the years ended December 31, 2000, 2001 and 2002

Consolidated Statements of Stockholders' Equity (Capital Deficit) for the years ended December 31, 2000, 2001 and 2002

Consolidated Statements of Cash Flows for the years ended December 31, 2000, 2001 and 2002

Notes to the Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of December 31, 2002 (audited) and September 30, 2003 (unaudited)

Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Comprehensive Loss for the three and nine months ended September 30, 2002 and 2003 (unaudited)

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2002 and 2003 (unaudited)

Notes to the Condensed Consolidated Financial Statements (unaudited)

Item 16(a)(2)   Financial Statement Schedules.

Reports of Independent Auditors with Respect to Schedule II

Schedule II.  Valuation and Qualifying Accounts

Other financial statement schedules are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the consolidated financial statements filed or notes thereto.

Item 16(a)(3)   Exhibits.

The exhibits listed on the accompanying Index to Exhibits are filed as part of this Registration Statement on Form S-1.

                                 NCT Group, Inc.
                                Index to Exhibits

Exhibit
Number    Description of Exhibit
-------   ----------------------

3(a) Second Restated Certificate of Incorporation of NCT Group, Inc. filed in the Office of the Secretary of State of the State of Delaware on August 15, 2001.

3(b)      By-laws of NCT Group, Inc., as amended to date.

3(c) Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of NCT Networks, Inc. (now known as Artera Group, Inc.) as filed in the office of the Secretary of State of the State of Delaware of February 23, 2001.

3(d)(1) Certificate of Designation, Preferences and Rights of Series H Convertible Preferred Stock of NCT Group, Inc. as filed in the office of the Secretary of State of the State of Delaware of June 21, 2002, incorporated herein by reference to Exhibit 3(c) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

3(d)(2) Certificate of Amendment of Certificate of Designation, Preferences and Rights of Series H Convertible Preferred Stock of NCT Group, Inc. as filed in the office of the Secretary of State of the State of Delaware of March 7, 2003, incorporated herein by reference to Exhibit 3(a) NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003.

4(a) Warrant #BW-1-R to purchase 862,500 shares of common stock of the Company at a purchase price of $.75 per share issued to John J. McCloy II, incorporated herein by reference to Exhibit 4(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

4(b) Warrant #BW-2-R to purchase 862,500 shares of common stock of the Company at a purchase price of $.75 per share issued to Michael J. Parrella, incorporated herein by reference to Exhibit 4(c) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

4(c) Warrant #BW-4-R to purchase 201,250 shares of common stock of the Company at a purchase price of $.75 per share issued to Irene Lebovics, incorporated herein by reference to Exhibit 4(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

4(d) Secretary's Certificate dated February 1, 1999, as to a five-year extension of the expiration dates of the Warrants described in 4(a),
          (b) and (c) above, incorporated herein by reference to Exhibit 4(e) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

4(e)(1) Warrant issued to Carole Salkind for the purchase of shares of common stock dated February 13, 2001, filed as an exhibit to Schedule 13D filed by NCT on behalf of Ms. Salkind on February 13, 2001.

4(e)(2) Letter dated December 20, 2001 amending terms of February 13, 2001 warrant to Carole Salkind, incorporated herein by reference to Exhibit 10(az) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

4(f)(1) Warrant issued to Carole Salkind for the purchase of 500,000 shares of common stock dated May 14, 2001, filed as an exhibit to
          Schedule 13D filed by NCT on behalf of Ms. Salkind on May 18, 2001.

4(f)(2) Letter dated December 20, 2001 amending terms of May 14, 2001 warrant to Carole Salkind, incorporated herein by reference to Exhibit 10(ba) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

4(g)(1) Warrant issued to Carole Salkind for the purchase of 625,000 shares of common stock dated August 22, 2001, filed by NCT as an exhibit to Schedule 13D filed on behalf of Carole Salkind on September 14, 2001.

4(g)(2) Letter dated December 20, 2001 amending terms of August 22, 2001 warrant to Carole Salkind, incorporated herein by reference to Exhibit 10(bb) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

4(h)(1) Warrant issued to Carole Salkind for the purchase of 1,000,000 shares of common stock dated September 28, 2001, incorporated herein by reference to Exhibit 10(an)(1) of NCT's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 7, 2001.

4(h)(2) Letter dated December 20, 2001 amending terms of September 28, 2001 warrant to Carole Salkind, incorporated herein by reference to
          Exhibit 10(bc) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

4(i)(1) Warrant dated October 25, 2001 issued to Libra Finance S.A. for the purchase of 20,000,000 shares of common stock, incorporated herein by reference to Exhibit 10(ap) of NCT's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 7, 2001.

4(i)(2) Letter agreement dated January 10, 2002 amending exercise price of Warrant dated October 25, 2001 issued to Libra Finance S.A. for the purchase of 20,000,000 shares of NCT common stock from a purchase price of $0.09 per share to the lower of: $0.07 per share or the lowest closing bid price from January 10, 2002 through June 28, 2002, incorporated by reference to Exhibit 4(c) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(i)(3)   Letter Agreement dated as of June 28, 2002 amending exercise price of warrant dated October 25, 2001 for the purchase of 20,000,000 shares of NCT common stock to the lesser of $0.07 or the lowest closing bid price between January 10, 2002 and June 28, 2003 inclusive, incorporated by reference to Exhibit 4(i)(3) of NCT's Pre-effective Amendment 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

4(j) Warrant issued to Carole Salkind for the purchase of 1,250,000 shares of common stock dated December 20, 2001, incorporated herein by reference to Exhibit 10(ay) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

4(k) Warrant dated January 1, 2002 issued to Piedmont Consulting, Inc. for the purchase of 500,000 shares of NCT common stock at a purchase price of $0.20 per share, incorporated by reference to Exhibit 4(a) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(l)(1) Warrant dated January 10, 2002 issued to Libra Finance S.A. for the purchase of 5,000,000 shares of NCT common stock at a purchase price of the lower of: $0.07 per share or the lowest closing bid price from January 10, 2002 through June 28, 2002, incorporated by reference to
          Exhibit 4(b) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(l)(2)   Letter Agreement dated as of June 28, 2002 amending exercise price of warrant dated January 10, 2002 for the purchase of 5,000,000 shares of NCT common stock to the lesser of $0.07 or the lowest closing bid price between January 10, 2002 and June 28, 2003 inclusive, incorporated herein by reference to Exhibit 4(l)(2) of NCT's Pre-effective Amendment No.8 to Registration Statement of Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

4(m) Warrant issued to Carole Salkind for the purchase of 2,789,082 shares of common stock at an exercise price of $0.079 per share dated January 11, 2002, incorporated herein by reference to Exhibit 4(m) to the Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 30, 2002.

4(n) Option dated January 11, 2002 granted to Carole Salkind to acquire a 10% equity interest in Artera Group, Inc, incorporated herein by reference to Exhibit 4(n) to the Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 30, 2002.

 4o) Warrant dated January 25, 2002 issued to Carole Salkind for the purchase of 812,500 shares of NCT common stock at an exercise price of $0.09 per share, incorporated herein by reference to Exhibit 4(o) to the Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 30, 2002.

4(p) Warrant dated January 25, 2002 issued to Carole Salkind for the purchase of 312,500 shares of NCT common stock at an exercise price of $0.09 per share, incorporated herein by reference to Exhibit 4(p) to the Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 30, 2002.

4(q) Option granted to Leben Care, Inc. dated January 25, 2002 for an aggregate of 8,350,000 shares of NCT common stock at exercise prices ranging from $0.079 to $0.13 per share, incorporated herein by reference to Exhibit 4(ah) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(r) Warrant dated January 31, 2002 issued to Robert C. Lau for the purchase of 104,167 shares of NCT common stock at a purchase price of $0.13 per share, incorporated by reference to Exhibit 4(d) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(s) Warrant dated February 27, 2002 issued to Carole Salkind for the purchase of 1,034,226 shares of NCT common stock at an exercise price of $0.079 per share, incorporated herein by reference to Exhibit 4(q) to the Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 30, 2002.

4(t) Option granted to Stop Noise, Inc. dated February 27, 2002 for an aggregate of 3,375,000 shares of NCT common stock at exercise prices ranging from $0.079 to $0.12 per share, incorporated herein by reference to Exhibit 4(ai) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(u) Warrant dated March 1, 2002 issued to Carole Salkind for the purchase of 437,500 shares of NCT common stock at a purchase price of $0.079 per share, incorporated by reference to Exhibit 4(e) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(v) Warrant dated May 2, 2002 issued to Carole Salkind for the purchase of 3,188,708 shares of NCT common stock at a purchase price of $0.094 per share, incorporated by reference to Exhibit 4(f) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(w) Warrant dated May 2, 2002 issued to Carole Salkind for the purchase of 3,562,500 shares of NCT common stock at a purchase price of $0.094 per share, incorporated by reference to Exhibit 4(g) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

4(x) Warrant dated May 29, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.095 per share, incorporated herein by reference to Exhibit 4(y) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(y) Warrant dated June 2, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.097 per share, incorporated herein by reference to Exhibit 4(z) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(z) Warrant dated June 13, 2002 issued to Blue Future, Inc. for the purchase of 250,000 shares of NCT common stock at a purchase price of $0.16 per share, incorporated herein by reference to Exhibit 4(ad) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(aa) Warrant dated June 17, 2002 issued to Thomas Cotton for the purchase of 350,000 shares of NCT common stock at a purchase price of $0.081 per share, incorporated herein by reference to Exhibit 4(ae) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

(ab) Warrant dated June 17, 2002 issued to Barry H. Chappel for the purchase of 400,000 shares of NCT common stock at a purchase price of $0.081 per share, incorporated herein by reference to Exhibit 4(af) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(ac) Warrant dated June 17, 2002 issued to John Capozzi for the purchase of 400,000 shares of NCT common stock at a purchase price of $0.081 per share, incorporated herein by reference to Exhibit (4ag) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(ad) Warrant dated July 3, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.078 per share, incorporated herein by reference to Exhibit 4(aa) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(ae) Warrant dated July 12, 2002 issued to Carole Salkind for the purchase of 20,000,000 shares of NCT common stock at a purchase price of $0.075 per share, incorporated herein by reference to Exhibit 4(ab) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(af) Warrant dated July 15, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.075 per share, incorporated herein by reference to Exhibit 4(ac) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

4(ag) Warrant dated July 23, 2002 issued to Carole Salkind for the purchase of 2,250,000 shares of common stock, incorporated herein by reference to Exhibit 4(aj) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(ah) Warrant dated August 14, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of common stock, incorporated herein by reference to Exhibit 4(ak) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(ai) Warrant dated August 29, 2002 issued to Carole Salkind for the purchase of 2,100,000 shares of common stock, incorporated herein by reference to Exhibit 4(al) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(aj) Warrant dated September 9, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of common stock, incorporated herein by reference to Exhibit 4(am) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(ak) Warrant dated September 30, 2002 issued to Carole Salkind for the purchase of 10,000,000 shares of Common Stock, incorporated herein by reference to Exhibit 4(an) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(al) Warrant dated September 30, 2002 issued to Carole Salkind for the purchase of 16,157,565 shares of common stock, incorporated herein by reference to Exhibit 4(ao) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(am) Option dated as of September 30, 2002 granted to Acme Associates, Inc. for the purchase of 50,000,000 shares of NCT common stock at an exercise price of $0.070 per share (prior options to Acme Associates, Inc, were cancelled by this new grant), incorporated herein by reference to Exhibit 4(ap) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

4(an) Warrant dated October 11, 2002 issued to FairPoint Communications, Inc. for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.15 per share, incorporated by reference to
          Exhibit 4(aj) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on April 4, 2003.

4(ao) Warrant dated November 7, 2002 issued to Carole Salkind for the purchase of 1,750,000 shares of NCT common stock at a purchase price of $0.072 per share, incorporated by reference to Exhibit 4(af) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed November 14, 2002.

4(ap) Warrant dated November 20, 2002 issued to Carole Salkind for the purchase of 1,750,000 shares of NCT common stock at a purchase price of $0.054 per share, incorporated by reference to Exhibit 4(al) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on April 4, 2003.

4(aq) Warrant dated November 21, 2002 issued to Carole Salkind for the purchase of 6,271,926 shares of NCT common stock at a purchase price of $0.0535 per share, incorporated by reference to Exhibit 4(am) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on April 4, 2003.

4(ar) Warrant dated November 22, 2002 issued to Gavin Brackenridge for the purchase of 300,000 shares of NCT common stock at a purchase price of $0.054 per share, incorporated by reference to Exhibit 4(an) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on April 4, 2003.

4(as) Warrant dated December 2, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.048 per share, incorporated by reference to Exhibit 4(ao) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(at) Warrant dated December 6, 2002 issued to Alpha Capital Aktiengesellschaft for the purchase of 1,400,000 shares of NCT common stock at a purchase price of the lower of $0.07 per share or the lowest closing bid price per share from December 6, 2002 through December 6, 2003, incorporated by reference to Exhibit 4(bl) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(au) Warrant dated December 6, 2002 issued to Alpha Capital Aktiengesellschaft for the purchase of 15,000,000 shares of NCT common stock at a purchase price of $0.01 per share, incorporated by reference to Exhibit 4(bm) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(av) Letter Agreement dated April 7, 2003 amending the vesting terms of a December 6, 2002 warrant for 15,000,000 shares issued to Alpha Capital Aktiengesellschaft, incorporated herein by reference to Exhibit 4(l) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003.

4(aw) Warrant dated December 11, 2002 issued to KEQ Partners III (as designee of Kalkines, Arky Zall & Bernstein LLP, HealthNet Connections LLC and HNC New York Representatives LLC) for the purchase of 1,250,000 shares of NCT Common Stock at a purchase price of $0.063 per share, incorporated by reference to Exhibit 4(a) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(ax) Warrant dated December 16, 2002 issued to Carole Salkind for the purchase of 1,750,000 shares of NCT common stock at a purchase price of $0.042 per share, incorporated by reference to Exhibit 4(ap) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(ay) Warrant dated December 16, 2002 issued to Robert L. Bernstein for the purchase of 200,000 shares of NCT common stock at a purchase price of $0.515 per share, incorporated by reference to Exhibit 4(aq) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(az)(1) Warrant dated December 16, 2002 issued to Gavin Brackenridge for the purchase of 200,000 shares of NCT common stock at a purchase price of $0.125 per share, incorporated by reference to Exhibit 4(ar) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(az)(2) Warrant dated December 16, 2002 issued to Gavin Brackenridge for the purchase of 250,000 shares of NCT common stock at a purchase price of $0.08 per share, incorporated by reference to Exhibit 4(as) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(az)(3) Warrant dated December 16, 2002 issued to Gavin Brackenridge for the purchase of 250,000 shares of NCT common stock at a purchase price of $0.150 per share, incorporated by reference to Exhibit 4(at) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(ba)(1) Warrant dated December 16, 2002 issued to Dr. Henry Murray (as designee of The Murray Group) for the purchase of 67,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(au) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(ba)(2) Warrant dated December 16, 2002 issued to Diana T. Murray (as designee of The Murray Group) for the purchase of 33,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(av) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(ba)(3) Warrant dated December 16, 2002 issued to Dr. Henry Masur (as designee of The Murray Group) for the purchase of 100,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(aw) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bb) Warrant dated December 16, 2002 issued to Steven Keenan for the purchase of 300,000 shares of NCT common stock at a purchase price of $0.099 per share, incorporated by reference to Exhibit 4(ax) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bc) Warrant dated December 16, 2002 issued to B. Michael Pisani / Granite Securities Cooperation for the purchase of 200,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(ay) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bd) Warrant dated December 16, 2002 issued to Charles T. Lanktree for the purchase of 200,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(az) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(be)(1) Warrant dated December 16, 2002 issued to Sandy Eisemann / NRI, Inc. (as designee of C&C Partners, Inc.) for the purchase of 50,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(ba) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(be)(2) Warrant dated December 16, 2002 issued to Sandy Eisemann / NRI, Inc. (as designee of C&C Partners, Inc.) for the purchase of 25,000 shares of NCT common stock at a purchase price of $0.250 per share, incorporated by reference to Exhibit 4(bb) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(be)(3) Warrant dated December 16, 2002 issued to Sandy Eisemann / NRI, Inc. (as designee of C&C Partners, Inc.) for the purchase of 25,000 shares of NCT common stock at a purchase price of $0.500 per share, incorporated by reference to Exhibit 4(bc) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(be)(4) Warrant dated December 16, 2002 issued to Sandy Eisemann / NRI, Inc. (as designee of C&C Partners, Inc.) for the purchase of 25,000 shares of NCT common stock at a purchase price of $0.750 per share, incorporated by reference to Exhibit 4(bd) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bf)(1) Warrant dated December 16, 2002 issued to Robert F. Callahan (as designee of C&C Partners, Inc.) for the purchase of 50,000 shares of NCT common stock at a purchase price of $0.100 per share, incorporated by reference to Exhibit 4(be) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bf)(2) Warrant dated December 16, 2002 issued to Robert F. Callahan (as designee of C&C Partners, Inc.) for the purchase of 25,000 shares of NCT common stock at a purchase price of $0.250 per share, incorporated by reference to Exhibit 4(bf) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bf)(3) Warrant dated December 16, 2002 issued to Robert F. Callahan (as designee of C&C Partners, Inc.) for the purchase of 25,000 shares of NCT common stock at a purchase price of $0.500 per share, incorporated by reference to Exhibit 4(bg) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bf)(4) Warrant dated December 16, 2002 issued to Robert F. Callahan (as designee of C&C Partners, Inc.) for the purchase of 25,000 shares of NCT common stock at a purchase price of $0.750 per share, incorporated by reference to Exhibit 4(bh) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bg) Warrant dated December 26, 2002 issued to Carole Salkind for the purchase of 10,206,373 shares of NCT common stock at a purchase price of $0.042 per share, incorporated by reference to Exhibit 4(bi) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bh) Option dated December 26, 2002 granted to Motorworld, Incorporated for an aggregate of 23,000,000 shares of NCT common stock at an exercise price of $0.042 per share, incorporated by reference to
          Exhibit 4(bn) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bi) Warrant dated December 30, 2002 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.0412 per share, incorporated by reference to Exhibit 4(bj) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bj) Warrant dated December 31, 2002 issued to Michael Dickerson for the purchase of 250,000 shares of NCT common stock at a purchase price of $0.10 per share, incorporated by reference to Exhibit 4(bk) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bk) Warrant dated January 15, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.041 per share, incorporated herein by reference to Exhibit 4(by) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bl) Option granted to Inframe, Inc. dated January 23, 2003 for an aggregate of 23,000,000 shares of NCT common stock at an exercise price of $0.042 per share, incorporated by reference to Exhibit 4(bo) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bm) Warrant dated January 23, 2003 issued to Carole Salkind for the purchase of 11,775,579 shares of NCT common stock at a purchase price of $0.04 per share, incorporated herein by reference to Exhibit 4(bz) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bn) Warrant dated January 30, 2003 issued to Carole Salkind for the purchase of 1,500,000 shares of NCT common stock at a purchase price of $0.041 per share, incorporated herein by reference to Exhibit 4(ca) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bo) Option granted to Avant Interactive, Inc. dated February 11, 2003 for an aggregate of 7,000,000 shares of NCT common stock at an exercise price of $0.04 per share, incorporated by reference to Exhibit 4(bp) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bp) Warrant dated February 11, 2003 issued to Carole Salkind for the purchase of 5,500,000 shares of NCT common stock at a purchase price of $0.04 per share, incorporated herein by reference to Exhibit 4(cb) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bq) Warrant dated March 4, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.035 per share, incorporated herein by reference to Exhibit 4(cc) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(br) Option granted to Avant Interactive, Inc. dated March 12, 2003 for an aggregate of 13,500,000 shares of NCT common stock at an exercise price of $0.031 per share, incorporated by reference to Exhibit 4(bq) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

4(bs) Warrant dated March 13, 2003 issued to Carole Salkind for the purchase of 4,250,000 shares of NCT common stock at a purchase price of $0.031 per share, incorporated herein by reference to Exhibit 4(cd) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bt) Warrant dated March 13, 2003 issued to Carole Salkind for the purchase of 3,750,000 shares of NCT common stock at a purchase price of $0.031 per share, incorporated herein by reference to Exhibit 4(ce) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bu) Warrant dated April 2, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.029 per share, incorporated herein by reference to Exhibit 4(cf) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

4(bv) Option granted to Avant Interactive, Inc. dated April 3, 2003 for the purchase of 2,000,000 shares of NCT common stock at an exercise price of $0.029 per share, incorporated by reference to Exhibit 4(m) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(bw) Warrant dated April 11, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT Common Stock at a purchase price of $0.031 per share, incorporated herein by reference to 4(m) NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003.

4(bx) Option granted to Avant Interactive, Inc. dated April 11, 2003 for the purchase of 2,000,000 shares of NCT common stock at an exercise price of $0.031 per share, incorporated by reference to Exhibit 4(o) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(by) Option granted to Turbo Networks Inc. dated April 17, 2003 for an aggregate of 2,000,000 shares of NCT common stock at an exercise price of $0.037 per share, incorporated by reference to Exhibit 4(q) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(bz) Warrant dated April 21, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT Common Stock at a purchase price of $0.037 per share, incorporated herein by reference to Exhibit 4(n) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003.

4(ca) Warrant dated May 15, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.046 per share, incorporated by reference to Exhibit 4(s) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cb) Option granted to Turbo Networks Inc. dated May 22, 2003 for an aggregate of 18,550,000 shares of NCT common stock at an exercise price of $0.042 per share, incorporated by reference to Exhibit 4(t) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cc) Warrant dated May 22, 2003 issued to Carole Salkind for the purchase of 7,500,000 shares of NCT common stock at a purchase price of $0.042 per share, incorporated by reference to Exhibit 4(u) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cd) Warrant dated May 28, 2003 issued to Carole Salkind for the purchase of 1,900,000 shares of NCT common stock at a purchase price of $0.044 per share, incorporated by reference to Exhibit 4(v) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(ce) Warrant dated June 5, 2003 issued to NATCO, LLC for the purchase of 2,250,000 shares of NCT common stock at the purchase price of $0.048 per share, incorporated by reference to Exhibit 4(w) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cf) Warrant dated June 12, 2003 issued to Carole Salkind for the purchase of 10,500,000 shares of NCT common stock at the purchase price of $0.044 per share, incorporated by reference to Exhibit 4(y) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cg) Warrant dated June 12, 2003 issued to Carole Salkind for the purchase of 2,000,0000 shares of NCT common stock at a purchase price of $0.044 per share, incorporated by reference to Exhibit 4(z) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(ch) Option granted to Maple Industries, Inc. dated June 12, 2003 for the purchase of 23,000,000 shares of NCT common stock at an exercise price of $0.044 per share, incorporated by reference to Exhibit 4(x) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(ci) Warrant dated June 28, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.038 per share, incorporated by reference to Exhibit 4(ab) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cj) Option granted to Turbo Networks, Inc. dated June 28, 2003 for the purchase of 2,000,000 shares of NCT common stock at an exercise price of $0.04 per share, incorporated by reference to Exhibit 4(aa) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(ck)(1) Warrant dated July 14, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.0312 per share, incorporated by reference to Exhibit 4(ad) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on August 14, 2003.

4(ck)(2) Warrant dated July 14, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.0312 per share, incorporated by reference to Exhibit 4(ae) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on November 19, 2003.

4(cl) Warrant dated July 14, 2003 issued to John Harris (as designee of Stop Noise, Inc.) for the purchase of 750,000 shares of NCT common stock at a purchase price of $0.0312 per share, incorporated by reference to
          Exhibit 4(ac) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cm) Option granted to Acme Associates, Inc. dated July 14, 2003 for the purchase of 25,000,000 shares of NCT common stock at an exercise price of $0.0312 per share, incorporated herein by reference to Exhibit 4(cm) of NCT's Pre-effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 16, 2003.

4(cn)(1) Warrant dated July 28, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.042 per share, incorporated by reference to Exhibit 4(af) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(cn)(2) Warrant dated July 28, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.042 per share, incorporated by reference to Exhibit 4(ag) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

4(co) Warrant dated August 7, 2003 issued to Carole Salkind for the purchase of 2,750,000 shares of NCT common stock at a purchase price of $0.0539 per share, incorporated herein by reference to Exhibit 4(co) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 16, 2003.

4(cp) Warrant dated August 18, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.045 per share, incorporated herein by reference to Exhibit 4(cp) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 16, 2003.

4(cq)(1) Warrant dated August 28, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.055 per share, incorporated herein by reference to Exhibit 4(cq)(1) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 16, 2003.

4(cq)(2) Warrant dated August 28, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.055 per share, incorporated herein by reference to Exhibit 4(cq)(2) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 16, 2003.

4(cr) Option granted to Acme Associates, Inc. dated September 11, 2003 for the purchase of 7,500,000 shares of NCT common stock at an exercise price of $0.052 per share, incorporated herein by reference Exhibit 4(ao) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cs) Warrant dated September 11, 2003 issued to Carole Salkind for the purchase of 2,500,000 shares of NCT common stock at a purchase price of $0.05 per share, incorporated herein by reference Exhibit 4(ap) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(ct) Warrant dated September 12, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.05 per share, incorporated herein by reference Exhibit 4(aq) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cu) Warrant dated October 2, 2003 issued to Carole Salkind for the purchase of 4,000,000 shares of NCT common stock at a purchase price of $0.043 per share, incorporated herein by reference Exhibit 4(ar) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cv) Option granted to Acme Associates, Inc. dated October 3, 2003 for the purchase of 5,750,000 shares of NCT common stock at an exercise price of $0.043 per share, incorporated herein by reference Exhibit 4(as) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cw) Option granted to Acme Associates, Inc. dated October 14, 2003 for the purchase of 44,000,000 shares of NCT common stock at an exercise price of $0.044 per share, incorporated herein by reference Exhibit 4(at) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cx) Warrant dated October 14, 2003 issued to Carole Salkind for the purchase of 19,250,000 shares of NCT common stock at a purchase price of $0.044 per share, incorporated herein by reference Exhibit 4(au) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cy) Warrant dated October 14, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.044 per share, incorporated herein by reference Exhibit 4(av) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(cz) Warrant dated November 3, 2003 issued to Carole Salkind for the purchase of 2,000,000 shares of NCT common stock at a purchase price of $0.044 per share, incorporated herein by reference Exhibit 4(aw) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

4(da) Option granted to Acme Associates, Inc dated November 3, 2003 for the purchase of 2,000,000 shares of NCT common stock at an exercise price of $0.045 per share, incorporated herein by reference Exhibit 4(ax) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 19, 2003.

5         Opinion of Mark Melnick, Esq.

10(a) Patent Assignment Agreement, dated as of June 21, 1989, among George B.B. Chaplin, Sound Alternators Limited, the Company, Active Noise and Vibration Technologies, Inc. and Chaplin Patents Holding Co., Inc., incorporated herein by reference to Exhibit 10(aa) to Amendment No. 2 on Form S-1 to the Company's Registration Statement on Form S-18 (Registration No. 33-19926).

*10(b) Noise Cancellation Technologies, Inc. Stock Incentive Plan (as adopted April 14, 1993, and amended through August 16, 1996), incorporated herein by reference to Exhibit 4 to the Company's Registration Statement on Form S-8 filed with the Securities & Exchange Commission on August 30, 1996 (Reg. No. 333-11213).

10(c) Asset Purchase Agreement, dated September 16, 1994, between Active Noise and Vibration Technologies, Inc. and the Company, incorporated herein by reference to Exhibit 2 to the Company's Current Report on Form 8-K filed September 19, 1994.

*10(d) Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (as adopted November 15, 1994 and amended through August 16,
          1996), incorporated herein by reference to Exhibit 4 to the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 30, 1996 (Reg. No. 333-11209).

10(e)(1)  Variation  of  Teaming  Agreement   between  Noise   Cancellation
          Technologies, Inc. and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(c) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(e)(2) Agreement for Sale and Purchase of Part of the Business and Certain Assets among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(d) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(e)(3) Patent License Agreement among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(e) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(e)(4) License Agreement between Chaplin Patents Holding Co., Inc. and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(f) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(e)(5)  Patent   Sub-License    Agreement   among   Noise   Cancellation
          Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated May 15, 1995, incorporated herein by reference to Exhibit 10(g) of the Company's Current Report on Form 8-K filed August 4, 1995.

10(f) License Agreement dated September 4, 1997, between Noise Cancellation Technologies, Inc. and NCT Audio Products, Inc., incorporated by reference to Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed on November 17, 1997.

10(g) License Agreement dated July 15, 1998, between the Company and NCT Hearing Products, Inc., incorporated by reference to Exhibit 10 of the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998, filed on November 5, 1998.

10(h) Consulting Agreement dated January 20, 1999 between NCT and Leben Care, Inc. along with correspondence dated January 8, 2002, amendment and extension thereof and three amendments thereto, incorporated by reference to Exhibit 10(am) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(i) License Agreement dated January 25, 1999, between NCT Group, Inc. and DistributedMedia.com, Inc., incorporated by reference to Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed on November 15, 1999.

10(j) Agreement dated May 20, 1999 between Barnes & Noble College Bookstores and Distributed Media Corporation, incorporated herein by reference to Exhibit 10(au) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

10(k) Agreement dated August 4, 1999 between TransWorld Entertainment Corporation and Distributed Media Corporation, incorporated herein by reference to Exhibit 10(av) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

10(l) Agreement dated October 28, 1999 between Wherehouse Entertainment, Inc. and Distributed Media Corporation, incorporated herein by reference to Exhibit 10(aw) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

10(m)(1)  Securities Exchange Agreement,  dated as of October 9, 1999, among
          the  Company,   Austost   Anstalt  Schaan  and  Balmore  Funds,   S.A.
          incorporated by reference to Exhibit 10(a) of the Company's Current Report on Form 8-K filed on January 12, 2000.

10(m)(2) Amendment No. 1 to the Securities Exchange Agreement, dated as of March 7, 2000, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A., incorporated by reference to Exhibit 10(ae) of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed on April 14, 2000.

10(n) Registration Rights Agreement, dated as of October 9, 1999, among the Company, Austost Anstalt Schaan and Balmore Funds, S.A. incorporated by reference to Exhibit 10(b) of the Company's Current Report on Form 8-K filed on January 12, 2000.

10(o)(1) Securities Purchase Agreement, dated as of December 27, 1999, among the Company, Austost Anstalt Schaan, Balmore Funds, S.A. and Nesher, Inc. incorporated by reference to Exhibit 10(c) of the Company's Current Report on Form 8-K filed on January 12, 2000.

10(o)(2) Registration Rights Agreement, dated as of December 27, 1999, among the Company, Austost Anstalt Schaan, Balmore Funds, S.A.. Nesher, Inc. and Libra Finance S.A. incorporated by reference to
          Exhibit 10(d) of the Company's Current Report on Form 8-K filed on January 12, 2000.

10(p)(1) Strategic Alliance and Technology License Agreement entered into as of May 8, 2000 among NCT Group, Inc., Advancel Logic Corporation and Infinite Technology Corporation, incorporated by reference to
          Exhibit 10(ag) of the Company's Pre-effective Amendment No. 1 to the Registration Statement on Form S-1 filed on June 13, 2000.

10(p)(2) Strategic Alliance and Technology Development Amendment dated effective June 20, 2000, between NCT Group, Inc., Advancel Logic Corporation and Infinite Technology Corporation, incorporated herein by reference to Exhibit 10(al) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

10(q) License Agreement Amendment dated effective June 30, 2000, between NCT Group, Inc., Advancel Logic Corporation and Infinite Technology Corporation, incorporated herein by reference to Exhibit 10 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed on November 27, 2000.

10(r) Securities Purchase and Supplemental Exchange Rights Agreement dated August 10, 2000 by and among ConnectClearly.com, Inc. NCT Group, Inc., and Austost Anstalt Schaan, Balmore S.A. and Zakeni Limited, incorporated herein by reference to Exhibit 10(ak) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

10(s) Stock Purchase Agreement dated August 18, 2000 by and between NCT Group, Inc., DistributedMedia.com, Inc., DMC Cinema, Inc. and Jeff Arthur, LaJuanda Barrera, Robert Crisp, Steven Esrick and Alan Martin, incorporated herein by reference to Exhibit 10(aj) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

10(t) Agreement and Plan of Merger dated August 29, 2000, among NCT Group, Inc, NCT Midcore, Inc. and Midcore Software, Inc., incorporated herein by reference to Exhibit 2 of the Company's Current Report on Form 8-K filed on September 13, 2000.

10(u) Securities Purchase and Supplemental Exchange Rights Agreement dated September 29, 2000 by and among Pro Tech Communications, Inc., NCT Group, Inc., Austost Anstalt Schaan, Balmore S.A. and Zakeni Limited, incorporated herein by reference to Exhibit 10(am) of the Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on October 25, 2000.

10(v)(1)  Stock Purchase  Agreement between NCT Hearing  Products,  Inc. and
          Pro Tech Communications, Inc. dated as of September 13, 2000, incorporated by reference to Exhibit 10(an) of the Company's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on December 12, 2000.

10(v)(2) License Agreement between NCT Hearing Products, Inc. and Pro Tech Communications, Inc. dated September 12, 2000, incorporated by reference to Exhibit 10(ao) of the Company's Pre-effective Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on December 12, 2000.

10(w)(1)  Stock  and  Asset   Purchase   Agreement  by  and  among  Teltran
          International Group, Ltd., Internet Protocols Ltd. and NCT Networks, Inc. (now Artera Group, Inc.) dated as of January 23, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(w)(2) Side letter dated February 27, 2001, amending the January 23, 2001 Stock and Asset Agreement, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(x) Stockholders' Agreement dated February 27, 2001 by and among NCT Group, Inc., NCT Networks, Inc. and the holders of Series A Preferred Stock of NCT Networks, Inc, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(y)(1)  Subscription Agreement between NCT Networks, Inc. and Subscribers:
          Austost Anstalt Schaan; Balmore S.A.; Amro International, S.A.; Nesher Ltd.; Talbiya B. Investments Ltd.; and The Gross Foundation, Inc. (collectively, Holders of Convertible Notes of NCT Networks, Inc.) dated January 9, 2001, incorporated herein by reference to Exhibit 10(ap) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on January 26, 2001.

10(y)(2) Form of Convertible Note of NCT Networks, Inc. dated January 9, 2001, incorporated herein by reference to Exhibit 10(aq) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on January 26, 2001.

10(y)(3) Exchange Rights Agreement among NCT Group, Inc. and Holders of Convertible Notes of NCT Networks, Inc. dated January 9, 2001, incorporated herein by reference to Exhibit 10(ar) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on January 26, 2001.

10(y)(4) Registration Rights Agreement among NCT Group, Inc. and Holders of Convertible Notes of NCT Networks, Inc. dated January 9, 2001, incorporated herein by reference to Exhibit 10(as) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-47084) filed on January 26, 2001.

10(z)(1)  Exchange  Agreement  dated April 12, 2001 by and between  Crammer
          Road LLC and NCT Group,  Inc.,  incorporated  herein by  reference  to
          Exhibit   10(at)  of  NCT's   Registration   Statement   on  Form  S-1
          (Registration No. 333-60574) filed on May 9, 2001.

10(z)(2) NCT Group, Inc. note CR-1 in principal amount of $1,000,000 dated April 12, 2001, incorporated herein by reference to Exhibit 10(au) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(z)(3) Registration Rights Agreement (Exhibit A to Exchange Agreement) by and between NCT Group, Inc. and Crammer Road LLC dated as of April 12, 2001, incorporated herein by reference to Exhibit 10(av) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(aa)(1) Subscription  Agreement by and between NCT Video Displays,  Inc.
          and Crammer Road LLC dated as of April 12, 2001, incorporated herein by reference to Exhibit 10(ax) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(aa)(2) Exchange Rights Agreement dated April 12, 2001 by and between NCT
          Group, Inc. and Crammer Road LLC,  incorporated herein by reference to
          Exhibit   10(aw)  of  NCT's   Registration   Statement   on  Form  S-1
          (Registration No. 333-60574) filed on May 9, 2001.

10(aa)(3) Convertible Note of NCT Video Displays, Inc. in principal amount of $500,000 dated as of April 12, 2001, incorporated herein by reference to Exhibit 10(ay) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ab)(1) Private Equity Credit Agreement dated as of April 12, 2001 by and between NCT Group, Inc. and Crammer Road LLC, incorporated herein by reference to Exhibit 10(az) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ab)(2) Registration Rights Agreement (Exhibit A to Private Equity Credit
          Agreement) dated as of April 12, 2001 by and between NCT Group, Inc. and Crammer Road LLC, incorporated herein by reference to Exhibit 10(ba) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ac)(1) Framework Agreement between NXT plc, New Transducers Limited, NCT
          Group, Inc. and NCT Audio Products, Inc. relating to the reorganization of certain existing arrangements dated as of March 30, 2001, incorporated herein by reference to Exhibit 10(z) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ac)(2) Registration  Rights Agreement dated as of March 30, 2001 by and among NCT Group, Inc. and NXT plc, incorporated herein by reference to
          Exhibit 10(z)(1) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ac)(3) IP Sale Agreement  dated April 11, 2001 between NCT Group,  Inc.,
          NXT plc and New Transducers Limited, incorporated herein by reference to Exhibit 10(z)(2) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ac)(4) NXT General  License  between  the  company  and New  Transducers
          Limited dated as of April 11, 2001, incorporated herein by reference to Exhibit 10(z)(3) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ac)(5) Letter dated April 11, 2001 amending the NXT General License dated April 11, 2001, incorporated herein by reference to Exhibit 10(z)(4) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ac)(6) Cancellation  letter  between the company,  NCT Audio  Products,
          Inc., New Transducers Limited and NXT plc dated April 11, 2001 canceling the Master License Agreement dated September 27, 1997 and the New Cross License Agreement dated September 27, 1997, incorporated herein by reference to Exhibit 10(z)(5) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ac)(7) Letter dated April 11, 2001 outlining additional services to be rendered by NXT plc/New Transducers Limited to Distributed Media Corporation, incorporated herein by reference to Exhibit 10(z)(6) of NCT's Pre-effective Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on January 30, 2002.

10(ad)(1) Subscription Agreement dated March 14, 2001 between the company and Alpha Capital Aktiengesellschaft, incorporated herein by reference to Exhibit 10(bh) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ad)(2) Form of  Convertible  Note in principal  amount of $250,000 dated
          March 14, 2001, incorporated herein by reference to Exhibit 10(bi) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ae)(1) Subscription  Agreement  dated April 4, 2001 among Artera Group,
          Inc., Alpha Capital Aktiengesellschaft and Amro International, S.A., incorporated herein by reference to Exhibit 10(bj) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ae)(2) Form of Note dated April 4, 2001, incorporated herein by reference to Exhibit 10(bk) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ae)(3) Exchange  Rights  Agreement by and among NCT Group,  Inc. and the
          Holders identified on Schedule A thereto dated as of April 4, 2001, incorporated herein by reference to Exhibit 10(ab)(2) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ae)(4) Registration  Rights Agreement among NCT Group, Inc. and Holders
          identified   on  Schedule  A  thereto  dated  as  of  April  4,  2001,
          incorporated herein by reference to Exhibit 10(ab)(3) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(af)(1) Subscription Agreement dated April 12, 2001 between the company and Alpha Capital Aktiengesellschaft, incorporated herein by reference to Exhibit 10(bl) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(af)(2) Form of  Convertible  Note in principal  amount of $125,000 dated
          April 12, 2001, incorporated herein by reference to Exhibit 10(bm) of NCT's Registration Statement on Form S-1 (Registration No. 333-60574) filed on May 9, 2001.

10(ag) Product Development and Licensing Agreement dated May 4, 2001 between NCT Video Displays, Inc. and ViewBeam Technology, L.L.C., incorporated herein by reference to Exhibit 10(bl) of NCT's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ah) Agreement dated May 11, 2001, by and among NCT Group, Inc., Distributed Media Corporation and Production Resource Group, incorporated herein by reference to Exhibit 10(af) of NCT's Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on September 5, 2001.

10(ai)(1) Subscription  Agreement among Artera Group, Inc. and Subscribers:
          Alpha Capital Aktiengesellschaft and Amro International, S.A. dated as of May 25, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ai)(2) Form of Convertible Note dated May 25, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ai)(3) Exchange  Rights  Agreement by and among NCT Group,  Inc. and the
          Holders identified on Schedule A thereto dated as of May 25, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ai)(4) Registration  Rights Agreement among NCT Group, Inc. and Holders
          identified   on  Schedule  A  thereto   dated  as  of  May  25,  2001,
          incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(aj)(1) Subscription  Agreement among Artera Group, Inc. and Subscribers:
          Alpha Capital Aktiengesellschaft; Amro International, S.A.; The Gross Foundation, Inc.; Leval Trading, Inc.; Nesher Ltd.; and Talbiya B. Investments Ltd. dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(aj)(2) Form of Convertible Note dated June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(aj)(3) Exchange Rights  Agreement  (Notes) by and among NCT Group,  Inc.
          and Holders identified on Schedule A thereto dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(aj)(4) Registration  Rights Agreement (Notes) among NCT Group, Inc. and
          Holders identified on Schedule A thereto dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ak)(1) Exchange  Rights  Agreement  (Preferred)  by and among NCT Group,
          Inc. and Austost Anstalt Schaan; Amro International, S.A.; Nesher Ltd.; Leval Trading, Inc.; ICT N.V.; Balmore S.A.; The Gross
          Foundation, Inc.; Talbiya B. Investments Ltd.; United Securities Services, Inc.; and Libra Finance, S.A. dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ak)(2) Registration  Rights Agreement  (Preferred) among NCT Group, Inc.
          and Austost Anstalt Schaan; Amro International, S.A.; Nesher Ltd.; Leval Trading, Inc.; ICT N.V.; Balmore S.A.; The Gross Foundation, Inc.; Talbiya B. Investments Ltd.; United Securities Services, Inc.; and Libra Finance, S.A. dated as of June 29, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(al) Consulting Agreement dated July 1, 2001 between NCT and Stop Noise, Inc. along with an addendum thereto dated October 9, 2001 and two amendments thereto, incorporated by reference to Exhibit 10(an) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(am) License Agreement dated August 10, 2001 between Sharp Corporation, acting through its Communication Systems Group and NCT Group, Inc. , incorporated by reference to Exhibit 10(a) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(an)(1) Securities Purchase and Supplemental Exchange Rights Agreement dated July 30, 2001 by and among Pro Tech Communications, Inc., NCT Group, Inc., and Alpha Capital Aktiengesellschaft, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(an)(2) Registration  Rights Agreement by and between NCT Group, Inc. and
          Alpha Capital Aktiengesellschaft dated July 30, 2001, incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

10(ao) Letter dated November 9, 2001 to each of the Subscribers identified on Schedule A thereto (being the subscribers in Artera convertible notes dated January 9, 2001, April 4, 2001, May 25, 2001, and June 29,
          2001) amending terms of conversion of the Artera convertible notes, incorporated herein by reference to Exhibit 10(ar) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

10(ap) Letter dated November 9, 2001 to each of the investors identified on Schedule A thereto amending the terms of exchange of shares of Artera's Series A Convertible Preferred Stock, incorporated herein by reference to Exhibit 10(as) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

10(aq) Distributed Media Corporation standard form of license agreement conveying rights to the use of Sight & Sound(R)systems, incorporated herein by reference to Exhibit 10(at) of the Company's Pre-effective Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on December 21, 2001.

10(ar)(1) Subscription  Agreement  dated January 10, 2002,  between Artera
          Group, Inc. and Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(a) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(ar)(2) Security  Agreement dated January 10, 2002, between Artera Group,
          Inc. and Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(b) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(ar)(3) Convertible  Note in the  principal  amount  of  $550,000  dated
          January 10, 2002, issued by Artera Group, Inc. to Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(c) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(ar)(4) Funds Escrow  Agreement  dated January 10, 2002,  between  Artera
          Group, Inc. and Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(d) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(as)(1) Subscription Agreement dated March 11, 2002, between the Company and Alpha Capital Aktiengesellschaft, incorporated by reference to
          Exhibit 10(f) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(as)(2) Funds Escrow Agreement dated March 11, 2002, between the Company and Alpha Capital Aktiengesellschaft, incorporated by reference to
          Exhibit 10(g) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(as)(3) Convertible Note in the principal amount of $400,000 dated March
          11, 2002, issued by the Company to Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(h) to the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

10(at)(1) Exchange Agreement between the company and Crammer Road LLC dated as of June 21, 2002, incorporated herein by reference to Exhibit 10(bm) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

10(at)(2) Registration   Rights  Agreement  (Exhibit  B  to  the  Exchange
          Agreement dated as of June 21, 2002) dated as of June 21, 2002 between the company and Crammer Road LLC, incorporated herein by reference to
          Exhibit 10(bm)(1) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

10(au) Agreement dated July 12, 2002 relating to Pro Tech Exchange Rights among the Company, Pro Tech Communications, Inc., and Carole Salkind, incorporated herein by reference to Exhibit 10(bp) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

10(av)(1) Private Equity Credit Agreement dated as of July 25, 2002 between
          NCT Group, Inc. and Crammer Road LLC, incorporated herein by reference to Exhibit 10(bq) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

10(av)(2) Registration Rights Agreement (Exhibit A to Private Equity Credit
          Agreement) dated as of July 25, 2002 between NCT Group, Inc. and Crammer Road LLC, incorporated herein by reference to Exhibit 10(bq)(1) of NCT's Pre-effective Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on August 9, 2002.

10(ax) Secured Convertible Note in principal amount of $525,000 dated July 23, 2002 issued by the Company to Carole Salkind, incorporated herein by reference to Exhibit 10(br) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(ay) Secured Convertible Note in principal amount of $350,000 dated August 14, 2002 issued by the Company to Carole Salkind, incorporated herein by reference to Exhibit 10(bs) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(az)(1) License  Agreement  dated  August  15,  2002  between  Fairpoint
          Communications, Inc. and Artera Group, Inc., incorporated by reference to Exhibit 10(b) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(az)(2) Memorandum of Understanding  dated May 23, 2003 between Fairpoint
          Broadband,  Inc. and Artera Group, Inc.,  incorporated by reference to
          Exhibit 10(x) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(ba) Secured Convertible Note in principal amount of $490,000 dated August 29, 2002 issued by the Company to Carole Salkind, incorporated herein by reference to Exhibit 10(bt) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(bb)    Secured  Convertible  Note in  principal  amount of  $350,000  dated
          September 9, 2002 issued by the Company to Carole Salkind, incorporated herein by reference to Exhibit 10(bu) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(bc) Consulting Agreement dated September 30, 2002 between NCT and Acme Associates, Inc., incorporated by reference to Exhibit 10(ao) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bd) Secured Convertible Note in principal amount of $3,770,098.38 dated September 30, 2002 issued by the Company to Carole Salkind, incorporated herein by reference to Exhibit 10(bv) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(be) Agreement dated September 30, 2002 relating to Pro Tech Exchange Rights among the Company, Pro Tech Communications, Inc., and Carole Salkind, incorporated herein by reference to Exhibit 10(bw) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(bf) Exclusive Marketing License Agreement dated October 11, 2002 between FairPoint Broadband, Inc. and Artera Group Inc., incorporated herein by reference to Exhibit 10(b) to NCT's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(bg) Master Distributor Agreement dated October 24, 2002, between Artera Group, Inc. and Spyder Technologies Group, LLC, incorporated herein by reference to Exhibit 10(by) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(bh) Settlement Agreement and Release dated October 30, 2002 made by and between Crammer Road LLC and NCT, incorporated herein by reference to
          Exhibit 10(bx) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on November 4, 2002.

10(bi) Secured Convertible Note in principal amount of $400,000 dated November 7, 2002 issued by the Company to Carole Salkind, incorporated by reference to Exhibit 10(af) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed November 14, 2002.

10(bj)    Secured  Convertible  Note in  principal  amount of  $400,000  dated
          November 20, 2002 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ak) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bk) Secured Convertible Note in principal amount of $1,463,449.36 dated November 21, 2002 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(al) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bl) Secured Convertible Note in principal amount of $350,000 dated December 2, 2002 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ap) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bm) Settlement Agreement dated December 3, 2002 among Mesa Partners, Inc., the company, and Distributed Media Corporation approved by the court on April 8, 2003, incorporated herein by reference to Exhibit 10(k) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003.

10(bn) Settlement Agreement dated December 11, 2002 among Kalkines, Arky Zall & Bernstein LLP, HealthNet Connections LLC, HNC New York Representatives LLC, the company, Distributed Media Corporation and DMC HealthMedia Inc, incorporated herein by reference to Exhibit 10(bm) of NCT's Pre-effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

10(bo)    Secured  Convertible  Note in  principal  amount of  $400,000  dated
          December 16, 2002 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(aq) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bp) Secured Convertible Note in principal amount of $2,381,486.89 dated December 26, 2002 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ar) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bq) Consulting Agreement dated December 26, 2002 between NCT and Motorworld, Incorporated, incorporated by reference to Exhibit 10(ba) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(br)    Secured  Convertible  Note in  principal  amount of  $350,000  dated
          December 30, 2002 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(as) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bs) Settlement Agreement dated December 31, 2002 between West Nursery Land Holding Limited Partnership and the company approved by the court on March 3, 2003, incorporated herein by reference to Exhibit 10(f) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003.

10(bt) License Agreement dated January 6, 2003 (October 1, 2002 was the date inadvertently indicated on our Form 10-K) between NCT Group, Inc. and Stop Noise, Inc., incorporated by reference to Exhibit 10(aj) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bu) Secured Convertible Note in principal amount of $450,000 dated January 15, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(at) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bv) Secured Convertible Note in principal amount of $2,747,634.92 dated January 23, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(au) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bw) Consulting Agreement dated January 23, 2003 between NCT and Inframe, Inc., incorporated by reference to Exhibit 10(f) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(bx) Secured Convertible Note in principal amount of $350,000 dated January 30, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(av) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(by) Secured Convertible Note in principal amount of $1,252,592.41 dated February 11, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(aw) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(bz) Consulting Agreement dated February 11, 2003 between NCT and Avant Interactive, Inc. and amendments thereto dated March 12, 2003, April 3, 2003 and April 11, 2003, incorporated by reference to Exhibit 10(i) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(ca) Secured Convertible Note in principal amount of $450,000 dated March 4, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ax) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(cb) Secured Convertible Note in principal amount of $980,802.25 dated March 13, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ay) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(cc) Secured Convertible Note in principal amount of $864,615.56 dated March 13, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(az) of the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed April 4, 2003.

10(cd) Secured Convertible Note in principal amount of $450,000 dated April 2, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(cr) of NCT's Pre-effective Amendment No. 7 to Registration Statement on Form S-1 (Registration No. 333-60574) filed on April 18, 2003.

10(ce) Settlement Agreement dated April 7, 2003 among Alpha Capital Aktiengesellschaft, Austost Anstalt Schaan, Balmore, S.A., Libra Finance, S.A., the company and Artera Group, Inc., approved by the court on September 16, 2003, incorporated herein by reference to
          Exhibit 10(ay) to NCT's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(cf) Exchange Rights and Release Agreement dated April 10, 2003 among the company, Pro Tech Communications, Inc., Alpha Capital Aktiengesellschaft, Austost Anstalt Schaan, Balmore, S.A., and Libra Finance, S.A., incorporated herein by reference to Exhibit 10(l) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003.

10(cg) Secured Convertible Note in principal amount of $450,000 dated April 11, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(m) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003.

10(ch) Consulting Agreement dated April 17, 2003 between the company and Turbo Networks, Inc. and amendment thereto dated May 22, 2003 and June 28, 2003, incorporated by reference to Exhibit 10(r) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(ci) Secured Convertible Note in principal amount of $450,000 dated April 21, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(n) of NCT's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003.

10(cj)(1) Subscription Agreement dated April 22, 2003 between the company and Alpha Capital Aktiengesellschaft, incorporated by reference to
          Exhibit 10(u) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cj)(2) Convertible Note in the principal amount of $235,000 dated April
          22, 2003 issued by NCT Group, Inc. to Alpha Capital Aktiengesellschaft, incorporated by reference to Exhibit 10(t) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(ck) Secured Convertible Note in principal amount of $450,000 dated May 15, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(v) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cl) Secured Convertible Note in principal amount of $1,692,462.74 dated May 22, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(w) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cm) Secured Convertible Note in principal amount of $415,000 dated May 28, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(y) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cn) Secured Convertible Note in principal amount of $2,449,811.87 dated June 12, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(z) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(co) Consulting Agreement dated June 12, 2003 between NCT and Maple Industries, Inc., incorporated by reference to Exhibit 10(ab) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cp) Secured Convertible Note in principal amount of $435,000 dated June 12, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(aa) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cq) Secured Convertible Note in principal amount of $410,000 dated June 28, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ac) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cr) Consulting Agreement dated July 2, 2003 between the company and SpringerRun, Inc., incorporated herein by reference to Exhibit 10(az) to NCT's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(cs) Secured Convertible Note in principal amount of $410,000 dated July 14, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ad) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(ct) Secured Convertible Note in principal amount of $414,480.93 dated July 14, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ae) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cu) Amendment dated July 14, 2003 to Acme Associates, Inc. Consulting Agreement, incorporated herein by reference to Exhibit 10(cr) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

10(cv) Secured Convertible Note in principal amount of $414,750.19 dated July 28, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(ag) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cw) Secured Convertible Note in principal amount of $410,000 dated July 28, 2003 issued by the company to Carole Salkind, incorporated by reference to Exhibit 10(af) of the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003.

10(cx) Secured Convertible Note in principal amount of $622,529.18 dated August 7, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(cu) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

10(cy) Secured Convertible Note in principal amount of $425,000 dated August 18, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(cv) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

10(cz) Secured Convertible Note in principal amount of $414,884.82 dated August 28, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(cw) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

10(da) Secured Convertible Note in principal amount of $375,000 dated August 28, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(cx) to NCT's Pre-Effective Amendment No. 8 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on September 16, 2003.

10(db) Reseller Agreement dated September 1, 2003 between Artera Group, Inc. and Spyder Technologies Group, LLC, incorporated herein by reference to Exhibit 10(ao) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dc) Master Distributor Agreement dated September 1, 2003 between Artera Group, Inc. and Spyder Technologies Group, LLC, incorporated herein by reference to Exhibit 10(ap) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dd) Amendments dated September 11, 2003, October 3, 2003 and October 14, 2003 to Consulting Agreement dated September 30, 2002 between the company and Acme Associates, Inc., incorporated herein by reference to
          Exhibit 10(aq) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(de) Secured Convertible Note in principal amount of $580,650.27 dated September 11, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(ar) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(df) Secured Convertible Note in principal amount of $400,000.00 dated September 12, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhibit 10(as) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dg) Secured Convertible Note in principal amount of $816,096.49 dated October 2, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhbit 10(at) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dh) Secured Convertible Note in principal amount of $4,469,018.84 dated October 14, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhbit 10(au) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(di) Secured Convertible Note in principal amount of $400,000.00 dated October 14, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhbit 10(av) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dj) Secured Convertible Note in principal amount of $400,000.00 dated November 3, 2003 issued by the company to Carole Salkind, incorporated herein by reference to Exhbit 10(aw) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dk)    Amendment  dated  November  3, 2003 to  Consulting  Agreement  dated
          September 30, 2002 between the company and Acme Associates, Inc., incorporated herein by reference to Exhibit 10(ax) of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 19, 2003.

10(dl) Master Distributor Agreement dated October 1, 2003 between Artera Group, Inc. and Spyder Technologies Group, LLC.

10(dm) Master Distributor Agreement dated November 1, 2003 between Artera Group, Inc. and FairPoint Broadband, Inc.

16        Change  in   certifying   accountants,   dated   February   12,  2002,
          incorporated herein by reference to the company's Current Report on Form 8-K filed on February 14, 2002.

21 Subsidiaries, as of December 31, 2002, incorporated by reference to the company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on April 14, 2003.

23(a)     Consent of Eisner LLP.

23(b)     Consent of Goldstein Golub Kessler LLP.

23(c)     Consent of Mark Melnick, Esq. is contained in Exhibit 5.

99(a) Employment Agreement by and between NCT Midcore, Inc. (now Midcore Software, Inc.) and Jerrold Metcoff, dated as of August 29, 2000, incorporated by reference to the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

99(b)     Employment  Agreement  by and between NCT Midcore,  Inc.  (now Midcore
          Software, Inc.) and David Wilson, dated as of August 29, 2000, incorporated by reference to the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

99(c) Employment Agreement by and between Midcore Software Limited and Barry Marshall-Johnson, dated as of August 29, 2000, incorporated by reference to the Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2001, filed on August 15, 2001.

99(d) Employment termination agreement between NCT Group, Inc. and James A. McManus dated November 27, 2001, incorporated herein by reference to
          Exhibit 99(d) of NCT's Pre-effective Amendment No. 6 to Registration Statement on Form S-1 (Registration No. 333-60574), filed on November 4, 2002.

-----------------------
* Pertains to a management contract or compensation plan or arrangement.

UNDERTAKINGS

(a) Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h) Request for acceleration of effective date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westport, Connecticut, on this 4th day of February 2004.


NCT GROUP, INC.


By:  /s/ MICHAEL J. PARRELLA
     -----------------------
         Michael J. Parrella
         Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

     /s/ CY E. HAMMOND
     -----------------------
         Cy E. Hammond
         Senior Vice President and Chief Financial Officer
         (Principal Financial and Accounting Officer)


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                  Capacity                         Date
-------------------------      -----------------------------   -----------------

/s/ MICHAEL J. PARRELLA        Chairman of the Board of         February 4, 2004
                               Directors
-------------------------      and Chief Executive Officer
    Michael J. Parrella

/s/ JOHN J. MCCLOY             Director                         February 4, 2004
-------------------------
    John J. McCloy II

/s/ SAMUEL A. OOLIE            Director                         February 4, 2004
-------------------------
    Samuel A. Oolie

/s/ IRENE LEBOVICS             Director                         February 4, 2004
-------------------------
    Irene Lebovics